Exhibit 99.1

October 26, 2018

Dear EQT Shareholder:

        On February 21, 2018, EQT Corporation (EQT) announced plans to separate its midstream business, consisting of its separately managed gathering, transmission and storage, and water services operations (Midstream Business) from its upstream business, consisting of its natural gas, oil and natural gas liquids development, production and sales and commercial operations (Upstream Business). The separation of the Midstream Business from the Upstream Business (the Separation) will culminate in the spinoff from EQT of a new company named Equitrans Midstream Corporation, a Pennsylvania corporation (the Company). Following the Separation, the Company will hold the Midstream Business, including (i) EQT's approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP Holdings, LP (formerly known as EQT GP Holdings, LP) (EQGP), a publicly traded partnership that trades on the New York Stock Exchange under the ticker symbol EQGP and that controls EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) (EQM) and (ii) EQT's approximate 12.7% limited partner interest in EQM, a publicly traded partnership that trades on the New York Stock Exchange under the ticker symbol EQM. EQM owns, operates, acquires and develops natural gas gathering, transmission and storage, and water services assets in the Appalachian Basin. Additionally, EQGP holds an approximate 1.2% general partner interest, an approximate 17.9% limited partner interest and all of the incentive distribution rights in EQM. Following the Separation, EQT will continue to hold its Upstream Business, which is the largest producer of natural gas in the United States based on average daily sales volume. We believe that EQT and the Company, as two distinct businesses, will have enhanced potential for customer base expansion and organic growth, and greater focus on their respective businesses and strategic priorities.

        The separation of the Midstream Business and Upstream Business will occur by means of a pro rata distribution of 80.1% of the outstanding shares of the Company's common stock to holders of EQT common stock (the Distribution). Each EQT shareholder will receive 0.80 shares of the Company's common stock for every one share of EQT common stock held on November 1, 2018, the record date for the Distribution. You do not need to take any action to receive shares of the Company's common stock to which you are entitled as an EQT shareholder. You do not need to pay any consideration or surrender or exchange your EQT common stock to participate in the spin-off. It is intended that, for U.S. federal income tax purposes, the Distribution generally will be tax-free to EQT shareholders. EQT will not distribute any fractional shares of the Company's common stock, but instead will distribute cash in lieu of any fractional shares of the Company's common stock that you would have received after application of the above ratio. Upon completion of the Distribution, EQT will own 19.9% of the shares of the Company's common stock.

        The Company intends to apply to have its common stock authorized for listing on the New York Stock Exchange under the ticker symbol ETRN. Following the Distribution, EQT will continue to trade on the New York Stock Exchange under the ticker symbol EQT.

        I encourage you to read the attached information statement, which is being provided to EQT shareholders who held shares on the record date for the Distribution. The information statement describes the Separation in detail and contains important business and financial information about the Company.

        I believe the Separation is a positive step for our businesses and our shareholders.

Sincerely,

David L. Porges Chairman

October 26, 2018

Dear Future Equitrans Midstream Corporation Shareholder:

        I am pleased to welcome you as a future shareholder of Equitrans Midstream Corporation (the Company). The Company will be one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin.

        After the separation of the Company from EQT Corporation (EQT), the Company will own, directly or indirectly, (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP Holdings, LP (formerly known as EQT GP Holdings, LP) (EQGP), a publicly traded partnership that trades on the New York Stock Exchange under the ticker symbol EQGP and controls EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) (EQM); and (ii) an approximate 12.7% limited partner interest in EQM, a publicly traded partnership that trades on the New York Stock Exchange under the ticker symbol EQM. EQM owns, operates, acquires and develops natural gas gathering, transmission and storage, and water services assets in the Appalachian Basin. Additionally, EQGP holds an approximate 1.2% general partner interest, an approximate 17.9% limited partner interest and all of the incentive distribution rights in EQM.

        During the past year, we have strengthened the fundamentals of our business and expanded the scale of our operations. Among other things, EQT acquired Rice Energy Inc. (Rice Energy) on November 13, 2017. Rice Energy controlled Rice Midstream Partners LP (now known as RM Partners LP) (RMP), a growth-oriented limited partnership formed by Rice Energy to own, operate, develop and acquire midstream assets in the Appalachian Basin, and Rice West Virginia Midstream LLC (now known as EQM West Virginia Midstream LLC), Rice Olympus Midstream LLC (now known as EQM Olympus Midstream LLC). On May 22, 2018, (i) EQM acquired all of the outstanding limited liability company interests in each of Rice West Virginia Midstream LLC (now known as EQM West Virginia Midstream LLC), Rice Olympus Midstream LLC (now known as EQM Olympus Midstream LLC) and Strike Force Midstream Holdings LLC; and (ii) EQGP acquired all of the issued and outstanding incentive distribution rights of RMP. On July 23, 2018, EQM acquired RMP, which will allow the consolidation of the operations of both companies.

        As a standalone publicly traded company, the Company will have enhanced potential for customer base expansion and organic growth. The Company intends to apply to have its common stock authorized for listing on the New York Stock Exchange under the ticker symbol ETRN. I encourage you to learn more about the Company and our strategic initiatives by reading the attached information statement.

Sincerely,

Thomas F. Karam
President and Chief Executive Officer

INFORMATION STATEMENT

EQUITRANS MIDSTREAM CORPORATION

        This information statement is being furnished in connection with the distribution by EQT Corporation (EQT) to its shareholders of 80.1% of the outstanding shares of common stock of Equitrans Midstream Corporation, a Pennsylvania corporation (the Company). The Company is currently a wholly owned subsidiary of EQT that, after the separation of the Company from EQT, will hold (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP Holdings, LP (EQGP), a publicly traded partnership that trades on the New York Stock Exchange (NYSE) under the ticker symbol EQGP, and (ii) an approximate 12.7% limited partner interest in EQM Midstream Partners, LP (EQM), a publicly traded partnership that trades on the NYSE under the ticker symbol EQM. Additionally, EQGP holds an approximate 1.2% general partner interest, an approximate 17.9% limited partner interest and all of the incentive distribution rights in EQM. To implement the separation of the Company from EQT, EQT will distribute 80.1% of the shares of the Company's common stock on a pro rata basis to EQT shareholders in a manner that is intended to be generally tax-free to EQT shareholders for U.S. federal income tax purposes. Following the Distribution, the Company will be a separate publicly traded company.

        For every one share of EQT common stock held of record by you as of the close of business on November 1, 2018, the record date for the Distribution, you will receive 0.80 shares of the Company's common stock. You will receive cash in lieu of any fractional shares of the Company's common stock that you would have received after application of the above distribution ratio. As discussed in the section entitled "The Separation and Distribution—Trading Between the Record Date and Distribution Date," if you sell your shares of EQT common stock in the regular-way market after the record date and before the Distribution Date, you also will be selling your right to receive shares of the Company's common stock in the Distribution. The Company expects that shares of the Company's common stock will be distributed by EQT to you at 11:59 p.m., Eastern Time, on November 12, 2018. The date when the Distribution occurs is referred to in this information statement as the Distribution Date.

        No vote of EQT shareholders is required for the Distribution. Therefore, you are not being asked for a proxy, and you are requested not to send EQT a proxy, in connection with the Distribution. You do not need to pay any consideration, exchange or surrender your existing shares of EQT common stock or take any other action to receive your shares of the Company's common stock.

        There is no current trading market for the Company's common stock, although the Company expects that a limited market, commonly known as a when-issued trading market, will develop on or about the record date for the Distribution and that regular-way trading of the Company's common stock will begin on the first trading day following the Distribution. The Company intends to apply to have its common stock authorized for listing on the NYSE under the ticker symbol ETRN. Following the Distribution, EQT will continue to trade on the NYSE under the ticker symbol EQT.

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors," beginning on page 31.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is October 26, 2018.

This information statement was first mailed to EQT shareholders on or about November 1, 2018.

Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about the Company assumes the completion of all the transactions referred to in this information statement in connection with the Separation and Distribution. Unless the context otherwise requires and except in the historical financial statements included herein:

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  references in this information statement to the Company, Equitrans Midstream, we, us and our refer to Equitrans Midstream Corporation, a Pennsylvania corporation, and its consolidated subsidiaries after the Distribution;

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  references in this information statement to EQT refer to EQT Corporation, a Pennsylvania corporation, and its consolidated subsidiaries (other than, after the Distribution, the Company and its consolidated subsidiaries);

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  references in this information statement to the Separation refer to the separation of EQT's Midstream Business from its Upstream Business and the creation, as a result of the Distribution, of an independent, publicly traded company, Equitrans Midstream, to hold the assets and liabilities associated with the Midstream Business after the Distribution;

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  references in this information statement to the Distribution refer to the distribution of 80.1% of the shares of the Company's common stock to EQT's shareholders on a pro rata basis;

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  references in this information statement to the Midstream Business refer to the separately managed gathering, transmission and storage, and water services operations of EQT;

ii

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  references in this information statement to the Upstream Business refer to the natural gas, oil and natural gas liquids development, production and sales and commercial operations of EQT;

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  references in this information statement to the Company's historical assets, liabilities, business, operations or activities generally refer to the historical assets, liabilities, business, operations or activities of the Midstream Business as conducted prior to completion of the Separation and Distribution;

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  because the Company has no operating activities independent from its investments in and control of EQGP and EQM, and EQGP has no operating activities independent from its investment in and control of EQM, references to the operating activities of the Company or the Midstream Business generally refer to the operating activities of EQM, including those operations acquired by EQM through the Drop-Down Transaction and the EQM-RMP Mergers;

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  references in this information statement to the Appalachian Basin refer to the area of the United States composed of those portions of West Virginia, Pennsylvania, Ohio, Maryland, Kentucky and Virginia that lie in the Appalachian Mountains;

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  references in this information statement to EQGP refer to EQGP Holdings, LP, a Delaware limited partnership that trades on the NYSE under the ticker symbol EQGP;

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  references in this information statement to EQM refer to EQM Midstream Partners, LP, a Delaware limited partnership that trades on the NYSE under the ticker symbol EQM, and its consolidated subsidiaries;

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  references in this information statement to RMP refer to RM Partners LP, a Delaware limited partnership, and its consolidated subsidiaries;

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  references in this information statement to EQGP General Partner refer to EQM GP Services, LLC (formerly known as EQT GP Services, LLC), the general partner of EQGP;

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  references in this information statement to EQM General Partner refer to EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), the general partner of EQM;

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  references to Equitrans Midstream Corporation Predecessor have the meaning as described in the Equitrans Midstream Corporation Predecessor audited combined consolidated financial statements and notes thereto included in the "Index to Financial Statements" section of this information statement; and

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  references in this information statement to RMP General Partner refer to EQM Midstream Management, LLC (formerly known as Rice Midstream Management LLC), the general partner of RMP.

        References to the Company in the historical financial statements included herein refer to the Company as defined in such financial statements. The pro forma operational information included in this information statement gives pro forma effect to the Pro Forma Events as described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" as if they occurred on (i) January 1, 2017 in the case of the unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2018, and the year ended December 31, 2017 and (ii) June 30, 2018 in the case of the unaudited pro forma condensed combined balance sheet data. The pro forma information should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements."

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QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Equitrans Midstream Corporation and why is EQT separating its Midstream Business and distributing Equitrans Midstream Corporation's common stock?	Equitrans Midstream Corporation, which is currently a wholly owned subsidiary of EQT, was formed to own and operate EQT's Midstream Business. The Separation and the Distribution are intended to provide you with equity ownership in two separate publicly traded companies that will be able to focus exclusively on each of their respective businesses. EQT and the Company expect that the Separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled "The Separation and Distribution—Reasons for the Separation."
Why am I receiving this document?

EQT is delivering this document to you because you are a holder of EQT common stock. If you are a holder of EQT common stock as of the close of business on November 1, 2018, the record date of the Distribution, you will be entitled to receive 0.80 shares of the Company's common stock for every one share of EQT common stock that you held at the close of business on such date. This document will help you understand how the Separation and Distribution will affect your post-Separation ownership in EQT and the Company, respectively.

How will the Separation work?

To accomplish the Separation, EQT will distribute 80.1% of the outstanding shares of the Company's common stock to EQT shareholders on a pro rata basis in a distribution intended to be generally tax-free to EQT shareholders for U.S. federal income tax purposes. As a result of the Distribution, the Company will become an independent publicly traded company.

Why is the Separation structured as a Distribution?

EQT believes that a distribution of shares of the Company's common stock to EQT shareholders, which is intended to be generally tax-free to EQT shareholders for U.S. federal income tax purposes, is an efficient way to separate EQT's Midstream Business in a manner that will enhance the ability of each of EQT and the Company to execute its long-term business strategies.

What is the record date for the Distribution?	The record date for the Distribution will be November 1, 2018.
When will the Distribution occur?

It is expected that 80.1% of the shares of the Company's common stock will be distributed by EQT at 11:59 p.m. Eastern Time, on November 12, 2018 to holders of record of EQT common stock at the close of business on November 1, 2018, the record date for the Distribution.

What do shareholders need to do to participate in the Distribution?

Shareholders of EQT as of the record date for the Distribution will not be required to take any action to receive shares of the Company's common stock in the Distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the Distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of EQT common stock or take any other action to receive your shares of the Company's common stock. Please do not send in your EQT stock certificates. The Distribution will not affect the number of outstanding shares of EQT common stock or any rights of EQT shareholders, although it will affect the market value of each outstanding share of EQT common stock.

How will shares of the Company's common stock be issued?

You will receive shares of the Company's common stock through the same channels that you currently use to hold or trade EQT common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of the Company's shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own EQT common stock as of the close of business on November 1, 2018, the record date for the Distribution, including shares owned in certificate form, EQT, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent for the Distribution, will electronically distribute shares of the Company's common stock to you or to your brokerage firm on your behalf in book-entry form. American Stock Transfer & Trust Company, LLC will mail you a book-entry account statement that reflects your shares of the Company's common stock, or your bank or brokerage firm will credit your account for the shares. If you own EQT common stock through the EQT dividend reinvestment plan, the Company shares you receive will be distributed to a new Company dividend reinvestment plan account that will be created for you.

If I am enrolled in the EQT dividend reinvestment plan, will I automatically be enrolled in the Company's dividend reinvestment plan?

Yes. If you elected to have your EQT cash dividends applied toward the purchase of additional EQT common stock, the Company shares you receive in the Distribution will be automatically enrolled in the Company's dividend reinvestment plan sponsored by American Stock Transfer & Trust Company, LLC (the Company's transfer agent and registrar), unless you notify American Stock Transfer & Trust Company, LLC that you do not want to reinvest any Company cash dividends in additional Company shares. For contact information for American Stock Transfer & Trust Company, LLC, see "Description of Equitrans Midstream Corporation's Capital Stock—Transfer Agent and Registrar."

How many shares of the Company's common stock will I receive in the Distribution?

The Company will distribute to you 0.80 shares of the Company's common stock for every one share of EQT common stock held by you as of the close of business on November 1, 2018, the record date for the Distribution. Based on approximately 254.9 million shares of EQT common stock outstanding as of September 30, 2018, a total of approximately 203.9 million shares of the Company's common stock will be distributed to EQT's shareholders and approximately 50.7 million shares of the Company's common stock will continue to be owned by EQT. For additional information on the Distribution, see the section entitled "The Separation and Distribution."

Will fractional shares of the Company's common stock be issued in the Distribution?

No. The Company will not issue fractional shares of its common stock in the Distribution. Fractional shares that EQT shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the Distribution Agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the Distribution?	The Distribution is subject to final approval by the EQT board of directors, as well as the satisfaction (or waiver by EQT in its sole discretion) of the following conditions:

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the transfer of assets and liabilities from EQT to the Company shall have been completed in accordance with the separation and distribution agreement that EQT and the Company will execute prior to the Distribution;

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the U.S. Securities and Exchange Commission (SEC) shall have declared effective the registration statement of which this information statement forms a part, no order suspending the effectiveness of the registration shall be in effect and no proceeding for such purposes shall have been instituted or threatened by the SEC;

• this information statement shall have been made available to EQT shareholders;

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(i) the private letter ruling from the U.S. Internal Revenue Service (IRS), which EQT has received, regarding the qualification of the Distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (Code), and certain other U.S. federal income tax matters relating to the Separation and the Distribution shall not have been revoked or modified in any material respect and (ii) EQT shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance acceptable to EQT in its sole discretion, with respect to certain tax matters relating to the qualification of the Distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code;

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an independent appraisal firm acceptable to EQT shall have delivered one or more opinions, at the time or times requested by the board of directors of EQT, confirming the solvency and financial viability of EQT before the consummation of the Distribution and each of EQT and the Company after the consummation of the Distribution, and such opinions shall have been acceptable to EQT in form and substance in EQT's sole discretion and such opinions shall not have been withdrawn or rescinded;

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all actions or filings necessary or appropriate under applicable U.S. federal, state or other securities laws shall have been taken and, where applicable, shall have become effective or been accepted by the applicable governmental entity;

• the transaction agreements relating to the Separation shall have been duly executed and delivered by the parties;

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no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the related transactions, shall be in effect;

• the shares of the Company's common stock to be distributed shall have been approved for listing on the NYSE, subject to official notice of distribution; and

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no other event or development shall exist or have occurred that, in the judgment of EQT's board of directors, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other related transactions.

EQT and the Company cannot assure you that any or all of these conditions will be met, or that the Separation and Distribution will be consummated even if all of the conditions are met. EQT can decline at any time to go forward with the Separation and Distribution. In addition, EQT may waive any of the conditions to the Distribution. For a complete discussion of all of the conditions to the Distribution, see the section entitled "The Separation and Distribution—Conditions to the Distribution."

What is the expected date of completion of the Distribution?

The completion and timing of the Distribution are dependent upon a number of conditions. It is expected that the shares of the Company's common stock will be distributed by EQT at 11:59 p.m., Eastern Time, on November 12, 2018, to the holders of record of EQT common stock at the close of business on November 1, 2018, the record date for the Distribution. However, no assurance can be provided as to the timing of the Distribution or that all conditions to the Distribution will be met.

Can EQT decide to cancel the Distribution even if all of the conditions have been met?

Yes. The Distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled "The Separation and Distribution—Conditions to the Distribution." Until the Distribution has occurred, EQT has the right to terminate the Distribution, even if all of the conditions have been satisfied.

Will the Company incur costs associated with the Separation and Distribution?

Yes. The Company expects to incur non-recurring costs associated with the Separation and Distribution. These costs are expected to be primarily related to third-party consulting, legal, contractor or other fees directly associated with the separation process. Total expenditures associated with the Separation and Distribution are expected to be approximately $100 million for the year ended December 31, 2018. Of this amount, the Company is expected to record approximately $65 to $75 million of these expenditures, which consists of approximately $35 to $45 million of expense and approximately $30 million in capital expenditures to relocate and/or augment and create our new IT systems in connection with the Separation and Distribution.

What if I want to sell my EQT common stock or my Company common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is regular-way and ex-distribution trading of EQT common stock?

Beginning on or shortly before the record date for the Distribution and continuing up to and through the Distribution Date, it is expected that there will be two markets in EQT common stock: a regular-way market and an ex-distribution market. EQT common stock that trades in the regular-way market will trade with an entitlement to shares of the Company's common stock distributed pursuant to the Distribution. Shares that trade in the ex-distribution market will trade without an entitlement to shares of the Company's common stock distributed pursuant to the Distribution. If you hold shares of EQT common stock on the record date and then decide to sell any EQT common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your EQT common stock with or without your entitlement to the Company's common stock pursuant to the Distribution.

Where will I be able to trade shares of the Company's common stock?

The Company intends to apply to list its common stock on the NYSE under the ticker symbol ETRN. The Company anticipates that trading in shares of its common stock will begin on a when-issued basis on or about November 1, 2018, the record date for the Distribution, and will continue up to and through the Distribution Date and that regular-way trading in the Company's common stock will begin on the first trading day following the completion of the Distribution. If trading begins on a when-issued basis, you may purchase or sell shares of the Company's common stock up to and through the Distribution Date, but your transaction will not settle until after the Distribution Date. The Company cannot predict the trading prices for its common stock before, on or after the Distribution Date.

What will happen to the listing of EQT common stock?	EQT common stock will continue to trade on the NYSE after the Distribution under the ticker symbol EQT.
Will the number of shares of EQT common stock that I own change as a result of the Distribution?	No. The number of shares of EQT common stock that you own will not change as a result of the Distribution.
Will the Distribution affect the market price of my shares of EQT common stock?

Yes. As a result of the Distribution, EQT expects the trading price of EQT common stock immediately following the Distribution will be lower than the regular-way trading price of such stock immediately prior to the Distribution because the trading price will no longer reflect the value of the Midstream Business. There can be no assurance that the aggregate market value of the EQT common stock and the Company's common stock following the Distribution will be equal to or higher than the market value of EQT common stock if the Separation and Distribution did not occur. This means, for example, that the combined trading prices of one share of EQT common stock and 0.80 shares of the Company's common stock after the Distribution may be equal to, greater than or less than the trading price of one share of EQT common stock before the Distribution.

What are the material U.S. federal income tax consequences of the Separation and the Distribution?

It is a condition to the Distribution that (i) the private letter ruling from the IRS, regarding the qualification of the Distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and certain other U.S. federal income tax matters relating to the Separation and Distribution shall not have been revoked or modified in any material respect and (ii) EQT shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance acceptable to EQT in its sole discretion, with respect to certain tax matters relating to the qualification of the Distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code.

Based on the receipt and continuing validity of such ruling and the receipt and accuracy of such opinion, except with respect to cash received in lieu of a fractional share of the Company's common stock, generally no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of the Company's common stock in the Distribution for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of a fractional share of the Company's common stock.

You should consult your own tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the potential U.S. federal income tax consequences of the Distribution, see the section entitled "Material U.S. Federal Income Tax Consequences."

What will the Company's relationship be with EQT following the Separation and Distribution?

After the Distribution, EQT and the Company will be separate companies with separate management teams and separate boards of directors. EQT will own 19.9% of the outstanding shares of the Company's common stock.

Prior to the Distribution, the Company will execute a separation and distribution agreement with EQT to effect the Separation and Distribution (the Separation and Distribution Agreement) and to provide a framework for the Company's relationship with EQT after the Separation. The Company and EQT will also execute certain other agreements, such as a transition services agreement, a tax matters agreement, an employee matters agreement, and a shareholder and registration rights agreement with respect to EQT's continuing ownership of the Company's common stock. These agreements will provide for the allocation between the Company and EQT of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of EQT and its subsidiaries attributable to periods prior to, at and after the Separation, and will govern the relationship between the Company and EQT subsequent to the completion of the Separation.

For additional information regarding the Separation and Distribution Agreement, other transaction agreements, and certain other agreements between EQT or its subsidiaries and the Company or its subsidiaries, see the sections entitled "Risk Factors—Risks Related to the Separation" and "Certain Relationships and Related Person Transactions."

How will EQT vote the shares of the Company's common stock that EQT retains?

EQT will agree to vote the shares of the Company's common stock that EQT retains in proportion to the votes cast by the Company's other shareholders and is expected to grant the Company a proxy to vote EQT's shares of the Company's common stock in such proportion. For additional information on these voting arrangements, see "Certain Relationships and Related Person Transactions—Shareholder and Registration Rights Agreement."

What does EQT intend to do with the shares of the Company's common stock that EQT retains?

EQT currently plans to dispose of all of the Company's common stock that it retains after the Distribution, which may include dispositions through one or more subsequent exchanges for debt or a sale of its shares for cash, as soon as practicable following the Distribution consistent with the business reasons for the retention of those shares, but in no event later than five years after the Distribution.

Who will manage the Company after the Separation?	The Company will benefit from a management team with an extensive background in the Midstream Business. For more information regarding the Company's management, see the section entitled "Management."
Are there risks associated with owning the Company's common stock?

Yes. Ownership of the Company's common stock is subject to both general and specific risks relating to the Company's business, the industry in which it operates, its ongoing contractual relationships with EQT and its status as a separate, publicly traded company. Ownership of the Company's common stock is also subject to risks related to the Separation and Distribution. These risks are described in the section entitled "Risk Factors." You are encouraged to read that section carefully.

Does the Company plan to pay dividends?

The Company currently anticipates that it will initially pay a regular cash dividend. However, the declaration and payment of any dividends in the future by the Company will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section entitled "Dividend Policy."

Who will be the distribution agent, transfer agent and registrar for the Company's common stock?

The distribution agent, transfer agent and registrar for the Company's common stock will be American Stock Transfer & Trust Company,  LLC. For questions relating to the transfer or mechanics of the stock distribution, you should contact American Stock Transfer & Trust Company, LLC toll free at (800) 937-5449 or non-toll free at (718)  921-8124.

Where can I find more information about EQT and the Company?	Before the Distribution, if you have any questions relating to EQT's business performance, you should contact:
EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222-3111 Attention: Investor Relations
After the Distribution, the Company's shareholders who have any questions relating to the Company's business performance should contact the Company at:
Equitrans Midstream Corporation 625 Liberty Avenue Pittsburgh, Pennsylvania 15222 Attention: Investor Relations

INFORMATION STATEMENT SUMMARY

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about the Company assumes the completion of all the transactions referred to in this information statement in connection with the Separation and Distribution. Unless the context otherwise requires and except in the historical financial statements included herein, (i) references in this information statement to the Company, Equitrans Midstream, we, us and our refer to Equitrans Midstream Corporation, a Pennsylvania corporation, and its consolidated subsidiaries after the Distribution and (ii) references in this information statement to EQT refer to EQT Corporation, a Pennsylvania corporation, and its consolidated subsidiaries (other than, after the Distribution, the Company and its consolidated subsidiaries).

        Because the Company has no operating activities independent from its investments in and control of EQGP and EQM, and EQGP has no operating activities independent from its investment in and control of EQM, references to the operating activities of the Company or the Midstream Business generally refer to the operating activities of EQM, including those operations acquired by EQM through the Drop-Down Transaction and the EQM-RMP Mergers. Please refer to the section entitled "Presentation of Information" for a list of other defined terms used in this information statement.

 Equitrans Midstream Corporation

Business

The Company Overview

        The Company is a Pennsylvania corporation formed on May 11, 2018 to hold EQT's Midstream Business. Following the Separation, the Company will be one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. The Company will directly and indirectly hold investments in the entities conducting EQT's Midstream Business, including the following:

  •
  an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP, which was formed in January 2015 by EQT to hold EQT's partnership interests in EQM. EQM owns, operates, acquires and develops natural gas gathering, transmission and storage, and water services assets in the Appalachian Basin. EQGP has no independent operations and its only cash-generating assets are its partnership interests in EQM, which include: (i) 21,811,643 EQM common units, representing an approximate 17.9% limited partner interest in EQM, (ii) 1,443,015 EQM general partner units, representing an approximate 1.2% general partner interest in EQM, and (iii) all of the incentive distribution rights in EQM; and

  •
  in addition to the interests in EQM held by EQGP, 15,433,812 EQM common units will be held by the Company, representing an approximate 12.7% limited partner interest in EQM.

        EQM's assets and liabilities include the legacy assets and liabilities of Rice Midstream Holdings LLC (Rice Midstream Holdings). EQT obtained control of Rice Midstream Holdings on November 13, 2017, when, pursuant to the Agreement and Plan of Merger dated as of June 19, 2017 (as amended, the EQT-Rice Merger Agreement), by and among EQT, Rice Energy Inc. (Rice Energy) and a wholly-owned subsidiary of EQT (EQT Merger Sub), Rice Energy became an indirect, wholly-owned subsidiary of EQT (the Rice Merger) and EQT became the indirect parent of Rice Midstream Holdings. Prior to the completion of the transactions discussed below, the operations of Rice Midstream Holdings were primarily conducted through RMP, Rice West Virginia Midstream LLC (now known as EQM West Virginia Midstream LLC) (EQM WV), Rice Olympus Midstream LLC (now known as EQM Olympus Midstream LLC) (EQM Olympus) and Strike Force Midstream Holdings LLC (Strike Force Holdings). In addition, through Strike Force Holdings, Rice Midstream

Holdings owned 75% of the outstanding limited liability company interests in Strike Force Midstream LLC (Strike Force Midstream), a Delaware limited liability company.

        In 2018, EQM obtained control of the operating entities of Rice Midstream Holdings through the following transactions:

  •
  On April 25, 2018, EQM, RMP and certain of their affiliates executed an agreement and plan of merger, pursuant to which EQM agreed to acquire RMP and the RMP General Partner (the EQM-RMP Mergers). The EQM-RMP Mergers closed on July 23, 2018.

  •
  On May 22, 2018, EQM, through its wholly owned subsidiary EQM Gathering Holdings, LLC, a Delaware limited liability company (EQM Gathering), acquired all of the outstanding limited liability company interests in each of (i) Rice WV, (ii) Rice Olympus and (iii) Strike Force Holdings (the Drop-Down Entities), pursuant to the terms of the Contribution and Sale Agreement (the Contribution Agreement), dated as of April 25, 2018, by and among EQM, EQM Gathering, EQT, and Rice Midstream Holdings (the Drop-Down Transaction). As a result of the closing of the Drop-Down Transaction, Rice WV, Rice Olympus and Strike Force Holdings are each wholly owned subsidiaries of EQM Gathering.

  •
  In addition, on May 1, 2018, EQM acquired the remaining 25% of the outstanding limited liability company interests in Strike Force Midstream from an affiliate of Gulfport Energy Corporation (the Gulfport Transaction). As a result, EQM indirectly owns 100% of Strike Force Midstream.

        The following diagram depicts the Company's simplified organizational and ownership structure following the Distribution:

(1)
MVP Joint Venture partners include EQM (45.5%), NextEra Energy, Inc., (31%), Consolidated Edison, Inc. (12.5%), WGL Holdings, Inc. (10%), and RGC Resources, Inc. (1%). EQM's ownership interest in MVP Southgate, a recently announced project under the MVP Joint Venture, is 32.7%.

Overview of Operations

        The Company has no operations independent from its investments in EQGP and EQM, and EQGP has no operations independent from its investment in EQM. The general partner of EQGP is a wholly owned subsidiary of the Company and controls EQGP, which in turn controls EQM through EQGP's ownership of the general partner of EQM. References to the operating activities of the Company or the Midstream Business generally refer to the operating activities of EQM, including those operations acquired through the Drop-Down Transaction and the EQM-RMP Mergers.

        The Company provides midstream services to EQT and multiple third parties in Pennsylvania, West Virginia and Ohio through its three primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines; the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets; and its water services assets, which consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities that support well completion activities and collect flowback and produced water for recycling or disposal.

        The Company provides a majority of its natural gas gathering, transmission and storage services under contracts with long-term, firm reservation and/or usage fees. This contract structure enhances the stability of the Company's cash flows and limits its direct exposure to commodity price risk. Approximately 84% of the Company's revenues, or 60% of the Company's revenues on a pro forma basis, were generated from capacity reservation charges under long-term firm contracts for the year ended December 31, 2017. See the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" for a description of the Pro Forma Events. When including contracts associated with expected future capacity from expansion projects that are not yet fully constructed but for which the Company has executed firm contracts, the Company's firm gathering contracts had a weighted average remaining term of approximately 8 years and the Company's firm transmission and storage contracts had a weighted average remaining term of approximately 15 years, in each case as of December 31, 2017, based on total projected contractual revenues. The Company's operations are primarily focused in southwestern Pennsylvania, northern West Virginia and southeastern Ohio, strategic locations in the natural gas shale plays known as the Marcellus, Utica and Upper Devonian Shales. This same region is also the primary operating area of EQT, the Company's largest customer. EQT accounted for approximately 74% of the Company's revenues, or 79% of the Company's revenues on a pro forma basis, for the year ended December 31, 2017.

        EQT's Upstream Business strategy is transitioning from one focused on volume growth to one focused on capital efficiency and free cash flow generation. In preparation for the Separation, EQT has been evaluating the long-term pace of development of its Upstream Business in order to achieve the optimal balance between free cash flow generation and volume growth. Based on this evaluation, EQT is currently targeting mid-single digit annual production growth over the next five years.

        The following is a map of our operations.

Compressor Station
Contracted Future Pipeline
Existing Water Pipeline
Existing Gathering
Existing Transmission
Storage Pool Area
OH
PA
WV
Pittsburgh
Greensburg
Waynesburg
Morgantown
Fairmont
Clarion
Jefferson
Clearfield
Lawrence
Butler
Armstrong
Beaver
Indiana
Allegheny
Cambria
Westmoreland
Washington
Somerset
Bedford
Fayette
Greene
Carroll
Hancock
Tuscarawas
Jefferson
Harrison
Brooke
Ohio
Guernsey
Belmont
Marshall
Noble
Monroe
Wetzel
Monongalia
Allegany
Garrett
Preston
Marion
Washington
Tyler
Pleasants
Mineral
Hampshire
Taylor
Wood
Harrison
Doddridge
Ritchie
Grant
Barbour
Tucker
Lewis
Wirt
Gilmer
Calhoun
Upshur
Roane
Braxton
Webster
Clay
Kanawha
Nicholas
Pocahontas
OH
PA
MD
WV
VA
NC

Business Segments

        The Company conducts its business through three business segments: Gathering, Transmission and Water. These segments include all of the Company's operations.

  Gathering

        As of December 31, 2017, the gathering system included approximately 630 miles of high pressure gathering lines with approximately 2.3 billion cubic feet (Bcf) per day of total firm contracted gathering capacity, compression of approximately 305,000 horsepower and multiple interconnect points with the transmission and storage system and five interstate pipelines. The gathering system also included approximately 1,500 miles of Federal Energy Regulatory Commission (FERC)-regulated low pressure gathering lines.

        In the ordinary course of its business, the Company pursues gathering expansion projects for EQT and third-party producers. The Company invested approximately $255 million on gathering projects in 2017 that added 475 million cubic feet (MMcf) per day of firm gathering capacity in southwestern Pennsylvania. This included the final phase of the header pipeline for Range Resources Corporation (Range Resources), which was placed in-service during the second quarter of 2017. The system now provides total firm gathering capacity of 600 MMcf per day at a total project cost of approximately $240 million. This system, other expansion projects, primarily for EQT, and the assets acquired in the Rice Merger supported increased gathered volumes of 34% and gathering revenues of 28% in 2017.

        In 2018, the Company estimates capital expenditures of approximately $750 million on gathering expansion projects, primarily driven by wellhead and header projects in Pennsylvania and West Virginia. These expansion projects include approximately $225 million on expansion of the legacy RMP gathering system, approximately $235 million on expansion of the gathering systems obtained in the Drop-Down Transaction and approximately $150 million on commencing construction activities on the Hammerhead project. The Hammerhead project is a 1.2 Bcf per day gathering header connecting Pennsylvania and West Virginia production to the Mountain Valley Pipeline (MVP) primarily for EQT that is expected to cost a total of $555 million and be placed in service in the fourth quarter of 2019.

  Transmission

        As of December 31, 2017, the transmission and storage system included an approximately 950-mile FERC-regulated interstate pipeline (Equitrans) that connects to seven interstate pipelines and local distribution companies. The transmission and storage system is supported by 18 associated natural gas storage reservoirs with approximately 645 MMcf per day of peak withdrawal capacity, 43 Bcf of working gas capacity and 41 compressor units, with total throughput capacity of approximately 4.4 Bcf per day and compression of approximately 120,000 horsepower as of December 31, 2017. Transmission also includes the Company's investment in the MVP which is treated as an equity investment for accounting purposes; as a result, Transmission's portion of the MVP's operating results is reflected in equity income and not in Transmission's operating income.

        In the ordinary course of its business, the Company pursues transmission projects aimed at profitably increasing system capacity. The Company invested approximately $111 million on transmission and storage system infrastructure in 2017. Revenues in 2017 increased by approximately $41 million or 12% compared to 2016. The Company intends to focus on the following transmission projects:

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  Mountain Valley Pipeline.  The MVP Joint Venture is a joint venture with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., WGL Holdings, Inc. and RGC Resources, Inc. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of December 31, 2017. The 42 inch diameter MVP has a targeted capacity of 2.0 Bcf per day and is estimated to span 300 miles extending from Transmission's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia providing access to the growing Southeast demand markets. As currently designed, the MVP is estimated to cost a total of approximately $4.6 billion, excluding allowance for funds used during construction (AFUDC), with EQM funding approximately $2.2 billion through capital contributions made to the joint venture. In 2018, EQM expects to provide capital contributions of $0.8 billion to $1.0 billion to the MVP Joint Venture. The MVP Joint Venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms, including an initial 1.29 Bcf per day firm capacity commitment by EQT, and is currently in negotiation with additional shippers that have expressed interest in the MVP project. Although the current targeted capacity of the MVP is fully subscribed, additional shippers have expressed an interest in subscribing to the MVP if the MVP Joint Venture adds compression to the currently planned pipeline system, which would allow additional volumes to be transported without additional pipe in the ground, or extends the pipeline through projects such as the MVP Southgate project.

    In October 2017, the FERC issued the Certificate of Public Convenience and Necessity for the project. In the first quarter of 2018, the MVP Joint Venture received limited notice to proceed with certain construction activities from the FERC and commenced construction. As discussed under "The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all or its ability to achieve the expected investment return on the project" under "Risk Factors—Risks Related to EQM's Business," and under "Business—Legal Proceedings," there are several pending challenges to certain aspects of the MVP project that must be resolved before the MVP project can be completed. The MVP Joint Venture is working to respond to the court and agency decisions and restore all permits. The MVP is targeted to be placed in-service during the fourth quarter of 2019, subject to litigation and regulatory-related delay further discussed under "Risk Factors."

    In April 2018, the MVP Joint Venture announced a proposed 70-mile interstate pipeline that will extend from the MVP at Pittsylvania County, Virginia to new delivery points in Rockingham and Alamance Counties, North Carolina. This MVP Southgate project is anchored by a firm capacity commitment from PSNC Energy. The preliminary project cost estimate is $350 million to $500 million, which is expected to be spent in 2019 and 2020. EQM has a 32.7% ownership interest in the project and will operate the pipeline. Subject to approval by the FERC, the MVP Southgate project has a targeted in-service date of the fourth quarter 2020.

  •
  Transmission Expansion.  In 2018, the Company estimates capital expenditures of approximately $100 million for other transmission expansion projects, primarily attributable to the Equitrans, L.P. Expansion project. The Equitrans, L.P. Expansion project is designed to provide north-to-south capacity on the mainline Equitrans, L.P. system for deliveries to the MVP.

  Water

        Water supports a full cycle of water services for natural gas development activities. Water's assets include water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities used to support well completion activities and to collect flowback and produced water for recycling or disposal for EQT and third parties in Washington and Greene Counties, Pennsylvania, and Belmont County, Ohio. As of December 31, 2017, Water's Pennsylvania assets provided access to 29.4 million gallons (MMgal) per day of fresh water from the Monongahela River and several other regional water sources, and Water's Ohio assets provided access to 14.0 MMgal per day of fresh water from the Ohio River and several other regional water sources. In 2018, the Company plans to invest approximately $25 million on water infrastructure projects.

Strategy

        The Company's strategy is to leverage its existing pipeline and storage infrastructure systems by developing organic projects that will expand its footprint across the Appalachian Basin. These organic projects will primarily involve gathering and transporting natural gas supplies from the most prolific natural gas basin in North America; providing water and other midstream services to producers across the basin; and increasing access to local, regional, and national markets. Organic growth projects, in conjunction with ongoing asset optimization efforts, disciplined capital spending, and operating cost control, will be complemented by the Company's focus on strategically aligned acquisition and joint venture opportunities. We believe this strategy will maximize shareholder value by increasing cash available for distribution.

        The Company's assets, located in southwestern Pennsylvania, northern West Virginia, and southeastern Ohio, are uniquely positioned across the Marcellus, Utica, and Upper Devonian Shales. The Equitrans transmission and storage system provides flexibility to producers and marketers, as well as to on-system and off-system demand customers through its diverse supply, numerous storage pools, and interconnectivity to other pipeline systems. Likewise, the Company's other midstream assets provide interconnectivity to even more takeaway options. Along with these existing asset connectivity options, additional contracted projects that are in the execution phase, including the MVP, MVP Southgate, and several pipeline extensions to in-basin power plants, will increase the strategic nature of the Company's pipeline infrastructure system by accessing new and growing demand markets.

Markets and Customers

        Gathering Customers.    For the year ended December 31, 2017, EQT accounted for approximately 88% of Gathering's revenues. Gathering has secured dedications from certain EQT affiliates under various fixed price per unit gathering and compression agreements covering approximately 246,000 gross acres of EQT's acreage position in Washington and Greene Counties, Pennsylvania as of December 31, 2017, which are subject to certain exceptions and limitations pursuant to the gas gathering and compression agreements. Gathering also has acreage dedications pursuant to which EQM has (i) the right to elect to gather all natural gas produced from wells under an area covering approximately 40,000 acres in Pennsylvania through agreements with EQT and (ii) the right to elect to gather all natural gas produced from wells under an area covering approximately 166,000 acres in Ohio through agreements between EQM Olympus or Strike Force Midstream with EQT and third parties.

        Gathering provides services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a firm reservation fee, which is recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is gathered. If there is available system capacity, customers can flow gas above the firm commitment volumes for a usage charge per unit at a rate that is generally the same or lower than the firm capacity charge per unit. The Company has firm gas gathering agreements in high pressure development areas with approximately 2.3 Bcf per day of total firm contracted gathering capacity as of December 31, 2017. Including expected future capacity from expansion projects that are not yet fully constructed but for which the Company had executed firm gathering agreements, approximately 2.4 Bcf per day of firm gathering capacity was subscribed under firm gathering contracts as of December 31, 2017. The Company provides interruptible service on its high pressure gathering system primarily through long-term contracts that provide for a fixed price per unit for volumes of natural gas gathered. On the Company's low pressure regulated gathering system, the typical gathering agreement is interruptible and has a one-year term with month-to-month roll over provisions terminable upon at least 30 days' notice. The rates for gathering service on the regulated system are based on the maximum posted tariff rate and assessed on actual receipts into the gathering system. The Company generally does not take title to the natural gas gathered for its customers but retains a percentage of wellhead natural gas receipts to recover natural gas used to run its compressor stations and other requirements on all of its gathering systems.

        Transmission Customers.    In 2017, EQT accounted for approximately 64% of the natural gas throughput and 54% of the revenues for Transmission. Other customers include local distribution companies, marketers, other independent producers and commercial and industrial users. The Company's transmission and storage system provides these customers with access to adjacent markets in Pennsylvania, West Virginia and Ohio and also provides access to the Mid-Atlantic, Northeastern, Midwestern and Gulf Coast markets in the United States through interconnect capacity with major interstate pipelines.

        Transmission generally does not take title to the natural gas transported or stored for its customers. Transmission provides services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a capacity reservation fee, which is recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported or stored. In addition to capacity reservation fees, Transmission may also collect usage fees when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. Where applicable, the usage fees are assessed on the actual volume of natural gas transported or stored on the system. A firm customer is billed an additional usage fee on volumes in excess of firm capacity when the level of natural gas received for delivery from the customer exceeds its reserved capacity. Customers are not assured capacity or service for volumes in excess of firm capacity on the applicable pipeline as these volumes have the same priority as interruptible service.

        Under interruptible service contracts, customers pay usage fees based on their actual utilization of assets. Customers that have executed interruptible contracts are not assured capacity or service on the applicable systems. To the extent that physical capacity that is contracted for firm service is not fully utilized or excess capacity that has not been contracted for service exists, the system can allocate such capacity to interruptible services.

        Including expected future capacity from expansion projects that are not yet fully constructed but for which the Company has executed firm contracts, approximately 5.1 Bcf per day of transmission capacity and 31.3 Bcf of storage capacity, respectively, were subscribed under firm transmission and storage contracts as of December 31, 2017. Transmission's firm transmission and storage contracts had a weighted average remaining term of approximately 15 years as of December 31, 2017, based on total projected contracted revenues.

        As of December 31, 2017, approximately 89% of Transmission's contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under its tariff. Approximately 9% of Transmission's contracted transmission firm capacity was subscribed at the recourse rates under its tariff, which are the maximum rates an interstate pipeline may charge for its services under its tariff. The remaining 2% of Transmission's contracted transmission firm capacity was subscribed at discounted rates, which are less than the maximum rates an interstate pipeline may charge for its services under its tariff.

        Transmission has an acreage dedication from EQT pursuant to which Transmission has the right to elect to transport on its transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene Counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis Counties in West Virginia. EQT has a significant natural gas drilling program in these areas.

        Water Customers.    During the year ended December 31, 2017, approximately 99% of water service revenues were from EQT.

        Water has the exclusive right to provide certain fluid handling services to EQT until December 22, 2029, and thereafter such right continues on a month-to-month basis. The fluid handling services include the exclusive right to provide fresh water for well completions operations and to collect flowback and produced water for recycling or disposal within areas of dedication in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio. Water also provides water services to third parties under fee-based contracts to support well completion activities.

        The following tables provide a revenue breakdown by business segment for the year ended December 31, 2017 and on a pro forma basis for the year ended December 31, 2017:

	2017 Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation Charges	Usage Charges	Usage Fees	Total
Gathering	45%	4%	8%	57%
Transmission	39%	2%	1%	42%
Water	0%	0%	1%	1%

	2017 Pro Forma Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation Charges	Usage Charges	Usage Fees	Total
Gathering	32%	3%	28%	63%
Transmission	28%	1%	0%	29%
Water	0%	0%	8%	8%

Competition

        Key competitors for new gathering systems include companies that own major natural gas pipelines, independent gas gatherers and integrated energy companies. Some of the Company's competitors have capital resources and control supplies of natural gas greater than the Company does.

        Competition for natural gas transmission and storage volumes is primarily based on rates, customer commitment levels, timing, performance, commercial terms, reliability, service levels, location, reputation and fuel efficiencies. The Company's principal competitors in its natural gas transmission and storage market include companies that own major natural gas pipelines. In addition, the Company competes with companies that are building high pressure gathering facilities that are not subject to FERC jurisdiction to move volumes to interstate pipelines. Major natural gas transmission companies that compete with the Company also have existing storage facilities connected to their transmission and storage systems that compete with certain of the Company's storage facilities.

        Key competition for water services include natural gas producers that develop their own water distribution systems in lieu of employing the Company's assets and other natural gas midstream companies. The Company's ability to attract volumes to the water services business depends on its ability to evaluate and select suitable projects and to consummate transactions in a highly competitive environment.

Summary of Risk Factors

        An investment in the Company's common stock is subject to a number of risks, including risks related to the Company's business, the Separation and Distribution and the Company's common stock.

Set forth below are some, but not all, of these risks. Please read the information in the section entitled "Risk Factors," beginning on page 30, for a more thorough description of these and other risks.

Risks Related to an Investment in Us

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  Our only cash-generating assets are our ownership interests in EQGP and EQM, and our cash flow is therefore completely dependent upon the ability of EQGP and EQM to make cash distributions to their partners.

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  The tax treatment of each of EQGP and EQM depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat EQGP or EQM as a corporation or if EQGP or EQM becomes subject to additional amounts of entity-level taxation for state or foreign tax purposes, it would reduce the amount of cash available for distribution to us.

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  The tax treatment of publicly traded partnerships such as EQGP and EQM could be subject to potential legislative, judicial, or administrative changes and differing interpretations, possibly on a retroactive basis.

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  If the IRS makes audit adjustments to EQGP's or EQM's income tax returns for tax years beginning after 2017, the IRS (and some states) may assess and collect any resulting taxes (including any applicable penalties and interest) directly from EQGP or EQM, respectively, in which case the applicable partnership may require their unitholders (including us) and potentially former unitholders to reimburse the applicable partnership for such payment or, if EQGP or EQM are required to bear such payment, EQGP's or EQM's cash available for distribution to their unitholders (including us) might be substantially reduced.

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  The EQM General Partner, with EQGP's consent, may limit or modify the incentive distributions EQGP is entitled to receive from EQM, which may reduce cash distributions to EQGP's unitholders, including us.

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  A reduction in EQM's distributions will disproportionately affect the amount of cash distributions EQGP receives and the amount of cash that EQGP will be able to distribute to its unitholders, including us.

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  If in the future we cease to manage and control EQGP and EQM, or EQGP ceases to manage and control EQM, we or EQGP may be deemed to be an investment company under the Investment Company Act.

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  Each of EQGP and EQM may issue additional limited partner interests or other equity securities, which may increase the risk that EQGP or EQM will not have sufficient available cash to maintain or increase its cash distribution level.

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  If EQM's unitholders remove the EQM General Partner, EQGP would lose its general partner interest and incentive distribution rights in EQM and we would lose the ability to manage EQM.

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  Our ability to sell our partnership interests in EQGP and EQM may be limited by securities law restrictions and liquidity constraints.

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  We cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution, and following the Distribution, our stock price may fluctuate significantly.

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  There may be substantial changes in our shareholder base.

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  Our ability to meet our financial needs may be adversely affected by our lack of operational assets.

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  We may incur significant indebtedness, and restrictions under the agreements governing such indebtedness could adversely affect our operating flexibility, business, financial condition, results of operations, liquidity and our ability to pay dividends to our shareholders.

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  We cannot guarantee the timing, amount or payment of dividends on our common stock.

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  Your percentage of ownership in us may be diluted in the future.

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  Some anti-takeover provisions that we expect to be contained in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as well as provisions of Pennsylvania law, could impair an attempt to acquire us.

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  We expect that our Amended and Restated Bylaws will designate the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which our registered office is located as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.

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  The loss of key personnel could adversely affect our ability to execute our strategic, operational and financial plans.

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  Cyber incidents may adversely impact our operations.

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  The EQGP General Partner and EQM General Partner owe duties to EQGP's and EQM's unitholders, respectively, that may conflict with our interests, including in connection with the terms of contractual agreements, the determination of cash distributions to be made by EQGP or EQM, and the determination of whether EQGP or EQM should make acquisitions and on what terms.

  •
  The duties of our officers and directors may conflict with their duties as officers and/or directors of the EQGP General Partner and/or the EQM General Partner.

Risks Related to the Separation

  •
  We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

  •
  The Separation could result in substantial tax liability to EQT and us and our respective shareholders.

  •
  We may determine to forgo or be required to forgo certain transactions in order to avoid the risk of incurring material tax-related liabilities or indemnification obligations under the tax matters agreement.

  •
  Certain contingent liabilities allocated to us following the Separation may mature, resulting in material adverse impacts to our business.

  •
  Until the Separation and Distribution are completed, EQT has sole discretion to change the terms of the Separation and Distribution in ways that may be unfavorable to us.

  •
  We may not achieve some or all of the expected benefits of the Separation, and the Separation may materially and adversely affect our business.

  •
  EQT or we may fail to perform under various transaction agreements that will be executed as part of the Separation.

  •
  After the Distribution, certain members of management and directors may hold stock in both EQT and us, and as a result may face actual or potential conflicts of interest.

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  No vote of EQT shareholders is required in connection with the Separation and Distribution.

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  Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

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  EQT may not complete the ultimate separation of our business as planned and may retain a significant ownership stake in us for a period of time.

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  Potential indemnification liabilities to EQT pursuant to the Separation and Distribution Agreement could materially adversely affect us.

Risks Related to EQM's Business

  •
  EQM depends on EQT for a substantial majority of its revenues and future growth. For example, EQM's water services business is directly associated with EQT's well completion activities and water needs, which are partially driven by horizontal lateral lengths and the number of completion stages per well. Therefore, we are subject to the business risks of EQT, and any decrease in EQT's drilling or completion activity could adversely affect EQM's business and operating results. We have no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors us.

  •
  The demand for the services provided by EQM's water distribution business could decline as a result of several factors.

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  EQM's natural gas gathering, transmission and storage services are subject to extensive regulation by federal, state and local regulatory authorities. Changes or additional regulatory measures adopted by such authorities could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

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  Any significant decrease in production of natural gas in EQM's areas of operation could adversely affect its business and operating results and reduce its cash available to make distributions.

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  EQM may not be able to increase its throughput and resulting revenue due to competition and other factors, which could limit its ability to grow.

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  EQM is exposed to the credit risk of its counterparties in the ordinary course of its business.

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  Increased competition from other companies that provide gathering, transmission and storage, and water services, or from alternative fuel sources, could have a negative impact on the demand for EQM's services, which could adversely affect its financial results.

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  If third party pipelines and other facilities interconnected to EQM's pipelines and facilities become unavailable to transport or process natural gas, EQM's revenues and cash available to make distributions to its unitholders could be adversely affected.

  •
  Certain of the services EQM provides on its transmission and storage system are subject to long-term, fixed-price "negotiated rate" contracts that are not subject to adjustment, even if EQM's cost to perform such services exceeds the revenues received from such contracts, and, as a result, EQM's costs could exceed its revenues received under such contracts.

  •
  EQM may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

  •
  If the tariffs governing the services EQM provides are successfully challenged, EQM could be required to reduce its tariff rates, which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

  •
  If EQM does not complete expansion projects, its future growth may be limited.

  •
  Expanding EQM's business by constructing new midstream assets subjects EQM to risks.

  •
  The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all or its ability to achieve the expected investment return on the project.

  •
  If EQM is unable to make acquisitions on economically acceptable terms, its future growth may be limited, and the acquisitions EQM does make may reduce, rather than increase, its cash generated from operations on a per unit basis.

  •
  Failure to successfully combine the businesses of EQM and RMP in the expected time frame may adversely affect the future results of the combined organization and EQM's ability to achieve the intended benefits of the EQM-RMP Mergers and the Drop-Down Transaction.

  •
  If EQM is unable to obtain needed capital or financing on satisfactory terms to fund expansions of its asset base, its ability to make quarterly cash distributions may be diminished or its financial leverage could increase. EQM does not have any commitment with any of its affiliates to provide any direct or indirect financial assistance to EQM.

  •
  EQM is subject to numerous hazards and operational risks.

  •
  EQM does not insure against all potential losses and could be seriously harmed by unexpected liabilities.

  •
  EQM is subject to stringent environmental laws and regulations that may expose it to significant costs and liabilities.

  •
  Climate change and related legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services EQM provides.

  •
  Negative public perception regarding EQM, the MVP and/or the midstream industry could have an adverse effect on EQM's operations.

  •
  Significant portions of EQM's pipeline systems have been in service for several decades. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with its pipelines that could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

  •
  EQM may incur significant costs and liabilities as a result of increasingly stringent pipeline safety regulation, including pipeline integrity management program testing and related repairs.

  •
  The adoption of legislation relating to hydraulic fracturing and the enactment of new or increased severance taxes and impact fees on natural gas production could cause EQM's current and potential customers to reduce the number of wells they drill in the Marcellus, Utica and Upper Devonian Shales or curtail production of existing wells. If reductions are significant for those or other reasons, the reductions would have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

  •
  EQM's exposure to direct commodity price risk may increase in the future.

  •
  EQM does not own all of the land on which its pipelines and facilities are located, which could disrupt its operations.

  •
  Any significant and prolonged change in or stabilization of natural gas prices could have a negative impact on EQM's natural gas storage business.

  •
  EQM has entered into joint ventures, and may in the future enter into additional or modify existing joint ventures, that might restrict its operational and corporate flexibility. In addition, these joint ventures are subject to many of the same operational risks to which EQM is subject.

  •
  EQM's significant indebtedness, and any future indebtedness, as well as the restrictions under EQM's debt agreements, could adversely affect its operating flexibility, business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP. See the section entitled "—Our Dividend Policy" below for a description of the restrictions EQM's debt agreements currently place on its ability to make distributions.

  •
  A downgrade of EQM's credit ratings, which are determined by independent third parties, could impact EQM's liquidity, access to capital, and costs of doing business.

  •
  Increases in interest rates could adversely impact demand for EQM's storage capacity, its unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

  •
  The amount of cash EQM has available for distribution to unitholders depends primarily on its cash flow rather than on its profitability, which may prevent EQM from making distributions, even during periods in which EQM records net income.

  •
  The lack of diversification of EQM's assets and geographic locations could adversely affect its ability to make distributions to its unitholders, including us and EQGP.

  •
  Terrorist or cyber security attacks or threats thereof aimed at EQM's pipelines or facilities or surrounding areas could adversely affect its business.

The Separation and Distribution

        On February 21, 2018, EQT announced that it intends to separate its Midstream Business from its Upstream Business. The Separation will occur by means of the pro rata distribution to EQT shareholders of 80.1% of the shares of common stock of the Company, which was formed to hold EQT's Midstream Business.

        Under the Separation and Distribution Agreement, subject to the terms and conditions contained therein, certain assets (whether tangible or intangible) related to the Company's business, which are referred to as the Company Assets, will be transferred to the Company, generally including:

  •
  equity interests in certain EQT subsidiaries that hold assets related to the Company's business;

  •
  customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to the Company's business;

  •
  rights to technology, software and intellectual property exclusively used in the Company's business;

  •
  certain rights to information related to the Company's business;

  •
  rights and assets expressly allocated to the Company pursuant to the terms of the Separation and Distribution Agreement or certain other agreements executed in connection with the Separation;

  •
  permits exclusively used in the Company's business; and

  •
  other assets that are included in the Company's pro forma balance sheet;

        In addition, certain liabilities related to the Company's business or the Company Assets, which are referred to as the Company Liabilities, will be retained by or transferred to the Company, generally including:

  •
  liabilities related to the Company Assets;

  •
  liabilities that are included on the Company's pro forma balance sheet;

  •
  liabilities related to circumstances prior to the Distribution to the extent related to the Company's business or the Company Assets;

  •
  liabilities arising from claims made by any third party against EQT or the Company to the extent related to the Company's business or the Company Assets; and

  •
  other liabilities specified in the Separation and Distribution Agreement.

        All of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Company Assets and the Company Liabilities will be retained by or transferred to EQT. In accordance with the Separation and Distribution Agreement provision that all cash or cash equivalents of either party at the time of the Distribution are an asset of EQT, the Company and its wholly-owned subsidiaries intend to transfer all cash held by the Company and its wholly-owned subsidiaries to EQT on or about the Distribution Date. This cash transfer would not include cash held by EQGP and EQM, which are not wholly-owned subsidiaries. The amount of this distribution will be calculated by taking the total cash balance of the Company and its subsidiaries, less cash held by EQM and EQGP on or about the Distribution Date, less the amount of all intercompany payables to EQT (net of receivables from EQT) as of that date. Such intercompany balances will be settled with EQT as part of the normal course of business. As of September 30, 2018, the amount of the distribution to be remitted to EQT would have been approximately $170 million, after subtracting $8 million of net intercompany payables to EQT as of that date. These intercompany payables and receivables are expected to be settled during October 2018.

        The amount that the distribution would have been as of September 30, 2018 could differ from the actual amount remitted to EQT on or about the Distribution Date as a result of normal cash receipts and settlements between September 30, 2018 and the Distribution Date. This distribution is significantly less than the amount of such distribution shown in the section entitled "Unaudited Pro Forma Combined Financial Statements" because the Company's June 30, 2018 cash balance included proceeds received as part of the Drop-Down Transaction that were distributed to EQT prior to the date of this information statement.

        Also in accordance with the provisions of the Separation and Distribution Agreement, the Company will remit to EQT the cash it receives from any distributions of EQGP and EQM that are declared prior to the Distribution but paid after the Distribution. The EQM and EQGP distributions have not yet been declared for the quarter ended September 30, 2018. The amount received by the Company from the EQM and EQGP distributions for the quarter ended June 30, 2018 was approximately $101 million.

        On October 24, 2018, the EQT board of directors approved the distribution of 80.1% of the Company's issued and outstanding shares of common stock on the basis of 0.80 shares of the Company's common stock for every one share of EQT common stock held on November 1, 2018, the record date for the Distribution, subject to the satisfaction or waiver of the conditions to the Distribution as described in this information statement. For a more detailed description of these conditions, see the section entitled "The Separation and Distribution—Conditions to the Distribution." If EQT waives any of the conditions to the Distribution and the impact of such waiver is material to shareholders, EQT would communicate such waiver to its shareholders by amending this information statement. Upon completion of the Distribution, EQT will own 19.9% of the shares of the Company's common stock. Although EQT currently has no specific plan with respect to any particular disposition of the retained shares, EQT will dispose of all of the retained shares of the Company's common stock in one or more transactions as soon as practicable following the Distribution consistent with the business reasons for the retention of those shares, but in no event later than five years after the Distribution as required by the IRS to maintain the tax-free nature of the Distribution.

The Company's Post-Separation Relationship with EQT

        After the Distribution, EQT and the Company will be separate companies with separate management teams and separate boards of directors. Prior to the Distribution, the Company and EQT will execute the Separation and Distribution Agreement. In connection with the Separation, the Company will also execute various other agreements to effect the Separation and provide a framework for its relationship with EQT after the Separation, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a shareholder and registration rights agreement with respect to EQT's continuing ownership of the Company's common stock. These agreements will provide for the allocation between the Company and EQT of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of EQT and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between the Company and EQT subsequent to the completion of the Separation.

        For additional information regarding the Separation and Distribution Agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled "Risk Factors—Risks Related to the Separation," "The Separation and Distribution" and "Certain Relationships and Related Person Transactions."

Reasons for the Separation

        The EQT board of directors believes that separating EQT's Midstream Business from its Upstream Business is in the best interests of EQT and its shareholders for a number of reasons, including:

  •
  The Separation will allow each company to more effectively pursue and implement its own distinct operating priorities and strategies and will improve board of director and management fit and focus at both companies, enabling both companies to pursue unique opportunities for long-term growth and profitability.

  •
  Following the Separation, the equity of each company will be able to be used as a focused acquisition currency, and as such, the Separation will provide each company with greater opportunities to pursue strategic investments and merger and acquisition opportunities.

  •
  Independent equity structures will afford each company direct access to capital markets, facilitating each company's ability to pursue its specific growth objectives. Each company will also have the flexibility to develop a growth strategy that capitalizes on its distinct strengths and consequently each company will be well-positioned to capitalize on the available opportunity set in its specific market. The Separation will permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company's profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to shareholders, reinvestment in leading-edge technology and value-enhancing investments and merger and acquisition opportunities.

  •
  The Separation will facilitate the Company's access to equity capital markets by making it eligible for inclusion in certain stock indices and to debt capital markets by allowing ratings agencies to evaluate its creditworthiness on a standalone basis.

  •
  The Separation will allow investors to separately value EQT and the Company based on their unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Separation will also provide investors with two distinct and targeted investment opportunities.

  •
  The Separation will facilitate deeper understanding by investors of the different businesses of EQT and the Company, allowing investors to more transparently value the merits, performance and future prospects of each company, further facilitating each company's access to capital markets.

  •
  The Separation will facilitate EQM's and EQT's ability to contract with third parties, especially those that currently prefer to enter into certain commercial arrangements with pure-play midstream or upstream businesses rather than integrated midstream and upstream companies, thereby allowing each to expand and diversify its customer and supplier bases.

  •
  The Separation will facilitate incentive compensation arrangements for employees that are more directly tied to the performance of each company's business. An improved equity currency will enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        Neither the Company nor EQT can assure you that, following the Separation, any of the benefits described above or any other benefits will be realized to the extent anticipated, or at all.

        The EQT board of directors also considered a number of potentially negative factors in evaluating the Separation, including, among others, risks relating to the creation of a new public company, possible increased costs and one-time costs of the Separation, but concluded that the potential benefits of the Separation outweighed these factors. For additional information, see the sections entitled "The Separation and Distribution—Reasons for the Separation" and "Risk Factors" included elsewhere in this information statement.

Reasons for EQT's Retention of 19.9% of the Shares of the Company's Common Stock

        In considering the appropriate structure for the Separation, EQT determined that, immediately after the Distribution becomes effective, EQT will retain 19.9% of the outstanding shares of common stock of the Company. EQT intends to responsibly dispose of such shares after the Distribution; such dispositions may include one or more exchanges of shares of the Company's common stock for EQT debt or one or more sales of such shares for cash. The proceeds of any sale of the Company's common stock will be used to reduce EQT's post-Separation debt and fund a stock buyback program. EQT's retention of shares of the Company's common stock and the de-leveraging it enables are expected to provide meaningful credit support to EQT, allow EQT to achieve continued financial flexibility, including for future investment and exploration activities, and ensure financial stability in the face of changes in the economic environment and natural gas prices and demand without burdening the balance sheet of the Company or its subsidiaries. Although EQT currently has no specific plan with respect to any particular disposition of the retained shares, EQT will dispose of all of the retained shares of the Company's common stock in one or more transactions as soon as practicable following the Distribution consistent with the business reasons for the retention of those shares, but in no event later than five years after the Distribution as required by the IRS to maintain the tax-free nature of the Distribution.

 Corporate Information

        The Company was incorporated in Pennsylvania on May 11, 2018 for the purpose of effecting the Separation. Prior to the Distribution, EQT will contribute its Midstream Business, which is held through investments in the general and limited partner interests in EQGP and EQM, to the Company. Until this contribution occurs, the Company will not carry on any substantial business or conduct any operations other than those necessary to effect the contribution of EQT's Midstream Business and the eventual separation of the Company from EQT by means of the pro rata distribution of 80.1% of the Company's outstanding common stock to holders of EQT common stock. At the time of the Distribution, the Company will hold EQT's Midstream Business.

        The address of the Company's principal executive offices is 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222. The Company's telephone number after the Distribution will be (724) 271-7200. The Company maintains an Internet site at www.equitransmidstream.com. The Company's corporate website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making any investment decision.

        The Company owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to shareholders of EQT who will receive shares of the Company's common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of the Company's securities. The information contained in this information statement is believed by the Company to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and neither EQT nor the Company will update the information, except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following summary financial data reflects the historical and pro forma financial information of Equitrans Midstream Corporation Predecessor as of the dates and for the periods indicated. The summary historical statement of operations data for the six months ended June 30, 2018 and 2017 and the balance sheet data as of June 30, 2018 are derived from the Company's interim unaudited condensed combined consolidated financial statements, which are included in the "Index to Financial Statements" section of this information statement. The selected historical financial statement of operations data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 is derived from the Company's audited combined consolidated financial statements which are included in the "Index to Financial Statements" section of this information statement. The selected historical balance sheet data as of December 31, 2015 is derived from our unaudited historical financial statements not included in this information statement. The historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had the Company been a separate, standalone company during the periods presented. To ensure a full understanding of this summary financial data, the information presented below should be reviewed in combination with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Equitrans Midstream Corporation Predecessor audited condensed combined consolidated financial statements and unaudited condensed combined consolidated financial statements and accompanying notes thereto included in the "Index to Financial Statements" section of this information statement.

        The summary unaudited pro forma financial data presented has been prepared to reflect the Separation and certain transactions (the Pro Forma Events) which are further described in the section "Unaudited Pro Forma Condensed Combined Financial Statements" of this information statement. The unaudited pro forma condensed combined statement of operations data presented reflects the financial results as if the Pro Forma Events occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet data reflects the financial position as if the Pro Forma Events occurred on June 30, 2018. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of the Company's results of operations or financial condition had the Distribution and its anticipated post-Separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had the Company been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of the Company's future results of operations, financial position or cash flows.

        This summary historical and pro forma financial data should be reviewed in combination with "Unaudited Pro Forma Condensed Combined Financial Statements," "Capitalization," "Selected Historical Combined Consolidated Financial Data," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and the financial statements and accompanying notes included in the "Index to Financial Statements" section of this information statement.

	Pro Forma		Historical
			Six Months Ended June 30,
					Years Ended December 31,
	Six Months Ended June 30, 2018(a)	Year Ended December 31, 2017(a)
			2018(a)	2017(a)	2017	2016	2015	2014(a)	2013(a)
(in thousands)
Selected Statement of Operations Data:
Operating revenues	$745,723	$1,264,704	$745,723	$396,887	$895,558	$732,272	$632,936	$489,218	$362,810
Operating income	515,522	814,338	484,208	283,274	543,050	465,066	449,900	332,662	241,994
Net income	$402,351	$237,236	$443,351	$234,867	$322,457	$387,073	$411,011	$244,627	$162,001
Net income attributable to noncontrolling interests	261,018	393,364	259,555	168,232	349,613	321,920	236,715	124,025	47,243
Net income (loss) attributable to Equitrans Midstream Corporation(b)	$141,333	$(156,128)	$183,796	$66,635	$(27,156)	$65,153	$174,296	$120,602	$114,758

		Historical
	Pro Forma
			As of December 31,
	As of June 30, 2018(a)	As of June 30, 2018(a)
			2017	2016	2015(a)	2014(a)	2013(a)
(in thousands)
Selected Balance Sheet Data:
Total assets	$9,933,094	$11,062,887	$8,328,796	$4,392,155	$3,486,515	$2,206,479	$1,665,139
Long-term debt	$3,453,975	$3,713,975	$1,453,352	$985,732	$493,401	$492,633	$—
Total equity	$5,755,935	$6,408,593	$6,238,764	$3,192,666	$2,051,548	$1,213,879	$1,076,730

(a)
Unaudited.

(b)
Net loss attributable to Equitrans Midstream Corporation was $27.2 million in 2017 compared with net income attributable to Equitrans Midstream Corporation of $65.2 million in 2016 and $174.3 million in 2015. The decrease in net income (loss) attributable to Equitrans Midstream Corporation was primarily the result of higher income tax expense and net income attributable to noncontrolling interests which more than offset higher operating income in each period. Operating expenses also included acquisition costs related to the Rice Merger of $85.1 million allocated to the Company by EQT and an impairment of long lived assets of $59.7 million for the years ended December 31, 2017 and 2016, respectively, which were not allocated to any operating segment. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements of Equitrans Midstream Corporation Predecessor for additional information.

RISK FACTORS

        In addition to the other information contained in this information statement, the following risk factors should be considered in evaluating the Company's business and future prospects. The following discussion of risk factors contains forward-looking statements. These risk factors may be important for understanding any statement in this information statement or elsewhere. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and related notes included in the "Index to Financial Statements" section of this information statement.

        Because of the following factors, as well as other variables affecting the Company's results of operations, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to an Investment in Us

Our only cash-generating assets are our ownership interests in EQGP and EQM, and our cash flow is therefore completely dependent upon the ability of EQGP and EQM to make cash distributions to their partners.

        We may, over time, reduce our partnership interests in EQM or EQGP, or EQGP may reduce its partnership interests in EQM, which would have the effect of reducing EQM's and/or EQGP's cash distributions to us. In addition, the amount of cash that EQM can distribute each quarter to its partners, including us and EQGP, and the amount of cash that EQGP can distribute each quarter to its partners, including us, principally depends upon the amount of cash EQM generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the rates EQM charges for its gathering, transmission, storage and water services;

  •
  the level of firm gathering, transmission and storage capacity sold and volumes of natural gas EQM gathers, transports and stores for its customers;

  •
  volume of water delivered to its customers and the cost of water;

  •
  regional, domestic and foreign supply and perceptions of supply of natural gas; the level of demand and perceptions of demand in EQM's end-use markets; and actual and anticipated future prices of natural gas and other commodities (and the volatility thereof), which may impact EQM's ability to renew and replace firm gathering, transmission and storage agreements;

  •
  the effect of seasonal variations in temperature on the amount of natural gas that EQM gathers, transports and stores;

  •
  the level of competition from other midstream energy companies in EQM's geographic markets;

  •
  the creditworthiness of EQM's customers;

  •
  restrictions contained in EQM's joint venture agreements;

  •
  the amount and timing of distributions received by EQM under its joint venture agreements;

  •
  the level of EQM's operating, maintenance and general and administrative costs;

  •
  regulatory action affecting the supply of, or demand for, natural gas, the rates EQM can charge on its assets, how EQM contracts for services, EQM's existing contracts, EQM's operating costs and EQM's operating flexibility; and

  •
  prevailing market conditions.

        In addition, the actual amount of cash EQM will have available for distribution will depend on other factors, including:

  •
  the level and timing of capital expenditures and capital contributions EQM makes;

  •
  the level of EQM's operating and maintenance and general and administrative expenses;

  •
  the cost of acquisitions, if any;

  •
  EQM's debt service requirements and other liabilities;

  •
  fluctuations in EQM's working capital needs;

  •
  EQM's ability to borrow funds and access capital markets on satisfactory terms;

  •
  restrictions on distributions contained in EQM's debt agreements;

  •
  the amount of EQM's cash reserves; and

  •
  other business risks affecting EQM's cash levels.

        Because of these factors, EQM may not have sufficient available cash each quarter to pay quarterly distributions at its most recently announced second quarter 2018 distribution amount of $1.09 per unit or any other amount. The amount of cash that EQM has available for distribution depends primarily upon its cash flow, including cash flow from operations and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, EQM may be able to make cash distributions when it records losses for financial accounting purposes and may not be able to make cash distributions during periods when it records net income for financial accounting purposes. See "—Risks Related to EQM's Business."

The tax treatment of each of EQGP and EQM depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat EQGP or EQM as a corporation or if EQGP or EQM becomes subject to additional amounts of entity-level taxation for state or foreign tax purposes, it would reduce the amount of cash available for distribution to us.

        Upon completion of the Distribution, we will own, directly or indirectly, (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP and (ii) an approximate 12.7% limited partner interest in EQM. EQGP will hold an approximate 1.2% general partner interest, an approximate 17.9% limited partner interest and all of the incentive distribution rights in EQM. Accordingly, the value of our investment in EQGP and EQM, as well as the anticipated after-tax economic benefit of an investment in our shares, depends largely on EQGP and EQM being treated as partnerships for federal income tax purposes, which requires that 90% or more of EQGP's and EQM's respective gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Code.

        Despite the fact that EQGP and EQM are each limited partnerships under Delaware law and have not elected to be treated as corporations for federal income tax purposes, it is possible, under certain circumstances, for EQGP and EQM to be treated as corporations for federal income tax purposes. A change in EQGP's or EQM's business could cause EQGP or EQM, respectively, to be treated as a corporation for federal income tax purposes or otherwise subject EQGP or EQM, respectively, to federal income taxation as an entity. For example, EQGP or EQM would be treated as a corporation if less than 90% of EQGP's or EQM's respective gross income for any taxable year consists of "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code.

        If either EQGP or EQM were treated as a corporation for federal income tax purposes, EQGP or EQM, as applicable, would pay federal income tax on its taxable income at the corporate tax rate,

which is currently 21%, and would likely pay state income taxes at varying rates. Distributions to EQGP's partners (including us) or EQM's partners (including EQGP and us), as applicable, would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to EQGP's partners or EQM's partners, as applicable. Because a tax would be imposed upon EQGP or EQM, as applicable, as a corporation, such entity's cash available for distribution would be substantially reduced. Therefore, treatment of EQGP or EQM as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to us, likely causing a substantial reduction in the value of our shares.

        Current law may change, causing EQGP or EQM to be treated as a corporation for federal income tax purposes or otherwise subjecting EQGP or EQM to entity-level taxation. In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any entity-level taxes on either of EQGP or EQM will reduce its cash available for distribution to its partners.

        EQM's partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects EQM to taxation as a corporation or otherwise subjects EQM to entity-level taxation for federal income tax purposes, EQM's minimum quarterly distribution and target distribution amounts will be adjusted to reflect the impact of that law on EQM. If this were to happen, the amount of distributions we and EQGP receive from EQM and our resulting cash flows could be reduced substantially, which would adversely affect our ability to pay dividends.

The tax treatment of publicly traded partnerships such as EQGP and EQM could be subject to potential legislative, judicial, or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present U.S. federal income tax treatment of publicly traded partnerships, including EQGP and EQM, may be modified by legislative, judicial, or administrative changes, or interpretations of applicable law at any time. Any modifications to the U.S. federal income tax laws that may be applied retroactively or prospectively could make it more difficult or impossible to meet the expectation of future cash distributions or reduce the cash available for distributions to our shareholders. For example, from time to time, members of the U.S. Congress propose and consider such substantive changes to the existing federal income tax laws that affect publicly traded partnerships. If successful, the proposals could eliminate the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which EQGP and EQM rely for their treatment as partnerships for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted, but it is possible that a change in law could affect EQGP or EQM and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of our direct or indirect investments in EQGP and EQM.

If the IRS makes audit adjustments to EQGP's or EQM's income tax returns for tax years beginning after 2017, the IRS (and some states) may assess and collect any resulting taxes (including any applicable penalties and interest) directly from EQGP or EQM, respectively, in which case the applicable partnership may require their unitholders (including us) and potentially former unitholders to reimburse the applicable partnership for such payment or, if EQGP or EQM are required to bear such payment, EQGP's or EQM's cash available for distribution to their unitholders (including us) might be substantially reduced.

        Pursuant to the Bipartisan Budget Act of 2015, if the IRS makes audit adjustments to EQGP's or EQM's income tax returns for tax years beginning after 2017, the IRS (and some states) may assess and collect any resulting taxes (including any applicable interest and penalties) directly from EQGP or EQM, respectively. EQGP and EQM will have a limited ability to shift any such tax liability to their respective general partners and unitholders, including us, in accordance with their interests in EQGP and EQM during the year under audit, but there can be no assurance that EQGP and EQM will be able to (or will choose to) do so under all circumstances, or that EQGP and EQM will be able to (or choose to) effect corresponding shifts in state income or similar tax liability resulting from the IRS adjustment in states in which EQGP or EQM do business in the year under audit or in the adjustment year. If EQGP or EQM make payments of taxes, penalties and interest resulting from audit adjustments, EQGP or EQM, as the case may be, may require their respective unitholders, including us, and potentially former unitholders to reimburse the applicable partnership for such payment or, if EQGP or EQM are required to bear such payment, EQGP's or EQM's cash available for distribution to their respective unitholders, including us, might be substantially reduced.

        In the event the IRS makes an audit adjustment to EQGP's or EQM's income tax returns and EQGP or EQM, as the case may be, do not or cannot shift the liability to their respective unitholders, in accordance with their interests in EQGP or EQM, as the case may be, during the year under audit, EQGP and EQM will generally have the ability to request that the IRS reduce the determined underpayment by reducing the suspended passive loss carryovers of EQGP's unitholders or EQM's unitholders (without any compensation from EQGP or EQM to such unitholders), to the extent such underpayment is attributable to a net decrease in passive activity losses allocable to certain partners. Such reduction, if approved by the IRS, will be binding on any affected unitholders.

The EQM General Partner, with EQGP's consent, may limit or modify the incentive distributions EQGP is entitled to receive from EQM, which may reduce cash distributions to EQGP's unitholders, including us.

        EQGP owns the EQM General Partner, which owns the incentive distribution rights in EQM that entitle EQGP to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by EQM as certain target distribution levels in excess of $0.4025 per EQM unit are reached in any quarter. A growing portion of the cash flow we receive from EQGP is expected to be provided by these incentive distribution rights.

        EQM, like other publicly traded partnerships, will generally only undertake an acquisition or expansion capital project if, after giving effect to related costs and expenses, the transaction would be expected to be accretive, meaning it would increase cash distributions per unit in future periods. Because the EQM General Partner currently participates in the incentive distribution rights at all levels, including the highest sharing level of 48.0%, it is more difficult for an acquisition or capital project to show accretion for the common unitholders of EQM than if the incentive distribution rights received less incremental cash flow. As a result, the EQM General Partner may determine, in certain cases, to propose a reduction in the incentive distribution rights to facilitate a particular acquisition or expansion capital project. Such a reduction may relate to all of the cash flow on the incentive distribution rights or only to the expected cash flow from the transaction and may be either temporary or permanent in nature.

        EQM's partnership agreement authorizes the EQM General Partner to approve any waiver, reduction, limitation or modification of or to EQM's incentive distribution rights without the consent of EQGP or EQM's unitholders, as long as such modification does not adversely affect EQM's limited partners considered as a whole or any particular class of EQM partnership interests as compared to other classes of EQM partnership interests in any material respect. In determining whether or not to approve any such waiver or modification, the EQM General Partner's board of directors may consider whatever information it believes appropriate in making such determination. The EQM General Partner's board of directors must also subjectively believe that any such modification is in the best interest of EQM. Any determination with respect to such modification could include consideration of one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. Although we expect a reasonable basis will exist for those assumptions, the assumptions will generally involve current estimates of future conditions, which are difficult to predict. Realization of many of the assumptions will be beyond the EQM General Partner's control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period. If distributions on the incentive distribution rights were reduced for the benefit of the EQM common units, the total amount of cash distributions EQGP would receive from EQM in respect of the incentive distribution rights may be reduced and there can be no assurance that this reduction would be fully offset by our direct or indirect share of any increased distributions in respect of the EQM common units.

        Additionally, in certain circumstances, the EQM General Partner, as the holder of EQM's incentive distribution rights, will have the right under the EQM partnership agreement to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages of the cash EQM distributes to higher levels based on EQM's cash distributions at the time of the exercise of this reset election. In connection with resetting the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by the EQM General Partner of incentive distribution payments based on the target distributions prior to the reset, the EQM General Partner will be entitled to receive a number of newly issued EQM common units based on a predetermined formula that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by the EQM General Partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per EQM common unit during that two-quarter period. In addition, the EQM General Partner will be issued the number of EQM general partner units necessary to maintain its general partner ownership interest in EQM immediately prior to the reset election. The EQM General Partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to the EQM General Partner are based may be exercised without approval of EQM's unitholders or EQM's conflicts committee. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the EQM General Partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase accordingly. The EQM General Partner may exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per EQM common unit, taking into account the existing levels of incentive distribution payments being made to the EQM General Partner. In addition, the EQM General Partner and EQM may also agree, directly or indirectly, to permanently eliminate the incentive distribution rights through various means, including an exchange or cancellation of the incentive distribution rights in consideration for the issuance to the EQM General Partner of additional EQM common units or other consideration or the merger of EQGP and EQM and their respective general partners. Certain of such transactions may be taxable to the holders of EQGP or EQM common units, including us, even if such holders do not receive cash as part of the transaction. Over time, any transaction that waives, reduces, limits, modifies or eliminates the incentive distribution rights may result in our receiving less cash from EQGP, EQM or any successor entity.

A reduction in EQM's distributions will disproportionately affect the amount of cash distributions EQGP receives and the amount of cash that EQGP will be able to distribute to its unitholders, including us.

        EQGP's ownership of all the incentive distribution rights in EQM entitles it to receive specified percentages of total cash distributions made by EQM with respect to any particular quarter only in the event that EQM distributes more than $0.4025 per unit for such quarter. As a result, the holders of EQM's common units have a priority over EQGP's incentive distribution rights to cash distributions by EQM up to and including $0.4025 per unit for any quarter.

        Because EQGP is currently participating at the 48.0% level on the incentive distribution rights, future growth in distributions paid by EQM will not result in an increase in EQGP's proportionate share of incremental cash distributed by EQM. Furthermore, a decrease in the amount of distributions by EQM to less than $0.5250 per EQM common unit per quarter would reduce EQGP's percentage of incremental cash distributions in excess of certain established target distribution levels ranging from

$0.4025 per unit to $0.5250 per unit. As a result, any reduction in quarterly cash distributions from EQM would have the effect of disproportionately reducing the amount of distributions that EQGP receives from EQM based on its ownership of the incentive distribution rights in EQM as compared to cash distributions it receives from EQM with respect to EQGP's general partner interest in EQM and our and EQGP's EQM common units.

If in the future we cease to manage and control EQGP and EQM, or EQGP ceases to manage and control EQM, we or EQGP may be deemed to be an investment company under the Investment Company Act.

        If we cease to manage and control EQGP and EQM, or EQGP ceases to manage and control EQM, and either we or EQGP are deemed to be an investment company under the Investment Company Act of 1940 (Investment Company Act), we or EQGP will either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our or its organizational structure or our or its contractual rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our or EQGP's ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our or its affiliates, restrict our or EQGP's ability to borrow funds or engage in other transactions involving leverage, require us or EQGP to add additional directors who are independent of us and EQGP and our or EQGP's affiliates, and adversely affect the price of our common stock or EQGP's common units. Further more, if EQGP were required to register under the Investment Company Act, it would be taxed as a corporation for U.S. federal income tax purposes, which would substantially reduce the amount of cash we would receive from EQGP.

Each of EQGP and EQM may issue additional limited partner interests or other equity securities, which may increase the risk that EQGP or EQM will not have sufficient available cash to maintain or increase its cash distribution level.

        Each of EQGP and EQM has wide latitude to issue additional limited partner interests on the terms and conditions established by each of their respective general partners. EQGP receives cash distributions from EQM on the general partner interest, incentive distribution rights and limited partner interests that it holds. Because EQGP expects a growing portion of the cash it receives from EQM to be attributable to its ownership of the incentive distribution rights, payment of distributions on additional EQM limited partner interests may increase the risk that EQM will be unable to maintain or increase its quarterly cash distribution per unit, which in turn may reduce the amount of incentive distributions EQGP receives and the available cash that EQGP has to distribute to its unitholders, including us.

If EQM's unitholders remove the EQM General Partner, EQGP would lose its general partner interest and incentive distribution rights in EQM and we would lose the ability to manage EQM.

        We currently manage EQM through the EQM General Partner, a wholly owned subsidiary of EQGP and the general partner of EQM. EQM's partnership agreement, however, gives unitholders of EQM the right to remove the EQM General Partner upon the affirmative vote of holders of 66 2/3% of EQM's outstanding units. If the EQM General Partner were to be removed as general partner of EQM, it would receive cash or EQM common units in exchange for its general partner interest and the incentive distribution rights and would lose its ability to manage EQM. While the EQM common units or cash the EQM General Partner would receive are intended under the terms of EQM's partnership agreement to fully compensate the EQM General Partner in the event such an exchange is required, the value of these EQM common units or of the investments the EQM General Partner makes with the cash over time may not be equivalent to the value of the general partner interest and the incentive distribution rights had the EQM General Partner retained them. Furthermore, the conversion of the incentive distribution rights into EQM common units would disproportionately reduce the amount of cash distributions to which EQGP is entitled with respect to subsequent increases in EQM distributions.

Our ability to sell our partnership interests in EQGP and EQM may be limited by securities law restrictions and liquidity constraints.

        After the Distribution, we will own 15,433,812 common units of EQM, representing a 12.7% limited partner interest in EQM, and 276,008,766 common units of EQGP, representing a 91.3% limited partner interest in EQGP, all of which are unregistered and restricted securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended (Securities Act). Unless we exercise our registration rights with respect to these common units, we will be limited in our ability to sell our EQM and EQGP common units in the public market. In addition, EQGP faces contractual limitations under EQGP's partnership agreement on its ability to sell EQM general partner units, and the market for such general partner units is illiquid.

We cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution, and following the Distribution, our stock price may fluctuate significantly.

        A public market for our common stock does not currently exist. We anticipate that on or about the record date for the Distribution, trading of shares of our common stock will begin on a when-issued basis, which will continue through the Distribution Date. However, we cannot guarantee that an active trading market for our common stock will develop or be sustained after the Distribution, nor can we predict the prices at which shares of our common stock may trade after the Distribution. Similarly, we cannot predict whether the combined market value of the shares of our common stock and EQT common stock will be less than, equal to or greater than the market value of EQT common stock prior to the Distribution.

        The market price of our common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  actual or anticipated fluctuations in EQM's operating results;

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  flat or slow growth in the production of natural gas in EQM's areas of operation;

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  declining operating revenues derived from EQM's core business;

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  the gain or loss of significant customers;

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  the operating and stock price performance of comparable companies;

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  changes in the regulatory and legal environment under which we operate; and

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  market conditions in the oil-and-gas industry and domestic and worldwide economy as a whole.

There may be substantial changes in our shareholder base.

        Many investors holding EQT common stock may hold such stock because of a decision to invest in a company with EQT's profile. Following the Distribution, the shares of our common stock held by those investors will represent an investment in a "pure-play" midstream company with a different profile from EQT. This profile may not align with such investors' investment strategies and may cause such holders to sell their shares. As a result, our stock price may decline or experience volatility as our shareholder base changes.

        In addition, following the Distribution, EQT will retain 19.9% of the outstanding shares of our common stock. EQT currently plans to dispose of all of our common stock that it retains after the Distribution, which may include dispositions through one or more subsequent exchanges for debt or a sale of such shares for cash as soon as practical following the Distribution consistent with the business reasons for the retention of those shares, but in no event later than five years after the Distribution. We will agree that, upon the request of EQT, we will use commercially reasonable efforts to effect a registration under applicable U.S. federal and state securities laws of any shares of our common stock retained by EQT. See "Certain Relationships and Related Person Transactions—Shareholder and Registration Rights Agreement." Any disposition by EQT, or any significant shareholder, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

Our ability to meet our financial needs may be adversely affected by our lack of operational assets.

        Our only cash-generating assets are partnership interests in EQGP and EQM, and we currently have no independent operations separate from those of EQM. A reduction in EQM's distributions will disproportionately affect the amount of cash distributions EQGP receives and the amount of cash that EQGP will be able to distribute to its unitholders, including us. Given that our only cash-generating assets are partnership interests in EQGP and EQM, we may not have enough cash to meet our needs if any of the following events occur:

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  an increase in our operating expenses;

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  an increase in our general and administrative expenses;

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  an increase in our working capital requirements; or

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  an increase in the cash needs of EQM or its subsidiaries that reduces EQM's distributions.

We may incur significant indebtedness, and restrictions under the agreements governing such indebtedness could adversely affect our operating flexibility, business, financial condition, results of operations, liquidity and ability to pay dividends to our shareholders.

        The agreements governing any indebtedness that we may incur, including any revolving credit facility that we may execute, may contain various covenants and restrictive provisions that could limit our ability to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase common stock;

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  incur or permit liens on assets;

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  enter into certain types of transactions with affiliates;

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  enter into certain mergers or acquisitions; and

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  dispose of all or substantially all of our assets.

        The provisions of agreements governing any indebtedness that we incur, including any revolving credit facility that we may enter into, may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of such agreements could result in an event of default, which could enable our lenders to, subject to the terms and conditions of the applicable agreement, declare any outstanding principal of such debt, together with accrued and unpaid interest, to be immediately due and payable. Our only cash-generating assets are our ownership interests in EQM and EQGP, and if the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our shareholders could experience a partial or total loss of their investments.

        Our level of debt could have important consequences to us, including the following:

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  Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  Our funds available for operations, future business opportunities and dividends to shareholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

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  We may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  Our flexibility in responding to changing business and economic conditions may be limited.

        Our ability to service our debt will depend principally on receiving distributions from EQM and EQGP, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our, EQM's or EQGP's control. See "—Risks Related to EQM's Business."

        In addition, our incurrence of indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for EQM or us to access the capital markets, which could significantly increase our or EQM's capital costs or adversely affect our or EQM's ability to raise capital in the future.

We cannot guarantee the timing, amount or payment of dividends on our common stock.

        Although we expect to pay regular cash dividends following the Separation, the timing, declaration, amount and payment of future dividends to shareholders will fall within the discretion of our board of directors (the Board). The Board's decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, any debt service obligations and covenants associated with such debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that the Board deems relevant. For more information, see "Dividend Policy." Because our only source of operating cash flow consists of cash distributions from EQM and EQGP, the amount of dividends we are able to pay to our shareholders may fluctuate based on the level of distributions EQM makes to its partners, including EQGP and us, and the level of distributions EQGP makes to its partners, including us. We cannot assure you that EQM will continue to make quarterly cash distributions at its most recently announced second quarter 2018 distribution amount of $1.09 per unit or any other amount, or increase its quarterly distributions in the future. In addition, while EQGP would expect to increase or decrease distributions to its unitholders if EQM were to increase or decrease distributions to EQGP, the timing and amount of such changes in distributions, if any, would not necessarily be comparable to the timing and amount of any changes in distributions made by EQM to EQGP. Various factors, such as reserves established by the board of directors of the EQGP General Partner, may affect the distributions EQGP makes to its unitholders, including us. In addition, prior to making any distributions to its unitholders, EQGP will reimburse its general partner and its affiliates for all direct and indirect expenses incurred by them on its behalf. The EQGP General Partner will determine the amount of these reimbursed expenses. The reimbursement of these expenses could adversely affect the amount of distributions EQGP makes to its unitholders, including us.

Your percentage of ownership in us may be diluted in the future.

        In the future, your percentage ownership in us may be diluted because of equity awards that we will be granting to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Our employees will receive shares of our common stock after the Distribution as a result of, among other things, their EQT equity awards. We anticipate that our Management Development and Compensation Committee will grant additional stock-based awards to our employees after the Distribution. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans. In addition, we anticipate that our Amended and Restated Articles of Incorporation will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock that have such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. For additional information, see the section entitled "Description of Equitrans Midstream Corporation's Capital Stock."

Some anti-takeover provisions that we expect to be contained in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as well as provisions of Pennsylvania law, could impair an attempt to acquire us.

        We expect to have provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws that could have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our Board. These include provisions:

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  requiring the vote of the holders of not less than 80% of the combined voting power of the then-outstanding shares of capital stock for the approval of certain transactions;

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  requiring the vote of the holders of not less than 80% of the combined voting power of the then-outstanding shares of capital stock to amend our articles of incorporation and bylaws, under certain circumstances;

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  authorizing blank check preferred stock, which we could issue with voting, liquidation, dividend and other rights superior to those of our common stock. In this regard, we currently expect that our Board will adopt a shareholder rights plan in connection with the Distribution;

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  limiting the liability of, and providing indemnification to, our directors and officers;

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  specifying that our shareholders may take action only at a duly called annual or special meeting of shareholders and otherwise in accordance with our bylaws and prohibiting our shareholders from calling special meetings;

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  requiring advance notice of proposals by our shareholders for business to be conducted at shareholder meetings and for nominations of candidates for election to our Board; and

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  controlling the procedures for conduct of our Board and shareholder meetings and election, appointment and removal of our directors.

        These provisions, alone or together, could deter or delay hostile takeovers, proxy contests and changes in control or management of us. As a Pennsylvania corporation, we are also subject to provisions of Pennsylvania law, including certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law (the PBCL), which prevents some shareholders from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

        Any provision of our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or Pennsylvania law that has the effect of delaying or deterring a change in control of us could limit the opportunity for our shareholders to receive a premium for their shares of our common stock and also could affect the price that some investors are willing to pay for our common stock.

We expect that our Amended and Restated Bylaws will designate the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which our registered office is located as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.

        Our Amended and Restated Bylaws are expected to provide that, unless our Board otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which our registered office is located will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of ours to us or our shareholders, any action asserting a claim against us or any director or officer or other employee of us arising pursuant to any provision of the PBCL or our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or any action asserting a claim against us or any director or officer or other employee of ours governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Pennsylvania were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations and financial condition.

The loss of key personnel could adversely affect our ability to execute our strategic, operational and financial plans.

        Our operations are dependent upon key management and technical personnel, and one or more of these individuals could leave our employment. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us. In addition, the success of our operations will depend, in part, on our ability to identify, attract, develop and retain experienced personnel. There is competition within our industry for experienced technical personnel and certain other professionals, which could increase the costs associated with identifying, attracting and retaining such personnel. If we cannot identify, attract, develop and retain our technical and professional personnel or attract additional experienced technical and professional personnel, our ability to compete could be harmed.

Cyber incidents may adversely impact our operations.

        Our business has become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications, to operate our businesses, and the maintenance of our financial and other records has long been dependent upon such technologies. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Deliberate attacks on, or unintentional events affecting, our systems or infrastructure, the systems or infrastructure of third parties or the cloud could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery of natural gas, NGLs and oil, difficulty in completing and settling transactions, challenges in maintaining our books and records, communication interruptions, environmental damage, personal injury, property damage, other operational disruptions and third-party liability. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any vulnerability to cyber incidents.

The EQGP General Partner and EQM General Partner owe duties to EQGP's and EQM's unitholders, respectively, that may conflict with our interests, including in connection with the terms of contractual agreements, the determination of cash distributions to be made by EQGP or EQM, and the determination of whether EQGP or EQM should make acquisitions and on what terms.

        Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including the EQGP General Partner and the EQM General Partner, on the one hand, and EQGP and EQM and their respective limited partners, on the other hand. The directors and officers of the EQGP General Partner have duties to manage EQGP in a manner that is beneficial to us, as EQGP General Partner's indirect owner. The directors and officers of the EQM General Partner have duties to manage EQM in a manner that is beneficial to EQGP as the EQM General Partner's indirect owner. At the same time, the EQGP General Partner and EQM General Partner, as the general partners of EQGP and EQM, respectively, have duties to manage EQGP and EQM in manners beneficial to EQGP, EQM and their respective limited partners. The board of directors of the EQGP General Partner and EQM General Partner or their respective conflicts committees may resolve any such conflict and have broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our shareholders.

        For example, conflicts of interest may arise in connection with the following:

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  the terms and conditions of any contractual agreements between us and our affiliates, on the one hand, and EQGP or EQM, on the other hand;

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  the determination of the amount of cash to be distributed to EQGP's and EQM's partners, including us, and the amount of cash to be reserved for the future conduct of EQGP's or EQM's business;

  •
  the determination of whether EQGP or EQM should make acquisitions and on what terms;

  •
  the determination of whether EQGP or EQM should use cash on hand, borrow or issue equity to raise cash to finance acquisitions or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions or otherwise;

  •
  any decision we make in the future to engage in business activities independent of EQGP or EQM; and

  •
  the allocation of shared overhead expenses to EQGP or EQM and us.

The duties of our officers and directors may conflict with their duties as officers and/or directors of the EQGP General Partner and/or the EQM General Partner.

        Our officers and directors have duties to manage our business in a manner beneficial to us and our shareholders. However, three of our directors and four of our officers are also officers and/or directors of the EQGP General Partner, and three of our directors and four of our officers are also officers and/or directors of the EQM General Partner, each of whom has duties to manage the businesses of EQGP and EQM in manners beneficial to EQGP and EQM, respectively, and their respective unitholders. Consequently, these directors and officers may encounter situations in which their obligations to EQGP, the EQGP General Partner, EQM, and/or the EQM General Partner, as applicable, on the one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our shareholders.

        In addition, our officers, four of whom are also officers of the EQGP General Partner and four of whom are also officers of the EQM General Partner, will have responsibility for overseeing the allocation of their own time and time spent by administrative personnel on our behalf and on behalf of EQGP, EQM, and/or us. These officers face conflicts regarding these time allocations. The resolution of these conflicts may not always be in the best interest of us or our shareholders.

Risks Related to the Separation

We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

        The historical information about us included in this information statement refers to our business as operated by and integrated with EQT. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of EQT. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations and cash flows that we would have achieved as a separate, publicly traded company during the periods presented, or those that we will achieve in the future, primarily as a result of the factors described below:

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  Prior to the Distribution, our business has been operated by EQT as part of its broader corporate organization, rather than as an independent company. EQT or one of its affiliates performed certain corporate functions for us. Our historical and pro forma financial results reflect allocations of corporate expenses from EQT for such functions that are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company.

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  Currently, our business is integrated with the other businesses of EQT. We have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will execute a transition services agreement with EQT prior to the Distribution, these arrangements may not retain or fully capture the benefits that we have enjoyed as a result of being integrated with EQT and may result in us paying higher charges than in the past for these services. This could have a material adverse effect on our results of operations and financial condition following the completion of the Distribution.

  •
  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have in the past been satisfied as part of the corporate wide cash management policies of EQT. Following the completion of the Distribution, we expect that we and our subsidiaries will need to obtain financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

  •
  After the completion of the Distribution, the cost of capital for our business may be higher than EQT's cost of capital prior to the Distribution.

  •
  As a public company, we will become subject to the reporting requirements of the Securities and Exchange Act of 1934 (Exchange Act), the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act) and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs to us and require us to divert substantial resources, including management time, from other activities.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a separate company from EQT. For additional information about the past financial performance of our business and the basis of presentation of the historical financial statements and the unaudited pro forma condensed combined financial statements of our business, see the sections entitled "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Combined Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the historical financial statements and accompanying notes included in the "Index to Financial Statements" section of this information statement.

The Separation could result in substantial tax liability to EQT and us and our respective shareholders.

        It is a condition to the Distribution that (i) the private letter ruling from the IRS regarding the qualification of the Distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and certain other U.S. federal income tax matters relating to the Separation and Distribution shall not have been revoked or modified in any material respect and (ii) EQT shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance acceptable to EQT in its sole discretion, with respect to certain tax matters relating to the qualification of the Distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code. The IRS private letter ruling is based on and relies upon and the opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of EQT and us, including those relating to the past and future conduct of EQT and us. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any representations or covenants contained in any of the Separation-related agreements and documents or in any documents relating to any IRS private letter ruling or opinion of counsel are breached, such IRS private letter ruling and/or opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding receipt of the IRS private letter ruling and opinion of counsel, the IRS could determine that the Distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which such IRS private letter ruling or the opinion of counsel was based are false or have been violated. In addition, the IRS private letter ruling does not address all of the issues that are relevant to determining whether the Distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and any opinion of counsel will represent the judgment of such counsel and will not be binding on the IRS or any court and the IRS or a court may disagree with the conclusions in any opinion of counsel. Accordingly, notwithstanding receipt of an IRS private letter ruling or opinion of counsel, there can be no assurance that the IRS will not assert that the Distribution and/or certain related transactions do not qualify for the intended tax treatment or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, EQT, we and our respective shareholders could be subject to material U.S. federal income tax liability. For more information, see "Material U.S. Federal Income Tax Consequences."

        Even if the Distribution otherwise qualifies as generally tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, it would result in a material U.S. federal income tax liability to EQT (but not to its shareholders) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in EQT's stock or in the stock of us as part of a plan or series of related transactions that includes the Distribution, and we may be required to indemnify EQT for any such liability under the tax matters agreement to be executed by EQT and us in connection with the Distribution. Any acquisition of EQT's stock or stock of us (or any predecessor or successor corporation) within two years before or after the Distribution generally would be presumed to be part of a plan that includes the Distribution, although such presumptions may be rebutted under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the IRS private letter ruling and opinion of counsel described above, a sufficient change in ownership of EQT or the Company stock may occur which could result in a material tax liability to EQT. Additionally, in connection with the Distribution and to effect the Separation, EQT expects to effect certain restructuring transactions that, with respect to the legacy assets of Rice Energy's midstream business, are expected to be taxable to EQT (but not its shareholders) and to result in a material tax liability, which EQT expects to be offset in part by certain tax attributes.

        Under the tax matters agreement that EQT will execute with us, we may be required to indemnify EQT against any additional taxes and related amounts resulting from (i) an acquisition of all or a portion of our equity securities or assets, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by us or (iii) any of our representations, covenants or undertakings contained in any of the Separation—related agreements and documents or in any documents relating to the IRS private letter ruling or the opinion of counsel being incorrect or violated. Any such indemnity obligations could be material. For a more detailed discussion, see "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

We may determine to forgo or be required to forgo certain transactions in order to avoid the risk of incurring material tax-related liabilities or indemnification obligations under the tax matters agreement.

        As a result of requirements of Section 355 of the Code and/or other applicable tax laws, we and/or EQT may determine to forgo certain transactions that would otherwise be advantageous. In particular, we and/or EQT may determine to continue to operate certain business operations for the foreseeable future even if a sale or discontinuance of such business would otherwise be advantageous. Moreover, in light of the requirements of Section 355(e) of the Code, we and/or EQT may determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions and other strategic transactions, for some period of time following the Distribution. To preserve the tax-free treatment of the Separation and the Distribution, and in addition to our indemnity obligations described above, the tax matters agreement will restrict us, for the two-year period following the Distribution, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of our stock would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds, (iii) repurchasing shares of our stock other than in certain open-market transactions, (iv) ceasing to actively conduct certain of our businesses or (v) taking or failing to take any other action that prevents the Distribution and certain related transactions from qualifying as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. These restrictions may limit our ability to pursue certain equity issuances, strategic transactions or other transactions that may maximize the value of our business. For more information, see "Certain Relationships and Related Person Transactions—Tax Matters Agreement" and "Material U.S. Federal Income Tax Consequences."

Certain contingent liabilities allocated to us following the Separation may mature, resulting in material adverse impacts to our business.

        After the Separation, there will be several significant areas where the liabilities of EQT may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the EQT consolidated U.S. federal income tax return group during a taxable period or portion of a taxable period ending on or before the effective date of the Distribution is jointly and severally liable for the U.S. federal income tax liability of the EQT consolidated U.S. federal income tax return group for that taxable period. Consequently, if EQT is unable to pay the consolidated U.S. federal income tax liability for a pre-Separation period, we could be required to pay the amount of such tax, which could be substantial and in excess of the amount allocated to us under the tax matters agreement. For a discussion of the tax matters agreement, see "Certain Relationships and Related Person Transactions—Tax Matters Agreement." Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

Until the Separation and Distribution are completed, EQT has sole discretion to change the terms of the Separation and Distribution in ways that may be unfavorable to us.

        Until the Separation and Distribution are completed, we will be a wholly owned subsidiary of EQT. Accordingly, EQT will effectively have the sole and absolute discretion to determine and change the terms of the Separation and Distribution, including the establishment of the record date for the Distribution and the Distribution Date. These changes could be unfavorable to us. In addition, EQT may decide at any time not to proceed with the Separation and Distribution.

We may not achieve some or all of the expected benefits of the Separation, and the Separation may materially and adversely affect our business.

        We may be unable to achieve the full strategic and financial benefits expected to result from the Separation, or such benefits may be delayed or not occur at all. The Separation and Distribution are expected to provide the following benefits, among others:

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  allow each company to more effectively pursue and implement its own distinct operating priorities and strategies and improve board of director and management fit and focus at both companies, enabling both companies to pursue unique opportunities for long-term growth and profitability;

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  allow the equity of each company to be used as a focused acquisition currency, and as such, provide each company with greater opportunities to pursue strategic investments and merger and acquisition opportunities;

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  afford each company direct access to capital markets, facilitating each company's ability to pursue its specific growth objectives;

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  allow each company the flexibility to develop a growth strategy that capitalizes on its distinct strengths and consequently each company will be well-positioned to capitalize on the available opportunity set in its specific market;

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  permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs;

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  facilitate a more efficient allocation of capital based on each company's profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to shareholders, reinvestment in leading-edge technology and value-enhancing investments and merger and acquisition opportunities;

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  facilitate our access to equity capital markets by making us eligible for inclusion in certain stock indices and to debt capital markets by allowing ratings agencies to evaluate our creditworthiness on a standalone basis;

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  allow investors to separately value EQT and the Company based on their unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Separation will also provide investors with two distinct and targeted investment opportunities;

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  facilitate deeper understanding by investors of the different businesses of EQT and the Company, allowing investors to more transparently value the merits, performance and future prospects of each company, further facilitating each company's access to capital markets;

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  facilitate EQM's and EQT's ability to contract with third parties, especially those that currently prefer to enter into certain commercial arrangements with pure-play midstream or upstream businesses rather than integrated midstream and upstream companies, thereby allowing each to expand and diversify its customer and supplier bases; and

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  facilitate incentive compensation arrangements for employees that are more directly tied to the performance of each company's business. An improved equity currency will enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        We may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (i) the Separation will require significant amounts of management time and effort, which may divert management attention from operating and growing our business; (ii) following the Separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of EQT; (iii) following the Separation, our business will be less diversified than EQT's business prior to the Separation; and (iv) the other actions required to separate EQT's and our respective businesses could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business, results of operations and financial condition could be materially and adversely affected.

        In addition, prior to and following the Separation and Distribution, we expect to incur non-recurring transition, transaction and other expenses directly associated with the Separation. We currently anticipate total expenditures of approximately $100 million in connection with the Separation and Distribution for the year ended December 31, 2018. We expect to record approximately $65 to $75 million of these expenditures, which are composed of approximately $35 to $45 million of expense and approximately $30 million in capital expenditures to relocate and/or augment and create our new IT systems in connection with the Separation and Distribution. Costs related to the Separation and Distribution, including those incurred after the year ended December 31, 2018, may be significantly higher than we currently anticipate, and may adversely impact our financial condition, results of operations and cash flows. For more information regarding the Separation, see the section entitled "The Separation and Distribution."

EQT or we may fail to perform under various transaction agreements that will be executed as part of the Separation.

        In connection with the Separation, and prior to the Distribution, we and EQT will execute a Separation and Distribution Agreement as well as various other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement and a shareholder and registration rights agreement with respect to EQT's continuing ownership of the Company's common stock. The Separation and Distribution Agreement, the tax matters agreement and the employee matters agreement will determine the allocation of assets and liabilities between the companies following the Separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of select services by EQT for our benefit and select services by us for the benefit of EQT, in each case for a limited period of time after the Separation. With respect to services to be performed by EQT for the benefit of us, we will rely on EQT to satisfy its performance obligations under these agreements. If EQT is unable to satisfy its obligations under these agreements, including its indemnification obligations, our business, results of operations and financial condition could be materially and adversely affected. For a description of these agreements, see the section entitled "Certain Relationships and Related Person Transactions."

After the Distribution, certain members of management and directors may hold stock in both EQT and us, and as a result may face actual or potential conflicts of interest.

        After the Distribution, the management and directors of each of EQT and us may own both EQT common stock and the Company's common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and EQT management and directors face decisions that could have different implications for us and EQT. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and EQT regarding the terms of the agreements governing the Distribution and our relationship with EQT following the Distribution. These agreements include the Separation and Distribution Agreement, the tax matters agreement, the employee matters agreement, the transition services agreement and any other agreements between the parties or their respective affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we or EQM, on the one hand, and EQT, on the other hand, may enter into in the future.

No vote of EQT shareholders is required in connection with the Separation and Distribution.

        No vote of EQT shareholders is required in connection with the Separation and Distribution. Accordingly, if this transaction occurs and you do not want to receive the Company's common stock in the Distribution, your only recourse will be to divest yourself of your EQT common stock prior to the record date for the Distribution.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

        As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject it to penalties under federal securities laws, expose it to lawsuits and restrict our ability to access financing.

        In addition, the Sarbanes-Oxley Act requires that, among other things, we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting.

        Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause it to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the Company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could have a material and adverse effect on us by, for example, leading to a decline in our share price or impairing our ability to raise additional capital.

EQT may not complete the ultimate separation of our business as planned and may retain a significant ownership stake in us for a period of time.

        We expect that EQT will ultimately dispose of its remaining ownership interest in us, representing 19.9% of our outstanding common stock, as soon as practicable following the Distribution consistent with the business reasons for the retention of such common stock, but in no event later than five years after the Distribution. There can be no assurance regarding the method by which EQT will dispose of its interest in us, as we expect it to seek to maximize overall value to its shareholders. Alternatives include one or more subsequent exchanges of such common stock for debt and a sale of such common stock for cash.

        The disposition by EQT of its remaining ownership interest in us may be subject to various conditions, including receipt of any necessary regulatory and other approvals, the existence of satisfactory market conditions, and the confirmation of credit and financial strength ratings. These conditions may not be satisfied or EQT may decide for any other reason not to consummate the disposition and instead retain a significant ownership interest in us for a period of time, not exceeding five years. Satisfying the conditions relating to such disposition may require actions that EQT has not anticipated. Any delay by EQT in completing the disposition could have a material adverse effect on the market price for our common stock.

Potential indemnification liabilities to EQT pursuant to agreements relating to the Separation and Distribution could materially adversely affect us.

        The Separation and Distribution Agreement with EQT provides for, among other things, the principal corporate transactions required to effect the Separation, certain conditions to the Separation and provisions governing the relationship between the Company and EQT with respect to and resulting from the Separation. For a description of the Separation and Distribution Agreement, see "Certain Relationships and Related Person Transactions—Separation and Distribution Agreement." Among other things, the Separation and Distribution Agreement provides for indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the Separation, as well as those obligations of EQT assumed by the Company pursuant to the Separation and Distribution Agreement. If the Company is required to indemnify EQT under the circumstances set forth in the Separation and Distribution Agreement, the Company may be subject to substantial liabilities.

        In addition, under the tax matters agreement that EQT will execute with us, we may be required to indemnify EQT against any additional taxes and related amounts resulting from (i) an acquisition of all or a portion of our equity securities or assets, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by us or (iii) any of our representations, covenants or undertakings contained in any of the Separation—related agreements and documents or in any documents relating to the IRS private letter ruling or the opinion of counsel being incorrect or violated. Any such indemnity obligations could be material. For a more detailed discussion, see "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

Risks Related to EQM's Business

EQM depends on EQT for a substantial majority of its revenues and future growth. For example, EQM's water services business is directly associated with EQT's well completion activities and water needs, which are partially driven by horizontal lateral lengths and the number of completion stages per well. Therefore, we are subject to the business risks of EQT, and any decrease in EQT's drilling or completion activity could adversely affect EQM's business and operating results. We have no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors us.

        Historically, EQM has provided a substantial percentage of its natural gas gathering, transmission and storage and water services to EQT. EQT accounted for approximately 74% of EQM's operating revenues for the year ended December 31, 2017 and 79% on a pro forma basis. We expect EQM to derive a substantial majority of its revenues from EQT for the foreseeable future. For example, EQM's ability to maintain water services revenues is substantially dependent on continued completion activity by EQT and third parties over time, including the volume of fresh water it distributes and produced water it handles for customers. EQM's fresh water distribution services, which make up a substantial portion of its water services revenues, will be in greatest demand in connection with completion activities. To the extent that EQT or other fresh water distribution customers complete fewer wells, or wells with shorter lateral lengths, the demand for EQM's fresh water distribution services would be reduced from that needed for longer lateral lengths. In addition, EQM's fresh water distribution business is dependent upon active development in EQM's areas of operation. In order to maintain or increase throughput levels on our fresh water distribution systems, EQM must service new wells.

        Therefore, any event, whether in EQM's areas of operations or otherwise, that adversely affects EQT's production, financial condition, leverage, results of operations or cash flows may adversely affect us. Accordingly, we are subject to the business risks of EQT, including the following:

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  prevailing and projected natural gas, natural gas liquids (NGLs) and oil prices;

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  the proximity, capacity, cost and availability of gathering and transportation facilities, and other factors that result in differentials to benchmark prices;

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  natural gas price volatility or a sustained period of lower commodity prices may have an adverse effect on EQT's drilling operations, revenue, profitability, future rate of growth, credit worthiness and liquidity;

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  a reduction in or slowing of EQT's anticipated drilling and production schedule, which would directly and adversely impact demand for EQM's services;

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  the costs of producing the natural gas and the availability and costs of drilling rigs and crews and other equipment;

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  infrastructure capacity constraints and interruptions;

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  geologic considerations;

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  risks associated with the operation of EQT's wells and facilities, including potential environmental liabilities;

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  the availability and cost of capital on a satisfactory economic basis to fund EQT's operations;

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  EQT's ability to identify exploration, development and production opportunities based on market conditions;

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  uncertainties inherent in projecting future rates of production, levels of reserves, and demand for natural gas, NGLs and oil;

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  EQT's ability to develop additional reserves that are economically recoverable, to optimize existing well production and to sustain production;

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  adverse effects of governmental and environmental regulation, including the availability of drilling permits, the regulation of hydraulic fracturing, the potential removal of certain federal income tax deductions with respect to natural gas and oil exploration and development or additional state taxes on natural gas extraction, changes in tax laws and negative public perception regarding EQT's operations;

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  the loss of key personnel; and

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  risk associated with cyber security threats.

        EQT may reduce its capital spending in the future based on commodity prices or other factors. Unless EQM is successful in attracting significant unaffiliated third-party customers, its ability to maintain or increase the capacity subscribed and volumes transported under service arrangements on its gathering, transmission and storage and water systems will be dependent on receiving consistent or increasing commitments from EQT. While EQT has dedicated certain acreage to, and executed long-term firm gathering and transmission contracts on, EQM's systems, it may determine in the future that drilling in areas outside of EQM's current areas of operations is strategically more attractive to it and it is under no contractual obligation to maintain its production dedicated to EQM. Moreover, EQT's Upstream Business strategy is transitioning from one focused on volume growth to one focused on capital efficiency and free cash flow generation. In preparation for the Separation, EQT has been evaluating the long-term pace of development of its Upstream Business in order to achieve the optimal balance between free cash flow generation and volume growth. Based on this evaluation, EQT is currently targeting mid-single digit annual production growth over the next five years. A reduction in the capacity subscribed or volumes transported or gathered on EQM's systems by EQT could have a material adverse effect on our business, financial condition, results of operations and liquidity.

        EQT may also elect to reduce its drilling activity if commodity prices decrease. Fluctuations in energy prices can also greatly affect the development of reserves. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond EQM's control. These factors include worldwide economic conditions, weather conditions and seasonal trends, the levels of domestic production and consumer demand, the levels of imported and exported natural gas, oil and liquefied natural gas (LNG), the availability of transportation systems with adequate capacity, the volatility and uncertainty of regional pricing differentials, the price and availability of alternative fuels, the effect of energy conservation measures, the nature and extent of governmental regulation and taxation, and the anticipated future prices of natural gas, oil, LNG and other commodities. Declines in commodity prices could have a negative impact on EQT's development and production activity, and if sustained, could lead to a material decrease in such activity. Sustained reductions in development or production activity in EQM's areas of operation could lead to reduced utilization of EQM's services.

        Due to these and other factors, even if reserves are known to exist in areas serviced by EQM's assets, producers have chosen, and may choose in the future, not to develop those reserves. If reductions in development activity result in EQM's inability to maintain the current levels of throughput on EQM's water services, or if reductions in lateral lengths result in a decrease in demand for EQM's water services on a per well basis, those reductions could adversely affect EQM's business, financial condition, results of operations and liquidity.

        Please see Item 1A, "Risk Factors" in EQT's Annual Report on Form 10-K for the year ended December 31, 2017 (which is not, and shall not be deemed to be, incorporated by reference herein) for a full discussion of the risks associated with EQT's business.

The demand for the services provided by EQM's water distribution business could decline as a result of several factors.

        EQM's water services business includes fresh water distribution for use in EQM's customers' natural gas, NGLs and oil exploration and production activities. Water is an essential component of natural gas, NGLs and oil production during the drilling, and in particular, the hydraulic fracturing process. As a result, the demand for EQM's fresh water distribution and produced water handling services is tied to the level of drilling and completion activity of EQM's customers, including EQT, which is currently and anticipated to continue to be EQM's primary customer for such services. More specifically, the demand for EQM's water distribution and produced water handling services could be adversely affected by any reduction in or slowing of EQT's or other customers' well completions, any reduction in produced water attributable to completion activity, or the extent to which EQT or other customers complete wells with shorter lateral lengths, which would lessen the volume of fresh water required for completion activity. In addition, increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGLs and oil production by EQM's water services customers, which could reduce the number of wells for which EQM provides water services.

        Additionally, EQM depends on EQT to source a portion of the fresh water EQM distributes. The availability of EQM's and EQT's water supply may be limited due to reasons including, but not limited to, prolonged drought or regulatory delays associated with infrastructure development. Restrictions on the ability to obtain water or changes in wastewater disposal requirements may incentivize water recycling efforts by oil and natural gas producers, which could decrease the demand for EQM's fresh water distribution services.

EQM's natural gas gathering, transmission and storage services are subject to extensive regulation by federal, state and local regulatory authorities. Changes or additional regulatory measures adopted by such authorities could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

        EQM's interstate natural gas transmission and storage operations are regulated by the FERC under the Natural Gas Act of 1938 (NGA), the Natural Gas Policy Act of 1978 (NGPA) and the Energy Policy Act of 2005. Certain portions of EQM's gathering operations are also rate-regulated by the FERC in connection with its interstate transmission operations. EQM's FERC-regulated systems operate under tariffs approved by the FERC that establish rates, cost recovery mechanisms and terms and conditions of service to its customers. Generally, the FERC's authority extends to:

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  rates and charges for EQM's natural gas transmission and storage and FERC-regulated gathering services;

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  certification and construction of new interstate transmission and storage facilities;

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  abandonment of interstate transmission and storage services and facilities;

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  maintenance of accounts and records;

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  relationships between pipelines and certain affiliates;

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  terms and conditions of services and service contracts with customers;

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  depreciation and amortization policies;

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  acquisitions and dispositions of interstate transmission and storage facilities; and

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  initiation and discontinuation of interstate transmission and storage services.

        Interstate pipelines may not charge rates or impose terms and conditions of service that, upon review by the FERC, are found to be unjust and unreasonable or unduly discriminatory. The recourse rate that may be charged by EQM's interstate pipeline for its transmission and storage services is established through the FERC's ratemaking process. The maximum applicable recourse rate and terms and conditions for service are set forth in EQM's FERC-approved tariffs.

        Pursuant to the NGA, existing interstate transmission and storage rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by the FERC. Additionally, rate increases and changes to terms and conditions of service proposed by a regulated interstate pipeline may be protested and such increases or changes can be delayed and may ultimately be rejected by the FERC. EQM currently holds authority from the FERC to charge and collect (i) "recourse rates," which are the maximum rates an interstate pipeline may charge for its services under its tariff, (ii) "discount rates," which are rates below the "recourse rates" and above a minimum level, provided they do not "unduly discriminate," (iii) "negotiated rates," which involve rates above or below the "recourse rates," provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement, and (iv) market-based rates for some of EQM's storage services from which EQM derives a small portion of its revenues. As of December 31, 2017, approximately 89% of the contracted firm transmission capacity on EQM's system was committed under such "negotiated rate" contracts, rather than recourse, discount or market rate contracts. There can be no guarantee that EQM will be allowed to continue to operate under such rate structures for the remainder of those assets' operating lives. Any successful challenge against rates charged for EQM's transmission and storage services could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, the FERC has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transmission facilities. EQM maintains rates and terms of service in its tariff for unbundled gathering services performed on a portion of its gathering facilities that are connected to its transmission and storage system. Just as with rates and terms of service for transmission and storage services, EQM's rates and terms of services for its FERC-regulated gathering services may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service which EQM proposes for its FERC-regulated gathering services may be protested, and such increases or changes can be delayed and may ultimately be rejected by the FERC.

        The FERC's jurisdiction extends to the certification and construction of interstate transmission and storage facilities, including, but not limited to, acquisitions, facility maintenance, expansions, and abandonment of facilities and services. While the FERC exercises jurisdiction over the rates and terms of service for EQM's FERC-regulated gathering services, these gathering facilities are not subject to the FERC's certification and construction authority. Prior to commencing construction of new or existing interstate transmission and storage facilities, an interstate pipeline must obtain a certificate authorizing the construction, or file to amend its existing certificate, from the FERC. On April 19, 2018, the FERC issued a Notice of Inquiry seeking information regarding whether, and if so how, it should revise its approach under its currently effective policy statement on the certification of new natural gas transportation facilities. We cannot currently predict when the FERC will issue an order in the Notice of Inquiry proceeding or what action the FERC may take in any such order. If the FERC changes its existing certificate policy, it could impact EQM's ability to construct interstate pipeline facilities. Further, typically a significant expansion project requires review by a number of governmental agencies, including state and local agencies, whose cooperation is important in completing the regulatory process on schedule. Any agency's delay in the issuance of, or refusal to issue, authorizations or permits for one or more of these projects may mean that EQM will not be able to pursue these projects or that they will be constructed in a manner or with capital requirements that EQM did not anticipate. Such delays, refusals or resulting modifications to projects could materially and negatively impact the revenues and costs expected from these projects or cause EQM to abandon planned projects.

        FERC regulations also extend to the terms and conditions set forth in agreements for transmission and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the forms of service agreements set forth in the pipeline's FERC-approved tariff. Non-conforming agreements must be filed with, and accepted by, the FERC. In the event that the FERC finds that an agreement is materially non-conforming, in whole or in part, it could reject the agreement or require EQM to seek modification, or alternatively require EQM to modify its tariff so that the non-conforming provisions are generally available to all customers.

        On March 15, 2018, the FERC issued an order prohibiting master limited partnership (MLP)-owned pipelines from including an allowance for investor income tax liability in their cost-of-service based rates. Under its prior policy, the FERC had permitted all interstate pipelines to include an income tax allowance in the cost-of-service used as the basis for calculating their regulated rates. On July 18, 2018, the FERC issued an order affirming the principal finding in the March order regarding income tax recovery and also clarifying the treatment of Accumulated Deferred Income Taxes (ADIT) in light of the prohibition on MLP income tax allowances. Also on July 18, 2018, the FERC issued Order No. 849, adopting regulations requiring that natural gas pipelines must make a one-time report, Form 501-G, due in the fourth quarter of 2018. For MLP-owned pipelines, the Form 501-G report must calculate an earned rate of return on equity that addresses any potential over-recovery of their cost of service arising from the prohibition of the income tax allowance and the ADIT clarification. The FERC will evaluate these Form 501-G filings on a case-by-case basis and may open a limited or a general rate case, open an investigation, or take no further action. This recent action by the FERC could adversely affect EQM's business, financial condition, results of operations, liquidity and ability to make cash distributions to unitholders, including us and EQGP.

        The FERC may not continue to pursue its approach of pro-competitive policies as it considers matters such as interstate pipeline rates and rules and policies that may affect rights of access to natural gas transmission capacity and transmission and storage facilities.

        Section 1(b) of the NGA exempts certain natural gas gathering facilities from regulation by the FERC under the NGA. EQM believes that its high pressure natural gas gathering pipelines meet the traditional tests the FERC has used to establish a pipeline's status as an exempt gatherer not subject to regulation as a natural gas company, although the FERC has not made a formal determination with respect to the jurisdictional status of those facilities. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is often the subject of litigation within the industry, so the classification and regulation of EQM's high pressure gathering systems are subject to change based on future determinations by the FERC, the courts or the U.S. Congress.

        Failure to comply with applicable provisions of the NGA, the NGPA, federal pipeline safety laws and certain other laws, as well as with the regulations, rules, orders, restrictions and conditions associated with these laws, could result in the imposition of administrative and criminal remedies and civil penalties. For example, the FERC is authorized to impose civil penalties of up to approximately $1.2 million per violation, per day for violations of the NGA, the NGPA or the rules, regulations, restrictions, conditions and orders promulgated under those statutes. This maximum penalty authority established by statute will continue to be adjusted periodically for inflation.

        In addition, future federal, state or local legislation or regulations under which EQM will operate its natural gas gathering, transmission and storage businesses may have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

Any significant decrease in production of natural gas in EQM's areas of operation could adversely affect its business and operating results and reduce its cash available to make distributions.

        EQM's business is dependent on the continued availability of natural gas production and reserves in its areas of operation. A sustained low-price environment for natural gas or regulatory limitations could adversely affect development of additional reserves and production that is accessible by EQM's pipeline and storage assets. Production from natural gas wells will naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, producers may determine in the future that drilling activities in areas outside of EQM's current areas of operations are strategically more attractive to them due to the price environment for natural gas or other reasons. A reduction in the natural gas volumes supplied by EQT or third-party producers could result in reduced throughput on EQM's systems and adversely impact its ability to grow its operations and increase quarterly cash distributions to its unitholders, including us and EQGP. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas gathered, transported and stored on EQM's systems and cash flows associated therewith, EQM's customers must continually access additional reserves of natural gas.

        The primary factors affecting EQM's ability to obtain non-dedicated sources of natural gas include the level of successful drilling activity near EQM's systems and EQM's ability to compete for volumes from successful new wells. While EQT has dedicated production from certain of its leased properties to EQM, EQM has no control over the level of drilling activity in its areas of operation, the amount of reserves associated with wells connected to EQM's gathering systems or the rate at which production from a well declines. In addition, EQM has no control over EQT or other producers or their drilling or production decisions, which are affected by, among other things, the availability and cost of capital, prevailing and projected energy prices, demand for hydrocarbons, levels of reserves, the producer's contractual obligations to EQM and other midstream companies, geological considerations, environmental or other governmental regulations, the availability of drilling permits, the availability of drilling rigs and crews, and other production and development costs.

        Fluctuations in energy prices can also greatly affect the development of new natural gas reserves. In general terms, the prices of natural gas, oil and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond EQM's control. For example, the daily spot prices for NYMEX Henry Hub natural gas ranged from a high of $3.77 per MMBtu to a low of $1.49 per MMBtu from January 1, 2016 through June 30, 2018. Factors affecting natural gas prices include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic production and consumer demand; new exploratory finds of natural gas; the availability of imported, and the ability to export, natural gas and LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional basis differentials and premiums; the price and availability of alternative fuels; the effects of energy conservation measures; the nature and extent of governmental regulation and taxation; and the anticipated future prices of natural gas, oil, LNG and other commodities. Low natural gas prices, particularly in the Appalachian Basin, have had a negative impact on exploration, development and production activity and, if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in EQM's areas of operation would lead to reduced utilization of EQM's systems. Because of these factors, even if new natural gas reserves are known to exist in areas served by EQM's assets, producers may choose not to develop those reserves. Moreover, EQT may not develop the acreage it has dedicated to EQM. If reductions in drilling activity result in EQM's inability to maintain levels of contracted capacity and throughput, it could reduce EQM's revenue and impair its ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        EQM does not obtain independent evaluations of natural gas reserves connected to its systems. Accordingly, EQM does not have independent estimates of total reserves connected to its systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to EQM's systems are less than EQM anticipates, or the timeline for the development of reserves is longer than EQM anticipates, and EQM is unable to secure additional sources of natural gas, there could be a material adverse effect on its business, results of operations, financial condition, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        If new supplies of natural gas are not obtained to replace the natural decline in volumes from existing supply basins in EQM's area of operation, or if natural gas supplies are diverted to serve other markets, the overall volume of natural gas gathered, transported and stored on EQM's systems would decline, which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        Additionally, see "EQM depends on EQT for a substantial majority of its revenues and future growth. For example, EQM's water services business is directly associated with EQT's well completion activities and water needs, which are partially driven by horizontal lateral lengths and the number of completion stages per well. Therefore, we are subject to the business risks of EQT, and any decrease in EQT's drilling or completion activity could adversely affect EQM's business and operating results. We have no control over EQT's business decisions and operations, and EQT is under no obligation to adopt a business strategy that favors us."

EQM may not be able to increase its throughput and resulting revenue due to competition and other factors, which could limit its ability to grow.

        Part of EQM's growth strategy includes diversifying its customer base by identifying opportunities to offer services to parties other than EQT. For the years ended December 31, 2017, 2016 and 2015, EQT accounted for approximately 88%, 96% and 96%, respectively, of EQM's gathering revenues, 60%, 57% and 53%, respectively, of EQM's transmission revenues, 2%, 1% and 1%, respectively, of EQM's storage revenues, and 74%, 75% and 73%, respectively, of EQM's total operating revenues. EQM's ability to increase its subscribed capacity and throughput and resulting revenue is subject to numerous factors beyond its control, including competition from third parties and the extent to which EQM has available capacity when shippers require it. To the extent that EQM lacks available capacity on its systems for volumes, it may not be able to compete effectively with third party systems for additional natural gas production in its areas of operation.

        EQM has historically provided gathering, transmission and storage services to parties other than EQT on only a limited basis and may not be able to attract material service opportunities from third parties. EQM's efforts to attract new unaffiliated customers may be adversely affected by its relationship with EQT and its desire to provide services pursuant to long-term firm contracts. EQM's potential customers may prefer to obtain services under other forms of contractual arrangements under which EQM would be required to assume direct commodity exposure. In addition, EQM must continue to improve its reputation among its potential customer base for providing high quality service to successfully attract new customers.

The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all or its ability to achieve the expected investment return on the project.

        Certain of EQM's internal growth projects may require regulatory approval from federal, state and local authorities prior to construction, including any extensions from or additions to its transmission and storage system. The approval process for storage and transportation projects has become increasingly challenging, due in part to state and local concerns related to exploration and production, transmission and gathering activities in new production areas, including the Marcellus, Utica and Upper Devonian Shales, and negative public perception regarding the oil and gas industry. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions.

        In addition, any significant delays in the regulatory approval process for the MVP project could increase costs and negatively impact the scheduled in-service date of fourth quarter 2019, which in turn could adversely affect the ability for the MVP Joint Venture and its owners, including EQM, to achieve the expected investment return. The MVP project is subject to several challenges that must be resolved before the MVP project can be completed, as described in more detail under "Business—Legal Proceedings."

        Although the MVP Joint Venture is actively defending the relevant agency actions and judicial challenges to the project, and is in active dialogue with all of the affected agencies to resolve these issues and restore the affected permits, there is no guarantee as to how long the agency proceedings and judicial challenges will take to resolve, or whether the MVP Joint Venture will ultimately succeed in restoring the permits in their present form or within the MVP Joint Venture's targeted time frame for placing the project in service. This and other similar litigation could adversely affect EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

EQM is exposed to the credit risk of its counterparties in the ordinary course of its business.

        EQM is exposed to the risk of loss resulting from the nonpayment and/or nonperformance of its customers, suppliers, joint venture partners and other counterparties. EQM extends credit to its customers, including EQT as its largest customer, as a normal part of EQM's business. While EQM has established credit policies, including assessing the creditworthiness of its customers as permitted by its FERC-approved natural gas tariffs, and requiring appropriate terms or credit support from them based on the results of such assessments, EQM may not have adequately assessed the creditworthiness of its existing or future customers. We cannot predict the extent to which EQT's and EQM's other counterparties' businesses would be impacted if commodity prices decline, commodity prices are depressed for a sustained period of time, or other conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on the abilities of EQM's counterparties to perform under their gathering, transmission and storage and water services agreements with EQM. The low commodity price environment has negatively impacted natural gas producers causing some producers in the industry significant economic stress including, in certain cases, to file for bankruptcy protection or to renegotiate contracts. To the extent one or more of EQM's customers is in financial distress or commences bankruptcy proceedings, contracts with these customers may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code. Any resulting nonpayment and/or nonperformance by EQM's counterparties could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

Increased competition from other companies that provide gathering, transmission and storage, and water services, or from alternative fuel sources, could have a negative impact on the demand for EQM's services, which could adversely affect its financial results.

        EQM's ability to renew or replace existing contracts at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of its competitors. EQM's systems compete primarily with other interstate and intrastate pipelines and storage facilities in the gathering, transmission and storage of natural gas. Some of EQM's competitors have greater financial resources and may now, or in the future, have access to greater supplies of natural gas than EQM does. Some of these competitors may expand or construct gathering systems, transmission and storage systems and water systems that would create additional competition for the services EQM provides to its customers. In addition, EQM's customers may develop their own gathering, transmission or storage, or water services instead of using EQM's. Moreover, none of EQT, the Company, EQGP or any of their respective affiliates is limited in its ability to compete with EQM.

        The policies of the FERC promoting competition in natural gas markets are having the effect of increasing the natural gas transmission and storage options for EQM's traditional customer base. As a result, EQM could experience some turnback of firm capacity as existing agreements expire. If EQM is unable to remarket this capacity or can remarket it only at substantially discounted rates compared to previous contracts, EQM may have to bear the costs associated with the turned back capacity. Increased competition could reduce the volumes of natural gas transported or stored on EQM's system or, in cases where EQM does not have long-term firm contracts, could force EQM to lower its transmission or storage rates.

        Further, natural gas as a fuel competes with other forms of energy available to end-users, including coal, liquid fuels and renewable and alternative energy. Increased demand for such forms of energy at the expense of natural gas could lead to a reduction in demand for natural gas gathering, transmission and storage, and water services.

        All of these competitive pressures could make it more difficult for EQM to retain its existing customers and/or attract new customers as EQM seeks to expand its business, which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP. In addition, competition could intensify the negative impact of factors that decrease demand for natural gas in the markets served by EQM's systems, such as adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas.

If third party pipelines and other facilities interconnected to EQM's pipelines and facilities become unavailable to transport or process natural gas, EQM's revenues and cash available to make distributions to its unitholders could be adversely affected.

        EQM depends on third party pipelines and other facilities that provide receipt and delivery options to and from EQM's transmission and storage system. For example, EQM's transmission and storage system interconnects with the following interstate pipelines: Texas Eastern, Dominion Transmission, Columbia Gas Transmission, Tennessee Gas Pipeline Company, Rockies Express Pipeline LLC, National Fuel Gas Supply Corporation and ET Rover Pipeline, LLC, as well as multiple distribution companies. Similarly, EQM's gathering systems have multiple delivery interconnects to multiple interstate pipelines. In the event that EQM's access to such systems was impaired, the amount of natural gas that EQM's gathering systems can gather and transport would be adversely affected, which could reduce revenues from EQM's gathering activities. Because EQM does not own these third-party pipelines or facilities, their continuing operation is not within EQM's control. If these or any other pipeline connections or facilities were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, EQM's ability to operate efficiently and continue shipping natural gas to end markets could be restricted. Any temporary or permanent interruption at any key pipeline interconnect or facility could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

Certain of the services EQM provides on its transmission and storage system are subject to long-term, fixed-price "negotiated rate" contracts that are not subject to adjustment, even if EQM's cost to perform such services exceeds the revenues received from such contracts, and, as a result, EQM's costs could exceed its revenues received under such contracts.

        It is possible that costs to perform services under "negotiated rate" contracts will exceed the negotiated rates EQM has agreed to provide to its customers. If this occurs, it could decrease the cash flow realized by EQM's systems and, therefore, the cash EQM has available for distribution to its unitholders, including us and EQGP. Under FERC policy, a regulated service provider and a customer may mutually agree to a "negotiated rate," and that contract must be filed with and accepted by the FERC. As of December 31, 2017, approximately 89% of EQM's contracted transmission firm capacity was subscribed under such "negotiated rate" contracts. Unless the parties to these "negotiated rate" contracts agree otherwise, the contracts generally may not be adjusted to account for increased costs which could be caused by inflation or other factors relating to the specific facilities being used to perform the services.

EQM may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

        A significant exposure to market risk for EQM occurs at the time its existing contracts expire and are subject to renegotiation and renewal. Including contracts associated with expected future capacity from expansion projects that are not yet fully constructed but for which EQM has executed firm contracts, EQM's firm gathering contracts had a weighted average remaining term of approximately 8 years and firm transmission and storage contracts had a weighted average remaining term of approximately 15 years as of December 31, 2017. The extension or replacement of existing contracts, including EQM's contracts with EQT, depends on a number of factors beyond EQM's control, including:

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  the level of existing and new competition to provide services to EQM's markets;

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  the macroeconomic factors affecting natural gas economics for EQM's current and potential customers;

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  the balance of supply and demand, on a short-term, seasonal and long-term basis, in EQM's markets;

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  the extent to which the customers in EQM's markets are willing to contract on a long-term basis; and

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  the effects of federal, state or local regulations on the contracting practices of EQM's customers.

        Any failure to extend or replace a significant portion of EQM's existing contracts, or extending or replacing them at unfavorable or lower rates, could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

If the tariffs governing the services EQM provides are successfully challenged, EQM could be required to reduce its tariff rates, which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        Rate payers, the FERC or other interested stakeholders, such as state regulatory agencies, may challenge EQM's rates offered to individual customers or the terms and conditions of service included in EQM's tariffs. EQM does not have an agreement in place that would prohibit customers, including EQT or its affiliates, from challenging EQM's tariffs. If any challenge were successful, among other things, the rates that EQM charges on its systems could be reduced. Successful challenges could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

If EQM does not complete expansion projects, its future growth may be limited.

        A significant component of EQM's growth strategy is to continue to grow the cash distributions on its units by expanding its business. EQM's ability to grow depends, in part, upon its ability to complete expansion projects that result in an increase in the cash EQM generates. EQM may be unable to complete successful, accretive expansion projects for many reasons, including, but not limited to, the following:

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  an inability to identify attractive expansion projects;

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  an inability to obtain necessary rights-of-way or permits or other government approvals, including approvals by regulatory agencies;

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  an inability to successfully integrate the infrastructure EQM builds;

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  an inability to raise financing for expansion projects on economically acceptable terms;

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  incorrect assumptions about volumes, revenues and costs, including potential growth; or

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  an inability to secure adequate customer commitments to use the newly expanded facilities.

Expanding EQM's business by constructing new midstream assets subjects EQM to risks.

        Organic and greenfield growth projects are a significant component of EQM's growth strategy. The development and construction of pipelines and storage facilities involves numerous regulatory, environmental, political and legal uncertainties beyond EQM's control and will require the expenditure of significant amounts of capital. The development and construction of pipelines and storage facilities expose EQM to construction risks such as the failure to meet affiliate and third party contractual requirements, delays caused by landowners or advocacy groups opposed to the oil and gas industry, environmental hazards, adverse weather conditions, the performance of third party contractors, the lack of available skilled labor, equipment and materials and the inability to obtain necessary rights-of-way or approvals and permits from regulatory agencies on a timely basis or at all. These types of projects may not be completed on schedule, at the budgeted cost or at all. Moreover, EQM's revenues may not increase for some time after completion of a particular project. For instance, EQM will be required to pay construction costs generally as they are incurred but construction will typically occur over an extended period of time, and EQM will not receive material increases in revenues until the project is placed into service. Moreover, EQM may construct facilities to capture anticipated future growth in production and/or demand in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve EQM's expected investment return, which could adversely affect EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

If EQM is unable to make acquisitions on economically acceptable terms, its future growth may be limited, and the acquisitions EQM does make may reduce, rather than increase, its cash generated from operations on a per unit basis.

        EQM's ability to grow depends, in part, on its ability to make acquisitions that increase its cash generated from operations on a per unit basis. The acquisition component of EQM's strategy is based, in large part, on its expectation of ongoing divestitures of midstream energy assets by industry participants. A material decrease in such divestitures would limit EQM's opportunities for future acquisitions and could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        If EQM is unable to make accretive acquisitions, whether because, among other reasons, (i) EQM is unable to identify attractive acquisition opportunities, (ii) EQM is unable to negotiate acceptable purchase contracts, (iii) EQM is unable to obtain financing for acquisitions on economically acceptable terms, (iv) EQM is outbid by competitors, some of which are larger than EQM and have greater financial resources, or (v) EQM is unable to obtain necessary governmental or third party consents, then EQM's future growth and ability to increase distributions will be limited.

        Furthermore, even if EQM does make acquisitions that it believes will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis. Any acquisition involves potential risks, including, among other things:

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  mistaken assumptions about volumes, revenues and costs, including synergies and potential growth;

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  an inability to secure adequate customer commitments to use the acquired systems or facilities;

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  an inability to integrate successfully the assets or businesses EQM acquires;

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  the assumption of unknown liabilities for which EQM is not indemnified or for which EQM's indemnity is inadequate;

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  the diversion of management's and employees' attention from other business concerns; and

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  unforeseen difficulties operating in new geographic areas or business lines.

        If any acquisition fails to be accretive to EQM's distributable cash flow per unit, it could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

Failure to successfully combine the businesses of EQM and RMP in the expected time frame may adversely affect the future results of the combined organization and EQM's ability to achieve the intended benefits of the EQM-RMP Mergers and the Drop-Down Transaction.

        The success of the EQM-RMP Mergers will depend, in part, on EQM's ability to realize the anticipated benefits from combining the businesses of EQM and RMP. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the EQM-RMP Mergers may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the EQM-RMP Mergers. There can be no assurance that EQM's combination with RMP or the Drop-Down Transaction will deliver the strategic, financial and operational benefits anticipated by EQM. EQM's business may be negatively impacted if it is unable to effectively manage its expanded operations, which could have a material adverse effect on EQM's ability to make quarterly cash distributions to its unitholders, including us and EQGP.

If EQM is unable to obtain needed capital or financing on satisfactory terms to fund expansions of its asset base, its ability to make quarterly cash distributions may be diminished or its financial leverage could increase. EQM does not have any commitment with any of its affiliates to provide any direct or indirect financial assistance to EQM.

        In order to expand EQM's asset base and complete announced expansion projects, including the MVP, MVP Southgate and Hammerhead projects, EQM will need to make significant expansion capital expenditures. If EQM does not make sufficient or effective expansion capital expenditures, it will be unable to expand its business operations and may be unable to maintain or raise the level of its quarterly cash distributions.

        In order to fund its expansion capital expenditures, EQM will be required to use cash from its operations, incur borrowings or sell additional common units or other limited partner interests. Using cash from operations will reduce distributable cash flow to EQM's common unitholders, including us and EQGP. EQM's ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by its financial condition at the time of any such financing or offering, the covenants in EQM's debt agreements, general economic conditions and contingencies and uncertainties that are beyond EQM's control. Even if EQM is successful in obtaining funds for expansion capital expenditures through equity or debt financings, the terms thereof could limit its ability to pay distributions to its common unitholders, including us and EQGP. In addition, incurring additional debt may significantly increase EQM's interest expense and financial leverage, and issuing additional limited partner interests may result in significant common unitholder dilution and increase the aggregate amount of cash required to maintain the then-current distribution rates, which could materially decrease EQM's and EQGP's ability to pay distributions at the then-current distribution rates, and our ability to pay dividends. If funding is not available to EQM when needed, or is available only on unfavorable terms, EQM may be unable to execute its business plans, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP. EQM does not have any commitment with the EQM General Partner, the EQGP General Partner or other affiliates, including EQT and us, to provide any direct or indirect financial assistance to EQM.

EQM is subject to numerous hazards and operational risks.

        EQM's business operations are subject to all of the inherent hazards and risks normally incidental to the gathering, transmission and storage of natural gas. These operating risks include, but are not limited to:

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  damage to pipelines, facilities, equipment, environmental controls and surrounding properties caused by hurricanes, earthquakes, tornadoes, abnormal amounts of rainfall, floods, fires, landslides and other natural disasters and acts of sabotage and terrorism;

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  inadvertent damage from construction, vehicles, and farm and utility equipment;

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  uncontrolled releases of natural gas and other hydrocarbons;

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  leaks, migrations or losses of natural gas as a result of the malfunction of equipment or facilities and, with respect to storage assets, as a result of undefined boundaries, geologic anomalies, natural pressure migration and wellbore migration;

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  ruptures, fires and explosions;

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  pipeline freeze offs due to cold weather; and

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  other hazards that could also result in personal injury and loss of life, pollution to the environment and suspension of operations.

        These risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of EQM's operations, regulatory investigations and penalties and substantial losses to EQM. The location of certain segments of EQM's systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from these risks. In spite of any precautions taken, an event such as those described above could cause considerable harm to people, property or the environment and could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP. Accidents or other operating risks could further result in loss of service available to EQM's customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on segments of EQM's systems. Potential customer impacts arising from service interruptions on segments of EQM's systems could include limitations on its ability to satisfy customer requirements, obligations to provide reservation charge credits to customers in times of constrained capacity, and solicitation of EQM's existing customers by others for potential new projects that would compete directly with EQM's existing services. Such circumstances could adversely impact EQM's ability to meet contractual obligations and retain customers, with a resulting negative impact on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

Negative public perception regarding EQM, the MVP and/or the midstream industry could have an adverse effect on EQM's operations.

        Negative public perception regarding EQM, the MVP and/or the midstream industry resulting from, among other things, oil spills, the explosion of natural gas transmission and gathering lines and concerns raised by advocacy groups about hydraulic fracturing and pipeline projects, has led to, and may in the future lead to, increased regulatory scrutiny, which may, in turn, lead to new local, state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. These actions have caused, and may continue to cause, operational delays or restrictions, increased operating costs, penalties under construction contracts, additional regulatory burdens and increased risk of litigation. As discussed under—"The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all or its ability to achieve the expected investment return on the project," there are several pending challenges to certain aspects of the MVP project that must be resolved before the MVP project can be completed. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits EQM and the MVP Joint Venture need to conduct their operations to be withheld, delayed or burdened by requirements that restrict their ability to profitably conduct business.

EQM does not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        EQM is not fully insured against all risks inherent in its business, including environmental accidents that might occur. In addition, EQM does not maintain business interruption insurance of the types and in amounts necessary to cover all possible risks of loss. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        EQT currently maintains excess liability insurance that covers EQT's and its affiliates', including, prior to the Distribution, EQGP's and EQM's, legal and contractual liabilities arising out of bodily injury, personal injury or property damage, including resulting loss of use, to third parties. This excess liability insurance includes coverage for sudden and accidental pollution liability but excludes: release of pollutants subsequent to their disposal; release of substances arising from the combustion of fuels that result in acidic deposition; and testing, monitoring, clean-up, containment, treatment or removal of pollutants from property owned, occupied by, rented to, used by or in the care, custody or control of EQT and its affiliates, including EQGP and EQM. EQT also maintains coverage for itself and its affiliates, including, prior to the Distribution, EQGP and EQM, for physical damage to assets and resulting business interruption, including damage caused by terrorist acts.

        We intend to maintain liability insurance that will cover our liabilities and those of our affiliates, including EQGP and EQM, similar to those described above.

        All of EQT's insurance is, and our insurance will be, subject to deductibles or self-insured retentions. If a significant accident or event occurs for which EQM is not fully insured, it could adversely affect EQM's operations and financial condition. We may not be able to maintain or obtain insurance for ourselves and our affiliates, including EQM, of the types and in the amounts we desire at reasonable rates, and we may elect to self-insure a portion of EQM's asset portfolio. The insurance coverage we do obtain may contain large deductibles or fail to cover certain hazards or cover all potential losses. In addition, for pre-Distribution losses, we will share insurance coverage with EQT, and we will remain responsible for payment of any deductible or self-insured amounts under those insurance policies. To the extent EQM experiences a pre-Distribution loss that would be covered under EQT's insurance policies, our ability to collect under those policies may be reduced to the extent EQT erodes the limits under those policies.

EQM is subject to stringent environmental laws and regulations that may expose it to significant costs and liabilities.

        EQM's operations are regulated extensively at the federal, state and local levels. Laws, regulations and other legal requirements have increased the cost to plan, design, install, operate and abandon gathering, transmission and water systems and pipelines. Environmental, health and safety legal requirements govern discharges of substances into the air, water and ground; the management and disposal of hazardous substances and wastes; the clean-up of contaminated sites; groundwater quality and availability; plant and wildlife protection; locations available for pipeline construction; environmental impact studies and assessments prior to permitting; restoration of properties after construction or operations are completed; pipeline safety (including replacement requirements); and work practices related to employee health and safety. Compliance with the laws, regulations and other legal requirements applicable to EQM's business, including delays in obtaining permits or other government approvals, may increase EQM's cost of doing business, result in delays or restrictions in the performance of operations due to the need to obtain additional or more detailed permits or other governmental approvals or even cause EQM not to pursue a project. For example, the U.S. Fish and Wildlife Service continues to receive hundreds of petitions to consider listing of additional species as endangered or threatened and is being regularly sued or threatened with lawsuits to address these petitions. Some of these legal actions may result in the listing of species located in areas in which EQM operates. Such designations of previously unprotected species as being endangered or threatened, or the designation of previously unprotected areas as a critical habitat for such species, can result in increased costs, construction delays, restrictions in EQM's operations or abandonment of projects. Listing of aquatic species could potentially affect water supplies or delay related infrastructure development. In addition, compliance with laws, regulations or other legal requirements could subject EQM to claims for personal injuries, property damage and other damages. EQM's failure to comply with the laws, regulations and other legal requirements applicable to its business, even if as a result of factors beyond its control, could result in the suspension or termination of its operations and subject EQM to administrative, civil and criminal penalties and damages.

        Laws, regulations and other legal requirements are constantly changing, and implementation of compliant processes in response to such changes could be costly and time consuming. For example, in October 2015, the U.S. Environmental Protection Agency (EPA) revised the National Ambient Air Quality Standards (NAAQS) for ozone from 75 parts per billion for the current 8 hour primary and secondary ozone standards to 70 parts per billion for both standards. The EPA may designate the areas in which EQM operates as nonattainment areas. States that contain any areas designated as nonattainment areas will be required to develop implementation plans demonstrating how the areas will attain the applicable standard within a prescribed period of time. These plans may require the installation of additional equipment to control emissions. In addition, in May 2016, the EPA finalized rules that impose volatile organic compound emissions limits (and collaterally reduce methane emissions) on certain types of compressors and pneumatic pumps, as well as requiring the development and implementation of leak monitoring plans for compressor stations. The EPA announced its intention to reconsider certain of the rules in April 2017 and has sought to stay their requirements; however, the rules remain in effect. Compliance with these or other new regulations could, among other things, require installation of new emission controls on some of EQM's equipment, result in longer permitting timelines, and significantly increase EQM's capital expenditures and operating costs, which could adversely impact EQM's business. In addition to periodic changes to air, water and waste laws, as well as recent EPA initiatives to impose climate change-based air regulations on industry, the U.S. Congress and various states have been evaluating climate-related legislation and other regulatory initiatives that would further restrict emissions of greenhouse gas (GHG), including methane (a primary component of natural gas) and carbon dioxide (a byproduct of burning natural gas). Several states are also pursuing similar measures to regulate emissions of GHGs from new and existing sources. If implemented, such GHG restrictions may result in additional compliance obligations with respect to, or taxes on the release, capture and use of GHGs that could have an adverse effect on EQM's operations.

        There is a risk that EQM may incur costs and liabilities in connection with its operations due to historical industry operations and waste disposal practices, its handling of wastes and potential emissions and discharges related to EQM's operations. Private parties, including the owners of the properties through which EQM's gathering system or its transmission and storage system pass and facilities where its wastes are taken for reclamation or disposal, may have the right to pursue legal actions to require remediation of contamination or enforce compliance with environmental requirements as well as to seek damages for personal injury or property damage. In addition, changes in environmental laws occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity or ability to make quarterly cash distributions to its unitholders, including us and EQGP. EQM may not be able to recover all or any of these costs from insurance.

Climate change and related legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services EQM provides.

        Legislative and regulatory measures to address climate change and GHG emissions are in various phases of discussion or implementation. The EPA regulates GHG emissions from new and modified facilities that are potential major sources of criteria pollutants under the Clean Air Act's Prevention of Significant Deterioration and Title V programs and has adopted regulations that require, among other things, preconstruction and operating permits for certain large stationary sources and the monitoring and reporting of GHGs from certain onshore oil and natural gas production sources on an annual basis.

        In addition, the U.S. Congress, along with federal and state agencies, have considered measures to reduce the emissions of GHGs. Legislation or regulation that restricts carbon emissions could increase EQM's cost of environmental compliance by requiring it to install new equipment to reduce emissions from larger facilities and/or, depending on any future legislation, purchase emission allowances. Climate change and GHG legislation or regulation could also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals for existing and new facilities, impose additional monitoring and reporting requirements or adversely affect demand for the natural gas EQM gathers, transports and stores. Conversely, legislation or regulation that sets a price on or otherwise restricts carbon emissions could also benefit EQM by increasing demand for natural gas because the combustion of natural gas results in substantially fewer carbon emissions per Btu of heat generated than other fossil fuels such as coal. The effect on EQM of any new legislative or regulatory measures will depend on the particular provisions that are ultimately adopted.

Significant portions of EQM's pipeline systems have been in service for several decades. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with its pipelines that could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make distributions.

        Significant portions of EQM's transmission and storage system and FERC-regulated gathering system have been in service for several decades. The age and condition of these systems could result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce EQM's revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of EQM's systems could adversely affect its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

EQM may incur significant costs and liabilities as a result of increasingly stringent pipeline safety regulation, including pipeline integrity management program testing and related repairs.

        The DOT, acting through Pipeline and Hazardous Materials Safety Administration of the U.S. Department of Transportation (PHMSA), has adopted regulations requiring pipeline operators to develop integrity management programs for transmission pipelines located where a leak or rupture could harm "high consequence areas," including high population areas, unless the operator effectively demonstrates by risk assessment that the pipeline could not affect the area. The regulations require operators, including EQM, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  maintain processes for data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        Changes to pipeline safety laws and regulations that result in more stringent or costly safety standards could have a significant adverse effect on EQM and similarly situated midstream operators. For example, in April 2016, PHMSA published a notice of proposed rulemaking addressing several integrity management topics and proposing new requirements to address safety issues for natural gas transmission and gathering lines. The proposed rule would strengthen existing integrity management requirements, expand assessment and repair requirements to pipelines in areas with medium population densities and extend regulatory requirements to onshore gas gathering lines that are currently exempt. Further, in June 2016, President Obama signed the Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (2016 Pipeline Safety Act) that extends PHMSA's statutory mandate under prior legislation through 2019. In addition, the 2016 Pipeline Safety Act empowered PHMSA to address imminent hazards by imposing emergency restrictions, prohibitions and safety measures on owners and operators of gas or hazardous liquid pipeline facilities without prior notice or an opportunity for a hearing and also required PHMSA to develop new safety standards for natural gas storage facilities by June 2018. Pursuant to those provisions of the 2016 Pipeline Safety Act, in October 2016 and December 2016, PHMSA issued two Interim Final Rules that expanded the agency's authority to impose emergency restrictions, prohibitions and safety measures and strengthened the rules related to underground natural gas storage facilities, including well integrity, wellbore tubing and casing integrity. The December 2016 Interim Final Rule, relating to underground gas storage facilities, went into effect in January 2017, with a compliance deadline in January 2018. PHMSA determined, however, that it will not issue enforcement citations to any operators for violations of provisions of the December 2016 Interim Final Rule that had previously been non-mandatory provisions of American

Petroleum Institute Recommended Practices 1170 and 1171 until one year after PHMSA issues a final rule. In October 2017, PHMSA formally reopened the comment period on the December 2016 Interim Final Rule in response to a petition for reconsideration, with comments due in November 2017. Additionally, in January 2017, PHMSA announced a new final rule regarding hazardous liquid pipelines, which increases the quality and frequency of tests that assess the condition of pipelines, requires operators to annually evaluate the existing protective measures in place for pipeline segments in high consequence areas (HCAs), extends certain leak detection requirements for hazardous liquid pipelines not located in HCAs, and expands the list of conditions that require immediate repair. However, it is unclear when or if this rule will go into effect because, on January 20, 2017, the Trump Administration requested that all regulations that had been sent to the Office of the Federal Register, but were not yet published, be immediately withdrawn for further review. Accordingly, this rule has not become effective through publication in the Federal Register. We are monitoring and evaluating the effect of these and other emerging requirements on EQM's operations.

        States are generally preempted by federal law in the area of pipeline safety, but state agencies may qualify to assume responsibility for enforcing federal regulations over intrastate pipelines. They may also promulgate additive pipeline safety regulations provided that the state standards are at least as stringent as the federal standards. Although many of EQM's natural gas facilities fall within a class that is not subject to integrity management requirements, EQM may incur significant costs and liabilities associated with repair, remediation, preventive or mitigation measures associated with its non-exempt transmission pipelines. The costs, if any, for repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down EQM's pipelines during the pendency of such actions, could be material.

        Should EQM fail to comply with DOT regulations adopted under authority granted to PHMSA, it could be subject to penalties and fines. PHMSA has the authority to impose civil penalties for pipeline safety violations up to a maximum of approximately $200,000 per day for each violation and approximately $2 million for a related series of violations. This maximum penalty authority established by statute will continue to be adjusted periodically to account for inflation. In addition, EQM may be required to comply with new safety regulations and make additional maintenance capital expenditures in the future for similar regulatory compliance initiatives that are not reflected in its forecasted maintenance capital expenditures.

The adoption of legislation relating to hydraulic fracturing and the enactment of new or increased severance taxes and impact fees on natural gas production could cause EQM's current and potential customers to reduce the number of wells they drill in the Marcellus, Utica and Upper Devonian Shales or curtail production of existing wells. If reductions are significant for those or other reasons, the reductions would have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        EQM's assets are primarily located in the Marcellus Shale fairway in southwestern Pennsylvania and northern West Virginia and the Utica Shale fairway in eastern Ohio, and a majority of the production that EQM receives from customers is produced from wells completed using hydraulic fracturing. Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells, particularly in unconventional resource plays like the Marcellus, Utica and Upper Devonian Shales. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies, but several federal agencies have asserted regulatory authority over aspects of the process, including the EPA, which finalized effluent limit guidelines allowing zero discharge of waste water from shale gas extraction operations to a publicly owned treatment plant in 2016 in addition to existing limits on direct discharges. Additionally, in response to increased public concern regarding the alleged potential impacts of hydraulic fracturing, the EPA has asserted federal regulatory authority pursuant to the federal Safe Drinking Water Act (SDWA) over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The federal Bureau of Land Management (BLM), has also asserted regulatory authority over aspects of the process, and issued a final rule in March 2015 that established more stringent standards for performing hydraulic fracturing on federal and Indian lands. The BLM rule was struck down by a federal court in Wyoming in June 2016, but reinstated on appeal by the Tenth Circuit in September 2017. While this appeal was pending, BLM proposed a rulemaking in July 2017 to rescind these rules in their entirety. Although BLM published a final rule rescinding the 2015 rules in December 2017, other federal or state agencies may look to the BLM rule in developing new regulations that could apply to EQM's operations.

        The U.S. Congress has from time to time considered the adoption of legislation to provide for federal regulation of hydraulic fracturing, while a growing number of states, including those in which EQM operates, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. Some states, such as Pennsylvania, have imposed fees on the drilling of new unconventional oil and gas wells. States could elect to prohibit hydraulic fracturing altogether, as was announced in December 2014 with regard to hydraulic fracturing activities in New York. Also, local governments may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. In fact, legislation or regulation banning hydraulic fracturing has been adopted in a number of local jurisdictions, including ones in which EQM has limited operations. Further, several federal governmental agencies are conducting reviews and studies on the environmental aspects of hydraulic fracturing, including the EPA. For example, in December 2016, the EPA issued its final report on a study it had conducted over several years regarding the effects of hydraulic fracturing on drinking water sources. The final report, contrary to several previously published draft reports issued by the EPA, found instances in which impacts to drinking water may occur. However, the report also noted significant data gaps that prevented the EPA from determining the extent or severity of these impacts. The results of such reviews or studies could spur initiatives to further regulate hydraulic fracturing.

        State and federal regulatory agencies recently have focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. In a few instances, operators of injection disposal wells in the vicinity of seismic events have been ordered to reduce injection volumes or suspend operations. Some state regulatory agencies, including those in Colorado, Ohio, Oklahoma and Texas, have modified their regulations to account for induced seismicity. While Pennsylvania is not one of the states where such regulation has been enacted, regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. These developments could result in additional regulation and restrictions on the use of injection disposal wells and hydraulic fracturing. Such regulations and restrictions could cause delays and impose additional costs and restrictions on EQM's customers.

        The adoption of new laws, regulations or ordinances at the federal, state or local levels imposing more stringent restrictions on hydraulic fracturing could make it more difficult for EQM's customers to complete natural gas wells, increase customers' costs of compliance and doing business, and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for EQM's gathering, transmission and storage, or water services.

        Furthermore, the tax laws, rules and regulations that affect EQM's customers are subject to change. For example, Pennsylvania's governor and legislature have continued to discuss the imposition of a state severance tax on the extraction of natural resources, including natural gas produced from the Marcellus, Utica and Upper Devonian Shale formations, either in replacement of or in addition to the existing state impact fee. A consensus on the characteristics, such as the effective tax rate, or enactment of a state severance tax has yet to be reached. Any such increase or change could adversely impact the earnings, cash flows and financial position of EQM's customers and cause them to reduce their drilling in the areas in which EQM operates.

EQM's exposure to direct commodity price risk may increase in the future.

        Although EQM intends to execute long-term firm contracts with new customers in the future, its efforts to obtain such contractual terms may not be successful. In addition, EQM may acquire or develop additional midstream assets in the future that do not provide services primarily based on capacity reservation charges or other fixed fee arrangements and therefore have a greater exposure to fluctuations in commodity price risk than its current operations. Future exposure to the volatility of natural gas prices, including regional basis differentials, as a result of EQM's future contracts could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

EQM does not own all of the land on which its pipelines and facilities are located, which could disrupt its operations.

        EQM does not own all of the land on which its pipelines and facilities have been constructed, and it is therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if it does not have valid rights-of-way, if such rights-of-way lapse or terminate or if its facilities are not properly located within the boundaries of such rights-of-way. Although many of these rights are perpetual in nature, EQM occasionally obtains the rights to construct and operate its pipelines on land owned by third parties and governmental agencies for a specific period of time. If EQM were to be unsuccessful in renegotiating rights-of-way, it might have to institute condemnation proceedings on its FERC-regulated assets or relocate its facilities for non-regulated assets. A loss of rights-of-way or a relocation could have a material adverse effect on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

Any significant and prolonged change in or stabilization of natural gas prices could have a negative impact on EQM's natural gas storage business.

        Historically, natural gas prices have been seasonal and volatile, which has enhanced demand for EQM's storage services. The natural gas storage business has benefited from significant price fluctuations resulting from seasonal price sensitivity, which impacts the level of demand for EQM's services and the rates it is able to charge for such services. On a system-wide basis, natural gas is typically injected into storage between April and October when natural gas prices are generally lower and withdrawn during the winter months of November through March when natural gas prices are typically higher. However, the market for natural gas may not continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased production capacity or otherwise, the demand for EQM's storage services and the prices that EQM will be able to charge for those services may decline.

        In addition to volatility and seasonality, an extended period of high natural gas prices would increase the cost of acquiring base gas and likely place upward pressure on the costs of associated storage expansion activities. An extended period of low natural gas prices could adversely impact storage values for some period of time until market conditions adjust. These commodity price impacts could have a negative impact on EQM's business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

EQM has entered into joint ventures, and may in the future enter into additional or modify existing joint ventures, that might restrict its operational and corporate flexibility. In addition, these joint ventures are subject to many of the same operational risks to which EQM is subject.

        EQM has entered into joint ventures to construct the MVP and MVP Southgate projects and may in the future enter into additional joint venture arrangements with third parties. Joint venture arrangements may restrict EQM's operational and corporate flexibility. For example, because EQM does not control all of the decisions of the MVP Joint Venture, it may be difficult or impossible for EQM to cause the joint venture to take actions that EQM believes would be in EQM's or the joint venture's best interests. Moreover, joint venture arrangements involve various risks and uncertainties, such as committing EQM to fund operating and/or capital expenditures, the timing and amount of which EQM may not control, and EQM's joint venture partners may not satisfy their financial obligations to the joint venture.

        In addition, the operations of the MVP Joint Venture and any joint ventures we or EQM may enter into in the future are subject to many of the same operational risks to which we and EQM are subject to.

EQM's significant indebtedness, and any future indebtedness, as well as the restrictions under EQM's debt agreements, could adversely affect its operating flexibility, business, financial condition, results of operations, liquidity and ability to make quarterly cash distributions to its unitholders, including us and EQGP.

        EQM's debt agreements contain various covenants and restrictive provisions that limit EQM's ability to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase units;

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  incur or permit liens on assets;

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  enter into certain types of transactions with affiliates;

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  enter into certain mergers or acquisitions; and

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  dispose of all or substantially all of its assets.

        See the section entitled "—Our Dividend Policy" below for a description of the restrictions EQM's credit agreement places on its ability to make distributions or redeem or repurchase units.

        In July 2017, EQM amended and restated its credit facility to increase the borrowing capacity under the facility from $750 million to $1 billion and extend the maturity date to July 2022. EQM's $1 billion credit facility contains a covenant requiring EQM to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). EQM's ability to meet these covenants can be affected by events beyond its control and EQM cannot assure its unitholders that it will meet these covenants. In addition, EQM's $1 billion credit facility contains events of default customary for such facilities, including the occurrence of a change of control (which will occur, among other things, if, following the Separation and Distribution, the Company fails to control the EQM General Partner, EQM fails to own 100% of Equitrans, L.P., or the EQM General Partner fails to be EQM's general partner). Furthermore, in June 2018, EQM issued senior unsecured notes in an aggregate principal amount of $2.5 billion across three new series, consisting of $1.1 billion in aggregate principal amount of its 4.750% senior notes due 2023, $850 million in aggregate principal amount of its 5.500% senior notes due 2028, and $550 million in aggregate principal amount of its 6.500% senior notes due 2048.

        The provisions of EQM's debt agreements may affect EQM's ability to obtain future financing and pursue attractive business opportunities and its flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of EQM's debt agreements could result in an event of default, which could enable EQM's lenders to, subject to the terms and conditions of the applicable agreement, declare any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of EQM's debt is accelerated, EQM's assets may be insufficient to repay such debt in full, and its unitholders and our shareholders could experience a partial or total loss of their investments. The $1 billion credit facility also has cross default provisions that apply to any other indebtedness EQM may have with an aggregate principal amount in excess of $25 million.

        EQM will in the future incur additional debt. EQM's level of debt could have important consequences to EQM, including the following:

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  EQM's ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  EQM's funds available for operations, future business opportunities and distributions to unitholders, including us and EQGP, will be reduced by that portion of its cash flow required to make interest payments on its debt;

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  EQM may be more vulnerable to competitive pressures or a downturn in its business or the economy generally; and

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  EQM's flexibility in responding to changing business and economic conditions may be limited.

        EQM's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. If EQM's operating results are not sufficient to service its current or future indebtedness, EQM will be forced to take actions such as reducing distributions, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. EQM may not be able to effect any of these actions on satisfactory terms or at all.

        EQM's substantial indebtedness and the additional debt EQM will incur in the future for, among other things, working capital, capital expenditures, capital contributions to the MVP Joint Venture, acquisitions or operating activities may adversely affect EQM's liquidity and therefore its ability to make cash distributions to its unitholders, including EQGP and us.

        In addition, EQM's significant indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for EQM or us to access the capital markets. Any future downgrade of the debt issued by EQM or its subsidiaries could significantly increase its capital costs or adversely affect EQM's or our ability to raise capital in the future.

A downgrade of EQM's credit ratings, which are determined by independent third parties, could impact EQM's liquidity, access to capital, and costs of doing business.

        If any credit rating agency downgrades EQM's credit ratings, EQM's access to credit markets may be limited, EQM's borrowing costs could increase, and EQM may be required to provide additional credit assurances in support of commercial agreements, such as joint venture agreements and construction contracts, the amount of which may be substantial. EQM's credit ratings by Moody's Investors Service (Moody's), Standard & Poor's Ratings Service (S&P) and Fitch Ratings Service (Fitch) were Ba1, BBB– and BBB–, respectively, as of October 16, 2018. In order to be considered investment grade, EQM must be rated Baa3 or higher by Moody's, BBB– or higher by S&P and BBB– or higher by Fitch. EQM's non-investment grade credit rating by Moody's and any future downgrade of EQM's S&P and/or Fitch credit ratings to non-investment grade may result in greater borrowing costs and collateral requirements than would be available to EQM if all its credit ratings were investment grade. EQM's ability to access capital markets could also be limited by economic, market or other disruptions. An increase in the level of EQM's indebtedness in the future may result in a downgrade in the ratings that are assigned to its debt.

        Credit rating agencies perform an independent analysis when assigning credit ratings. This analysis includes a number of criteria such as business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are subject to revision or withdrawal at any time by the ratings agencies.

Increases in interest rates could adversely impact demand for EQM's storage capacity, its unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

        There is a financing cost for EQM's customers to store natural gas in its storage facilities. That financing cost is impacted by the cost of capital or interest rates incurred by the customer in addition to the commodity cost of the natural gas in inventory. Absent other factors, a higher financing cost adversely impacts the economics of storing natural gas for future sale. As a result, a significant increase in interest rates could adversely affect the demand for EQM's storage capacity independent of other market factors.

        In addition, interest rates on EQM's revolving credit facilities, future credit facilities and debt securities could be higher than current levels, causing EQM's financing costs to increase. As with other yield-oriented securities, EQM's unit price is impacted by the level of its cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in EQM's units, and a rising interest rate environment could have an adverse impact on EQM's unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

The amount of cash EQM has available for distribution to unitholders depends primarily on its cash flow rather than on its profitability, which may prevent EQM from making distributions, even during periods in which EQM records net income.

        The amount of cash EQM has available for distribution depends primarily upon its cash flow and not solely on profitability, which will be affected by non-cash items. As a result, EQM may make cash distributions during periods when it records losses for financial accounting purposes and may not make cash distributions during periods when it records net earnings for financial accounting purposes.

The lack of diversification of EQM's assets and geographic locations could adversely affect its ability to make distributions to its unitholders, including us and EQGP.

        EQM relies exclusively on revenues generated from its gathering, transmission and storage and water systems, which are primarily located in the Appalachian Basin in Pennsylvania, West Virginia and Ohio. Due to EQM's lack of diversification in assets and geographic location, an adverse development in these businesses or EQM's areas of operations, including adverse developments due to catastrophic events, weather, regulatory action and decreases in demand for natural gas, could have a significant impact on EQM's results of operations and distributable cash flow to its unitholders, including us and EQGP, than if EQM maintained more diverse assets and locations.

Terrorist or cyber security attacks or threats thereof aimed at EQM's pipelines or facilities or surrounding areas could adversely affect its business.

        EQM's business has become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications, to operate its assets, and the maintenance of EQM's financial and other records has long been dependent upon such technologies. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Deliberate attacks on, or unintentional events affecting, EQM's systems or infrastructure, the systems or infrastructure of third parties or the cloud could lead to corruption or loss of EQM's proprietary data and potentially sensitive data, delays in delivery of natural gas and NGLs, difficulty in completing and settling transactions, challenges in maintaining EQM's books and records, environmental damage, communication interruptions, personal injury, property damage, other operational disruptions and third party liability. Further, as cyber incidents continue to evolve, EQM may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials EQT and the Company have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this information statement and other materials EQT and the Company have filed or will file with the SEC include our expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of us and our subsidiaries, including EQM and guidance regarding EQM's gathering, transmission and storage and water revenue and volume growth; revenue projections; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water expansion projects); the cost, capacity, timing of regulatory approvals and anticipated in-service date of expansion projects in EQM's operating areas and in areas that would provide access to new markets; asset acquisitions, including our ability to complete asset acquisitions; the impact and outcome of pending and future litigation; the timing of, and estimated expenses related to, the Separation and Distribution and EQT's and the Company's ability to complete the Separation and Distribution; the amount and timing of dividends and distributions, including expected increases; the amount and timing of projected capital contributions and operating and capital expenditures; the impact of commodity prices on our business; liquidity and financing requirements, including sources and availability and EQM's plan to increase its borrowing capacity to up to $3 billion; the effects of government regulation and litigation; and tax position. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "The Separation and Distribution" and other sections of this information statement contain forward-looking statements. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, and regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth under "Risk Factors" beginning on page 30 of this information statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 92 of this information statement. Many of the factors that will determine actual results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include, but are not limited to, the following:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  actions taken by third-party operators, processors, transporters and gatherers;

  •
  changes in expected production from EQT and third parties in our areas of operation;

  •
  changes in expected demand for natural gas gathering, transmission, storage and water services;

  •
  our ability to successfully implement our business plan;

  •
  our ability to complete organic growth projects on time and on budget;

  •
  our ability to complete acquisitions;

  •
  the price and availability of debt and equity financing;

  •
  the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels;

  •
  competition from alternative energy sources;

  •
  energy efficiency and technology trends;

  •
  operating hazards and other risks incidental to gathering, transporting and storing natural gas;

  •
  natural disasters, adverse weather conditions, casualty losses and other matters beyond our control;

  •
  interest rates;

  •
  labor relations;

  •
  customer defaults;

  •
  changes in tax status;

  •
  the effects of existing and future laws and governmental regulation in general that adversely affect us;

  •
  the effects of litigation, including litigation related to the MVP;

  •
  the Company's inability to engage in certain corporate transactions following the Separation;

  •
  any failure to realize expected benefits from the Separation;

  •
  the effects of the EQM-RMP Mergers, including the effects on EQM's future financial condition, results of operations, strategy and plans; and

  •
  other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

        The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this information statement, including the risks outlined under the caption "Risk Factors" beginning on page 30 of this information statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 92 of this information statement, will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, when they will occur or what effect they will have on our results of operations, financial condition, cash flows or distributions. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect new information or the occurrence of anticipated or unanticipated events or circumstances.

 DIVIDEND POLICY

Our Dividend Policy

        We intend to pay to our shareholders, on a quarterly basis, dividends funded by the cash we receive from (i) EQM and (ii) EQGP, which amounts are dependent on the amount of distributions declared by EQM and EQGP, less our reserves for expenses, future dividends and other uses of cash, including:

  •
  federal and state income taxes;

  •
  the expenses of being a public company;

  •
  other general and administrative expenses;

  •
  reimbursements to EQM under EQM's omnibus agreement with us;

  •
  loans to EQGP pursuant to the anticipated working capital loan agreement between EQGP and us;

  •
  reserves our Board believes prudent to maintain; and

  •
  interest expense or principal payments on any indebtedness we incur.

        The determination of the amount of cash dividends, including the quarterly dividend referred to above, if any, to be declared and paid will depend upon our financial condition, results of operations, cash flow, the level of our capital expenditures, future business prospects and any other matters that our Board deems relevant.

        The following table summarizes cash distributions declared by the Boards of Directors of the EQGP General Partner, the EQM General Partner and the RMP General Partner to their respective unitholders for the periods presented.

Quarter Ended	EQGP Distribution per Common Unit	EQM Distribution per Common Unit	RMP Distribution per Common and Subordinated Unit(a)(b)(c)
2015
March 31	N/A	$0.61	N/A
June 30	$0.04739	0.64	N/A
September 30	0.104	0.675	N/A
December 31	0.122	0.71	N/A
2016
March 31	$0.134	$0.745	N/A
June 30	0.15	0.78	N/A
September 30	0.165	0.815	N/A
December 31	0.177	0.85	N/A
2017
March 31	$0.191	$0.89	N/A
June 30	0.21	0.935	N/A
September 30	0.228	0.98	N/A
December 31	0.244	1.025	$0.2917
2018
March 31	$0.258	$1.065	$0.3049
June 30	0.306	1.09	N/A

(a)
Upon payment of the RMP cash distribution declared in respect of the fourth quarter of 2017, the financial requirements for the conversion of all RMP subordinated units were satisfied. As a result, on February 15, 2018, the 28,753,623 RMP subordinated units converted into RMP common units on a one-for-one basis.

(b)
As RMP is not included in the Company's historical results prior to November 13, 2017, RMP distributions per common and subordinated unit have not been presented for periods prior to the quarter ended December 31, 2017.

(c)
Due to the timing of the completion of the EQM-RMP Mergers, RMP did not declare a cash distribution for the second quarter 2018.

        See the discussion of EQGP's and EQM's distribution policies in the following sections. However, the historical distributions and distribution growth of EQGP and EQM may not be indicative of future distributions. Future distributions may differ from historical distributions due to, among other things, changes in the level of cash generated by EQM's operations and changes in EQM's capital needs, as well as the EQM-RMP Mergers and Drop-Down Transaction. EQGP and EQM have historically had sufficient cash on hand to pay distributions without borrowings.

        The terms of our indebtedness may restrict us from paying dividends, or may restrict our subsidiaries from paying dividends to us. In particular, EQM's credit agreement prohibits the payment of dividends or the repurchase of units if EQM is in payment default thereunder or EQM's consolidated leverage ratio (as defined in the EQM credit agreement) exceeded 5.00 to 1.00 as of the end of any fiscal quarter. As of the most recently ended fiscal quarter, EQM's consolidated leverage ratio, as defined in the EQM credit agreement, was below 5.00 to 1.00. Accordingly, EQM's credit agreement does not currently prohibit the payment of dividends or the repurchase of units. To the extent EQM cannot make distributions to us or EQGP and/or EQGP cannot make distributions to us, we will be unable to pay dividends on our common stock.

        EQT's net cash flow provided by operating activities has historically been sufficient to pay its quarterly dividends. However, as EQT operates the Upstream Business, EQT has significant capital expenditure requirements to fund its drilling program. As a result, EQT's dividend policy may be significantly different from our dividend policy and is not indicative of future dividends that may be declared by us.

Our Sources of Cash

        Our only cash-generating assets will be our partnership interests in EQGP and EQM, and EQGP's only cash-generating assets are its partnership interests in EQM. Therefore, our cash flow and resulting ability to pay dividends are completely dependent upon the ability of EQM to make cash distributions in respect of its partnership interests to its unitholders, including EQGP and us, and availability under, and the terms of, any revolving credit facility that we execute. The actual amount of cash that EQGP and EQM will have available for distribution will primarily depend on the amount of cash EQM generates from its operations. The actual amount of cash available for distribution by EQGP and EQM will fluctuate from quarter to quarter based on certain factors, including:

  •
  the level of capital expenditures and contributions EQM makes;

  •
  the level of EQGP's and EQM's operating and maintenance and general and administrative costs;

  •
  EQGP's and EQM's debt service requirements and other liabilities;

  •
  fluctuations in EQM's working capital needs;

  •
  EQGP's and EQM's ability to borrow funds and access capital markets;

  •
  EQGP's and EQM's treatment as flow-through entities for U.S. federal income tax purposes;

  •
  restrictions contained in debt agreements to which EQM is a party; and

  •
  the amount of cash reserves established by the EQGP General Partner and the EQM General Partner, as applicable.

Our Partnership Interests in EQGP and EQM

        Following the Separation and Distribution, all of our cash flows will be generated from the cash distributions we receive with respect to our partnership interests in EQGP and EQM, which are expected to consist of the following:

  •
  276,008,766 EQGP common units, representing an approximate 91.3% limited partner interest in EQGP; and

  •
  15,433,812 EQM common units, representing an approximate 12.7% limited partner interest in EQM.

        As of October 16, 2018, EQGP owned:

  •
  1,443,015 EQM general partner units, representing an approximate 1.2% general partner interest in EQM;

  •
  all of the incentive distribution rights in EQM, which entitle EQGP to receive increasing percentages, up to the maximum level of 48.0%, of any incremental cash distributed by EQM as certain target distribution levels are reached in any quarter; and

  •
  21,811,643 EQM common units, representing an approximate 17.9% limited partner interest in EQM.

EQGP's Cash Distribution Policy

Distributions of Available Cash

General

        EQGP's partnership agreement requires that, within 55 days after the end of each quarter, EQGP distributes all of its available cash to unitholders of record, including us, on the applicable record date.

Definition of Available Cash

        Available cash is defined in EQGP's partnership agreement and generally means, for each fiscal quarter, all cash and cash equivalents on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from EQM in respect of such quarter):

  •
  less, the amount of cash reserves established by the EQGP General Partner at the date of determination of available cash for that quarter to:

  •
  satisfy general, administrative and other expenses and any debt service requirements;

  •
  provide for the proper conduct of EQGP's business;

  •
  permit the EQM General Partner to make capital contributions to EQM if EQGP chooses to maintain its then-current general partner interest upon the issuance of additional partnership securities by EQM;

  •
  comply with applicable law, any of EQGP's debt instruments or other agreements; or

  •
  provide funds for distributions to EQGP's unitholders for any one or more of the next four quarters.

General Partner Interest

        The EQGP General Partner, our wholly-owned subsidiary, owns a non-economic general partner interest in EQGP, which does not entitle it to receive cash distributions. However, the EQGP General

Partner may own common units or other equity interests in EQGP and is entitled to receive cash distributions on any such interests.

EQM's Cash Distribution Policy

General

        EQM's partnership agreement requires that, within 45 days after the end of each quarter, EQM distributes all of its available cash to unitholders of record, including us and EQGP, on the applicable record date.

Available cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by the EQM General Partner to:

  •
  provide for the proper conduct of EQM's business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

  •
  comply with applicable law, any of EQM's debt instruments or other agreements; or

  •
  provide funds for distributions to EQM's unitholders and to the EQM General Partner for any one or more of the next four quarters (provided that the EQM General Partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent EQM from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if the EQM General Partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Distributions by EQM of Available Cash from Operating Surplus

        EQM's partnership agreement provides that distributions of available cash from operating surplus for any quarter will be made in the following manner:

  •
  first, 100% to the EQM General Partner and all unitholders in accordance with their respective percentage interests until each unitholder receives a total of $0.4025 per unit for that quarter (first target distribution);

  •
  second, to the EQM General Partner in a percentage equal to its percentage interest, 13.0% to the EQM General Partner as the holder of the incentive distribution rights in EQM, and the remainder to all unitholders, pro rata, until each unitholder receives a total of $0.4375 for that quarter for each outstanding unit (second target distribution);

  •
  third, to the EQM General Partner in a percentage equal to its percentage interest, 23.0% to the EQM General Partner as the holder of the incentive distribution rights in EQM, and the remainder to all unitholders, pro rata, until each unitholder receives a total of $0.5250 for that quarter for each outstanding unit (third target distribution); and

  •
  thereafter, to the EQM General Partner in a percentage equal to its percentage interest, 48.0% to the EQM General Partner as the holder of the incentive distribution rights in EQM, and the remainder to all unitholders, pro rata.

        The preceding assumes that the EQM General Partner does not transfer its incentive distribution rights. The right to receive incentive distributions is not part of the general partner interest of EQM and may be transferred separately from that interest, subject to certain restrictions. Furthermore, the EQM General Partner's percentage interest in EQM's distributions will decrease if EQM issues new limited partner interests and the EQM General Partner does not exercise its option to maintain its then-current interest in EQM.

        The impact to us of changes in EQM's and EQGP's distribution levels will vary depending on several factors, including the number of EQM's and EQGP's outstanding partnership interests at the time of the distributions, our and EQGP's ownership percentage of such partnership interests, our and EQGP's relative holdings of EQM and EQGP common units and the then-current target distribution level on the EQM IDRs. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of EQM. Please read "Risk Factors" beginning on page 30.

 CAPITALIZATION

        The following table sets forth the Company's capitalization as of June 30, 2018, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in the Company's unaudited pro forma condensed combined financial statements, including the intended transfer of all cash held by the Company and its wholly-owned subsidiaries to EQT on or about the Distribution Date. This cash transfer would not include cash held by EQGP or EQM, which are not wholly-owned subsidiaries. The information below is not necessarily indicative of what the Company's capitalization would have been had the Separation, Distribution and related transactions been completed as of June 30, 2018. In addition, it is not indicative of the Company's future capitalization. The following table should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Combined Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this information statement and the Equitrans Midstream Corporation Predecessor unaudited condensed combined consolidated financial statements, the Equitrans Midstream Corporation Predecessor audited combined consolidated financial statements and notes thereto included in the "Index to Financial Statements" of this information statement.

	As of June 30, 2018
(in thousands)	Historical	Pro Forma
Cash and cash equivalents	$1,847,431	$441,768
Capitalization:
Debt:
Short-term debt	$—	$—
Long-term debt	3,713,975	3,453,975

Total debt	$3,713,975	$3,453,975
Equity:
Common stock (no par value per share); 1,250,000 shares authorized, 264,001 shares issued and outstanding, pro forma	$—	$—
Additional paid-in capital	—	791,390
Parent net investment	1,385,257	—
Noncontrolling interests	5,023,336	4,964,545

Total equity	$6,408,593	$5,755,935

Total capitalization	$10,122,568	$9,209,910

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma condensed combined financial statements (the pro forma financial statements) of the Company as of and for the six months ended June 30, 2018 and for the year ended December 31, 2017 are derived from the historical combined consolidated financial statements of Equitrans Midstream Corporation Predecessor included in the "Index to Financial Statements" of this information statement.

        The historical combined consolidated financial statements reflect the past financial results of Equitrans Midstream Corporation Predecessor, which includes the results of Rice Midstream Holdings from the Rice Merger date. These pro forma financial statements have been prepared to reflect the impacts of: (i) the acquisition of Rice Midstream Holdings by the Company for the period prior to the closing of the Rice Merger (the RMH Acquisition); (ii) other transactions including the EQM-RMP Mergers, the Drop-Down Transaction, the Gulfport Transaction and the associated financing activities as described in "Our Business" and "Certain Relationships and Related Person Transactions" (the Streamlining Transactions); and (iii) the Separation and Distribution of the Company into an independent, publicly traded company, as described under "The Separation and Distribution" (collectively, the Pro Forma Events). These pro forma financial statements also reflect the impact of the Company's intended transfer of all cash held by the Company and its wholly-owned subsidiaries to EQT on or about the Distribution Date. This cash transfer would not include cash held by EQGP and EQM, which are not wholly-owned subsidiaries.

        The unaudited pro forma condensed combined statements of operations have been prepared as if the Pro Forma Events occurred on January 1, 2017 (the pro forma statements of operations). The unaudited pro forma condensed combined balance sheet has been prepared as if the Pro Forma Events occurred on June 30, 2018 (the pro forma balance sheet). The pro forma financial statements are for illustrative purposes only, and do not reflect what the Company's financial position and results of operations would have been had the Pro Forma Events occurred on the dates indicated and are not necessarily indicative of the results which will be obtained in the future.

        The pro forma adjustments to reflect the RMH Acquisition include:

  •
  the recognition of the revenues and expenses of Rice Midstream Holdings for the period prior to the closing of the Rice Merger on November 13, 2017;

  •
  the elimination of nonrecurring transaction expenses directly related to the RMH Acquisition; and

  •
  the noncontrolling interest impacts of the pro forma adjustments.

        The pro forma adjustments to reflect the Streamlining Transactions include:

  •
  the financing of the transactions through the issuance of $2.5 billion in new EQM senior notes (the EQM $2.5 Billion Senior Notes) which was completed on June 25, 2018;

  •
  the repayment of outstanding borrowings on the RMP revolving credit facility;

  •
  the elimination of nonrecurring transaction expenses directly related to the Streamlining Transactions;

  •
  noncontrolling interest impacts of the pro forma adjustments; and

  •
  the income tax impacts of the Streamlining Transactions.

        The pro forma adjustments to reflect the Separation and Distribution include:

  •
  the income tax impacts of Rice Midstream Holdings. Prior to the Separation, Rice Midstream Holdings was a multi-member limited liability company; therefore, it did not record a tax provision. Income tax expense and the related current and deferred taxes for Rice Midstream Holdings were recorded at EQT. These tax balances will be reflected on the Company's financial statements at or prior to the Separation as Rice Midstream Holdings will no longer be a multi-member LLC because it will merge into a wholly-owned subsidiary of EQT;

  •
  the tax-free distribution, for U.S. federal income tax purposes, of shares of Company common stock to EQT shareholders at a ratio of 0.80 shares of Company common stock for every one share of EQT common stock outstanding as of the record date of the distribution and the resulting elimination of the Company's historical parent net investment;

  •
  the cash distribution of $928.5 million to EQT prior to the Separation and Distribution; and

  •
  the transfers of certain corporate and other assets and liabilities comprising the Midstream Business between the Company and EQT.

        The adjustments to the Company's historical combined consolidated financial statements are based on currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of the events that are directly attributable to the transactions and, with respect to the pro forma statements of operations only, reflect those items expected to have a continuing impact on the Company.

        Historically, EQT has charged its operating subsidiaries for various corporate costs incurred in the operation of the business. These costs may not be representative of the future costs the Company will incur as an independent company. Effective with the Separation and Distribution, the Company will assume responsibility for all corporate functions and will incur incremental costs, including costs to replace services previously provided by EQT, as well as other standalone costs. In some cases, certain of these activities will continue to be performed by EQT under a transition service agreement for a limited period of time. The amount and timing of these incremental costs could vary and any estimate of these costs would not be factually supportable; therefore, neither these costs, nor a reduction of costs previously allocated from EQT, are included as adjustments within the pro forma financial statements.

        As part of the transition to becoming a standalone public company, the Company will incur separation costs including:

  •
  finance, tax and other professional costs pertaining to the Separation and Distribution and establishing the Company as a standalone public company;

  •
  costs to separate the Company's information systems from EQT; and

  •
  other separation costs.

        The Company has not adjusted the accompanying pro forma condensed combined statements of operations for these estimated separation costs as the costs are not expected to have an ongoing effect on the Company's operating results.

        As a result of the Separation and Distribution, the Company will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Company will be required to establish procedures and practices as a standalone public company to comply with its obligations under those laws and the related rules and regulations. Any additional costs or expenses associated with operating as a standalone company would be projected amounts based on estimates and are not factually supportable; as such, the pro forma financial statements have not been adjusted for any such estimated changes.

        The pro forma financial statements should be read in conjunction with Equitrans Midstream Corporation Predecessor's historical combined consolidated financial statements, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this information statement. The pro forma financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See "Cautionary Statement Concerning Forward-Looking Statements" included in this information statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2018

		Pro Forma Adjustments						Combined
(in thousands)	Historical Predecessor	RMH Acquisition	Notes	Streamlining Transactions	Notes	Separation and Distribution	Notes	Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,847,431	$—		$(260,000)	(c)	$(217,135)	(j)	$441,768
						(928,528)	(k)
Accounts receivable, net	56,603	—		—		177,283	(l)	233,886
Accounts receivable—affiliate	177,283	—		—		(177,283)	(l)	—
Other current assets	14,629	—		—		—		14,629

Total current assets	2,095,946	—		(260,000)		(1,145,663)		690,283
Property and equipment	5,877,876	—		—		—		5,877,876
Less: accumulated depreciation	(476,061)	—		—		—		(476,061)

Net property, plant and equipment	5,401,815	—		—		—		5,401,815
Investment in unconsolidated entity	1,003,299	—		—		—		1,003,299
Goodwill	1,384,872	—		—		149,716	(n)	1,534,588
Net intangible assets	596,887	—		—		—		596,887
Deferred income taxes	424,982	—		(15,586)	(d)	141,740	(n)	551,136
Other assets	155,086	—		—		—		155,086

Total assets	$11,062,887	$—		$(275,586)		$(854,207)		$9,933,094

See accompanying notes to the unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2018

		Pro Forma Adjustments						Combined
(in thousands)	Historical Predecessor	RMH Acquisition	Notes	Streamlining Transactions	Notes	Separation and Distribution	Notes	Total Pro Forma
Liabilities and equity
Current liabilities:
Accounts payable	$115,463	$—		$—		$88,664	(l)	$204,127
Due to affiliate	305,799	—		—		(217,135)	(j)	—
						(88,664)	(l)
Capital contribution payable to the MVP Joint Venture	445,933	—		—		—		445,933
Accrued interest	13,287	—		—		—		13,287
Accrued liabilities	28,002	—		—		—		28,002

Total current liabilities	908,484	—		—		(217,135)		691,349
Long-term liabilities:
Credit facility borrowings	260,000	—		(260,000)	(c)	—		—
Senior notes	3,453,975	—		—		—		3,453,975
Regulatory and other long-term liabilities	31,835	—		—		—		31,835

Total liabilities	4,654,294	—		(260,000)		(217,135)		4,177,159
Equity:
Parent net investment	1,385,257	—		43,205	(d)	291,456	(n)	—
						(928,528)	(k)
						(791,390)	(o)
Common stock, no par value	—	—		—		—		—
Additional paid-in capital	—	—		—		791,390	(o)	791,390
Noncontrolling interest	5,023,336	—		(58,791)	(d)	—		4,964,545

Total equity	6,408,593	—		(15,586)		(637,072)		5,755,935

Total liabilities and equity	$11,062,887	$—		$(275,586)		$(854,207)		$9,933,094

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2018

		Pro Forma Adjustments						Combined
(in thousands)	Historical Predecessor	RMH Acquisition	Notes	Streamlining Transactions	Notes	Separation and Distribution	Notes	Total Pro Forma	Notes
Operating revenues	$745,723	$—		$—		$—		$745,723
Operating expenses:
Operating and maintenance	70,442	—		—		—		70,442
Selling, general and administrative	55,473	—		—		—		55,473
Transaction costs	31,314	(8,467)	(b)	(22,847)	(e)	—		—
Depreciation	83,513	—		—		—		83,513
Amortization of intangible assets	20,773	—		—		—		20,773

Total operating expenses	261,515	(8,467)		(22,847)		—		230,201

Operating income	484,208	8,467		22,847		—		515,522
Equity income	19,749	—		—		—		19,749
Other income	1,848	—		—		—		1,848
Net interest expense	31,986	—		49,725	(f)	—		81,711

Income (loss) before income taxes	$473,819	$8,467		$(26,878)		$—		$455,408
Income tax expense (benefit)	30,468	—		(6,424)	(i)	29,013	(m)	53,057

Net income	$443,351	$8,467		$(20,454)		$(29,013)		$402,351
Less: Net income (loss) attributable to noncontrolling interest	259,555	—		(35,325)	(f)	—		261,018
				3,959	(e)
				32,829	(h)

Net income (loss) attributable to Equitrans Midstream Corporation	$183,796	$8,467		$(21,917)		$(29,013)		$141,333

Net income per share—basic								$0.53	(p	)
Net income per share—diluted								$0.53	(p	)
Weighted average shares outstanding—basic						264,589	(p)	264,589
Weighted average shares units outstanding—diluted						264,589	(p)	264,589

See accompanying notes to the unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017

		Pro Forma Adjustments						Combined
(in thousands)	Historical Predecessor	RMH Acquisition	Notes	Streamlining Transactions	Notes	Separation and Distribution	Notes	Total Pro Forma	Notes
Operating revenues	$895,558	$369,146	(a)	$—		$—		$1,264,704
Operating expenses:
Operating and maintenance	84,831	37,845	(a)	—		—		122,676
Selling, general and administrative	80,339	46,730	(a)	—		—		127,069
Transaction costs	85,124	(85,124)	(b)	—		—		—
Depreciation	96,674	32,594	(a)	—		—		159,074
		29,806	(a)
Amortization of intangible assets	5,540	1,413	(a)	—		—		41,547
		34,594	(a)

Total operating expenses	352,508	97,858		—		—		450,366

Operating income	543,050	271,288		—		—		814,338
Equity income	22,171	—		—		—		22,171
Other income	4,439	91	(a)	—		—		4,530
Net interest expense	34,801	15,342	(a)	124,347	(g)	—		174,490

Income (loss) before income taxes	$534,859	$256,037		$(124,347)		$—		$666,549
Income tax expense (benefit)	212,402	—		(49,614)	(i)	266,525	(m)	429,313

Net income (loss)	$322,457	$256,037		$(74,733)		$(266,525)		$237,236
Less: Net income (loss) attributable to noncontrolling interest	349,613	—		(88,334)	(g)	—		393,364
				132,085	(h)

Net (loss) income attributable to Equitrans Midstream Corporation	$(27,156)	$256,037		$(118,484)		$(266,525)		$(156,128)

Net loss per share—basic								$(0.59)	(p)
Net loss per share—diluted								$(0.59)	(p)
Weighted average shares outstanding—basic						263,977	(p)	263,977
Weighted average shares units outstanding—diluted						263,977	(p)	263,977

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Basis of Pro Forma Presentation

        The Company was formed on May 11, 2018 as a wholly-owned subsidiary of EQT to hold the assets, liabilities and results of operations of the Midstream Business. On February 21, 2018, EQT announced plans to separate its Midstream Business from its Upstream Business. The separation will be effected through a series of transactions that will ultimately culminate in the contribution of the Midstream Business to the Company and the distribution of 80.1% of the shares in the Company to existing EQT shareholders. Upon completion of the Distribution, EQT will own 19.9% of the shares of the Company's common stock. The Company will not have any material, separate assets or liabilities until the contribution of the Midstream Business at the Separation. Following the Separation and Distribution, the Company will indirectly hold investments in the entities conducting EQT's Midstream Business, including the limited and general partner interests in EQGP and the limited and general partner interests and IDRs in EQM.

        The pro forma financial statements are based upon the historical combined consolidated financial statements of Equitrans Midstream Corporation Predecessor, which are included in the "Index to Financial Statements" of this information statement. The pro forma adjustments have been prepared to reflect the Pro Forma Events as if they occurred on (i) January 1, 2017 in the case of the pro forma statements of operations and (ii) June 30, 2018 in the case of the pro forma balance sheet.

2.     Pro Forma Adjustments

        The adjustments are based on currently available information and certain estimates and assumptions. The actual effects of these transactions will differ from the pro forma adjustments. A general description of the adjustments is provided as follows:

  RMH Acquisition

(a)
The recognition of the revenues and expenses of Rice Midstream Holdings for the period prior to the closing of the Rice Merger on November 13, 2017 (the predecessor period). The predecessor period depreciation expense is increased by $29.8 million to reflect to the step up of property, plant and equipment to estimated fair value at the time of the Rice Merger and to adjust the depreciation to the Company's depreciation policies. The amortization of the fair value of customer relationships acquired through the Rice Merger is increased by $34.6 million to reflect a full year of expense for the year ended December 31, 2017 under the Company's amortization policies.

(b)
The elimination of nonrecurring transaction expenses of $8.5 million incurred during the six months ended June 30, 2018 and $85.1 million during the year ended December 31, 2017 that are directly related to the RMH Acquisition.

  Streamlining Transactions

(c)
The repayment of $260.0 million in outstanding borrowings on the RMP revolving credit facility at the time of the EQM-RMP Mergers.

(d)
To record the change in the noncontrolling ownership's interest in EQM's net assets as a result of the issuance of EQM common units in connection with the EQM-RMP Mergers.

(e)
The elimination of nonrecurring transaction expenses of $22.8 million incurred during the six months ended June 30, 2018 that are directly related to the Streamlining Transactions. The elimination of these expenses for the six months ended June 30, 2018 increased net income (loss)

  attributable to noncontrolling interests by $4.0 million for the $7.2 million in transaction expenses that were recorded directly by EQGP and EQM.

(f)
A $49.7 million increase in interest expense for the six months ended June 30, 2018 consisting of incremental interest expense of $65.1 million on the June 25, 2018 issuance of $2.5 billion of the EQM $2.5 Billion Senior Notes at a weighted average annual interest rate of 5.39% and incremental amortization of associated deferred financing costs on the EQM $2.5 Billion Senior Notes of $1.9 million, partially offset by the elimination of $17.3 million in historical interest expense associated with the EQM and RMP revolving credit facilities. A one percent change in the interest rate would change pro forma interest expense by approximately $12.5 million for the six months ended June 30, 2018. The increase in interest expense for the six months ended June 30, 2018 decreased net income (loss) attributable to noncontrolling interests by $35.3 million.

(g)
A $124.3 million increase in interest expense for the year ended December 31, 2017 consisting of interest expense of $134.8 million on the issuance of $2.5 billion of the EQM $2.5 Billion Senior Notes at a weighted average annual interest rate of 5.39% for the EQM $2.5 Billion Senior Notes and amortization of associated deferred financing costs on the EQM $2.5 Billion Senior Notes of $3.8 million, partially offset by the elimination of $14.3 million in historical interest expense associated with the EQM and RMP revolving credit facilities. A one percent change in the interest rate would change pro forma interest expense by approximately $25.0 million for the year ended December 31, 2017. The increase in interest expense for the year ended December 31, 2017 decreased net income (loss) attributable to noncontrolling interests by $88.3 million.

(h)
The adjustment to net income (loss) attributable to noncontrolling interests for the earnings of the Drop-Down Entities, Strike Force Midstream and RMP prior to the completion of the Drop-Down Transaction, the Gulfport Transaction and EQM-RMP Mergers, respectively. The Drop-Down Transaction, Gulfport Transaction and EQM-RMP Mergers resulted in the Drop-Down Entities, Strike Force Midstream and RMP being owned by EQM and thus resulted in noncontrolling interests in the earnings of those entities by EQM noncontrolling limited partners and by the noncontrolling limited partners in EQGP as EQM is consolidated by EQGP. In addition, the Drop-Down Transaction and the EQM-RMP Merger resulted in additional EQM shares outstanding, and the IDR Transaction resulted in additional EQGP shares outstanding. As such, the noncontrolling interest percentage in these entities changed. Historical Predecessor net income attributable to noncontrolling interests was not adjusted for the additional shares outstanding. Assuming no change to the historical level of distributions, including those attributable to IDRs, net income attributable to noncontrolling interests would have been $4.4 million and $21.1 million lower for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. Distributions, including those attributable to the IDRs, were not adjusted as the likely distributions per unit would be uncertain as a result of the additional units outstanding. Therefore, any adjustment to distributions would not be factually supportable.

(i)
The income tax benefit for the impact of the pro forma streamlining transactions, before noncontrolling interests. The income tax provision for the year ended December 31, 2017 was based on the estimated federal and state statutory tax rate of 39.9%, and the income tax provision for the six months ended June 30, 2018 was based on the estimated federal and state statutory tax rate of 23.9%.

  Separation and Distribution

(j)
The cash settlement of the normal course of business intercompany payables to EQT net of intercompany receivables from EQT as of June 30, 2018. Intercompany balances are typically settled approximately 15 days subsequent to month end.

(k)
The distribution to EQT of the total cash balance of the Company and its subsidiaries, less cash held by EQM or EQGP on or about the Distribution Date, less the amount of all intercompany payables to EQT (net of receivables from EQT) as of that date. Such intercompany balances will be settled with EQT in the normal course of business.

(l)
The reclassification of affiliate trade receivable and payable amounts with the Upstream Business in the Company's historical financial statements as unaffiliated third party.

(m)
The income tax expense associated with Rice Midstream Holdings. The income tax provision for the year ended December 31, 2017 was based on the estimated federal and state statutory tax rate of 39.9%, adjusted for the impact of noncontrolling interest, including the pro forma adjustments to noncontrolling interest as a result of the Streamlining Transactions. The 2017 tax provision also reflects $172.3 million of tax expense necessary to revalue the Rice Midstream Holdings' deferred tax asset to the lower corporate tax rate as a result of the Tax Reform Legislation. The income tax provision for the six months ended June 30, 2018 was based on the estimated federal and state statutory tax rate of 23.9%, adjusted for the impact of noncontrolling interests. The income tax expense for both the year ended December 31, 2017 and the six months ended June 30, 2018 also includes the income tax provision on the Rice Midstream Holdings earnings which were not previously subject to tax at the estimated federal and state statutory tax rates of 39.9% and 23.9%, respectively. The Company's effective tax rate in future years may vary significantly from these estimated statutory rates.

(n)
The recognition of the current and deferred tax balances related to Rice Midstream Holdings at or prior to the Separation which were recorded at EQT. These tax balances include an increase to goodwill associated with the Rice Midstream Holdings deferred tax liability recorded in the purchase accounting for the Rice Merger.

(o)
The reclassification of parent net investment to additional paid-in capital upon the consummation of the Separation and Distribution as a result of the anticipated post-separation capital structure.

(p)
The calculation of pro forma basic and diluted earnings per share and pro forma weighted-average shares outstanding for the periods presented are based on the weighted-average number of shares of EQT outstanding for the six months ended June 30, 2018 and the year ended December 31, 2017, adjusted for the assumed distribution ratio of 0.80 shares of the Company common stock for every one share of EQT common stock outstanding and the 19.9% interest of the outstanding shares of common stock of the Company that will be retained by EQT. The weighted-average number of shares for the year ended December 31, 2017 is also adjusted to reflect the 90.9 million EQT shares issued for the Rice Merger as if the shares were outstanding as of January 1, 2017. This calculation may not be indicative of the dilutive effect that will actually result from the Company stock-based awards issued in connection with the adjustment of outstanding EQT stock-based awards or the grant of new stock-based awards. The number of dilutive shares of the Company common stock underlying the Company stock-based awards issued in connection with the adjustment of outstanding EQT stock-based awards will not be determined until after the distribution date.

SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

        Set forth below are selected historical financial data of the Equitrans Midstream Corporation Predecessor as of and for the periods indicated. Operating results for any prior period are not necessarily indicative of results to be expected in any future period. The summary historical statement of operations data for the six months ended June 30, 2018 and 2017 and the balance sheet data as of June 30, 2018 are derived from our unaudited condensed combined consolidated financial statements, which are included in the "Index to Financial Statements" section of this information statement. The selected historical financial statement of operations data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 is derived from our audited combined consolidated financial statements which are included in the "Index to Financial Statements" section of this information statement. The selected historical balance sheet data as of December 31, 2015, 2014 and 2013 is derived from our unaudited combined consolidated financial statements not included in this information statement. The selected historical statement of operations data for the years ended December 31, 2014 and 2013 is derived from unaudited combined consolidated financial statements not included in this information statement.

        The selected historical financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this information statement and the historical audited financial statements and the notes thereto of the Equitrans Midstream Corporation Predecessor included in the "Index to Financial Statements" section of this information statement. The selected historical financial data reflects the Company's results as historically operated as a part of EQT, and these results may not be indicative of the Company's future performance as a standalone company following the Distribution.

			Historical
	Pro Forma
			Six Months Ended June 30,
	Six Months Ended June 30, 2018(a)				Years Ended December 31,
		Year Ended December 31, 2017(a)
(in thousands)			2018(a)	2017(a)	2017	2016	2015	2014(a)	2013(a)
Selected Statement of Operations Data:
Operating revenues	$745,723	$1,264,704	$745,723	$396,887	$895,558	$732,272	$632,936	$489,218	$362,810
Operating income	515,522	814,338	484,208	283,274	543,050	465,066	449,900	332,662	241,994
Net income	$402,351	$237,236	$443,351	$234,867	$322,457	$387,073	$411,011	$244,627	$162,001
Net income attributable to noncontrolling interests	261,018	393,364	259,555	168,232	349,613	321,920	236,715	124,025	47,243
Net income (loss) attributable to Equitrans Midstream Corporation	$141,333	$(156,128)	$183,796	$66,635	$(27,156)	$65,153	$174,296	$120,602	$114,758

		Historical
	Pro Forma
			As of December 31,
	As of June 30, 2018(a)	As of June 30, 2018(a)
(in thousands)			2017	2016	2015(a)	2014(a)	2013(a)
Selected Balance Sheet Data:
Total assets	$9,933,094	$11,062,887	$8,328,796	$4,392,155	$3,486,515	$2,206,479	$1,665,139
Long-term debt	$3,453,975	$3,713,975	$1,453,352	$985,732	$493,401	$492,633	$—
Total equity	$5,755,935	$6,408,593	$6,238,764	$3,192,666	$2,051,548	$1,213,879	$1,076,730

(a)
Unaudited.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain factors affecting forward-looking statements

        The following discussion and analysis should be read in conjunction with the other sections of this information statement, including "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "Unaudited Pro Forma Condensed Combined Financial Statements," "Business," "Selected Historical Combined Consolidated Financial Data" and the Equitrans Midstream Corporation (Equitrans Midstream or the Company) Predecessor audited combined consolidated financial statements and the notes thereto (the annual combined consolidated financial statements) and the Equitrans Midstream Corporation Predecessor unaudited combined consolidated financial statements (the interim combined consolidated financial statements) (collectively, the annual and interim combined consolidated financial statements) included in this information statement. "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and other factors described throughout this information statement and particularly in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

        We believe that the assumptions underlying the combined consolidated financial statements included in the information statement are reasonable. However, the combined consolidated financial statements may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, standalone company during the periods presented.

Introduction

        The Company is a wholly-owned subsidiary of EQT formed by EQT in May 2018 to hold EQT's Midstream Business. The historical data within "Management's Discussion and Analysis of Financial Condition and Results of Operations" has been derived from the annual and interim combined consolidated financial statements of Equitrans Midstream Corporation Predecessor included in the "Index to Financial Statements" section of this information statement. A description of the Equitrans Midstream Corporation Predecessor is included within the annual and interim combined consolidated financial statements. Additionally, a description of the Company's business and operations can be found within the "Information Statement Summary" and "Business" sections of this information statement. Because the Company has no operating activities independent from its investments in and control of EQGP and EQM, and EQGP has no operating activities independent from its investment in and control of EQM, references to the operating activities of the Company or the Midstream Business generally refer to the operating activities of EQM, including those operations acquired through the Drop-Down Transaction and the EQM-RMP Mergers.

Executive Overview

        Net loss attributable to Equitrans Midstream Corporation was $27.2 million in 2017 compared with net income attributable to Equitrans Midstream Corporation of $65.2 million in 2016. The decrease was primarily the result of higher income tax expense, net income attributable to noncontrolling interests and net interest expense more than offsetting higher operating income. Operating expenses included transaction costs related to the Rice Merger allocated to the Company by EQT for the year ended December 31, 2017 and an impairment of long-lived assets for the year ended December 31, 2016, which were not allocated to any operating segment.

        Net income attributable to Equitrans Midstream Corporation was $65.2 million in 2016 compared with $174.3 million in 2015. Higher operating income in 2016 was more than offset by increases in net income attributable to noncontrolling interests and income tax expense. Operating expenses for the year ended December 31, 2016 included an impairment of long-lived assets which was not allocated to any operating segment.

        Net income attributable to Equitrans Midstream Corporation was $183.8 million for the six months ended June 30, 2018 compared with $66.6 million for the six months ended June 30, 2017. The increase primarily resulted from higher operating income driven by the acquisition of Rice Midstream Holdings in conjunction with the completion of the Rice Merger in November 2017 partly offset by higher transaction costs and net income attributable to noncontrolling interests.

        Substantially all of the Company's operations are conducted through its operating segments discussed in Business Segment Results in this section. The following table reconciles operating income presented for the business segments in Business Segment Results to the Company's operating income for the years ended December 31, 2017, 2016 and 2015 and six months ended June 30, 2018 and 2017.

	Years Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(Thousands)
Operating income attributable to operating segments	$620,705	$527,856	$451,957	$511,666	$286,596
Less:
Transaction costs	85,124	—	—	25,964	1,520
Depreciation	(10,487)	—	—	123	—
Impairment of long-lived assets	—	59,748	—	—	—
Additional expenses	3,018	3,042	2,057	1,371	1,802

Operating income attributable to Equitrans Midstream	$543,050	$465,066	$449,900	$484,208	$283,274

        Transaction Costs.    EQT allocated $85.1 million, $8.5 million and $1.5 million of expenses associated with the acquisition of Rice Midstream Holdings in connection with the Rice Merger to the Company for the year ended December 31, 2017 and the six months ended June 30, 2018 and 2017, respectively. During the six months ended June 30, 2018, EQT also allocated $15.2 million of expenses associated with the EQM-RMP Mergers, the Drop-Down Transaction and the Separation, and the Company directly incurred $2.3 million of expenses related to these transactions. These transaction expenses are not allocated to any operating segment. See Note 1 to the annual and interim combined consolidated financial statements.

        Depreciation.    During the year ended December 31, 2017, EQM recorded a non-cash charge to depreciation in the Transmission segment of $10.5 million related to the revaluation of differences between regulatory and tax bases in Equitrans, L.P.'s regulated property, plant and equipment. For purposes of preparing the annual combined consolidated financial statements of the Company, the $10.5 million is recorded as income tax expense; therefore, there is a corresponding reduction to depreciation for the Company when comparing to the results reported by operating segments.

        Impairment of Long-Lived Assets.    During the year ended December 31, 2016, the Company recorded an impairment of long-lived assets of $59.7 million related to certain gathering assets. Using the income approach and Level 3 fair value measurement inputs, the gathering assets were written down to fair value. The impairment was triggered by a reduction in estimated future cash flows caused by the low commodity price environment, which reduced producer drilling activity and related throughput on the gathering assets. This impairment was not recorded in the Gathering segment by EQM as it was recorded by the Company immediately prior to the sale of the related gathering assets to EQM. No impairment of any long-lived assets was recorded during the years ended December 31, 2017 and 2015 or during the six months ended June 30, 2018 and 2017.

        Additional Expenses.    The Company incurs incremental selling, general and administrative expenses for costs incurred by its operating segments. These expenses are primarily allocated from EQT for compensation and centralized general and administrative services, as well as independent director compensation, auditing, legal and regulatory costs. The increase in these expenses for the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily the costs associated with EQGP being a publicly traded partnership for a full year in 2016.
Business Segment Results

        Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources. Other income, net interest expense and income tax expense are managed on a combined consolidated basis. The Company has presented each segment's operating income, equity income and various operational measures in the following sections. Management believes that the presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of its segments. The Company has reconciled each segment's operating income to the Company's combined consolidated operating income and net income in Note 4 to both the annual and interim combined consolidated financial statements.

GATHERING RESULTS OF OPERATIONS

	Years Ended December 31,					Six Months Ended June 30,
	2017	2016	% change 2017 - 2016	2015	% change 2016 - 2015	2018	2017	% change
	(Thousands, except per day amounts)
FINANCIAL DATA
Firm reservation fee revenues	$407,355	$339,237	20.1	$267,517	26.8	$221,635	$196,129	13.0
Volumetric based fee revenues:
Usage fees under firm contracts(a)	32,206	38,408	(16.1)	33,021	16.3	22,064	11,300	95.3
Usage fees under interruptible contracts(b)	70,406	19,849	254.7	34,567	(42.6)	240,327	7,045	3,311.3

Total volumetric based fee revenues	102,612	58,257	76.1	67,588	(13.8)	262,391	18,345	1,330.3

Total operating revenues	509,967	397,494	28.3	335,105	18.6	484,026	214,474	125.7
Operating expenses:
Operating and maintenance	45,325	37,751	20.1	36,386	3.8	37,967	20,633	84.0
Selling, general and administrative	45,052	39,678	13.5	30,477	30.2	42,114	18,297	130.2
Depreciation	44,957	30,422	47.8	24,360	24.9	46,950	18,415	155.0
Amortization of intangible assets	5,540	—	100.0	—	—	20,773	—	100.0

Total operating expenses	140,874	107,851	30.6	91,223	18.2	147,804	57,345	157.7

Operating income	$369,093	$289,643	27.4	$243,882	18.8	$336,222	$157,129	114.0

OPERATIONAL DATA
Gathering volumes (BBtu per day)
Firm capacity reservation	1,826	1,553	17.6	1,140	36.2	1,986	1,754	13.2
Volumetric based services(c)	816	420	94.3	485	(13.4)	4,217	253	1,566.8

Total gathered volumes	2,642	1,973	33.9	1,625	21.4	6,203	2,007	209.1
Capital expenditures	$254,522	$295,315	(13.8)	$225,537	30.9	$320,595	$102,546	212.6

(a)
Includes fees on volumes gathered in excess of firm contracted capacity.

(b)
Includes fees from contracts under which EQM has agreed to hold capacity available but for which it does not receive a capacity reservation fee.

(c)
Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

  Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

        Total operating revenues increased by $112.5 million in 2017 compared to 2016 driven by affiliate and third-party production development in the Marcellus Shale. EQM increased firm reservation fee revenues in 2017 compared to 2016 as a result of third parties and affiliates contracting for additional firm gathering capacity, which increased firm gathering capacity by approximately 475 MMcf per day following the completion of the header pipeline project for Range Resources Corporation (Range Resources) and various affiliate wellhead gathering expansion projects. The decrease in usage fees under firm contracts was due to lower affiliate volumes in excess of firm contracted capacity. The increase in usage fees under interruptible contracts was driven by revenues of $55.4 million associated with RMP and the Drop-Down Entities for the period subsequent to EQT's acquisition of Rice Energy on November 13, 2017. These increases were partly offset by a decrease in usage fees under interruptible contracts primarily due to the additional contracts for firm capacity.

        Operating expenses increased by $33.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. Operating and maintenance expense increased primarily as a result of higher personnel costs and increased property taxes. Selling, general and administrative expenses increased due to expenses associated with RMP and the Drop-Down Entities for the period subsequent to the Rice Merger. Depreciation increased $8.4 million due to additional assets placed in-service including those associated with the Range Resources header pipeline project and various affiliate wellhead gathering expansion projects and $6.2 million for depreciation associated with RMP and the Drop-Down Entities for the period subsequent to the Rice Merger. Amortization of intangible assets relates to intangible assets acquired in connection with the Rice Merger as described in Notes 2 and 1 to the annual and interim combined consolidated financial statements, respectively.

  Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

        Total operating revenues increased by $62.4 million in 2016 compared to 2015 primarily as a result of higher affiliate and third-party volumes gathered in 2016 compared to 2015, driven by production development in the Marcellus Shale. EQM increased firm reservation fee revenues in 2016 compared to 2015 as a result of affiliates and third parties contracting for additional capacity under firm contracts, which resulted in increased firm gathering capacity of approximately 300 MMcf per day following the completion of the Northern West Virginia natural gas gathering system (NWV Gathering) and Jupiter natural gas gathering system (Jupiter) expansion projects in the fourth quarter of 2015. The increase in usage fees under firm contracts was due to higher affiliate volumes in excess of firm contracted capacity. The decrease in usage fees under interruptible contracts was primarily due to these additional contracts for firm capacity.

        Operating expenses increased by $16.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. Selling, general and administrative expenses increased as a result of higher allocations and personnel costs from EQT. The increase in depreciation resulted from additional assets placed in-service, including those associated with the NWV Gathering and Jupiter expansion projects.

  Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

        Total operating revenues increased by $269.6 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017, driven primarily by revenue earned by RMP and the Drop-Down Entities and by affiliate and third-party production development in the Marcellus Shale. As RMP and the Drop-Down Entities were acquired by EQT in the Rice Merger, they came under common control with the Company on November 13, 2017. Therefore, the results of RMP and the Drop-Down Entities are included in the six months ended June 30, 2018 but not in the six months ended June 30, 2017. Firm reservation fee revenues increased primarily as a result of increased affiliate and third-party contracted gathering capacity, including that on the Range Resources header pipeline project and higher rates on various affiliate wellhead expansion projects in the current period. Usage fees under firm contracts increased due to increased third-party and affiliate volumes gathered in excess of firm contracted capacity. Usage fees under interruptible contracts for the six months ended June 30, 2018 increased by $232.8 million on RMP and the Drop-Down Entities.

        Operating expenses increased by $90.5 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 primarily driven by RMP and the Drop-Down Entities for the six months ended June 30, 2018. Depreciation also increased as a result of additional assets placed in-service, including those associated with the Range Resources header pipeline project and various wellhead gathering expansion projects.

TRANSMISSION RESULTS OF OPERATIONS

	Years Ended December 31,					Six Months Ended June 30,
	2017	2016	% change 2017 - 2016	2015	% change 2016 - 2015	2018	2017	% change
	(Thousands, except per day amounts)
FINANCIAL DATA
Firm reservation fee revenues	$348,193	$277,816	25.3	$247,231	12.4	$179,997	$171,786	4.8
Volumetric based fee revenues:
Usage fees under firm contracts(a)	13,743	45,679	(69.9)	42,646	7.1	8,650	6,360	36.0
Usage fees under interruptible contracts	10,050	11,283	(10.9)	7,954	41.9	7,432	4,267	74.2

Total volumetric based fee revenues	23,793	56,962	(58.2)	50,600	12.6	16,082	10,627	51.3

Total operating revenues	371,986	334,778	11.1	297,831	12.4	196,079	182,413	7.5
Operating expenses:
Operating and maintenance	33,908	31,504	7.6	33,092	(4.8)	16,361	14,499	12.8
Selling, general and administrative	31,922	32,792	(2.7)	31,129	5.3	14,754	14,915	(1.1)
Depreciation	58,689	32,269	81.9	25,535	26.4	24,871	23,532	5.7

Total operating expenses	124,519	96,565	28.9	89,756	7.6	55,986	52,946	5.7

Operating income	$247,467	$238,213	3.9	$208,075	14.5	$140,093	$129,467	8.2

Equity income	$22,171	$9,898	124.0	$2,367	318.2	$19,749	$9,388	110.4
OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,399	1,651	45.3	1,841	(10.3)	2,821	2,171	29.9
Volumetric based services(b)	37	430	(91.4)	281	53.0	41	24	70.8

Total transmission pipeline throughput	2,436	2,081	17.1	2,122	(1.9)	2,862	2,195	30.4
Average contracted firm transmission reservation commitments (BBtu per day)	3,627	2,814	28.9	2,624	7.2	3,873	3,542	9.3
Capital expenditures	$111,102	$292,049	(62.0)	$203,706	43.4	$46,891	$51,367	(8.7)

(a)
Includes fees on volumes transported in excess of firm contracted capacity as well as commodity charges and fees on all volumes transported under firm contracts.

(b)
Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

  Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

        Total operating revenues increased by $37.2 million in 2017 compared to 2016. Firm reservation fee revenues increased due to affiliates and third parties contracting for additional firm capacity, primarily on the Ohio Valley Connector (OVC), as well as higher contractual rates on existing contracts in the current year. The firm capacity on the OVC resulted in lower affiliate usage fees under firm contracts. The decrease in usage fees under interruptible contracts was primarily driven by reduced throughput on interruptible contracts partly offset by increased storage and parking revenue, which does not have pipeline throughput associated with it.

        Operating expenses increased by $28.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. Operating and maintenance expense increased primarily due to property taxes on the OVC and higher personnel costs. Selling, general and administrative expenses decreased primarily due to lower corporate allocations from EQT as a result of EQT's shift in focus during 2017 from midstream drop-down transactions to upstream asset and corporate acquisition projects. The increase in depreciation was the result of the OVC project placed in-service in the fourth quarter of 2016 and a non-cash charge to depreciation of $10.5 million related to the revaluation of differences between the regulatory and tax bases in EQM's regulated property, plant and equipment. The related regulatory liability will be amortized over the estimated useful life of the underlying property which is 43 years.

  Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

        Total operating revenues increased by $36.9 million in 2016 compared to 2015. Firm reservation fee revenues increased due to affiliates contracting for additional capacity under firm contracts, primarily on the OVC, as well as higher contractual rates on existing contracts in 2016. Higher usage fees under firm contracts were driven by an increase in affiliate volumes in excess of firm capacity associated with increased production development in the Marcellus Shale, partly offset by lower usage fees from third-party producers which is reflected in reduced firm capacity reservation throughput for the year ended December 31, 2016 compared to the year ended December 31, 2015. These volumes also decreased as a result of warmer weather in the first quarter of 2016. This decrease in transported volumes did not have a significant impact on firm reservation fee revenues. Usage fees under interruptible contracts for the year ended December 31, 2016 increased as a result of higher third-party volumes transported or stored on an interruptible basis.

        Operating expenses increased $6.8 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in depreciation was primarily a result of higher depreciation on the increased investment in transmission infrastructure, including those associated with the OVC and the Allegheny Valley Connector (AVC) facilities.

  Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

        Total operating revenues increased by $13.7 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017. Firm reservation fee revenues increased due to higher contractual rates on existing contracts with third parties and affiliates in the current period, and third parties contracting for additional firm capacity. Usage fees under firm contracts increased primarily due to increased commodity charges. The increase in usage fees under interruptible contracts primarily relates to higher parking revenue, which does not have associated pipeline throughput.

        Operating expenses increased by $3.0 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 consistent with the growth of the business.

  Equity Income

        The increases in equity income each period were primarily driven by increases in the MVP Joint Venture's AFUDC on the MVP as a result of continued spending on the project.

 WATER RESULTS OF OPERATIONS

	Years Ended December 31,					Six Months Ended June 30,
	2017	2016	% change 2017 - 2016	2015	% change 2016 - 2015	2018	2017	% change
	(Thousands)
FINANCIAL DATA
Water services revenues	$13,605	$—	100.0	$—	—	$65,618	$—	100.0
Operating expenses:
Operating and maintenance	5,598	—	100.0	—	—	16,302	—	100.0
Selling, general and administrative	347	—	100.0	—	—	2,396	—	100.0
Depreciation	3,515	—	100.0	—	—	11,569	—	100.0

Total operating expenses	9,460	—	100.0	—	—	30,267	—	100.0

Operating income	$4,145	$—	100.0	$—	—	35,351	—	100.0
OPERATIONAL DATA
Water services volumes (in MMgal)	226	—	100.0	—	—	1,135	—	100.0
Capital expenditures	$6,233	$—	100.0	$—	—	9,377	$—	100.0

        This table sets forth selected financial and operational data for the Water segment (Water) for the periods from November 13, 2017, as the water assets came under common control with the Company on November 13, 2017 as part of the Rice Merger.

        Water provides fresh water for well completions operations in the Marcellus and Utica Shales and collects flowback and produced water for recycling or disposal. Substantially all of Water's services are provided to EQT 's Production business. Water offers its services on a volumetric basis, supported by an acreage dedication from EQT for certain drilling areas. The fee Water charges per gallon of water is tiered and thus is lower on a per gallon basis once certain volumetric thresholds are met. During the period from November 13, 2017 through December 31, 2017 and the six months ended June 30, 2018, operating expenses were composed of customary expenses for a water business, including water procurement costs.

Other Income Statement Items

  Other Income

        As discussed in Note 6 to the annual combined consolidated financial statements, the operating agreement of EQT Energy Supply, LLC (EES) was amended to provide for mandatory redemption of the preferred interest in EES (Preferred Interest) at the end of the preference period, which is expected to be December 31, 2034. As a result of this amendment, the accounting for EQM's investment in EES converted from a cost method investment to a note receivable effective October 1, 2016. This conversion did not impact the carrying value of this instrument; however, distributions from EES subsequent to the amendment are recorded partly as interest income and partly as a reduction in the note receivable. This change decreased the amount of other income recognized and increased interest income in the year ended December 31, 2017.

        Other income decreased by $22.7 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily driven by decreased AFUDC—equity of $14.3 million associated with the OVC project placed in-service in the fourth quarter of 2016 and distributions from EES of $8.3 million which were recorded as other income in 2016 prior to the conversion to a note receivable. Other income increased by $21.7 million for the year ended December 31, 2016 compared to the year ended December 31, 2015 primarily driven by increased AFUDC—equity of $13.1 million mainly attributable to increased spending on the OVC project and distributions from EES of $8.3 million that were recorded as other income in 2016. Other income decreased by $1.1 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 as a result of lower AFUDC—equity, which was related to the timing of spending on regulated projects.

  Net Interest Expense

        Net interest expense increased by $18.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily driven by higher interest incurred on EQM's long-term debt issued in November 2016 of $17.4 million, lower capitalized interest and AFUDC—debt of $5.3 million associated with decreased spending on capital projects, $2.9 million in allocated amortization of debt issuance costs from EQT related to a bridge financing commitment to support the Rice Merger in 2017 and increased interest on EQM's credit facility borrowings, partly offset by increased interest income recorded on distributions from EES of $5.1 million and higher interest income earned on the Company's cash balances. Net interest expense decreased by $4.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015 primarily driven by higher capitalized interest and AFUDC—debt of $3.8 million associated with increased spending primarily on the OVC, decreased interest expense of $2.8 million on lower credit facility borrowings and interest income subsequent to the Preferred Interest conversion to a note receivable. The items which decreased net interest expense were partly offset by interest incurred on the long-term debt issued in November 2016. The increase in net interest expense of $17.3 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 was primarily driven by higher borrowings on EQM's and RMP's credit facilities, deferred issuance costs expensed in the second quarter of 2018 associated with the termination of the EQM Term Loan Facility and interest incurred on the EQM $2.5 Billion Senior Notes, partly offset by higher interest income earned on the Company's cash balances. The Company expects an increase in net interest expense in future periods due to the issuance of the EQM $2.5 Billion Senior Notes on June 25, 2018. See Notes 15 and 7 to the annual and interim combined consolidated financial statements, respectively, for discussion of the EQM Term Loan Facility and the EQM $2.5 Billion Senior Notes.

  Income Taxes

        The Company's operations have been included in EQT's consolidated income tax return for federal and state tax purposes for all periods presented. As a result, the accompanying annual and interim combined consolidated financial statements include the income taxes incurred by the Company computed on a separate return basis. EQM and EQGP are limited partnerships for U.S. federal and state income tax purposes and are not subject to U.S. federal or state income taxes. In addition, Rice Midstream Holdings LLC is a multi-member LLC and is also not subject to U.S. federal or state income taxes. Subsequent to the Distribution, the Company will be a corporation for U.S. federal and state income tax purposes and will prepare its own income tax provision.

        On December 22, 2017, the U.S. Congress enacted the law known as the Tax Cuts and Jobs Act of 2017 (the Tax Reform Legislation), which made significant changes to U.S. federal income tax law, including lowering the federal corporate tax rate to 21% from 35% beginning January 1, 2018. As a result of the change in the corporate tax rate, the Company recorded deferred tax expense of $129.3 million during the year ended December 31, 2017 to revalue its existing net deferred tax assets to the lower rate.

        The Tax Reform Legislation contains several other provisions, such as limiting the utilization of net operating losses generated after December 31, 2017 that are carried into future years to 80% of taxable income and limitations on the deductibility of interest expense, which are not expected to have a material effect on the Company's results of operations. As of December 31, 2017, the Company has not completed its accounting for the effects of the Tax Reform Legislation, but has recorded provisional amounts for the revaluing of net deferred tax assets as well as the state income tax effects related to the Tax Reform Legislation. The Company also considered whether existing deferred tax amounts will be recovered in future periods under this legislation. However, the Company is still analyzing certain aspects of the Tax Reform Legislation and refining calculations, which could potentially impact the measurement of these balances or potentially give rise to new deferred tax amounts. The Company will refine its estimates to incorporate new or better information as it comes available through the filing date of EQT's 2017 U.S. income tax return in the fourth quarter of 2018.

        All of EQM's, EQGP's, RMP's and Strike Force Midstream's income is included in the Company's pre-tax income. However, the Company is not required to record income tax expense with respect to the portions of the Company's income allocated to noncontrolling interests, which reduces the Company's effective tax rate in periods when the Company has consolidated pre-tax income. Also, given that Rice Midstream Holdings is a multi-member limited liability company, the Company is not required to record income tax expense with respect to the income of Rice Midstream Holdings.

  Noncontrolling Interests

        The publicly held limited partnership interests in EQGP, EQM and RMP result in net income allocations to noncontrolling interests in the statements of combined consolidated operations. In addition, the 25% ownership interest in Strike Force Midstream not owned by the Company from the Rice Merger date through the date of the Gulfport Transaction also resulted in income being allocated to noncontrolling interests. The amount of income attributable to noncontrolling interests fluctuates based on net income earned by the entities with noncontrolling interests, the amount of net income allocated to IDRs and changes in the noncontrolling ownership percentages of these entities. The increases in net income attributable to noncontrolling interests resulted from higher net income as well as additional noncontrolling interests outstanding as a result of EQM equity offerings and EQGP's initial public offering during the periods presented.

        See "Investing Activities" and "Capital Requirements" in the "Capital Resources and Liquidity" section below for a discussion of capital expenditures.

Outlook

        The Company's strategy is to focus on leveraging its existing and planned asset base in order to develop organic projects that will further expand and extend its asset footprint. Those organic projects will primarily involve gathering and transporting gas supply from the largest and growing North American basin, providing water and other midstream services to those same producers and increasing access to local and distant markets. The Company's focus on organic projects, coupled with asset optimization efforts, disciplined capital spend and operating cost control will be complimented by the Company's focus on strategically aligned acquisition opportunities.

        The Company's assets, located in southwestern Pennsylvania, northern West Virginia and southeastern Ohio, are uniquely positioned across the Marcellus, Utica and Upper Devonian Shales. The Company expects that the following expansion projects will allow it to capitalize on drilling activity by EQT and third-party producers in order to execute its strategy:

  •
  Mountain Valley Pipeline.  The MVP Joint Venture is a joint venture with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., WGL Holdings, Inc. and RGC Resources, Inc. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of

    December 31, 2017. The 42 inch diameter MVP has a targeted capacity of 2.0 Bcf per day and is estimated to span 300 miles extending from Transmission's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia providing access to the growing Southeast demand markets. As currently designed, the MVP is estimated to cost a total of approximately $4.6 billion, excluding AFUDC, with EQM funding approximately $2.2 billion through capital contributions made to the joint venture. In 2018, EQM expects to provide capital contributions of $0.8 billion to $1.0 billion to the MVP Joint Venture. The MVP Joint Venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms, including an initial 1.29 Bcf per day firm capacity commitment by EQT, and is currently in negotiation with additional shippers that have expressed interest in the MVP project. Although the current targeted capacity of the MVP is fully subscribed, additional shippers have expressed an interest in subscribing to the MVP if the MVP Joint Venture adds compression to the currently planned pipeline system, which would allow additional volumes to be transported without additional pipe in the ground, or extends the pipeline through projects such as the MVP Southgate project.

    In October 2017, the FERC issued the Certificate of Public Convenience and Necessity for the project. In the first quarter of 2018, the MVP Joint Venture received limited notice to proceed with certain construction activities from the FERC and commenced construction. As discussed under "The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all" under "Risk Factors—Risks Related to EQM's Business," there are several pending challenges to certain aspects of the MVP project that must be resolved before the MVP project can be completed. The MVP Joint Venture is working to respond to the court and agency decisions and restore all permits. The MVP is targeted to be placed in-service during the fourth quarter of 2019, subject to litigation and regulatory-related delay further discussed under "Risk Factors."

    In April 2018, the MVP Joint Venture announced a proposed 70-mile interstate pipeline that will extend from the MVP at Pittsylvania County, Virginia to new delivery points in Rockingham and Alamance Counties, North Carolina. This MVP Southgate project is anchored by a firm capacity commitment from PSNC Energy. The preliminary project cost estimate is $350 million to $500 million, which is expected to be spent in 2019 and 2020. EQM has a 32.7% ownership interest in the project and will operate the pipeline. Subject to approval by the FERC, the MVP Southgate project has a targeted in-service date of the fourth quarter 2020.

  •
  Wellhead Gathering Expansion.  The Company estimates capital expenditures of approximately $750 million during 2018 on gathering expansion projects, primarily driven by wellhead and header projects in Pennsylvania, West Virginia and Ohio. These gathering projects include approximately $225 million on expansion of the legacy RMP gathering system, approximately $235 million on expansion of the gathering systems acquired in the Drop-Down Transaction and approximately $150 million on commencing construction activities on the Hammerhead project. The Hammerhead project is a 1.2 Bcf per day gathering header pipeline connecting natural gas produced in Pennsylvania and West Virginia to the MVP primarily for EQT that is expected to cost a total of $555 million and be placed in service in the fourth quarter of 2019.

  •
  Transmission Expansion.  In 2018, the Company estimates capital expenditures of approximately $100 million for other transmission expansion projects, primarily attributable to the Equitrans, L.P. Expansion project. The Equitrans, L.P. Expansion project is designed to provide north-to-south capacity on the mainline Equitrans, L.P. system for deliveries to the MVP.

  •
  Water Projects.  In 2018, the Company plans to invest approximately $25 million on water infrastructure projects.

        EQT's Upstream Business strategy is transitioning from one focused on volume growth to one focused on capital efficiency and free cash flow generation. In preparation for the Separation, EQT has been evaluating the long-term pace of development of its Upstream Business in order to achieve the optimal balance between free cash flow generation and volume growth. Based on this evaluation, EQT is currently targeting mid-single digit annual production growth over the next five years.

        See further discussion of capital expenditures in the "Capital Requirements" section below.

Capital Resources and Liquidity

        The Company's principal liquidity requirements are to finance its operations, fund capital expenditures, potential acquisitions and capital contributions to the MVP Joint Venture, make cash distributions to its shareholders as well as to the noncontrolling interests in EQGP and EQM and satisfy any indebtedness obligations. The Company's ability to meet these liquidity requirements will depend on its ability to generate cash in the future as well as its ability to raise capital in banking, capital and other markets. The Company's available sources of liquidity include cash generated from operations, borrowing under its credit facilities, cash on hand, debt offerings and issuances of additional equity interests including shares of the Company or limited partner units of EQM or EQGP. EQM is not forecasting any public equity issuance at least through 2020.

  Operating Activities

        Net cash provided by operating activities was $669.7 million for 2017 as compared to $549.5 million for 2016. The increase was driven by higher operating income for which the contributing factors are discussed in the "Business Segment Results of Operations" section, partly offset by the timing of payments between periods.

        Net cash provided by operating activities was $549.5 million for 2016 as compared to $490.2 million for 2015. The increase was driven by higher operating income for which the contributing factors are discussed in the "Business Segment Results of Operations" section, partially offset by the timing of payments between the two periods.

        Net cash provided by operating activities was $449.6 million for the six months ended June 30, 2018 as compared to $320.5 million for the six months ended June 30, 2017. The increase was driven by higher operating income for which the contributing factors are discussed in the "Business Segment Results of Operations" section and the timing of payments between the two periods.

  Investing Activities

        Net cash used in investing activities totaled $535.5 million for 2017 as compared to $669.7 million for 2016. The decrease was primarily attributable to decreased capital expenditures as further described in the "Capital Requirements" section herein, partly offset by increased capital contributions to the MVP Joint Venture in 2017 and sales of interest in the MVP Joint Venture in 2016.

        Net cash used in investing activities totaled $669.7 million for 2016 as compared to $657.0 million for 2015. The increase was primarily attributable to higher capital expenditures as further described in the "Capital Requirements" section, partially offset by the acquisition of the Preferred Interest in 2015.

        Net cash used in investing activities was $563.6 million for the six months ended June 30, 2018 as compared to $207.3 million for the six months ended June 30, 2017. The increase was primarily attributable to increased capital expenditures as further described in the "Capital Requirements" section and increased capital contributions to the MVP Joint Venture.

  Financing Activities

        Net cash used in financing activities totaled $1,041.1 million for 2017 as compared to cash provided by financing activities of $423.5 million for 2016. For 2017, the primary uses of financing cash flows were net distributions to EQT and distributions to noncontrolling interest unitholders, and the primary source of financing cash flows was from net credit facility borrowings. For 2016, the primary sources of financing cash flows were proceeds from the issuance of long-term debt and equity offerings and contributions from EQT. For 2016, the primary uses of financing cash flows were from net payments of credit facility borrowings and distributions to noncontrolling interest unitholders.

        Net cash provided by financing activities totaled $423.5 million for 2016 as compared to net cash provided by financing activities of $650.6 million for 2015. For 2015, the primary sources of financing cash flows were from equity offerings and net credit facility borrowings and the primary uses of financing cash flows were net distributions to EQT and distributions paid to noncontrolling interest unitholders.

        Net cash provided by financing activities was $1,840.4 million for the six months ended June 30, 2018 as compared to net cash used in financing activities of $718.9 million for the six months ended June 30, 2017. For the six months ended June 30, 2018, the primary source of financing cash flows were net proceeds from the issuance of the EQM $2.5 Billion Senior Notes, while the primary uses of financing cash flows were net credit facility repayments, distributions paid to noncontrolling interest unitholders, the acquisition of the remaining 25% interest in Strike Force Midstream and net distributions to EQT. For the six months ended June 30, 2017, the primary uses of financing cash flows were net distributions to EQT and distributions paid to noncontrolling interest unitholders.

  Capital Requirements

        The gathering, transmission and storage and water services businesses are capital intensive, requiring significant investment to develop new facilities and to maintain and upgrade existing operations.

	Years Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(Thousands)
Expansion capital expenditures(a)	$328,529	$558,071	$388,442	$362,462	$146,869
Maintenance capital expenditures:
Ongoing maintenance	43,072	28,498	37,422	14,401	7,044
Funded regulatory compliance	256	795	3,379	—	—

Total maintenance capital expenditures	43,328	29,293	40,801	14,401	7,044

Total capital expenditures	371,857	587,364	429,243	376,863	153,913
Plus: accrued capital expenditures at the end of prior period(b)	26,678	24,133	53,016	90,655	26,678
Plus: accrued capital expenditures at acquisition on November 13, 2017(b)	72,271	—	—	—	—
Less: accrued capital expenditures at the end of current period(b)	(90,655)	(26,678)	(24,133)	(84,572)	(31,178)
Less: other non-cash items(c)	—	—	(70)	—	—

Total cash capital expenditures	$380,151	$584,819	$458,056	$382,946	$149,413

(a)
Expansion capital expenditures do not include capital contributions made to the MVP Joint Venture of $159.6 million and $98.4 million for the years ended December 31, 2017 and 2016,

  respectively, and $182.8 million and $59.9 million for the six months ended June 30, 2018 and 2017, respectively. In 2015, the Company paid $84.4 million for its acquisition of EQT's ownership interest in the MVP Joint Venture and subsequent capital contributions to the MVP Joint Venture.

(b)
The Company accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the statements of combined consolidated cash flows until they are paid in a subsequent period.

(c)
The Company capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation.

        Expansion capital expenditures are expenditures incurred for capital improvements that the Company expects to increase its operating income or operating capacity over the long term. In 2017, expansion capital expenditures primarily related to the following projects: wellhead gathering expansion projects, the Range Resources header pipeline project and the AVC expansion project. In 2016, expansion capital expenditures primarily related to the following projects: the OVC, the Range Resources header pipeline project, the NWV Gathering expansion and the AVC expansion project. The OVC project was placed in-service during the fourth quarter of 2016 and the Range Resources header pipeline project was placed in-service in several phases beginning in the fourth quarter of 2016 with the final phase placed in-service during the second quarter of 2017. In 2015, expansion capital expenditures primarily related to the following projects: the OVC, affiliate wellhead gathering expansion projects, the Antero Resources Corporation transmission projects and several projects for Range Resources. Significant portions of these projects were completed in the second half of 2015. Expansion capital expenditures increased by $215.6 million for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 primarily as a result of spending on the Hammerhead project, various wellhead gathering expansion projects and the Equitrans, L.P. Expansion project, partly offset by decreased spending on the Range Resources header pipeline project. The Hammerhead Project is expected to cost a total of $555 million of which approximately $150 million is expected to be spent in 2018.

        Maintenance capital expenditures are expenditures made to maintain, over the long term, EQM's operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

        Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures described in the next paragraph. The period over period changes in ongoing maintenance capital expenditures primarily related to higher assets in service and the timing of projects related to bare steel replacement capital expenditures.

        Funded regulatory compliance capital expenditures are maintenance capital expenditures necessary to comply with certain regulatory and other legal requirements, for which EQM retained $32 million from its initial public offering (IPO). The regulatory compliance initiatives are to install remote valve and pressure monitoring equipment on the Company's transmission and storage lines and to relocate certain valve operators above ground and apply corrosion protection. The period-over-period changes primarily relate to the timing of projects as these two compliance initiatives are substantially complete.

        In 2018, capital contributions to the MVP Joint Venture are expected to be $0.8 billion to $1.0 billion, depending on the timing of the construction of the MVP, expansion capital expenditures are expected to be approximately $875 million and ongoing maintenance capital expenditures are expected to be approximately $45 million, net of reimbursements. The Company's future capital investments may vary significantly from period to period based on the available investment opportunities and the timing of construction for the MVP. Maintenance related capital expenditures are also expected to vary quarter to quarter. The Company expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under its credit facilities and debt offerings. The Company does not forecast capital expenditures associated with potential projects not committed as of the filing of this information statement.

  Credit Facility Borrowings

        Note 9 and Note 7 to the annual and interim combined consolidated financial statements, respectively, describes EQM's, EQGP's and RMP's credit facilities. At or prior to the Separation, EQGP expects that its Working Capital Facility with EQT will be terminated, and EQM expects that its 364-Day Facility with EQT will be terminated. However, prior to the Distribution, EQGP expects to enter into a replacement $20 million working capital facility with the Company, and the Company expects to enter into a $100 million revolving credit facility with third-party lenders on market terms and to draw on that facility to meet its cash flow needs, including to pay costs associated with the Separation and Distribution, that arise prior to receiving initial cash distributions from EQGP and EQM. In addition, EQM intends to increase the borrowing capacity on its $1 Billion Credit Facility from $1 billion to up to $3 billion during the fourth quarter of 2018.

  Security Ratings

        The Company and EQGP are not currently rated by Moody's Investors Service (Moody's), Standard & Poor's Ratings Services (S&P) or Fitch Ratings (Fitch).

        The table below sets forth the credit ratings for debt instruments of EQM at October 16, 2018.

Rating Service	Senior Notes	Outlook
Moody's	Ba1	Stable
S&P	BBB–	Stable
Fitch	BBB–	Stable

        EQM's credit ratings are subject to revision or withdrawal at any time by the assigning rating organization and each rating should be evaluated independently of any other rating. EQM cannot ensure that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a credit rating agency if, in its judgment, circumstances so warrant. If any credit rating agency downgrades EQM's ratings, EQM's access to the capital markets may be limited, borrowing costs could increase, EQM may be required to provide additional credit assurances in support of commercial agreements such as joint venture agreements and construction contracts, the amount of which may be substantial, and the potential pool of investors and funding sources may decrease. In order to be considered investment grade, a company must be rated Baa3 or higher by Moody's, BBB- or higher by S&P, or BBB- or higher by Fitch. Anything below these ratings, including EQM's current credit rating of Ba1 by Moody's, is considered non-investment grade.

  Distributions

        See Notes 7 and 9 to the annual and interim combined consolidated financial statements, respectively, for discussion of distributions.

  Schedule of Contractual Obligations

        The following represents the Company's contractual obligations as of December 31, 2017. Purchase obligations exclude the Company's future capital contributions to the MVP Joint Venture and purchase obligations of the MVP Joint Venture.

	Total	2018	2019 - 2020	2021 - 2022	2023+
	(Thousands)
Long-term debt	$1,000,000	$—	$—	$—	$1,000,000
Credit facility borrowings(a)	466,000	—	286,000	180,000	—
Interest payments on senior notes(b)	315,573	40,625	81,250	81,250	112,448
Purchase obligations	79,253	79,253	—	—	—
Water infrastructure(c)	19,547	—	—	—	19,547
Operating lease obligations(d)	3,580	1,164	1,770	646	—

Total contractual obligations	$1,883,953	$121,042	$369,020	$261,896	$1,131,995

(a)
Credit facility borrowings were classified based on the termination date of the applicable credit facility agreement.

(b)
Interest payments exclude interest related to the credit facility borrowings as the interest rates on the credit facility agreements are variable.

(c)
See Note 12 to the annual combined consolidated financial statements for additional information.

(d)
Operating leases are lease obligations for compression equipment under existing contracts with third parties.

        As a result of the issuance of the EQM $2.5 Billion Senior Notes on June 25, 2018, total long-term debt due in 2023 and thereafter increased to $3.5 billion. Additionally, interest payments on senior notes increased by approximately $62 million in 2018, $135 million in each of the years 2019 through 2022 and by $1.2 billion in 2023 and thereafter. See Note 9 and Note 7 to the annual and interim combined consolidated financial statements, respectively, for discussion on debt.

  Commitments and Contingencies

        As of October 16, 2018, the Company and EQGP were not party to any legal proceedings.

        In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when actually incurred. EQM has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and giving appropriate consideration to available insurance, EQM believes that the ultimate outcome of any matter currently pending against EQM will not materially affect its financial condition, results of operations, or liquidity or ability to make distributions to EQM's unitholders, including the Company and EQGP.

        See also "The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all" under "Risk Factors—Risks Related to EQM's Business" for a discussion of the litigation and regulatory proceedings related to the MVP project.

        See Note 12 to the annual combined consolidated financial statements for further discussion of the Company's commitments and contingencies.

  Off-Balance Sheet Arrangements

        See Note 6 to both the annual and interim combined consolidated financial statements for discussion of the MVP Joint Venture guarantee. Following the completion of the Separation and Distribution, the Company expects the MVP guarantee will be approximately $345 million based on MVP Holdco, LLC's share of the estimated remaining MVP construction budget and terms of the agreement.

  Recently Issued Accounting Standards

        The Company's recently issued accounting standards are described in Note 1 to the annual and interim combined consolidated financial statements.

  Critical Accounting Policies and Estimates

        The Company's significant accounting policies are described in Note 1 to the annual and interim combined consolidated financial statements. The discussion and analysis of the financial statements and results of operations are based on the Company's combined consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these combined consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. These policies relate to the more significant judgments and estimates used in the preparation of the Company's combined consolidated financial statements. Actual results could differ from those estimates.

        Property, Plant and Equipment.    Determination of depreciation requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. The Company has not historically experienced material changes in its results of operations from changes in the estimated useful lives or salvage values of property, plant and equipment although these estimates are reviewed periodically, including each time Equitrans, L.P. files with the FERC for a change in transmission and storage rates. Determination of internal costs capitalized requires judgment as to the percent of time spent on capitalized projects for the capitalization of costs such as salaries, benefits and other indirect costs. The Company believes that the accounting estimates related to depreciation and capitalization of internal costs are "critical accounting estimates" because they are susceptible to change period to period. These assumptions affect the gross property, plant and equipment balances and the amount of depreciation and operating expense and would have an impact on the results of operations and financial position if changed. See Note 1 to the annual combined consolidated financial statements for additional information.

        Impairments.    Any accounting estimate related to impairment of property, plant and equipment or an investment in an unconsolidated entity requires management to make assumptions about future cash flows, discount rates, fair value of investments and whether losses in the value of its investments are other than temporary. Management's assumptions about future cash flows require significant judgment because actual operating levels have fluctuated in the past and are expected to do so in the future. Additionally, management's assumptions about the fair value of its investment in an unconsolidated entity requires significant judgment because the investment is not traded on an active market. The Company has not historically had indications of impairments. However, the Company believes that the accounting estimates related to impairments are "critical accounting estimates" because they require assumptions that are susceptible to change period to period. Any potential impairment would have an impact on the results of operations and financial position. See Note 1 to the annual combined consolidated financial statements for additional information.

        Allocated General and Administrative Costs.    General and administrative and operating and maintenance costs are allocated to the Company based on the nature of the expenses by EQT. Costs that are directly related to the Company and its subsidiaries are directly charged to the Company and its subsidiaries. Other costs are allocated based on operational and financial metrics. Allocations are based on estimates and assumptions that management believes are reasonable; however, the Company believes that the accounting estimates related to allocated costs are "critical accounting estimates" because different estimates and assumptions would change the amounts allocated to the Company's segments and those differences could be material. These assumptions affect the amount of general and administrative and operating expense and would have an impact on the results of operations if changed.

        Regulatory Accounting.    Determination and application of regulatory accounting requires judgment regarding probability that certain expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statements of consolidated operations for a non-regulated entity. The Company has not historically experienced material changes in its results of operations from changes in regulatory accounting although these estimates are reviewed periodically, including each time Equitrans, L.P. files with the FERC for a change in transmission and storage rates. The Company believes that the accounting estimates related to regulatory accounting are "critical accounting estimates" because they are susceptible to change period to period. These assumptions affect the gross regulatory assets and liabilities and the amount of regulated operating revenues and expenses and would have an impact on the results of operations and financial position if changed. See Note 1 to the annual combined consolidated financial statements for additional information.

        Contingencies.    The Company and EQGP are not currently party to any legal proceedings; however, EQM is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based on EQM's assessment that a loss is probable and that the amount of the loss can be reasonably estimated. EQM considers many factors in making these assessments, including the history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based on an analysis of potential results. The Company believes that the accounting estimates related to contingencies are "critical accounting estimates" because EQM must assess the probability and amount of loss related to contingencies. Future results of operations could be materially affected by changes in the assumptions.

        Revenue Recognition.    Revenue from the gathering of natural gas is generally recognized when the service is provided. Revenue related to gathering services provided but not yet billed is estimated each month. These estimates are generally based on contract data and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. See Note 1 to the annual combined consolidated financial statements for additional information.

        EQM records a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, a historical rate of accounts receivable losses as a percentage of total revenue is used. This historical rate is applied to the current revenues on a monthly basis and is updated periodically based on events that may change the rate, such as a significant change to the natural gas industry or to the economy as a whole. Management reviews the adequacy of the allowance on a quarterly basis using the assumptions that apply at that time. While EQM has not historically experienced material bad debt expense, declines in the market price for natural gas combined with the increase in third-party customers on EQM's systems may result in a greater exposure to potential losses than management's current estimates. As of December 31, 2017, EQM had third-party accounts receivable of $60.6 million, which is net of an allowance for doubtful accounts of $0.4 million.

        The Company believes that the accounting estimates related to revenue recognition are "critical accounting estimates" because estimated volumes are subject to change based on actual measurements including prior period adjustments. In addition, the Company believes that the accounting estimates related to the allowance for doubtful accounts receivable are "critical accounting estimates" because the underlying assumptions used for the allowance can change from period to period and the actual mix of customers and their ability to pay may vary significantly from management's estimates which could impact the collectability of customer accounts. These accounting estimates could potentially have a material impact on the results of operations and financial position.

        Business Combinations.    EQT recorded the Rice Merger using the acquisition method of accounting; accordingly, the value assigned to the assets and liabilities of Rice Midstream Holdings are based on EQT's purchase accounting estimates. Accounting for the acquisition of a business requires the identifiable assets and liabilities acquired to be recorded at fair value. The estimated fair value of midstream facilities and equipment, generally consisting of pipeline systems and compression stations, is estimated using the cost approach, which incorporates assumptions about the replacement costs for similar assets, the relative age of the assets and any potential economic or functional obsolescence. The fair values of the intangible assets are estimated using the multi-period excess earnings model which estimates revenues and cash flows derived from the intangible asset and then deducts portions of cash flow that can be attributed to supporting assets otherwise recognized. The Company's intangible assets are comprised of customer relationships.

        Given the time it takes to obtain pertinent information to finalize the allocation of the purchase price to the acquired net assets, the purchase price allocation may remain preliminary for a period of time before EQT is able to finalize the required fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. The Company believes that the accounting estimates related to business combinations are "critical accounting estimates" because EQT must, in determining the fair value of assets acquired, make assumptions about projections regarding the timing and amount of future development and operating costs; and projections of replacement cost of and future cash flows from midstream assets and cash flows from customer relationships. Different assumptions may result in materially different values for these assets which would impact the Company's future results of operations and financial position.

        Goodwill.    Goodwill is the cost of an acquisition less the fair value of the identifiable net assets of the acquired business. At December 31, 2017, approximately $1,384.9 million of goodwill was allocated to the Company as a result of the Rice Merger. Prior to the Rice Merger, the Company had no goodwill.

        Goodwill is evaluated for impairment at least annually, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company uses a combination of an income and market approach to estimate the fair value of a reporting unit.

        The Company believes that the accounting estimates related to goodwill are "critical accounting estimates" because the fair value estimation process requires considerable judgment and determining the fair value is sensitive to changes in assumptions impacting management's estimates of future financial results as well as other assumptions such as movements in stock prices, weighted-average cost of capital, terminal growth rates and industry multiples. The Company believes the estimates and assumptions used in estimating the fair value are reasonable and appropriate; however, different assumptions and estimates could materially impact the calculated fair value and the resulting determinations about goodwill impairment which could materially impact the Company's results of operations and financial position. Additionally, future estimates may differ materially from current estimates and assumptions.

  Quantitative and Qualitative Disclosures About Market Risk

        Interest Rate Risk.    Changes in interest rates affect the amount of interest the Company earns on cash, cash equivalents and short-term investments and the interest rates the Company pays on borrowings under its credit facilities. EQM's senior notes are fixed rate and thus do not expose the Company to fluctuations in its results of operations or liquidity from changes in market interest rates. Changes in interest rates do affect the fair value of EQM's fixed rate debt. See Note 9 to the annual combined consolidated financial statements for discussion of the Company's borrowings and Note 1 to the annual combined consolidated financial statements for a discussion of fair value measurements. The Company may from time to time hedge the interest on portions of its borrowings under the credit facilities in order to manage risks associated with floating interest rates.

        Credit Risk.    The Company is exposed to credit risk which is the risk that it may incur a loss if a counterparty fails to perform under a contract. The Company manages its exposure to credit risk associated with customers through credit analysis, credit approval, credit limits and monitoring procedures. For certain transactions, the Company may request letters of credit, cash collateral, prepayments or guarantees as forms of credit support. Equitrans, L.P.'s FERC tariffs require tariff customers that do not meet specified credit standards to provide three months of credit support; however, the Company is exposed to credit risk beyond this three month period when its tariffs do not require its customers to provide additional credit support. For some of the Company's more recent long-term contracts associated with system expansions, it has entered into negotiated credit agreements that provide for enhanced forms of credit support if certain credit standards are not met. The Company has historically experienced only minimal credit losses in connection with its receivables. Approximately 83% and 87% of revenues were from investment grade counterparties, for the six months ended June 30, 2018 and year ended December 31, 2017 respectively. The Company is exposed to the credit risk of EQT, its largest customer. In connection with EQM's IPO in 2012, EQT guaranteed all payment obligations, up to a maximum of $50 million, due and payable to Equitrans, L.P. by EQT Energy, LLC, one of Equitrans, L.P.'s largest customers and a wholly owned subsidiary of EQT. The EQT guaranty will terminate on November 30, 2023 unless terminated earlier by EQT upon 10 days written notice. At December 31, 2017, EQT's public senior debt had an investment grade credit rating. See Note 11 to the annual combined consolidated financial statements for further discussion regarding the Company's exposure to credit risk.

        Commodity Prices.    The Company's business is dependent on the continued availability of natural gas production and reserves in its areas of operation. Low prices for natural gas, including those resulting from regional basis differentials, could adversely affect development of additional reserves and production that is accessible by the Company's pipeline and storage assets, or lower drilling activity, which would decrease demand for the Company's water services. Lower regional natural gas prices could cause producers to determine in the future that drilling activities in areas outside of the Company's current areas of operation are strategically more attractive to them. EQT, or third-party customers on the Company's systems, may reduce capital spending in the future based on commodity prices or other factors. Unless the Company is successful in attracting and retaining unaffiliated third-party customers, which accounted for 47% and 46% of transmission and storage revenues, 21% and 12% of gathering revenues, and 0% and 1% of water service revenues for the six months ended June 30, 2018 and year ended December 31, 2017, respectively, its ability to maintain or increase the capacity subscribed and volumes transported under service arrangements on its transmission and storage system, the volumes gathered on its gathering systems, or the volumes of water provided by its water services business will be dependent on receiving consistent or increasing commitments from EQT. On a pro forma basis, for the year ended December 31, 2017, revenues from unaffiliated third-party customers accounted for 46% of transmission revenues, 11% of gathering revenues and less than 1% of water services revenues. While EQT has dedicated acreage to the Company and has entered into long-term firm transmission and gathering contracts on the Company's systems, EQT may determine in the future that drilling in the Company's areas of operations is not economical or that drilling in areas outside of the Company's current areas of operations is strategically more attractive to it. EQT is under no contractual obligation to continue to develop its acreage dedicated to the Company.

        For the year ended December 31, 2017, approximately 84% of total revenues, and 60% of total revenues on a pro forma basis, were derived from firm reservation fees. As a result, the Company believes that short and medium term declines in volumes of gas produced, gathered, transported or stored on its systems will not have a significant impact on its results of operations, liquidity, financial position or ability to pay distributions because these firm reservation fees are paid regardless of volumes supplied to the system by customers. Longer term price declines could have an impact on customer creditworthiness and related ability to pay firm reservation fees under long-term contracts which could impact the Company's results of operations, liquidity or financial position. Additionally, long-term declines in gas production in the Company's areas of operations would limit the Company's growth potential.

        Other Market Risks.    EQM's $1 billion credit facility is underwritten by a syndicate of financial institutions, each of which is obligated to fund its pro-rata portion of any borrowings by EQM. No one lender of the 19 financial institutions in the syndicate holds more than 10% of the facility. EQM's large syndicate group and relatively low percentage of participation by each lender is expected to limit EQM's exposure to disruption or consolidation in the banking industry.

BUSINESS

The Company Overview

        The Company is a Pennsylvania corporation formed on May 11, 2018 to hold EQT's Midstream Business. Following the Separation, the Company will be one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. The Company will directly and indirectly hold investments in the entities conducting EQT's Midstream Business, including the following:

  •
  an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP, which was formed in January 2015 by EQT to hold EQT's partnership interests in EQM. EQM owns, operates, acquires and develops natural gas gathering, transmission and storage, and water services assets in the Appalachian Basin. EQGP has no independent operations and its only cash-generating assets are its partnership interests in EQM, which include: (i) 21,811,643 EQM common units, representing an approximate 17.9% limited partner interest in EQM, (ii) 1,443,015 EQM general partner units, representing an approximate 1.2% general partner interest in EQM, and (iii) all of the incentive distribution rights in EQM; and

  •
  in addition to the interests in EQM held by EQGP, 15,433,812 EQM common units will be held by the Company representing an approximate 12.7% limited partner interest in EQM.

        EQM's assets and liabilities include the legacy assets and liabilities of Rice Midstream Holdings. EQT obtained control of Rice Midstream Holdings on November 13, 2017, when, pursuant to the EQT-Rice Merger Agreement, Rice Energy became an indirect, wholly-owned subsidiary of EQT and EQT became the indirect parent of Rice Midstream Holdings. Prior to the completion of the transactions discussed below, the operations of Rice Midstream Holdings were primarily conducted through RMP, EQM WV, EQM Olympus and Strike Force Holdings. In addition, through Strike Force Holdings, Rice Midstream Holdings owned 75% of the outstanding limited liability company interests in Strike Force Midstream.

        In 2018, EQM obtained control of the operating entities of Rice Midstream Holdings through the following transactions:

  •
  On April 25, 2018, EQM, RMP and certain of their affiliates executed an agreement and plan of merger, pursuant to which EQM agreed to acquire RMP and the RMP General Partner. The EQM-RMP Mergers closed on July 23, 2018.

  •
  On May 22, 2018, EQM, through its wholly owned subsidiary EQM Gathering, acquired all of the outstanding limited liability company interests in each of (i) EQM WV, (ii) EQM Olympus and (iii) Strike Force Holdings pursuant to the terms of the Contribution Agreement. As a result of the closing of the Drop-Down Transaction, EQM WV, EQM Olympus and Strike Force Holdings are each wholly owned subsidiaries of EQM Gathering.

  •
  In addition, on May 1, 2018, EQM acquired the remaining 25% of the outstanding limited liability company interests in Strike Force Midstream from an affiliate of Gulfport Energy Corporation. As a result, EQM indirectly owns 100% of Strike Force Midstream.

        The following diagram depicts the Company's simplified organizational and ownership structure following the Distribution:

(1)
MVP Joint Venture partners include EQM (45.5%), NextEra Energy, Inc., (31%), Consolidated Edison, Inc. (12.5%), WGL Holdings, Inc. (10%), and RGC Resources, Inc. (1%). EQM's ownership interest in MVP Southgate, a recently announced project under the MVP Joint Venture, is 32.7%.

Overview of Operations

        The Company has no operations independent from its investments in EQGP and EQM, and EQGP has no operations independent from its investment in EQM. The general partner of EQGP is a wholly owned subsidiary of the Company and controls EQGP, which in turn controls EQM through EQGP's ownership of the general partner of EQM. References to the operating activities of the Company or the Midstream Business generally refer to the operating activities of EQM, including those operations acquired through the Drop-Down Transaction and the EQM-RMP Mergers.

        The Company provides midstream services to EQT and multiple third parties in Pennsylvania, West Virginia and Ohio through its three primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines, the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets and its water services assets, which consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities that support well completion activities and collect flowback and produced water for recycling or disposal.

        The Company provides a majority of its natural gas gathering, transmission and storage services under contracts with long-term, firm reservation and/or usage fees. This contract structure enhances the stability of the Company's cash flows and limits its direct exposure to commodity price risk. Approximately 84% of the Company's revenues, or 60% of the Company's revenues on a pro forma basis, were generated from capacity reservation charges under long-term firm contracts for the year ended December 31, 2017. See the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" for a description of the Pro Forma Events. When including contracts associated with expected future capacity from expansion projects that are not yet fully constructed but for which the Company has executed firm contracts, the Company's firm gathering contracts had a weighted average remaining term of approximately 8 years and the Company's firm transmission and storage contracts had a weighted average remaining term of approximately 15 years, in each case as of December 31, 2017, based on total projected contractual revenues. The Company's operations are primarily focused in southwestern Pennsylvania, northern West Virginia and southeastern Ohio, strategic locations in the natural gas shale plays known as the Marcellus, Utica and Upper Devonian Shales. This same region is also the primary operating area of EQT, the Company's largest customer. EQT accounted for approximately 74% of the Company's revenues, or 79% of the Company's revenues on a pro forma basis, for the year ended December 31, 2017.

        EQT's Upstream Business strategy is transitioning from one focused on volume growth to one focused on capital efficiency and free cash flow generation. In preparation for the Separation, EQT has been evaluating the long-term pace of development of its Upstream Business in order to achieve the optimal balance between free cash flow generation and volume growth. Based on this evaluation, EQT is currently targeting mid-single digit annual production growth over the next five years.

        The following is a map of our operations.

Business Segments

        The Company conducts its business through three business segments: Gathering, Transmission and Water. These segments include all of the Company's operations.

  Gathering

        As of December 31, 2017, the gathering system included approximately 630 miles of high pressure gathering lines with approximately 2.3 Bcf per day of total firm contracted gathering capacity, compression of approximately 305,000 horsepower and multiple interconnect points with the transmission and storage system and five interstate pipelines. The gathering system also included approximately 1,500 miles of FERC-regulated low pressure gathering lines.

        In the ordinary course of its business, the Company pursues gathering expansion projects for EQT and third-party producers. The Company invested approximately $255 million on gathering projects in 2017 that added 475 MMcf per day of firm gathering capacity in southwestern Pennsylvania. This included the final phase of the header pipeline for Range Resources, which was placed in-service during the second quarter of 2017. The system now provides total firm gathering capacity of 600 MMcf per day at a total project cost of approximately $240 million. This system, other expansion projects, primarily for EQT, and the assets acquired in the Rice Merger supported increased gathered volumes of 34% and gathering revenues of 28% in 2017.

        In 2018, the Company estimates capital expenditures of approximately $750 million on gathering expansion projects, primarily driven by wellhead and header projects in Pennsylvania and West Virginia. These expansion projects include approximately $225 million on expansion of the legacy RMP gathering system, approximately $235 million on expansion of the gathering systems acquired in the Drop-Down Transaction and approximately $150 million on commencing construction activities on the Hammerhead project. The Hammerhead project is a 1.2 Bcf per day gathering header connecting Pennsylvania and West Virginia production to the MVP primarily for EQT that is expected to cost a total of $555 million and be placed in service in the fourth quarter of 2019.

  Transmission

        As of December 31, 2017, the transmission and storage system included an approximately 950-mile FERC-regulated interstate pipeline that connects to seven interstate pipelines and local distribution companies. The transmission and storage system is supported by 18 associated natural gas storage reservoirs with approximately 645 MMcf per day of peak withdrawal capacity, 43 Bcf of working gas capacity and 41 compressor units, with total throughput capacity of approximately 4.4 Bcf per day and compression of approximately 120,000 horsepower as of December 31, 2017. Transmission also includes the Company's investment in the MVP which is treated as an equity investment for accounting purposes; as a result, Transmission's portion of MVP's operating results are reflected in equity income and not in Transmission's operating income.

        In the ordinary course of its business, the Company pursues transmission projects aimed at profitably increasing system capacity. The Company invested approximately $111 million on transmission and storage system infrastructure in 2017. Revenues in 2017 increased by approximately $41 million or 12% compared to 2016. The Company intends to focus on the following transmission projects:

  •
  Mountain Valley Pipeline.  The MVP Joint Venture is a joint venture with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., WGL Holdings, Inc. and RGC Resources, Inc. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of December 31, 2017. The 42 inch diameter MVP has a targeted capacity of 2.0 Bcf per day and is estimated to span 300 miles extending from Transmission's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia providing access to the growing Southeast demand markets. As currently designed, the MVP is estimated to cost a total of approximately $4.6 billion, excluding AFUDC, with EQM funding approximately $2.2 billion through capital contributions made to the joint venture. In 2018, EQM expects to provide capital contributions of $0.8 billion to $1.0 billion to the MVP Joint Venture. The MVP Joint Venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms, including an initial 1.29 Bcf per day firm capacity commitment by EQT, and is currently in negotiation with additional shippers that have expressed interest in the MVP project. Although the current targeted capacity of the MVP is fully subscribed, additional shippers have expressed an interest in subscribing to the MVP if the MVP Joint Venture adds compression to the currently planned pipeline system, which would allow additional volumes to be transported without additional pipe in the ground, or extends the pipeline through projects such as the MVP Southgate project.

    In October 2017, the FERC issued the Certificate of Public Convenience and Necessity for the project. In the first quarter of 2018, the MVP Joint Venture received limited notice to proceed with certain construction activities from the FERC and commenced construction. As discussed under "The regulatory approval process for the construction of new midstream assets is challenging, and recent decisions by regulatory and judicial authorities in pending proceedings could impact EQM's or the MVP Joint Venture's ability to obtain all approvals and authorizations necessary to complete certain projects on the projected time frame or at all or its ability to achieve the expected investment return on the project" under "Risk Factors—Risks Related to EQM's Business," and under "Business—Legal Proceedings," there are several pending challenges to certain aspects of the MVP project that must be resolved before the MVP project can be completed. The MVP Joint Venture is working to respond to the court and agency decisions and restore all permits. The MVP is targeted to be placed in-service during the fourth quarter of 2019, subject to litigation and regulatory-related delay further discussed under "Risk Factors."

    In April 2018, the MVP Joint Venture announced a proposed 70-mile interstate pipeline that will extend from the MVP at Pittsylvania County, Virginia to new delivery points in Rockingham and Alamance Counties, North Carolina. This MVP Southgate project is anchored by a firm capacity commitment from PSNC Energy. The preliminary project cost estimate is $350 million to $500 million, which is expected to be spent in 2019 and 2020. EQM has a 32.7% ownership interest in the project and will operate the pipeline. Subject to approval by the FERC, the MVP Southgate project has a targeted in-service date of the fourth quarter 2020.

  •
  Transmission Expansion.  In 2018, the Company estimates capital expenditures of approximately $100 million for other transmission expansion projects, primarily attributable to the Equitrans, L.P. Expansion project. The Equitrans, L.P. Expansion project is designed to provide north-to-south capacity on the mainline Equitrans, L.P. system for deliveries to the MVP.

  Water

        Water supports a full cycle of water services for natural gas development activities. Water's assets include water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities used to support well completion activities and to collect flowback and produced water for recycling or disposal for EQT and third parties in Washington and Greene Counties, Pennsylvania, and Belmont County, Ohio. As of December 31, 2017, Water's Pennsylvania assets provided access to 29.4 MMgal per day of fresh water from the Monongahela River and several other regional water sources, and Water's Ohio assets provided access to 14.0 MMgal per day of fresh water from the Ohio River and several other regional water sources. In 2018, the Company plans to invest approximately $25 million on water infrastructure projects.

Strategy

        The Company's strategy is to leverage its existing pipeline and storage infrastructure systems by developing organic projects that will expand its footprint across the Appalachian Basin. These organic projects will primarily involve gathering and transporting natural gas supplies from the most prolific natural gas basin in North America; providing water and other midstream services to producers across the basin; and increasing access to local, regional, and national markets. Organic growth projects, in conjunction with ongoing asset optimization efforts, disciplined capital spending, and operating cost control, will be complemented by the Company's focus on strategically aligned acquisition and joint venture opportunities. We believe this strategy will maximize shareholder value by increasing cash available for distribution.

        The Company's assets, located in southwestern Pennsylvania, northern West Virginia, and southeastern Ohio, are uniquely positioned across the Marcellus, Utica, and Upper Devonian Shales. The Equitrans transmission and storage system provides flexibility to producers and marketers, as well as to on-system and off-system demand customers through its diverse supply, numerous storage pools, and interconnectivity to other pipeline systems. Likewise, the Company's other midstream assets provide interconnectivity to even more takeaway options. Along with these existing asset connectivity options, additional contracted projects that are in the execution phase, including the MVP, MVP Southgate, and several pipeline extensions to in-basin power plants, will increase the strategic nature of the Company's pipeline infrastructure system by accessing new and growing demand markets.

Markets and Customers

        Gathering Customers.    For the year ended December 31, 2017, EQT accounted for approximately 88% of Gathering's revenues. Gathering has secured dedications from certain EQT affiliates under various fixed price per unit gathering and compression agreements covering approximately 246,000 gross acres of EQT's acreage position in Washington and Greene Counties, Pennsylvania as of December 31, 2017, which are subject to certain exceptions and limitations pursuant to the gas gathering and compression agreements. Gathering also has acreage dedications pursuant to which EQM has (i) the right to elect to gather all natural gas produced from wells under an area covering approximately 40,000 acres in Pennsylvania through agreements with EQT and (ii) the right to elect to gather all natural gas produced from wells under an area covering approximately 166,000 acres in Ohio through agreements between EQM Olympus or Strike Force Midstream with EQT and third parties.

        Gathering provides services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a firm reservation fee, which is recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is gathered. If there is available system capacity, customers can flow gas above the firm commitment volumes for a usage charge per unit at a rate that is generally the same or lower than the firm capacity charge per unit. The Company has firm gas gathering agreements in high pressure development areas with approximately 2.3 Bcf per day of total firm contracted gathering capacity as of December 31, 2017. Including expected future capacity from expansion projects that are not yet fully constructed but for which the Company had executed firm gathering agreements, approximately 2.4 Bcf per day of firm gathering capacity was subscribed under firm gathering contracts as of December 31, 2017. The Company provides interruptible service on its high pressure gathering system primarily through long-term contracts that provide for a fixed price per unit for volumes of natural gas gathered. On the Company's low pressure regulated gathering system, the typical gathering agreement is interruptible and has a one-year term with month-to-month roll over provisions terminable upon at least 30 days' notice. The rates for gathering service on the regulated system are based on the maximum posted tariff rate and assessed on actual receipts into the gathering system. The Company generally does not take title to the natural gas gathered for its customers but retains a percentage of wellhead natural gas receipts to recover natural gas used to run its compressor stations and other requirements on all of its gathering systems.

        Transmission Customers.    In 2017, EQT accounted for approximately 64% of the natural gas throughput and 54% of the revenues for Transmission. Other customers include local distribution companies, marketers, other independent producers and commercial and industrial users. The Company's transmission and storage system provides these customers with access to adjacent markets in Pennsylvania, West Virginia and Ohio and also provides access to the Mid-Atlantic, Northeastern, Midwestern and Gulf Coast markets in the United States through interconnect capacity with major interstate pipelines.

        Transmission generally does not take title to the natural gas transported or stored for its customers. Transmission provides services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a capacity reservation fee, which is recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported or stored. In addition to capacity reservation fees, Transmission may also collect usage fees when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. Where applicable, the usage fees are assessed on the actual volume of natural gas transported or stored on the system. A firm customer is billed an additional usage fee on volumes in excess of firm capacity when the level of natural gas received for delivery from the customer exceeds its reserved capacity. Customers are not assured capacity or service for volumes in excess of firm capacity on the applicable pipeline as these volumes have the same priority as interruptible service.

        Under interruptible service contracts, customers pay usage fees based on their actual utilization of assets. Customers that have executed interruptible contracts are not assured capacity or service on the applicable systems. To the extent that physical capacity that is contracted for firm service is not fully utilized or excess capacity that has not been contracted for service exists, the system can allocate such capacity to interruptible services.

        Including expected future capacity from expansion projects that are not yet fully constructed but for which the Company has executed firm contracts, approximately 5.1 Bcf per day of transmission capacity and 31.3 Bcf of storage capacity, respectively, were subscribed under firm transmission and storage contracts as of December 31, 2017. Transmission's firm transmission and storage contracts had a weighted average remaining term of approximately 15 years as of December 31, 2017, based on total projected contracted revenues.

        As of December 31, 2017, approximately 89% of Transmission's contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under its tariff. Approximately 9% of Transmission's contracted transmission firm capacity was subscribed at the recourse rates under its tariff, which are the maximum rates an interstate pipeline may charge for its services under its tariff. The remaining 2% of Transmission's contracted transmission firm capacity was subscribed at discounted rates, which are less than the maximum rates an interstate pipeline may charge for its services under its tariff.

        Transmission has an acreage dedication from EQT pursuant to which Transmission has the right to elect to transport on its transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene Counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis Counties in West Virginia. EQT has a significant natural gas drilling program in these areas.

        Water Customers.    During the year ended December 31, 2017, approximately 99% of water service revenues were from EQT.

        Water has the exclusive right to provide certain fluid handling services to certain subsidiaries of EQT until December 22, 2029, and thereafter such right continues on a month-to-month basis. The fluid handling services include the exclusive right to provide fresh water for well completions operations and to collect flowback and produced water for recycling or disposal within areas of dedication in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio. Water also provides water services to third parties under fee-based contracts to support well completion activities.

        The following tables provide a revenue breakdown by business segment for the year ended December 31, 2017 and on a pro forma basis for the year ended December 31, 2017:

	2017 Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation Charges	Usage Charges	Usage Fees	Total
Gathering	45%	4%	8%	57%
Transmission	39%	2%	1%	42%
Water	0%	0%	1%	1%

	2017 Pro Forma Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation Charges	Usage Charges	Usage Fees	Total
Gathering	32%	3%	28%	63%
Transmission	28%	1%	0%	29%
Water	0%	0%	8%	8%

Competition

        Key competitors for new gathering systems include companies that own major natural gas pipelines, independent gas gatherers and integrated energy companies. Some of the Company's competitors have capital resources and control supplies of natural gas greater than the Company does.

        Competition for natural gas transmission and storage volumes is primarily based on rates, customer commitment levels, timing, performance, commercial terms, reliability, service levels, location, reputation and fuel efficiencies. The Company's principal competitors in its natural gas transmission and storage market include companies that own major natural gas pipelines. In addition, the Company competes with companies that are building high pressure gathering facilities that are not subject to FERC jurisdiction to move volumes to interstate pipelines. Major natural gas transmission companies that compete with the Company also have existing storage facilities connected to their transmission and storage systems that compete with certain of the Company's storage facilities.

        Key competition for water services include natural gas producers that develop their own water distribution systems in lieu of employing the Company's assets and other natural gas midstream companies. The Company's ability to attract volumes to the water services business depends on its ability to evaluate and select suitable projects and to consummate transactions in a highly competitive environment.

Regulatory Environment

        FERC Regulation.    EQM's interstate natural gas transmission and storage operations are regulated by the FERC under the NGA, the NGPA and the Energy Policy Act of 2005. EQM's regulated system operates under tariffs approved by the FERC that establish rates, cost recovery mechanisms and the terms and conditions of service to its customers. Generally, the FERC's authority extends to:

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  rates and charges for natural gas transmission, storage and FERC-regulated gathering services;

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  certification and construction of new interstate transmission and storage facilities;

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  abandonment of interstate transmission and storage services and facilities;

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  maintenance of accounts and records;

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  relationships between pipelines and certain affiliates;

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  terms and conditions of services and service contracts with customers;

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  depreciation and amortization policies;

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  acquisition and disposition of interstate transmission and storage facilities; and

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  initiation and discontinuation of interstate transmission and storage services.

        EQM holds certificates of public convenience and necessity for its transmission and storage system issued by the FERC pursuant to Section 7 of the NGA covering rates, facilities, activities and services. These certificates require EQM to provide open-access services on its interstate pipeline and storage facilities on a non-discriminatory basis to all customers that qualify under the FERC gas tariffs. In addition, under Section 8 of the NGA, the FERC has the power to prescribe the accounting treatment of certain items for regulatory purposes. Thus, the books and records of EQM's interstate pipeline and storage facilities may be periodically audited by the FERC.

        The FERC regulates the rates and charges for transmission and storage in interstate commerce. Under the NGA, rates charged by interstate pipelines must be just and reasonable.

        The recourse rate that EQM may charge for its services is established through the FERC's cost-of-service ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of providing that service including recovery of and a return on the pipeline's actual prudent historical cost of investment. Key determinants in the ratemaking process include the depreciated capital costs of the facilities, the costs of providing service, the allowed rate of return and income tax allowance, as well as volume throughput and contractual capacity commitment assumptions. On March 15, 2018, the FERC issued an order prohibiting MLP-owned pipelines from including an allowance for investor income tax liability in their cost-of-service based rates. Under its prior policy, the FERC had permitted all interstate pipelines to include an income tax allowance in the cost-of-service used as the basis for calculating their regulated rates. On July 18, 2018, the FERC issued an order affirming the principal finding in the March order regarding income tax recovery and also clarifying the treatment of Accumulated Deferred Income Taxes in light of the prohibition on MLP income tax allowances. Also on July 18, 2018, the FERC issued Order No. 849, adopting regulations requiring that natural gas pipelines must make a one-time report, Form 501-G, due in the fourth quarter of 2018. For MLP-owned pipelines, the Form 501-G report must calculate an earned rate of return on equity that addresses any potential over-recovery of their cost of service arising from the prohibition of the income tax allowance and the ADIT clarification. The FERC will evaluate these Form 501-G filings on a case-by-case basis and may open a limited or a general rate case, open an investigation, or take no further action. The maximum applicable recourse rates and terms and conditions for service are set forth in the pipeline's FERC-approved tariff. Rate design and the allocation of costs also can impact a pipeline's profitability. While the ratemaking process establishes the maximum rate that can be charged, interstate pipelines such as EQM's transmission and storage system are permitted to discount their firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not unduly discriminate. In addition, pipelines are allowed to negotiate different rates with their customers, as described later in this section. While transmission rates constitute 29.7% of the Company's total revenues on a pro forma basis, 89% of such rates are negotiated rates.

        Pursuant to the NGA, changes to rates or terms and conditions of service can be proposed by a pipeline company under Section 4 of the NGA, or the existing interstate transmission and storage rates or terms and conditions of service may be challenged by a complaint filed by interested persons including customers, state agencies or the FERC under Section 5 of the NGA. Rate increases proposed by a pipeline may be allowed to become effective subject to refund and/or a period of suspension, while rates or terms and conditions of service which are the subject of a complaint under Section 5 of the NGA are subject to prospective change by the FERC. Rate increases proposed by a regulated interstate pipeline may be challenged and such increases may ultimately be rejected by the FERC. Any successful challenge against existing or proposed rates charged for EQM's transmission and storage services could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make distributions to EQM's unitholders, including us and EQGP.

        EQM's interstate pipeline may also use negotiated rates which could involve rates above or below the recourse rate or rates that are subject to a different rate structure than the rates specified in EQM's interstate pipeline tariffs, provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. A prerequisite for allowing the negotiated rates is that negotiated rate customers must have had the option to take service under the pipeline's recourse rates. As of December 31, 2017, approximately 89% of the system's contracted firm transportation capacity was committed under negotiated rate contracts. Some negotiated rate transactions are designed to fix the negotiated rate for the term of the firm transportation agreement and the fixed rate is generally not subject to adjustment for increased or decreased costs occurring during the contract term.

        FERC regulations also extend to the terms and conditions set forth in agreements for transmission and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline's FERC-approved tariff. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement, require EQM to seek modification of the agreement or require EQM to modify its applicable tariff so that the non-conforming provisions are generally available to all customers.

        FERC Regulation of Gathering Rates and Terms of Service.    While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, it has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transmission facilities. EQM maintains rates and terms of service in its tariff for unbundled gathering services performed on its gathering facilities in connection with the transmission service. Just as with rates and terms of service for transmission and storage services, EQM's rates and terms of services for its FERC-regulated low pressure gathering system may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service EQM proposes for its FERC-regulated low pressure gathering service may be protested, and such increases or changes can be delayed and may ultimately be rejected by the FERC.

        Section 1(b) of the NGA exempts certain natural gas gathering facilities from regulation by the FERC under the NGA. EQM believes that its high pressure gathering systems meet the traditional tests the FERC has used to establish a pipeline's status as an exempt gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is often the subject of litigation in the industry, so the classification and regulation of these systems are subject to change based on future determinations by the FERC, the courts or the U.S. Congress.

        Pipeline Safety and Maintenance.    EQM's interstate natural gas pipeline system is subject to regulation by the PHMSA. PHMSA has established safety requirements pertaining to the design, installation, testing, construction, operation and maintenance of gas pipeline facilities, including requirements that pipeline operators develop a written qualification program for individuals performing covered tasks on pipeline facilities and implement pipeline integrity management programs. These integrity management plans require more frequent inspections and other preventive measures to ensure safe operation of oil and natural gas transportation pipelines in high consequence areas, such as high population areas or facilities that are hard to evacuate and areas of daily concentrations of people.

        Notwithstanding the investigatory and preventative maintenance costs incurred in EQM's performance of customary pipeline management activities, EQM may incur significant additional expenses if anomalous pipeline conditions are discovered or more stringent pipeline safety requirements are implemented. For example, in April 2016, PHMSA published a notice of proposed rulemaking addressing several integrity management topics and proposing new requirements to address safety issues for natural gas transmission and gathering lines. The proposed rule would strengthen existing integrity management requirements, expand assessment and repair requirements to pipelines in areas with medium population densities and extend regulatory requirements to onshore gas gathering lines that are currently exempt. Further, in June 2016, then-President Obama signed the 2016 Pipeline Safety Act, extending PHMSA's statutory mandate under prior legislation through 2019. In addition, the 2016 Pipeline Safety Act empowered PHMSA to address imminent hazards by imposing emergency restrictions, prohibitions and safety measures on owners and operators of gas or hazardous liquid pipeline facilities without prior notice or an opportunity for a hearing and also required PHMSA to develop new safety standards for natural gas storage facilities by June 2018. Pursuant to those provisions of the 2016 Pipeline Safety Act, in October 2016 and December 2016, PHMSA issued two separate Interim Final Rules that expanded the agency's authority to impose emergency restrictions, prohibitions and safety measures and strengthened the rules related to underground natural gas storage facilities, including well integrity, wellbore tubing and casing integrity. The December 2016 Interim Final Rule, relating to underground gas storage facilities, went into effect in January 2017, with a compliance deadline in January 2018. PHMSA determined, however, that it will not issue enforcement citations to any operators for violations of provisions of the December 2016 Interim Final Rule that had previously been non-mandatory provisions of American Petroleum Institute Recommended Practices 1170 and 1171 until one year after PHMSA issues a final rule. In October 2017, PHMSA formally reopened the comment period on the December 2016 Interim Final Rule in response to a petition for reconsideration, with comments due in November 2017. Additionally, in January 2017, PHMSA announced a new final rule regarding hazardous liquid pipelines, which increases the quality and frequency of tests that assess the condition of pipelines, requires operators to annually evaluate the existing protective measures in place for pipeline segments in HCAs, extends certain leak detection requirements for hazardous liquid pipelines not located in HCAs, and expands the list of conditions that require immediate repair. However, it is unclear when or if this rule will go into effect because, on January 20, 2017, the Trump Administration requested that all regulations that had been sent to the Office of the Federal Register, but were not yet published, be immediately withdrawn for further review. Accordingly, this rule has not become effective through publication in the Federal Register. EQM is monitoring and evaluating the effect of these and other emerging requirements on EQM's operations.

        States are generally preempted by federal law in the area of pipeline safety, but state agencies may qualify to assume responsibility for enforcing federal regulations over intrastate pipelines. They may also promulgate additive pipeline safety regulations provided that the state standards are at least as stringent as the federal standards. Although many of EQM's natural gas facilities fall within a class that is not subject to integrity management requirements, EQM may incur significant costs and liabilities associated with repair, remediation, preventive or mitigation measures associated with its non-exempt transmission pipelines. The costs, if any, for repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down EQM's pipelines during the pendency of such actions, could be material.

        Should EQM fail to comply with DOT regulations adopted under authority granted to PHMSA, it could be subject to penalties and fines. PHMSA has the statutory authority to impose civil penalties for pipeline safety violations up to a maximum of approximately $200,000 per day for each violation and approximately $2 million for a related series of violations. This maximum penalty authority established by statute will continue to be adjusted periodically to account for inflation. In addition, EQM may be required to make additional maintenance capital expenditures in the future for similar regulatory compliance initiatives that are not reflected in its forecasted maintenance capital expenditures.

        EQM believes that its operations are in substantial compliance with all existing federal, state and local pipeline safety laws and regulations. However, the adoption of new laws and regulations, such as those proposed by PHMSA, could result in significant added costs or delays in service or the termination of projects, which could have a material adverse effect on EQM, EQGP and the Company in the future.

  Environmental Matters

        General.    EQM's operations are subject to stringent federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations can restrict or impact EQM's business activities in many ways, such as:

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  requiring the acquisition of various permits to conduct regulated activities;

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  requiring the installation of pollution-control equipment or otherwise restricting the way EQM can handle or dispose of its wastes;

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  limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species; and

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  requiring investigatory and remedial actions to mitigate or eliminate pollution conditions caused by EQM's operations or attributable to former operations.

        In addition, EQM's operations and construction activities are subject to county and local ordinances that restrict the time, place or manner in which those activities may be conducted so as to reduce or mitigate nuisance-type conditions, such as, for example, excessive levels of dust or noise or increased traffic congestion.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining future operations or imposing additional compliance requirements. Also, certain environmental statutes impose strict, and in some cases joint and several, liability for the cleanup and restoration of sites where hydrocarbons or wastes have been disposed or otherwise released. Consequently, EQM may be subject to environmental liability at its currently owned or operated facilities for conditions caused by others prior to its involvement.

        EQM has implemented programs and policies designed to keep its pipelines and other facilities in compliance with existing environmental laws and regulations, and EQM does not believe that its compliance with such legal requirements will have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions to its unitholders, including us and EQGP. Nonetheless, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be significantly in excess of the amounts EQM currently anticipates. For example, in October 2015, the EPA revised the NAAQS for ozone from 75 parts per billion for the current 8 hour primary and secondary ozone standards to 70 parts per billion for both standards. The EPA may designate the areas in which EQM operates as nonattainment areas. States that contain any areas designated as nonattainment areas will be required to develop implementation plans demonstrating how the areas will attain the applicable standard within a prescribed period of time. These plans may require the installation of additional equipment to control emissions. In addition, in May 2016, the EPA finalized rules that impose volatile organic compound and methane emissions limits (and collaterally reduce methane emissions) on certain types of compressors and pneumatic pumps, as well as requiring the development and implementation of leak monitoring plans for compressor stations. The EPA announced its intention to reconsider certain of the rules in April 2017 and has sought to stay their requirements; however, the rules remain in effect. Compliance with these or other new regulations could, among other things, require installation of new emission controls on some of EQM's equipment, result in longer permitting timelines, and significantly increase EQM's capital expenditures and operating costs, which could adversely impact EQM's business. EQM tries to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. While EQM believes that it is in substantial compliance with existing environmental laws and regulations, there is no assurance that the current conditions will continue in the future.

        Below is a discussion of several of the material environmental laws and regulations, as amended from time to time, that relate to EQM's business.

        Hazardous Substances and Waste.    The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include current and prior owners or operators of the site where a release of hazardous substances occurred and companies that transported, disposed or arranged for the transportation or disposal of the hazardous substances found at the site. Under CERCLA, these "responsible persons" may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. EQM generates materials in the course of its ordinary operations that are regulated as "hazardous substances" under CERCLA or similar state laws and, as a result, may be jointly and severally liable under CERCLA, or such laws, for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

        EQM also generates solid wastes, including hazardous wastes, which are subject to the requirements of the Resource Conservation and Recovery Act (RCRA), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. In the ordinary course of EQM's operations, EQM generates wastes constituting solid waste and, in some instances, hazardous wastes. While certain petroleum production wastes are excluded from RCRA's hazardous waste regulations, it is possible that these wastes will in the future be designated as "hazardous wastes" and be subject to more rigorous and costly disposal requirements, which could have a material adverse effect on EQM's maintenance capital expenditures and operating expenses.

        EQM owns, leases or operates properties where petroleum hydrocarbons are being or have been handled for many years. EQM has generally utilized operating and disposal practices that were standard in the industry at the time, although petroleum hydrocarbons or other wastes may have been disposed of or released on or under the properties owned, leased or operated by EQM, or on or under the other locations where these petroleum hydrocarbons and wastes have been transported for treatment or disposal. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and other wastes was not under EQM's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, EQM could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.

        Air Emissions.    The federal Clean Air Act and comparable state laws and regulations restrict the emission of air pollutants from various industrial sources, including EQM's compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that EQM obtain pre-approval for the construction or modification of certain projects or facilities, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. EQM's failure to comply with these requirements could subject it to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. EQM may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining permits and approvals for air emissions. Compliance with these requirements may require modifications to certain of EQM's operations, including the installation of new equipment to control emissions from EQM's compressors that could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact EQM's business.

        Climate Change.    Legislative and regulatory measures to address climate change and GHG emissions are in various phases of discussion or implementation. The EPA regulates GHG emissions from new and modified facilities that are potential major sources of criteria pollutants under the Clean Air Act's Prevention of Significant Deterioration and Title V programs.

        The U.S. Congress, along with federal and state agencies, have considered measures to reduce the emissions of GHGs. Legislation or regulation that restricts carbon emissions could increase EQM's cost of environmental compliance by requiring EQM to install new equipment to reduce emissions from larger facilities and/or purchase emission allowances. Climate change and GHG legislation or regulation could also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals with regard to existing and new facilities or impose additional monitoring and reporting requirements. For example, in October 2015, the EPA expanded the petroleum and natural gas system sources for which annual GHG emissions reporting would be required. Additionally, several states are pursuing similar measures to regulate emissions of GHGs from new and existing sources. If implemented, such restrictions may result in additional compliance obligations with respect to, or taxes on the release, capture and use of GHGs that could have an adverse effect on EQM's operations. Conversely, legislation or regulation that sets a price on or otherwise restricts carbon emissions could also benefit EQM by increasing demand for natural gas because the combustion of natural gas results in substantially fewer carbon emissions per Btu of heat generated than other fossil fuels such as coal. The effect on EQM of any new legislative or regulatory measures will depend on the particular provisions that are ultimately adopted.

        Water Discharges.    The federal Clean Water Act and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants or dredged and fill material into state waters as well as waters of the United States, including adjacent wetlands. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of permits issued by the EPA, the Army Corps of Engineers or an analogous state agency. In September 2015, new EPA and U.S. Army Corps of Engineers rules defining the scope of the EPA's and the U.S. Army Corps of Engineers' jurisdiction became effective (2015 Clean Water Rule). But the 2015 Clean Water Rule was promptly challenged in courts and has been enjoined by judicial action in some states. Further, it has been delayed in effectiveness through agency rulemaking until February 6, 2020 nationwide. To the extent the rule expands the scope of the Clean Water Act's jurisdiction and it comes into effect in the future, EQM could face increased costs and delays with respect to obtaining permits for activities in jurisdictional waters, including wetlands. A proposed rule that would fully repeal the 2015 Clean Water Rule was published for comment in July 2017 and again in June 2018. The EPA and the Army Corps of Engineers are drafting a new rule to redefine the scope of Clean Water Act jurisdiction that is anticipated to be proposed in Fall 2018 and to narrow the scope of federal Clean Water Act jurisdiction.

        Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws. EQM believes that compliance with existing permits and foreseeable new permit requirements will not have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions to its unitholders, including us and EQGP.

        National Environmental Policy Act.    The construction of interstate natural gas transportation pipelines pursuant to the NGA requires authorization from the FERC. FERC actions are subject to the National Environmental Policy Act (NEPA). NEPA requires federal agencies, such as the FERC, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will either prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project or, if necessary, a more detailed Environmental Impact Statement that may be made available for public review and comment. Any proposed plans for future construction activities that require FERC authorization will be subject to the requirements of NEPA. This process has the potential to significantly delay or limit, and increase the cost of, development of midstream infrastructure.

        Endangered Species Act.    The federal Endangered Species Act (ESA) restricts activities that may adversely affect endangered and threatened species or their habitats. Federal agencies are required to ensure that any action authorized, funded or carried out by them is not likely to jeopardize the continued existence of listed species or modify their critical habitat. While some of EQM's facilities are located in areas that are designated as habitats for endangered or threatened species, EQM believes that it is in substantial compliance with the ESA. The designation of previously unprotected species as being endangered or threatened, or the designation of previously unprotected areas as a critical habitat for such species, could cause EQM to incur additional costs, result in delays in construction of pipelines and facilities, or cause EQM to become subject to operating restrictions in areas where the species are known to exist. For example, the U.S. Fish and Wildlife Service continues to receive hundreds of petitions to consider listing additional species as endangered or threatened and is being regularly sued or threatened with lawsuits to address these petitions. Some of these legal actions may result in the listing of species located in areas in which EQM operates.

        Employee Health and Safety.    EQM is subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (OSHA) and comparable state statutes, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community "right-to-know" regulations and comparable state laws and regulations require that information be maintained concerning hazardous materials used or produced in EQM's operations and that this information be provided to employees, state and local government authorities and citizens. EQM believes that it is in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Seasonality

        Weather impacts natural gas demand for power generation and heating purposes. Peak demand for natural gas typically occurs during the winter months as a result of the heating load.

Legal Proceedings

        As of October 16, 2018, the Company and EQGP were not party to any legal proceedings.

        In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when actually incurred. EQM has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and giving appropriate consideration to available insurance, EQM believes that the ultimate outcome of any matter currently pending against EQM will not materially affect its financial condition, results of operations, or liquidity or ability to make distributions to EQM's unitholders, including the Company and EQGP.

        In addition, the MVP Joint Venture is currently defending certain agency actions and judicial challenges to the MVP project that must be resolved before the project can be completed, including the following:

  •
  In February 2018, the Sierra Club filed a lawsuit in the Fourth Circuit Court of Appeals challenging the use of U.S. Army Corps of Engineers Nationwide Permit 12 in the Army Corps' Huntington District of West Virginia for that section of the MVP project. In May 2018, the Army Corps' Huntington District suspended its Nationwide Permit 12 verifications for four river crossings in West Virginia. Plaintiffs then sought a preliminary injunction staying the Army Corps' approval to proceed under Nationwide Permit 12 for all stream crossings in West Virginia, arguing that the project could not meet one of the express conditions of Nationwide Permit 12 in West Virginia limiting the duration of stream crossings. In June 2018, the Fourth Circuit granted the motion and stayed the Army Corps' verification that Nationwide Permit 12 could be used to authorize stream crossings in West Virginia. Accordingly, the MVP Joint Venture temporarily stopped construction of the portions of the MVP project affected by this ruling. The Army Corps reinstated its verifications for four of the West Virginia stream crossings in July 2018, and then moved for the Fourth Circuit to lift the stay. The court granted the Army Corps' motion, on August 28, 2018, and lifted its stay. On October 2, 2018, the Fourth Circuit issued a preliminary order vacating the Army Corps' Nationwide Permit 12 authorizations in West Virginia. As a result of the preliminary order, MVP cannot perform construction activities in waters and wetlands along the 160 mile route that is covered by the Huntington District. In August, the West Virginia Department of Environmental Protection ("WVDEP") initiated a regulatory process to revise West Virginia's Clean Water Act Section 401 Certification of the Army Corps Nationwide Permit. Upon receipt of West Virginia's final revised 401 Certification of the Nationwide Permit, MVP anticipates that the Corps will initiate its regulatory process to republish the Nationwide Permit for West Virginia that will incorporate West Virginia's revised 401 Certification. Once the Nationwide Permit is reissued, MVP will reapply for the Nationwide Permit 12 verification. MVP expects to receive the revised Nationwide Permit by the end of March 2019. However, MVP cannot guarantee that the agencies will act in a timely manner or that the action will not be challenged.

  •
  In June 2018, following the Fourth Circuit's West Virginia decision, the Sierra Club filed a petition in the Fourth Circuit seeking review and a stay of the Army Corps' decision to grant authorization under Nationwide Permit 12 for stream crossings in Virginia. The court denied the Sierra Club's request for a stay on August 28, 2018. On October 5, 2018, the Army Corps'

    Norfolk District suspended its authorizations under Nationwide Permit 12 for stream and waterbody crossings in Virginia pending the resolution of the Fourth Circuit matter regarding Nationwide Permit 12 authorizations in the Army Corps' Huntington District.

  •
  On October 19, 2018, in response to the Nationwide Permit 12 verification suspension in the Army Corps' Huntington and Norfolk Districts, the Army Corps' Pittsburgh District suspended its authorizations under Nationwide Permit 12 for stream and wetlands crossings in northern West Virginia.

  •
  In a different Fourth Circuit lawsuit filed in December 2017, the Sierra Club challenged a Bureau of Land Management (the BLM) decision to grant a right-of-way and a U.S. Forest Service (the USFS) decision to amend its management plan, both affecting the MVP's 3.6-mile segment in the Jefferson National Forest in Virginia. On July 27, 2018, the court vacated the BLM and USFS decisions, finding fault with USFS' analysis of erosion and sedimentation effects and BLM's analysis of the practicality of alternate routes. On August 3, 2018, citing the court's vacatur and remand, the FERC issued a stop work order for the entire pipeline pending the agency actions on remand. The FERC modified its stop on work order on August 29, 2018 to allow work to continue on all but approximately 25 miles of the project. The MVP Joint Venture has resumed construction of the affected portions of the pipeline. On October 10, 2018, the Fourth Circuit granted MVP's petition for rehearing clarifying that the July 27, 2018 order did not vacate the portion of the BLM's Record of Decision authorizing a right-of-way and temporary use permit for MVP to cross the Weston and Gauley Bridge Turnpike Trail in Braxton County, West Virginia. On October 15, 2018, MVP filed with the FERC a request to modify the August 3, 2018 stop work order to allow MVP to complete bore and install the pipeline under the Weston and Gauley Bridge Turnpike Trail. This request is currently pending.

  •
  Multiple parties have sought judicial review of the FERC's order issuing certificates of convenience and necessity to the MVP Joint Venture and/or the exercise by the MVP Joint Venture of eminent domain authority. There are multiple consolidated petitions before the Court of Appeals for the District of Columbia Circuit seeking direct review of the FERC order under the Natural Gas Act. Those petitioners have requested a stay of the FERC's order pending the resolution of the petitions, which the FERC and the MVP Joint Venture have opposed. The Court of Appeals denied the request for a stay on August 30, 2018. Briefing on the merits of the petitions for review is scheduled to be completed by December 2018. Another group of parties filed a complaint in the U.S. District Court for the District of Columbia asserting that the FERC's order issuing certificates is unlawful on constitutional and other grounds. The district court plaintiffs seek declaratory relief as well as an injunction preventing the MVP Joint Venture from developing its project or exercising eminent domain authority. In December 2017 and January 2018, the FERC and the MVP Joint Venture, respectively, moved to dismiss the petitions for lack of jurisdiction. The court dismissed this complaint on September 28, 2018.

  •
  Several landowners have filed challenges in various U.S. District Courts to the condemnation proceedings by which the MVP Joint Venture obtained access to their property. In each case, the district court found that the MVP Joint Venture was entitled to immediate possession of the easements, and the landowners appealed to the Fourth Circuit. The Fourth Circuit has consolidated these cases and held oral argument in September 2018. The court has not yet issued a decision. If one or more of these challenges is successful, it could prevent the MVP Joint Venture from constructing all or a portion of the pipeline or require the MVP Joint Venture to seek an alternate route for the pipeline or a portion thereof, which could require additional regulatory proceedings before the FERC and other interested federal and state agencies, the outcome of which we cannot predict. A successful challenge could also increase the cost of obtaining necessary rights of way to construct and operate the pipeline.

  •
  In November 2017, in the wake of Fayette County, West Virginia's denial of the MVP Joint Venture's rezoning request to permit construction of a compressor station, the MVP Joint Venture brought suit in the U.S. District Court for the Southern District of West Virginia seeking a judgment declaring that the County's denial was preempted by federal law and a permanent injunction preventing the County from enforcing the zoning constraint with respect to the MVP project. The MVP Joint Venture filed a motion for summary judgment in February 2018. The court granted MVP's motion for summary judgment and dismissed the complaint on August 29, 2018. The County has the right to appeal the district court's decision.

  •
  In August 2017, the Greenbrier River Watershed Association appealed the MVP project's Natural Stream Preservation Act Permit obtained from the West Virginia Environmental Quality Board (the WVEQB) for the Greenbrier River crossing. Petitioners alleged that the issuance of the permit failed to comply with West Virginia's Water Quality Standards for turbidity and sedimentation. WVEQB dismissed the appeal in June 2018. In July 2018, the Greenbrier River Watershed Association appealed the decision to the Circuit Court of Summers County, asking the court to remand the permit with instructions to impose state-designated construction windows and pre- and post-construction monitoring requirements as well as a reversal of the WVEQB's decision that the permit was lawful. On September 18, the Circuit Court granted a stay pending appeal. A hearing on the merits is scheduled for October 23, 2018, and the court has requested expedited briefing. In the event of an adverse decision, the MVP Joint Venture would work with the West Virginia Department of Environmental Protection to resolve the issues identified by the court.

Properties

        The Company's corporate headquarters are located in Pittsburgh, Pennsylvania, in a facility that it leases.

        EQM's real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for EQM's operations. Certain lands on which EQM's pipelines and facilities are located are owned by EQM in fee title, and it believes that it has satisfactory title to these lands. The remainder of the lands on which EQM's pipelines and facilities are located are held by EQM pursuant to surface leases or easements between EQM, as lessee or grantee, and the respective fee owners of the lands, as lessors or grantors. EQM has held, leased or owned many of these lands for many years without any material challenge known to EQM relating to the title to the land upon which the assets are located, and EQM believes that it has satisfactory leasehold estates, easement interests or fee ownership to such lands. EQM believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses, and EQM has no knowledge of any material challenge to its title to such assets or their underlying fee title.

        There are, however, certain lands within EQM's storage pools as to which it may not currently have vested real property rights, some of which are subject to ongoing acquisition negotiations or condemnation proceedings. In accordance with EQM's FERC certificates, the geological formations within which its permitted storage facilities are located cannot be used by third parties in any way that would detrimentally affect its storage operations, and EQM has the power of eminent domain with respect to the acquisition of necessary real property rights to use such storage facilities. Certain property owners have initiated legal proceedings against EQM and its affiliates for trespass, inverse condemnation and other claims related to these matters, and there is no assurance that other property owners will not initiate similar legal proceedings against EQM and its affiliates prior to final resolution.

Employees

        The Company expects to employ approximately [    •    ] persons as of the Distribution Date, none of whom are subject to a collective bargaining agreement.

MANAGEMENT

Our Executive Officers Following the Distribution

        The following table sets forth information as of October 16, 2018 regarding the individuals who are expected to serve as executive officers of the Company following the Distribution. While some of the Company's executive officers are currently officers and employees of EQT, after the Distribution, none of these individuals will be employees or executive officers of EQT. Thomas F. Karam, who currently serves as Director, Senior Vice President, EQT Corporation and President, Midstream, of EQT, will serve as President and Chief Executive Officer of the Company. Mr. Karam will cease to be an employee, executive officer and director of EQT after the Distribution.

Name	Age	Business Experience
Thomas F. Karam	59	Mr. Karam has served as a director of EQT since November 2017. Mr. Karam is Founder and served as Chairman of Karbon Partners, LLC (which invests in, owns, constructs, and operates midstream energy assets) from April 2017 to August 2018 and served as Founder, Chairman and Chief Executive Officer of PennTex Midstream Partners, LLC (PennTex) (a publicly traded master limited partnership with operations in North Louisiana and the Permian basin in Texas) from 2014 until its sale to Energy Transfer Partners in November 2016. Mr. Karam currently serves as Senior Vice President, EQT Corporation and President, Midstream of EQT, and as President, Chief Executive Officer and member of the Board of Directors of the EQGP General Partner and the EQM General Partner.

		Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for over 25 years. Prior to founding PennTex, Mr. Karam was the Founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser) (an independent natural gas gatherer in the northeast Marcellus Shale) from 2010 until February 2012 when it was acquired by Williams Partners LP (a publicly traded master limited partnership providing large-scale infrastructure). Prior to Laser, Mr. Karam was the President, Chief Operating Officer and Director of Southern Union Company (Southern Union) leading its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises, Inc. and PG Energy, a natural gas utility in central and northeastern Pennsylvania until its acquisition by Southern Union. Mr. Karam began his professional career in investment banking where he spent a number of years with Legg Mason Inc. and Thomson McKinnon.
Diana M. Charletta	46
		Diana M. Charletta, who currently serves as Senior Vice President, EQT Gathering, LLC, a wholly-owned subsidiary of EQT, will serve as Executive Vice President and Chief Operating Officer of the Company following the Separation and Distribution.

Name	Age	Business Experience
		Ms. Charletta was appointed to her present position, Senior Vice President, EQT Gathering, LLC, in December 2013. Ms. Charletta served as Vice President, EQT Gathering, LLC, from February 2010 to December 2013. In Ms. Charletta's current role, she has principal responsibility for EQT's midstream engineering and construction operations. Ms. Charletta served in various operational and engineering roles in EQT's midstream business since joining EQT in 2002.
Kirk R. Oliver	60	Kirk R. Oliver will serve as Senior Vice President and Chief Financial Officer of the Company following the Separation and Distribution.

		Mr. Oliver served as Chief Financial Officer of UGI Corporation, which operates natural gas and electric utilities in Pennsylvania, distributes propane, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region, from October 2012 to May 2018. Prior to joining UGI Corporation, Mr. Oliver served as Senior Managing Director & Chief Operating Officer of InfraREIT Capital Partners, LLC, a partnership that invests in infrastructure assets, primarily electric transmission and gas pipeline assets, Senior Vice President and Chief Financial Officer of Allegheny Energy, Inc., an electric utility company, Senior Executive at Hunt Power, LLC, a company that develops and invests in electric and gas utility projects, and in various positions at TXU Corp. (now Energy Future Holdings Corp.), an electricity distribution, generation and transmission company in Texas.
Charlene Petrelli	57
		Charlene Petrelli, who currently serves as Vice President and Chief Human Resources Officer of EQT Corporation, will serve as Senior Vice President and Chief Administrative Officer of the Company following the Separation and Distribution.

		Ms. Petrelli was appointed to her current position at EQT in February 2007. In her current role, Ms. Petrelli oversees the human resources and corporate security functions of EQT Corporation and its subsidiaries, and the EQT Foundation.
Robert C. Williams	65
		Robert C. Williams, who currently serves as Deputy General Counsel, Business Operations of EQT Corporation, will serve as Vice President and General Counsel of the Company following the Separation and Distribution.

		Mr. Williams was appointed to his current position at EQT in April 2008. In his current role, Mr. Williams oversees the production and midstream business unit legal matters, litigation and insurance for EQT Corporation and its subsidiaries. Mr. Williams has represented midstream companies for more than 30 years, both in-house and while a former partner with Bracewell, LLP, a Houston-based law firm.

Name	Age	Business Experience
Phillip D. Swisher	45	Phillip D. Swisher, who currently serves as Controller, Shared Services of EQT Corporation, will serve as Vice President and Chief Accounting Officer of the Company following the Separation and Distribution.
		Mr. Swisher was appointed to his current position at EQT in September 2011. In his current role, Mr. Swisher oversees the shared services accounting function for EQT Corporation and its subsidiaries.

Our Board of Directors Following the Distribution

        The following table sets forth information regarding the individuals who are expected to serve on our Board following the completion of the Distribution. The nominees will be presented to the Company's sole shareholder, EQT, for election prior to the Distribution. EQT may name and present additional nominees for election prior to the Distribution. Effective as of the Distribution, the Company's directors who serve on the board of directors of EQT prior to the Distribution will cease to serve on EQT's board of directors.

Name	Age	Position
Thomas F. Karam	59	Director
David L. Porges	60	Chairman
Robert F. Vagt	71	Lead Independent Director
Vicky A. Bailey	66	Director
Kenneth M. Burke	69	Director
Margaret K. Dorman	54	Director
Norman J. Szydlowski	67	Director

David L. Porges; age 60; Chairman of the Board

        Mr. Porges has served as a director of EQT since May 2002, where he also serves as a member of the Public Policy and Corporate Responsibility Committee and the Executive Committee. Mr. Porges has served as Chairman and Interim President and Chief Executive Officer of EQT Corporation since March 2018; Executive Chairman of EQT Corporation between March 1, 2017 through February 28, 2018; Chairman and Chief Executive Officer, EQT Corporation, between December 2015 through February 2017; and Chairman, President and Chief Executive Officer, EQT Corporation, between May 2011 through November 2015. Mr. Porges is also the Chairman of the EQGP General Partner, since January 2015, and the EQM General Partner, since January 2012. Mr. Porges served as Chairman of the RMP General Partner from November 2017 to July 2018. Mr. Porges was the President and Chief Executive Officer of the EQGP General Partner and the EQM General Partner from each company's inception through February 2017. Following the Distribution, the Company is expected to own, directly or indirectly, an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP and an approximate 12.7% limited partner interest in EQM.

        Mr. Porges brings extensive business, leadership, management and financial experience, and tremendous knowledge of the Company's operations, culture and industry, to our Board. Mr. Porges has served in a number of senior management positions with EQT since joining EQT as Senior Vice President and Chief Financial Officer in 1998. He has also served as a member of EQT's board of directors since May 2002. Prior to joining EQT, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (now Exxon Mobil Corporation, an international oil and gas company). Mr. Porges served on the board of directors of Westport Resources Corp. (an oil and natural gas production company) (now part of

Anadarko Petroleum Corporation), from April 2000 through 2004. Mr. Porges' strong financial and industry experience, along with his understanding of the Company's business operations and culture, will enable him to provide unique and valuable perspectives on most issues facing the Company.

Robert F. Vagt; age 71; Lead Independent Director

        Mr. Vagt has served as a director of EQT since November 2017, where he also serves as a member of the Corporate Governance Committee. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1999 through August 2007. Mr. Vagt served as President, The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt was a director of Rice Energy Inc., serving as that board's independent chair, chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through November 2017. Mr. Vagt served as a director of the RMP General Partner from January 2014 to July 2018. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly-traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and chair of its Environmental, Health and Safety Committee.

        Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees. Mr. Vagt's professional background in both the public and private sectors makes him an important advisor and member of our Board. Mr. Vagt brings to our Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides our Board with diversity of perspective gained from service as President of The Heinz Endowments, as well as from service as the President of Davidson College.

Vicky A. Bailey; age 66; Director

        Ms. Bailey has served as a director of EQT since June 2004, where she also serves as Chair of the Public Policy and Corporate Responsibility Committee and member of the Executive Committee. Ms. Bailey has served as President, Anderson Stratton International, LLC (a strategic consulting and government relations), since November 2005; and Vice President, BHMM Energy Services, LLC (a utility and facilities management services), since January 2006. Ms. Bailey is a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses), since March 2006; and was a director of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.

        Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company's regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to our Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company's strategic efforts.

Kenneth M. Burke; age 69; Director

        Mr. Burke has served as a director of EQT since January 2012, where he also serves as a member of the Audit Committee and the Public Policy and Corporate Responsibility Committee. Mr. Burke has also served as a director of the EQGP General Partner and the EQM General Partner since October 2018, and also serves on each General Partner's Audit Committee. Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) between October 1982 through June 2004. Mr. Burke has served on the board of directors and the Audit Committee of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) since November 2011.

        Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book "Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation." During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.

Margaret K. Dorman; age 54; Director

        Ms. Dorman has served as a director of EQT since January 2012, where she also serves as a member of the Audit Committee. Ms. Dorman served as Chief Financial Officer and Treasurer of Smith International, Inc. (a publicly-traded supplier of oil and gas products and services), between May 1999 through October 2009.

        Ms. Dorman brings to the Company a wealth of financial expertise and experience in the natural gas industry, having served in numerous financial positions with Smith International, Inc. (now part of Schlumberger Limited), including as the chief financial officer for more than a decade, during a period of expansive growth. Prior to her time at Smith International, Inc., Ms. Dorman worked as an auditor, ultimately progressing to the role of senior audit manager. In addition to her financial controls experience, she has extensive experience building banking relationships, structuring debt financings, integrating acquisitions and as the lead investor relations executive, dealing with significant shareholder matters. Ms. Dorman also has prior board and audit committee experience, having served as a director of Hanover Compressor Company (a full service natural gas compression business) (now part of Exterran Holdings, Inc.), from 2004 to 2007, including as a member (and ultimately chair) of its audit committee.

Thomas F. Karam; age 59; Director

        For Mr. Karam's biography, see the section titled "Our Executive Officers Following the Distribution."

Norman J. Szydlowski; age 67; Director

        Mr. Szydlowski has served as a director of EQT since November 2017. Mr. Szydlowski served as President and Chief Executive Officer of SemGroup Corporation (SemGroup) (publicly-traded midstream company that specializes in moving energy) from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski served as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also has served as a director of the general partner of JP Energy Partners LP (a publicly-traded oil and natural gas company) from July 2014 through March 2017, and a director of Transocean Partners, LLC (a publicly-traded offshore drilling contractor) from November 2014 to December 2016.

        Mr. Szydlowski's experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (a refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience. In particular, Mr. Szydlowski has a thorough understanding of master limited partnerships and midstream customers.

Director Elections

        The Company's Amended and Restated Articles of Incorporation and Bylaws will provide that, commencing with the first annual meeting of shareholders following the Separation, directors will be elected at the annual meeting of shareholders and thereafter each director will serve until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Under the Company's Amended and Restated Articles of Incorporation and Bylaws, each director will agree to resign the day following the annual meeting date immediately following his or her seventy-fourth birthday. In addition, the Company's Amended and Restated Articles of Incorporation and Bylaws will provide that, at any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election.

Director Independence

        A majority of the Board will be comprised of directors who are "independent" as defined by the rules of the NYSE and the Corporate Governance Guidelines to be adopted by the Board. For a director to be considered an "independent director," the Board must annually determine that he or she has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has such a relationship with the Company), except as a director. To assist it in determining director independence, the Board will establish guidelines, which will be included in the Company's Corporate Governance Guidelines, that conform to the independence requirements under the NYSE listing standards.

        The Board will consider all relevant facts and circumstances in making an independence determination. Any relationship involving a Company director that complies with the independence standards set forth in the Company's Corporate Governance Guidelines that is not otherwise a related person transaction (as defined under the caption "Certain Relationships and Related Person Transactions—Procedures for Approval of Related Person Transactions") under the Company's related person transaction approval policy (the related person transaction policy) will be deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. In addition, director ownership of Company stock will be encouraged and will not in itself be a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an affiliated person of the Company as will be described in the Company's Audit Committee charter.

        The Company's Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Corporate Governance Committee, will make a determination as to which members are independent.

Committees of the Board of Directors

        Effective upon the completion of the Distribution, the Company's Board will have the following standing committees: an Audit Committee, a Management Development and Compensation

Committee, a Corporate Governance Committee and a Health, Safety, Security and Environmental Committee.

        Audit Committee.    Messrs. Burke (Chair) and Vagt and Ms. Dorman are expected to be the members of the Audit Committee. The Company's Board is expected to determine that each member of the Audit Committee is an audit committee financial expert for purposes of the rules of the SEC, and that each member of the Audit Committee is financially literate as required by the rules of the NYSE. In addition, the Company expects that the Board will determine that each of the members of the Audit Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, and in accordance with the Company's Corporate Governance Guidelines. The Audit Committee will assist the Board by overseeing the accounting and financial reporting processes of the Company and related disclosure matters; the audits and integrity of the Company's financial statements; the qualifications, independence, and performance of the Company's registered public accountants; and the qualifications and performance of the Company's internal audit function. The Audit Committee will also oversee the Company's compliance with legal and regulatory requirements, including the Company's Code of Business Conduct and Ethics. The Audit Committee may delegate authority to one or more members for the purpose of granting pre-approvals of audit and permitted non-audit services, provided that delegated decisions to grant pre-approvals shall be presented to the Audit Committee at its next scheduled meeting.

        Management Development and Compensation Committee.    Ms. Dorman (Chair) and Messrs. Szydlowski and Vagt are expected to serve as members of the Management Development and Compensation Committee (Compensation Committee). The Company's Board is expected to determine that each member of the Compensation Committee will be independent, as defined by the rules of the NYSE and in accordance with the Company's Corporate Governance Guidelines. In addition, the Company expects that the members of the Compensation Committee will qualify as "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and as "outside directors" for purposes of Section 162(m) of the Code. The Compensation Committee will discharge the Board's responsibilities relating to and recommend to the Board approval for, compensation of the Company's executive officers, reviewing and approving the performance of, and compensation structure for, the Company's executive officers and reviewing and approving all compensation plans and employment and severance agreements for executive officers. The Compensation Committee will have the sole authority to retain and terminate one or more compensation consultants, independent legal counsel or other advisors. It will also obtain advice and assistance from internal legal, accounting, human resources and other advisors. The Compensation Committee will oversee and, where required by law, administer the Company's benefit plans, incentive-based compensation plans and other equity-based plans. The Compensation Committee will also identify and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation and annually review the Chief Executive Officer's performance against such goals and objectives, after receiving input from the Lead Independent Director. Pursuant to its charter, the Compensation Committee will have the power to form and delegate authority to subcommittees and to delegate authority to one or more members of the Compensation Committee or to individuals and committees consisting of the Company employees.

        Corporate Governance Committee.    Ms. Bailey (Chair) and Mr. Burke are expected to serve as members of the Corporate Governance Committee. The Company's Board is expected to determine that each of the members of the Corporate Governance Committee will be independent, as defined by the rules of the NYSE and in accordance with the Company's Corporate Governance Guidelines. The Corporate Governance Committee will be responsible for recommending director-nominees for each annual meeting of shareholders, Board Committee membership (including Committee Chairs), and nominees for the Board's Lead Independent Director. The Corporate Governance Committee will oversee the self-assessment process for the Company's Board and its committees and make recommendations regarding the Company's Board's compensation structure. The Corporate

Governance Committee will also recommend director independence determinations to the Company's Board and review related person transactions under the Company's related person transaction approval policy. The Corporate Governance Committee will also review the Company's succession plan for all executive officers other than the Chief Executive Officer (whose succession plan will be reviewed by the full Board). Pursuant to its charter, the Corporate Governance Committee will have the power to form and delegate authority to subcommittees and to delegate authority to one or more members of the Corporate Governance Committee.

        Health, Safety, Security and Environmental Committee.    Messrs. Szydlowski (Chair) and Karam and Ms. Bailey are expected to serve as members of the Company's Health, Safety, Security and Environmental Committee. The Health, Safety, Security and Environmental Committee will provide input and direction to management and the Company's Board about the Company's approach to health, safety, security and environmental policies, programs and initiatives, and review the Company's activities in those areas. Pursuant to its charter, the Health, Safety, Security and Environmental Committee will have the power to form and delegate authority to subcommittees and to delegate authority to one or more members of the Health, Safety, Security and Environmental Committee.

        The Company's Board is expected to adopt a written charter for each of the Audit Committee, Management Development and Compensation Committee, Corporate Governance Committee and Health, Safety, Security and Environmental Committee. These charters will be posted on the Company's investor relations website in connection with the Distribution.

Compensation Committee Interlocks and Insider Participation

        During the year ended 2017, the Company was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as the Company's executive officers were made by EQT, as described in the section of this information statement captioned "Executive Compensation."

Corporate Governance

Shareholder Recommendations for Director Nominees

        The Company's Amended and Restated Bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Company's Board. We expect that the Board will adopt a policy concerning the evaluation of shareholder recommendations of board candidates by the Corporate Governance Committee.

Corporate Governance Guidelines

        The Company's Board is expected to adopt a set of Corporate Governance Guidelines in connection with the Separation to assist it in guiding the Company's governance practices. These practices will be regularly re-evaluated by the Corporate Governance Committee in light of changing circumstances in order to continue serving the Company's best interests and the best interests of its shareholders.

Board Leadership Structure

        As will be described in the Company's Corporate Governance Guidelines, the Company's Board believes that the functions of the Chairman of the Board (Chairman) are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual. From time to time, generally in connection with succession planning, the Board will consider whether the Chairman and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director. Following the Separation,

Thomas F. Karam is expected to serve as Chief Executive Officer and David L. Porges is expected to serve as the Chairman of the Company's Board.

        The Company's Corporate Governance Guidelines will provide that when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director. When a Lead Independent Director has been designated, the Lead Independent Director's exclusive duties are:

  •
  convening, presiding over, and setting agendas for regularly scheduled and special executive sessions of non-management directors (which are expected to occur at each regularly scheduled meeting of the Board), including calling a meeting of the independent/non-management directors, if requested by any other director;

  •
  presiding over any meeting at which the Chairman is not present;

  •
  consulting with the Chairman to set the annual calendar of topics to be covered at Board meetings;

  •
  providing input to the Corporate Governance Committee in connection with the evaluation of the Chief Executive Officer's performance;

  •
  facilitating an assessment process with respect to the Board as a whole as well as for individual directors; and

  •
  serving as the designated director to speak with shareholders (when requested) and to receive communications from interested parties.

        Following the Separation, Robert F. Vagt is expected to serve as Lead Independent Director. The service of the Lead Independent Director is expected to complement Mr. Porges' role as Chairman by, among other things, providing directors, shareholders and other constituents a direct contact to an independent member of the Board. When in office, the Lead Independent Director's term will be one year, but an individual may serve multiple consecutive terms upon recommendation of the Corporate Governance Committee and approval of the Board.

Communicating with the Board of Directors

        After the Distribution, the Company shareholders may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to [    •    ]. The Company shareholders may also write to the Lead Independent Director, the entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, in care of the Corporate Secretary, at Equitrans Midstream Corporation, 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222. The Corporate Secretary will open such communications and will promptly deliver such communications to the director or directors (as appropriate) designated therein, unless such communications are junk mail or mass mailings.

Director Qualification Standards

        The Corporate Governance Committee will consider certain criteria in evaluating potential director nominees. In addition to evaluating a potential director's independence, the committee will consider whether director candidates have relevant experience or qualification in business and industry, government, education and other areas, and will monitor the mix of skills and experience of directors in order to assure that the Board will have the necessary breadth and depth to perform its oversight function effectively. The committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. The full Board will be responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance Committee.

Executive Sessions

        The Company's Corporate Governance Guidelines will provide that the Company's independent directors will meet in regularly scheduled executive sessions without management.

Code of Business Conduct and Ethics

        In connection with the Distribution, the Company will adopt a Code of Business Conduct and Ethics that requires all of its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All directors, officers, and employees of the Company will be required to read, understand and abide by the requirements of the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics will be accessible on the Company's investor relations website. Only the Company's Board or a committee thereof will be able to waive the Code of Business Conduct and Ethics as it applies to directors, executive officers or senior financial officers. Any waiver of the Code of Business Conduct and Ethics for directors, executive officers or senior financial officers will be promptly disclosed to shareholders in any practicable manner as may be required by law or stock exchange regulation. Any additions or amendments to the Code of Business Conduct and Ethics, and any waivers of the Code of Business Conduct and Ethics for executive officers or directors, will be posted on the Corporate Governance page of the Company's investor relations website, and similarly provided without charge upon written request by writing to the Corporate Secretary at Equitrans Midstream Corporation, 625 Liberty Avenue Pittsburgh, Pennsylvania 15222.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

        In accordance with the Sarbanes-Oxley Act of 2002, the Company expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

EXECUTIVE COMPENSATION

        Until the Separation and Distribution, the Company will be a wholly owned subsidiary of EQT, and therefore EQT's senior management and the Management Development and Compensation Committee of EQT's Board of Directors (EQT's Compensation Committee) determined the Company's historical compensation strategy. Since the information presented in the compensation tables of this information statement relates to the 2017 fiscal year, which ended on December 31, 2017, this Compensation Discussion and Analysis (this CD&A) focuses primarily on EQT's compensation programs and practices with respect to the 2017 fiscal year and the processes for determining the 2017 fiscal year compensation while the Company was part of EQT. Following the Separation and Distribution, the Company's Management Development and Compensation Committee will review its executive compensation programs and practices and will adopt new compensation arrangements.

        Accordingly, this CD&A is divided into two main parts:

  •
  EQT 2017 Executive Compensation—This section describes and analyzes the executive compensation programs at EQT for the 2017 fiscal year (beginning on page 142) as applicable to the Company's NEOs (who are identified below).

  •
  The Company's Post-Separation Compensation Programs—This section discusses the anticipated executive compensation programs at the Company (beginning on page 157) that will initially apply to the Company's NEOs and other executive officers.

The Company's Expected Named Executive Officers

        In this CD&A, the individuals listed in the table below, who are expected to be the executive officers of the Company following the Separation and Distribution and were employed by EQT or its subsidiaries during the 2017 fiscal year and for purposes of this information statement are considered the Company's Named Executive Officers for the 2017 fiscal year and are referred to as "NEOs":

Name:	Title During the 2017 Fiscal Year:	Title Following Separation:
Diana Charletta	Senior Vice President, Midstream Engineering and Construction	Executive Vice President and Chief Operating Officer
Charlene Petrelli	Vice President and Chief Human Resources Officer	Senior Vice President and Chief Administrative Officer
Robert Williams	Deputy General Counsel—Business Operations	Vice President and General Counsel

        Ms. Charletta and Mr. Williams were not executive officers of EQT and, therefore, certain of EQT's compensation elements and benefits described below as being applicable to EQT's executive officers in 2017 did not apply to them. Instead, the compensation elements and benefits described below for the next tier senior leadership were applicable to Ms. Charletta and Mr. Williams. In addition, in August 2018, Thomas Karam was hired to serve as Senior Vice President, EQT Corporation and President, Midstream of EQT, with the intention of serving as the President and Chief Executive Officer of the Company following the Separation and Distribution, and in September 2018 Kirk Oliver was hired to serve as Senior Vice President and Chief Financial Officer of the Company and will continue as Senior Vice President and Chief Financial Officer of the Company following the Separation and Distribution. Since Messrs. Karam and Oliver were not employed by EQT or the Company prior to 2018, their compensation is not described in the portion of this CD&A concerning 2017 compensation decisions or the historic executive compensation tables; however, the terms of their compensation with the Company are described in the section of this CD&A captioned "The Company's Post-Separation Compensation Programs."

        Additional information about the Company's expected senior executive team following the Separation is set forth in the section of this information statement captioned "Management—Executive Officers Following the Distribution."

EQT 2017 Executive Compensation

        This section of the CD&A discusses the key executive compensation determinations of EQT during the 2017 fiscal year in respect of the NEOs, including EQT's compensation philosophy and the components of EQT's compensation program for the NEOs included in the Summary Compensation Table located on page 159.

        The CD&A also contains statements regarding future EQT performance targets and goals. These targets and goals are disclosed in the limited context of EQT's compensation programs, may have been established one or more years ago, and should not be understood to be statements of management's expectations or estimates of future company results or other guidance. EQT specifically cautions investors not to apply these statements to other contexts.

        Definitions of terms that are used, but not defined, in the CD&A can be found in the "Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table" below. The "Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table" and the CD&A contain references to EQT's adjusted EBITDA and the midstream business unit's adjusted 2017 business unit EBITDAX, financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP), which are also referred to as a non-GAAP supplemental financial measures. Attached as Appendix B is a reconciliation of EQT's adjusted 2017 EBITDA and the midstream business unit's adjusted 2017 business unit EBITDAX to net income, the most directly comparable GAAP financial measure, as well as other important disclosures regarding non-GAAP financial measures.

Compensation Discussion and Analysis Overview

        EQT's core values include a commitment to operational excellence, integrity and accountability, and its executive compensation program is intended to promote achievement consistent with these values. EQT believes that its executive compensation program:

  •
  is designed to attract and retain the highest quality executives;

  •
  aligns the interests of executives with the interests of EQT's shareholders by directly linking executive pay to EQT performance;

  •
  directly supports EQT's strategic plan by focusing employee performance on specific drivers; and

  •
  is market-based and premised upon informed industry benchmarking.

        In summary, EQT's compensation program is designed to reward its executives when EQT achieves strong financial and operational results, and EQT believes the 2017 compensation of its executives is consistent with its commitment to link pay with performance.

        EQT's executives receive compensation for their services only from EQT. EQT, in turn, has historically allocated a portion of its compensation costs to EQGP, EQM, and RMP in accordance with agreements with those organizations. This information statement sets forth the entire compensation paid by EQT to each of the Company's NEOs.

Consideration of 2017 Say-on-Pay Vote

        In establishing and recommending 2018 compensation for EQT's named executive officers who remained with EQT at such time (Messrs. Schlotterbeck, McNally, Ashcroft, Gardner, and Schlosser),

EQT's Compensation Committee carefully considered the shareholder feedback received in connection with the merger with Rice Energy Inc. (the "Rice Transaction"). EQT also took note of the fact that over 98% of the votes cast at the 2017 annual meeting approved the compensation of EQT's named executive officers for 2016. Although the Company's NEOs participated in the executive compensation programs of EQT, none of them were named executive officers of EQT, so the say-on-pay vote was not relevant for their compensation.

Compensation Philosophy

        The table below sets forth key aspects of EQT's Compensation Committee's philosophy:

Aspect	Analysis
Designed to Achieve EQT's Objectives	EQT's compensation programs are designed:

•

to attract, motivate, and retain highly-talented executives who can ensure that EQT is able to safely, efficiently and profitably produce, gather and transport natural gas; and

•

to seek executives willing to trade guaranteed compensation for the opportunity presented by performance-based, at-risk compensation that depends upon achieving challenging performance objectives with an acceptable level of risk-taking.

Stated differently, EQT's compensation programs are structured to require a commitment to performance because a large percentage of executive compensation is not guaranteed.

Compensation Should Be Competitive

EQT's Compensation Committee benchmarks each element of total direct compensation and the mix of compensation (cash versus equity) of the NEOs against a peer group. EQT has structured compensation packages for the NEOs as a mix of base salary and annual and long-term incentives to be competitive in the marketplace.

Compensation-Related Risk Should Be Thoughtfully Managed

The compensation programs are designed to avoid excessive risk-taking. See "Compensation Policies and Practices and Risk Management" below for a discussion regarding the evaluation of risks associated with EQT's compensation programs.

EQT has a compensation recoupment (or clawback) policy applicable to current and former executive officers of EQT. Pursuant to that policy EQT may, in certain circumstances, recoup certain annual and long-term incentive compensation paid to the covered individuals in the event of an accounting restatement due to material non-compliance with financial reporting requirements under U.S. securities laws.

Incentive Compensation Balances Annual and Long-Term Performance

The compensation programs are designed to balance rewarding the achievement of strong annual results and ensuring EQT's long-term growth and success. To this end, a mix of both annual and longer-term incentives is provided and allocated in a manner generally consistent with EQT's peer group. Participation in both the annual and long-term incentive programs, which is largely based on comparative benchmarking, increases at higher levels of responsibility, as more senior executives have the greatest influence on EQT's strategic direction and results over time.

Aspect	Analysis
Peer Groups Help Establish Compensation and Define Competitive Levels of Performance	EQT's Compensation Committee uses an industry-specific peer group of companies:

•

to help establish base salary and target annual and long-term incentives for the NEOs;

•

to ensure that the total direct compensation of the NEOs is competitive; and

•

in measuring relative company performance for some of EQT's long-term incentive programs.

Peer groups are reviewed with EQT's Compensation Committee's independent compensation consultant for appropriateness annually, and have evolved over time as both EQT and its industry have evolved.

The peer group review typically occurs in the fall prior to the relevant year and includes an analysis of the then current peer group and other potential peers, including peers identified by the larger proxy advisory services. Consideration is given to industry, strategic focus, talent competitiveness, whether an entity is a peer of peers, geographic location, ownership structure, current and historical financial and stock performance and scope. Financial performance metrics considered include net income, market capitalization and revenue. In addition, market performance over one-, three- and five-year periods is typically considered. Based on information available at the time of selection of the peer group, EQT's financial metrics generally approximate, on balance, the financial metrics of the median of the peer group. Consideration is also given to the number of peers as consolidation and other changes in the industry over a three-year performance period could result in too small of a peer group.

Peers are most frequently removed from the peer group when they or EQT complete a large acquisition or disposition, they are acquired, or they or EQT shift industry emphasis or they enter bankruptcy. Peers are most frequently added as they become appropriately sized.

See Appendix A for the 2016 and 2017 EQT peer groups and a comparison of their financial metrics available at the time of selection.

Impact of Tax Laws Should Be Considered When Designing Compensation

EQT's Compensation Committee has historically considered the impact of the applicable tax laws with respect to compensation paid under EQT's plans, arrangements and agreements. Code Section 162(m) disallows, with certain exceptions, a federal income tax deduction for annual compensation over $1 million paid to any covered employee.

Aspect	Analysis

Prior to January 1, 2018, the covered employees were the person who served as principal executive officer as of the close of the tax year and the three most highly-compensated officers serving at year-end, other than the principal executive officer and the principal financial officer. Effective January 1, 2018, covered employees also include the principal financial officer and any other executive who is a covered employee after December 31, 2016.

An exception to the deduction limit has historically been available under the Code for certain qualifying performance-based compensation. However, the Tax Cuts and Jobs Act eliminated this exception, although the exception will still apply to certain arrangements in place on or prior to November 2, 2017.

The incentive awards granted to EQT's executive officers have typically been granted under plans approved by EQT's shareholders which awards were intended to qualify as performance-based compensation under Code Section 162(m). Although EQT's Compensation Committee historically considered tax deductibility as one factor in making its compensation determinations, it also believed, and continues to believe, that EQT's interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation for tax purposes, and consequently continues to reserve the right to set executive pay that is not fully deductible by EQT.

Executives Are Encouraged to Own Equity

Share Ownership Guidelines.    Consistent with the goal of driving long-term value creation for shareholders, EQT's equity ownership guidelines require equity ownership by its executives. As of September 12, 2018, the Company's NEOs' holdings relative to their equity ownership guidelines were:

Name (Year of Executive Officer Status)(1)	Ownership Guidelines (Multiple of Base Salary)	Actual Multiple of Base Salary Owned	Value Required by Ownership Guidelines $	Aggregate Qualifying Value Owned $
Diana Charletta	1X	3.2X	$285,784	$915,648	(1)
Charlene Petrelli	3X	12.1X	1,134,000	4,585,671
Robert Williams	1X	1.7X	279,870	482,080

(1)
Excludes 1,266 EQT shares (value of $59,717 at September 12, 2018) and 1,000 EQM units (value of $56,490 at September 12, 2018), for which Ms. Charletta shares voting and investment power with her husband. Also excludes 6,728 EQT shares (value of $317,362 at September 12, 2018) and 1,000 EQGP units (value of $47,170 at September 12, 2018) owned by Ms. Charletta's husband.

Aspect	Analysis
Qualifying holdings include EQT stock and EQGP and EQM units owned directly, EQT shares held in EQT's 401(k) plan, time-based restricted shares and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options. Under the guidelines, executives have up to five years to acquire a sufficient number of shares to meet the ownership guidelines. The net shares or units acquired through incentive compensation plans (through the exercise of options, the vesting of restricted shares or similar awards) must be retained if an executive has not satisfied the executive's target. An executive's failure to meet the equity ownership guidelines may influence an executive's mix of cash and non-cash compensation.

No Pledging; No Hedging. An executive may not pledge EQT equity or the equity of any subsidiary at which the executive is also a director or an executive officer. Similarly, an executive may not hedge or otherwise invest in derivatives involving EQT stock or EQGP or EQM units.

Making Executive Compensation Decisions

Determining Target Total Direct Compensation

        EQT's Compensation Committee establishes the target total direct compensation for its executives by establishing base salaries and setting annual and long-term incentive targets. When appropriate, EQT's Compensation Committee also provides certain limited perquisites and makes other awards. When establishing target total direct compensation for each of its executives, EQT's Compensation Committee considers:

  •
  the compensation philosophy articulated above;

  •
  the market median target total direct compensation as reviewed with EQT's Compensation Committee's independent compensation consultant;

  •
  the scope of the executive's responsibility, internal pay equity, succession planning and industry-specific technical skills and abilities that may be difficult to replace; and

  •
  EQT's Chief Executive Officer's compensation recommendations.

        EQT's Compensation Committee also periodically seeks input from, or the approval of, the other independent directors of EQT's Board.

        In considering the amount and type of each component of compensation, EQT's Compensation Committee considers the effect of each element on all other elements as well as the allocation of target total direct compensation between cash and equity. EQT's Compensation Committee is committed to providing a significant portion of each executive's compensation in performance-based awards.

        For 2016 and earlier, EQT's Compensation Committee strived to set base salaries and annual incentive targets at or below market median, while it increasingly established long-term incentive targets for its executive officers other than EQT's Chief Executive Officer above market median after considering the factors identified above. EQT's Compensation Committee has also granted special awards when circumstances warranted. Because 2017 was a transitional year, target total direct compensation and each of its elements were capped at 90% of the market median or less for each of the NEOs.

Tally Sheets

        Annually, EQT's Compensation Committee is provided with a tally sheet for each of its executives designed to provide EQT's Compensation Committee with a full picture of the executive's compensation history as well as of all compensation payable upon the executive's termination of employment and upon a change of control. Each tally sheet sets forth:

  •
  a history of at least five years of base salary, annual incentive targets and awards, and perquisites; and

  •
  a complete history since hire date of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards.

        The tally sheets also reflect the value of compensation due to each executive under certain termination scenarios, including:

  •
  termination of the executive by EQT with and without cause, as defined in any applicable agreement or policy;

  •
  termination by the executive for good reason, as defined in the applicable agreement;

  •
  termination by the executive other than for good reason, including retirement;

  •
  termination of the executive following a change of control; and

  •
  disability or death.

        With regard to each scenario, the tally sheets include:

  •
  the cash amounts payable to the executive, including outplacement and other payments;

  •
  the cost of benefits continuation;

  •
  the value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards;

  •
  retirement benefits; and

  •
  any other compensation payable to the executive upon termination.

        The tally sheets are provided to EQT's Compensation Committee members in an electronic resource book for easy reference. This resource book also contains base salary, annual and long-term incentive targets, all incentive plan documentation, and all employment-related agreements for each of the executives.

Role of the Independent Compensation Consultant

        EQT's Compensation Committee has the sole authority to hire, terminate, and approve fees for compensation consultants, outside legal counsel, and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. During 2017, EQT's Compensation Committee utilized Pay Governance as its independent compensation consultant, and Pay Governance reported directly to EQT's Compensation Committee. Representatives of Pay Governance provided EQT's Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

  •
  competitive benchmarking;

  •
  peer group identification and assessment;

  •
  advice and market insight as to the form of and performance measures for annual and long-term incentives;

  •
  marketplace compensation trends in EQT's industry and generally; and

  •
  advice regarding the performance of EQT's annual review of compensation risk.

        Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer. EQT's Compensation Committee may request information or advice directly from representatives of Pay Governance and may direct EQT to provide information to representatives of Pay Governance. Representatives of Pay Governance regularly interact with representatives of EQT's human resources department and periodically with EQT's Chief Executive Officer and representatives of the legal department.

Components of EQT's Compensation Program

        The following elements are included in EQT's executive compensation arrangements: base salaries, annual incentives, long-term incentives, special awards, health and welfare benefits, retirement programs, perquisites and non-compete agreements.

Base Salary

        The base salary for each NEO is established taking into account the factors discussed under "Determining Target Total Direct Compensation" above. Base salaries are ordinarily considered and, where appropriate, adjusted early each year. The following adjustments were made in 2017:

Named Executive Officer	New Base Salary/Timing	Prior Base Salary	Rationale for Increase*
Diana Charletta	$272,175	$262,100	To approximate 95% of the market median for her position.
Charlene Petrelli	$360,000	$355,000	To approximate the market median for her position.
Robert Williams	$275,400	$275,400	To approximate the market median for his position.

*
In the above table, references to the "market" are references to EQT's 2016 peer group

Annual Incentives

        The Executive STIP is the annual bonus plan under which EQT's executive officers typically earn their annual incentives. For 2017, Ms. Petrelli is the only NEO who participated in the Executive STIP. The Executive STIP has historically been structured with an intent to preserve the full deductibility of awards under Code Section 162(m). In order to do this, EQT's Compensation Committee has established one or more objectively determinable performance goals or measures before or at the beginning of each year. Performance against these measures results in an objectively determinable bonus amount, though EQT's Compensation Committee is permitted to exercise, and historically has exercised, downward discretion in determining the actual payout under the plan. EQT's Compensation Committee historically has not had, and for the 2017 plan year did not have, discretion to pay a higher amount under the Executive STIP than that specified by the objective formula.

        For 2017, Ms. Charletta and Mr. Williams each participated in EQT Corporation's Short-Term Incentive Plan (the Regular STIP) because neither was an executive officer of EQT in 2017.

        Before or at the start of each year, EQT's Compensation Committee approves the target annual incentive award for each executive officer under the Executive STIP taking into account the factors discussed under "Determining Target Total Direct Compensation" above and the EQT Corporate Director, Compensation and Benefits, in consultation with the chief executive officer establishes each participant's incentive target under the Regular STIP and each participant has specific individual performance goals. For 2017, EQT's Compensation Committee and the EQT Corporate Director, Compensation and Benefits, in consultation with the chief executive officer approved the following target annual incentive awards for the NEOs:

Named Executive Officer	New Annual Incentive Target/Timing	Prior Annual Incentive Target	Rationale for Increase*
Diana Charletta	$112,000	$104,840	To approximate the market median for her position.
Charlene Petrelli	$180,000	$177,500	To approximate the market median for her position.
Robert Williams	$110,160	$110,160	To approximate the market median for his position.

2017 Annual Incentives—Executive STIP

        The 2017 performance measure approved for the Executive STIP was EQT's adjusted 2017 EBITDA compared to business plan. This measure, which EQT has successfully used as its annual performance metric since the 2009 plan year, was selected because it drives the participants to implement and exceed EQT's business plan, which embodies the strategic goals of EQT, and which EQT's Compensation Committee believes ultimately will create long-term value for shareholders. Moreover, cash flow measures such as EBITDA are often utilized by capital intensive companies and their investors as an indicator of such companies' performance, including their ability to fund their activities and service their debt.

        EQT's adjusted 2017 EBITDA (see Appendix B for the definition of, and additional information about, this measure) was calculated consistent with GAAP line items but used constant commodity prices and excluded certain charges. Commodity prices are held constant to avoid the undue positive or negative effect of prices that are beyond the control of plan participants and may be volatile. In order to hold commodity prices constant, EQT's Compensation Committee adjusts actual results for, among other things, derivatives, basis and fixed price sales. EQT's Compensation Committee also adjusts for other items, typically those that are unusual or strategic in nature (e.g., large acquisitions and dispositions like the Rice Transaction, debt repurchases and impairments), to encourage the executives to make the best decision or recommendation for EQT without regard to the executive's compensation.

        Under the Executive STIP, a pool to pay bonuses to EQT's eight eligible officers was funded based upon EQT's adjusted 2017 EBITDA relative to business plan, as follows:

EQT's Adjusted 2017 EBITDA Compared to Business Plan	Percentage of EQT's Adjusted 2017 EBITDA Available for All Executive Officers 2017 Annual Incentive Awards
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No bonus

        The percentage of EQT's adjusted 2017 EBITDA available for the pool was interpolated between levels and capped at 2%.

        After determining the pool available for distribution, EQT's Compensation Committee determined the value of the award to each eligible participant based upon consideration of the individual's 2017 target award and 2017 performance on EQT, business unit, and individual value drivers.

        Generally, EQT's Compensation Committee aims to award between zero and three times the value of a participant's target award, but EQT's Compensation Committee may award up to $5 million to each participant, subject to the overall cap. EQT's Compensation Committee believes that this structure provides EQT's Compensation Committee with flexibility to reward superior individual performance in years of superior company performance and appropriately recognize exceptional efforts in the face of goals established at a challenging threshold.

        EQT's adjusted 2017 EBITDA of $1,537 million exceeded EQT's business plan by approximately 0.1%. Following discussion regarding overall financial performance and production volumes and consistent with the Executive STIP and Code Section 162(m), EQT's Compensation Committee exercised downward discretion in determining the actual award payable to each eligible participant, taking into consideration the participant's target award and performance on EQT, business unit, and individual value drivers. In assessing the value driver performance of each eligible participant, EQT's Compensation Committee considered, among other things, the efforts on a number of important transactions and performance against key operational and strategic goals. In accordance with the approved definition of the performance metric, EQT's Compensation Committee also excluded the impact of the Rice Transaction from the calculation of EQT's adjusted 2017 EBITDA.

        EQT's Compensation Committee considered the performance of Ms. Petrelli based on a report by Mr. Schlotterbeck. Ms. Petrelli was Vice President and Chief Human Resources Officer for EQT Corporation throughout 2017. She also served as the President of the EQT Foundation. Her incentive award recognized her performance on human resources and EQT Foundation related value drivers in 2017, including:

  •
  Developing and delivering a total rewards strategy that effectively recruited and retained top talent;

  •
  Facilitating the CEO transition process and other related organizational changes;

  •
  Leadership during the Rice Transaction and integration;

  •
  Oversight of the EQT Foundation including the effective distribution of more than $6 million; and

  •
  Leadership on achieving other EQT human resources and EQT Foundation related value drivers.

        Although permitted to distribute a total of $30.7 million to the eight eligible participants in the Executive STIP, EQT's Compensation Committee distributed less than $5.5 million. See the Summary Compensation Table below for the amount awarded to Ms. Petrelli for 2017.

2017 Annual Incentives—Regular STIP

        Ms. Charletta and Mr. Williams participated in the midstream business unit portion and the headquarters portion, respectively, of the Regular STIP in 2017. Under the midstream business unit portion of the Regular STIP, the incentive pool is established by adjusting the target incentive pool that was approved by EQT's Compensation Committee for the midstream business unit by a formula based on the midstream business unit's adjusted 2017 business unit EBITDAX (calculated as set forth in Appendix B), compared to EQT's business plan, as follows:

Adjusted 2017 Business Unit EBITDAX Compared to Business Plan	Payout Multiple*
At or above plan	1.00
90% of Business Plan Adjusted EBITDAX	0.75
80% of Business Plan Adjusted EBITDAX	0.50

*
Payout multiples are interpolated between levels depending upon performance.

and then adjusting the result based on business unit value drivers (operational, strategic and financial goals), by adding to it the sum of the amounts, if greater than zero, determined by multiplying the applicable payout multiple for each value driver by the original target incentive pool amount, as follows:

Business Unit Value Driver Results	Payout Multiple*
Exceeds	1.00 times the weighted value of the value driver
Successful	zero times the weighted value of the value driver
Fails to meet expectations	negative 1.00 times the weighted value of the value driver

*
Individual business unit value drivers are weighted by EQT's Compensation Committee based on their relative importance to achieving EQT's operational, strategic and financial goals.

        Under the headquarters portion of the Regular STIP, a formula based on EQT's adjusted 2017 EBITDA compared to EQT's business plan establishes 60% of the incentive pool as follows:

EQT's ADJUSTED 2017 EBITDA COMPARED TO BUSINESS PLAN	PAYOUT MULTIPLE
More than 10% above plan	EQT's Compensation Committee Discretion
10% above plan	2.00
5% above plan	1.25
5% below plan	0.50
More than 5% below plan	No payment

        Business unit value drivers (operational, strategic and financial goals) establish the remaining 40% of the incentive pool available for payouts as follows:

BUSINESS UNIT VALUE DRIVER RESULTS	PAYOUT MULTIPLE*
Stretch	3.00
Exceeds	2.00
Successful	1.00
Fails to meet expectations	No payment

        The Regular STIP provides that the annual awards are paid in cash, subject to EQT's Compensation Committee and the EQT board chairman's discretion to pay in equity. The EQT board chairman may settle awards in equity rather than cash only when a participant has not satisfied the applicable equity ownership guidelines.

        EQT's midstream business unit's adjusted 2017 business unit EBITDAX of $706 million exceeded EQT's business plan by approximately 0.01% and EQT's adjusted 2017 EBITDA of $1,537 million exceeded EQT's business plan by approximately 0.1%. The EQT Corporate Director, Compensation and Benefits, in consultation with the chief executive officer determined the awards for Ms. Charletta and Mr. Williams by considering the following highlights of their performance:

        Ms. Charletta was the Senior Vice President of Midstream Engineering and Construction for the Gathering business unit of EQT Corporation throughout 2017. Her incentive award recognized her performance on various Midstream related value drivers in 2017, including:

  •
  Improved employee safety performance in her area of responsibility;

  •
  Developed and implemented key performance indicators allowing the construction and engineering function to effectively measure current performance and set benchmarks for future improvements;

  •
  Exceeded the equipment availability and run time targets set for the compression group;

  •
  Effectively managed the construction and operations budget within business plan; and

  •
  Leadership on achieving other EQT engineering and construction value drivers.

        Mr. Williams was the Deputy General Counsel of Business Operations for EQT Corporation throughout 2017. His incentive award recognized his performance on legal related value drivers in 2017, including:

  •
  Effectively providing counsel to the business units and functions on various legal matters;

  •
  Completing a review of the effectiveness of the legal function and developing key performance indicators to measure future performance;

  •
  Leadership during the acquisition of Rice Energy and various other land acquisition efforts;

  •
  Provided effective counsel to the Midstream group relative to the Mountain Valley Pipeline project certification process with the Federal Energy Regulatory Commission review; and

  •
  Leadership on achieving other EQT legal value drivers.

Long-Term Incentives

2017 Long-Term Incentive Awards (2017 Options, 2017 Incentive PSU Program, 2017 Restricted Share and Unit Awards and 2017 Value Driver PSU Program)

        In developing the 2017 long-term incentive program, EQT's Compensation Committee designed a program that it believed would align the interests of the NEOs with the interests of shareholders, would drive appropriate performance, was market competitive, was effective for retention purposes, was tax efficient, would minimize earnings volatility, and would result in a portfolio approach to performance metrics. EQT's Compensation Committee's considerations also included:

  •
  market data regarding the long-term incentive design at the 2016 peer group;

  •
  the appropriate way to incentivize executives toward the success of EQT, EQGP and EQM;

  •
  the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

  •
  feedback received during EQT's 2016 shareholder outreach program;

  •
  the availability of EQT shares and EQM and EQGP units under appropriately approved plans;

  •
  the proxy compensation table presentation; and

  •
  the views of the larger proxy advisory services.

        The process involved consideration of the pros and cons of multiple variations of long-term incentive programs. As a result of EQT's Compensation Committee's analysis, and with input from its independent compensation consultant, the 2017 long-term incentive programs designed by EQT's Compensation Committee for most executive officers and for next tier senior leadership were as follows:

Type of Award	Most Executive Officers Percent of Awarded value	Next Tier Senior Leadership Percent of Awarded Value	Rationale
Stock Options	25%	N/A	EQT stock options encourage executives to focus broadly on behaviors that EQT's Compensation Committee believes should lead to a sustained long-term increase in the price of EQT shares, which benefits all shareholders.
Restricted Share and Unit Awards	25%	25%

EQT restricted share and unit awards are a strong retention tool for executives that also aligns executive interests with the long-term interests of shareholders, though such awards contain less leverage than options and performance units.

2017 Incentive PSU Program	50%	25%

2017 Incentive PSU Program performance units drive long-term value directly related to EQT share performance through alignment with shareholders on stock price value, while also encouraging retention through the delivery of some value to the holder, assuming relative performance, even if the share price declines. EQT's Compensation Committee believes performance units have stronger retention value than options but less leverage in a rising share price environment.

2017 Value Driver PSU Program	N/A	50%

2017 Value Driver PSU Program performance units drive the focus of next tier senior leadership on activities aligned with EQT's business plan and on EQT, business unit, and individual value drivers, which activities are critical to EQT's long-term success.

        The allocation of the long-term incentive program among the various types of awards was determined by EQT's Compensation Committee after receiving input from its independent compensation consultant and consideration of market data of the 2016 peer group as well as commercially available compensation surveys (both general industry and specific to the energy industry) prepared by unaffiliated third parties (such as Meridian Compensation Partners, LLC and Frederic W. Cook & Co. Inc.). These surveys are commercially available and not prepared specifically for EQT.

        The EQT restricted share and unit awards were new components of the long-term incentive program in 2017, and reflected EQT's Compensation Committee's acknowledgement that market data continued to show prevalent usage of restricted shares as a retention tool by many members of the 2016 peer group. The allocation of the 2017 long-term incentive program for most executive officers among stock options, time-based restricted shares and other performance-based awards reflects EQT's Compensation Committee's desire to incorporate this new retention tool while continuing EQT's Compensation Committee's historic emphasis on performance-based incentive compensation. Similarly, the allocation of the 2017 long-term incentive program for next tier senior leadership among time-based restricted share units and performance-based awards reflects EQT's Compensation Committee's commitment to performance-based, at risk compensation coupled with its focus on market data for comparably situated executives. EQT's Compensation Committee believes that the overall mix of award types provides a balanced set of incentives that motivate operational achievement, risk management and a commitment to excellence, all of which EQT's Compensation Committee believes ultimately contribute to long-term value creation for shareholders.

        The programs for both groups of executives are denominated in EQT shares in order to focus executive attention on the performance of the consolidated companies. Generally, the awards under the long-term incentive program for most executive officers are expected to be satisfied in EQT common stock to the extent earned. The election to pay awards in EQT common stock was consistent with EQT's efforts at time of grant to utilize cash to accelerate development of its assets. In addition, payment in common stock further aligns the interests of the NEOs with those of shareholders and allows favorable, non-variable accounting treatment and was consistent with market practices. Generally, the awards under the long-term incentive programs for the next tier senior leadership are expected to be satisfied in cash to the extent earned. The election to pay such awards in cash was consistent with the goal of preserving the shares available to be issued under the EQT Corporation 2014 Long-Term Incentive Plan.

        The aggregate value of the long-term incentive award to each NEO was at 75% of the market (the 2017 peer group), except for Ms. Petrelli whose award was at the median of the market. See the Summary Compensation Table below for the value awarded to each NEO for 2017.

        The options granted in January 2017 have a term of ten years, an exercise price of $65.40 per share, and will vest on January 1, 2020, contingent upon continued service with EQT through such date. The restricted shares and units granted in 2017 cliff vest on the third anniversary of the applicable grant date, contingent upon continued service with EQT through such date.

        The performance measures for the 2017 Incentive PSU Program are EQT's:

  •
  TSR over the period January 1, 2017 through December 31, 2019, as ranked among the comparably measured TSR of the 2017 peer group; and

  •
  compound annual production sales volume growth over the same period.

        These measures were identified by EQT's Compensation Committee after considering the desirability of having both an external (or relative) performance metric (relative cash flow growth and relative return on capital were also considered) and an internal (or absolute) operational or financial metric (expense management, capital usage, and absolute TSR performance were also considered). Relative TSR was selected because it forges a direct link to shareholder performance on a relative rather than absolute basis, and is an important indicator of EQT's success in achieving its strategic objectives. Compound annual production sales volume growth was selected because EQT's Compensation Committee believed sales volumes to be an important driver of shareholder value that was easy to measure and for employees to understand.

        The payout opportunity under the 2017 Incentive PSU Program ranges from no payout to three times the target award. The payout matrix is set forth in Appendix C.

        In approving the payout matrix, EQT's Compensation Committee considered the alignment of the matrix with EQT's historical and projected growth and, in consultation with its independent compensation consultant, concluded that the payout matrix would provide rewards appropriate to performance. The analysis behind the selection of the 2017 peer group is described above under the caption "Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance." Having considered these and other factors, including the advice of its independent compensation consultant, EQT's Compensation Committee determined that the payout matrix was appropriately rigorous. The 2017 Incentive PSU Program, like similar programs before it, was, however, designed to allow EQT's Compensation Committee downward discretion; and, following the announcement of the Rice Transaction, EQT's Compensation Committee confirmed its intent to exclude from the production sales volume growth metric natural gas sales volumes from Rice Energy wells producing as of the closing of the transaction.

        The performance measure for the 2017 Value Driver PSU Program was EQT's adjusted 2017 EBITDA (as described above in connection with the Executive STIP (described above under "Components of the Compensation Program—Annual Incentive")) compared to EQT's 2017 business plan. According to program design, if EQT's adjusted 2017 EBITDA had been less than EQT's 2017 business plan, then the performance multiplier would have been 0%. If EQT's adjusted 2017 EBITDA equaled or exceeded EQT's 2017 business plan, then the performance multiplier would have been 300%, subject to EQT's Compensation Committee's discretion to determine that a lower performance multiplier applies after considering the participant's performance on EQT, business unit, and individual value drivers.

        EQT's adjusted 2017 EBITDA was $1,537 million, which satisfied the threshold performance goal and allowed EQT's Compensation Committee to confirm performance units equal to 300% of each participating NEO's target award. Consistent with program design, in exercising its downward discretion EQT's Compensation Committee considered, essentially, the same factors in determining the payout multiple for each participant under the 2017 Value Driver PSU Program as were utilized by EQT's Compensation Committee to approve payouts under the Regular STIP for 2017 described above under "Components of the Compensation Program—Annual Incentive" but focused to a greater degree on value drivers having a long-term impact on EQT. The target and confirmed performance units (including accrued dividends) under the 2017 Value Driver Performance Share Program for each participating NEO were as follows:

Named Executive Officer	Target 2017 Value Driver PSU Program Units	Confirmed 2017 Value Driver PSU Program Units
Diana Charletta	3,557	7,114
Robert Williams	3,317	5,942

        Upon confirmation of the awards, the number of units became fixed, 50% of the awards were settled in February 2018 in cash in an amount equal to the fair market value of an equivalent number of EQT shares, and the balance is expected to be settled in the same manner in the first quarter of 2019, contingent upon continued service with EQT through such date. Pursuant to program design, EQT's Compensation Committee excluded the impact of the Rice Transaction from the calculation of the performance metric for the program.

Other Benefits

Health and Welfare Benefits

        The NEOs participate in the same health and welfare benefit plans offered to other EQT employees, including medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs. The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.

Retirement Programs

        The NEOs participate in the same defined contribution 401(k) plan as other EQT employees. EQT has historically contributed an amount equal to 6% of each participant's base salary to an individual investment account for the employee, subject to applicable tax regulations. In addition, EQT matches a participant's elective contribution by contributing to the participant's individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum EQT contribution of 3% of the employee's base salary and to applicable tax regulations.

        Once EQT contributions for Ms. Petrelli reach the maximum level permitted under the 401(k) plan, EQT contributions are continued on an after-tax basis through a retirement annuity product offered by Fidelity Investments Life Insurance Co. Under this program, EQT also contributed to the annuity an amount equal to 11% of Ms. Petrelli's annual incentive award. The after-tax annuity program contains no vesting requirements.

        EQT has no defined benefit retirement plan, supplemental executive retirement plan (SERP) or deferred compensation obligations to any employee.

Perquisites

        Consistent with its philosophy of pay for performance, EQT provides modest perquisites to the NEOs that, in number and value, are below median competitive levels for the peer group. Perquisites offered to each NEO include the following: a country club and a dining club membership, executive physical (including preferred access to healthcare professionals and for Ms. Petrelli related services for the her spouse), financial planning, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), de minimis personal usage of EQT purchased event tickets and, except for Mr. Williams, parking. Ms. Petrelli also receives a car allowance.

        See footnote 5 to the Summary Compensation Table below for a discussion of the perquisites provided to the NEOs in 2017.

Agreements with the Named Executive Officers

        EQT's Compensation Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives. Accordingly, EQT provides such protections for the NEOs under their agreements which are described in detail under the caption "Potential Payments Upon Termination or Change of Control" below. In connection with the Separation and Distribution, such agreements will be assigned to the Company.

        Importantly, the executive agreements include covenants not to compete with, or solicit employees, customers, potential customers, vendors or independent contractors from, EQT for a specified period of time and to maintain the confidentiality of EQT's information. EQT's Compensation Committee believes that these covenants are extremely valuable to EQT.

        See "Potential Payments Upon Termination or Change of Control" below for more detail regarding EQT's agreement with each NEO, including the value of the benefits provided under such agreements.

Excise Tax Provisions

        If any compensation to an NEO is accelerated or becomes vested, that executive could, in some cases, be considered to have received "parachute payments" within the meaning of Code Sections 280G and 4999. Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case EQT would be denied a tax deduction for such excess parachute payments. The agreement with each executive officer contains a "best net" provision, pursuant to which any "parachute payments" will be reduced to the extent necessary to avoid triggering the excise tax, unless the executive would have a more favorable after-tax result by receiving the unreduced payments and paying the excise tax himself, without a gross-up from EQT. Due to the structure of the excise tax, it is not possible to determine in advance which calculation would produce the more tax-efficient result. If the excise tax is triggered, EQT would not enjoy a tax deduction on the amount of the "excess parachute payments" but in no event would EQT be obligated to pay any portion of the excise tax.

Compensation Policies and Practices and Risk Management

        Culminating in early 2018, members of EQT's senior management, with the assistance of EQT's Compensation Committee's independent compensation consultant, conducted a risk assessment of EQT's compensation programs for all employees. The results of such assessment were presented to EQT's Compensation Committee. Based on the assessment, EQT and EQT's Compensation Committee believe that EQT's compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on EQT. Important factors taken into account include, but are not limited to, the following:

  •
  EQT does not use highly leveraged short-term incentives that drive high risk investments at the expense of long-term EQT value;

  •
  EQT's annual incentive compensation is based on balanced performance measures that promote disciplined progress towards longer-term goals, and payments are capped;

  •
  the performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period at the expense of performance in other periods;

  •
  EQT's compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial and operating performance;

  •
  variations of EQT's compensation programs have been in place for many years, and EQT has seen no evidence that they encourage excessive risk-taking;

  •
  EQT's Compensation Committee has authority to exercise downward discretion to reduce or eliminate payouts under all of EQT's compensation programs;

  •
  EQT's equity ownership guidelines require executives to hold a meaningful equity interest, linking their interests to the interests of shareholders; and

  •
  hedging and pledging of EQT securities by EQT executive officers and directors, EQGP securities by EQGP executive officers and directors, and EQM securities by EQM executive officers and directors is prohibited under EQT's policies.

The Company's Post-Separation Compensation Programs

Generally

        The Company's Management Development and Compensation Committee has not yet been established and therefore has not established a specific set of objectives or principles for the Company's executive compensation program. Until the Separation and Distribution, the Management Development and Compensation Committee of EQT's Board of Directors (EQT's Compensation Committee) will continue to make certain compensation decisions and take actions regarding the compensation of the Company's NEOs. Following the Separation and Distribution, such decisions will be made, and related actions taken, by the Company's Management Development and Compensation Committee.

        After the Separation and Distribution, the Company's Management Development and Compensation Committee will review its executive compensation programs and practices. We believe that EQT's executive compensation programs and practices are effective both at retaining and motivating the NEOs and competitive as compared to compensation programs at peer companies. Accordingly, we expect that the Company's initial executive compensation programs and practices will be similar to those in place at EQT immediately prior to the Separation and Distribution. However, after the Separation and Distribution, the Company's Management Development and Compensation Committee will continue to evaluate its compensation and benefit programs and may make adjustments as necessary to meet prevailing business needs. After the Separation, the Company's Management Development and Compensation Committee will develop a process for establishing performance goals that provide appropriate incentives to Company executive officers following the Separation and Distribution and will evaluate the relevance of peer data and determine the appropriate peer group, if any, for the Company following the Separation and Distribution.

        In connection with the Separation and Distribution, we plan to adopt various benefit plans, including an equity incentive plan under which various awards in respect of the Company's common stock may be granted to Company employees and directors, an executive short-term incentive plan and a payroll deduction and contribution program, the expected terms of which are described below. In addition, the employee matters agreement contemplates that the confidentiality, non-solicitation and non-competition agreements between EQT and each of the Company's NEOs will be assigned to the Company on the terms described below.

2018 Long-Term Incentive Plan

        In connection with the Separation and Distribution, the Company intends to adopt the 2018 Long-Term Incentive Plan (the 2018 LTIP), the expected principal features of which are summarized below. EQT, as the Company's sole stockholder, will approve 2018 LTIP prior to the distribution date, and the 2018 LTIP will become effective on the distribution date. This summary is qualified in its entirety by reference to the full text of the form of the 2018 LTIP, which is filed as Exhibit 10.54 to the registration statement on Form 10 of which this information statement is a part, which will be incorporated by reference into this information statement.

Purpose and Eligibility

        The purpose of the 2018 LTIP is to assist the Company in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Company.

        Active employees of the Company or any affiliate and non-employee directors of the Company are eligible to receive awards under the 2018 LTIP. In addition, individuals who receive Company equity awards in connection with the adjustment of EQT equity awards upon the Distribution also will be participants in the 2018 LTIP with respect to such Company equity awards (Assumed Awards). See "Treatment of Equity-Based Compensation" for additional information.

Shares Available for Awards

        The aggregate number of shares of the Company's common stock that may be issued under the 2018 LTIP is 35,000,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. Such shares may be used for all forms of awards under the 2018 LTIP, including Assumed Awards. Shares underlying stock options and stock appreciation rights will count as one share, and shares underlying all other stock-settled awards will count as two shares, against the number of shares available for issuance under the 2018 LTIP. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash or property other than shares, will again become available for future grants of awards under the 2018 LTIP. The following will not be used to replenish the plan share reserve: (i) shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, (ii) shares delivered or withheld to pay the exercise price of a stock option, (iii) shares retained by the Company upon the net settlement of a stock option or stock appreciation right, and (iv) shares repurchased on the open market with the proceeds of option exercises. No awards may be granted under the 2018 LTIP after the Company's annual meeting of shareholders in 2028.

Administration

        Except in the case of awards to non-employee directors of the Company, the 2018 LTIP will be administered by the Company's Management Development and Compensation Committee or such other committee of the Company's Board as may be designated by the Board to administer the 2018 LTIP. Each member of such committee must be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and an independent director under the NYSE listing standards. In the case of awards to non-employee directors, the 2018 LTIP will be administered by the Company's Board. As used in this summary, the term "Committee" is used to refer to the Company's Management Development and Compensation Committee in the case of awards to employees or the Company's Board in the case of awards to non-employee directors.

        The Committee will have full authority, in its discretion, to interpret the 2018 LTIP and to determine the persons who will receive awards and the number of shares to be covered by each award.

Permissible Awards

        The 2018 LTIP authorizes the granting of awards in any of the following forms:

  •
  market-priced stock options to purchase shares of Company common stock, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors), and the term of which may not exceed ten years (other than nonstatutory options granted to participants outside the United States);

  •
  stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date), and the term of which may not exceed ten years (other than stock appreciation rights granted to participants outside the United States);

  •
  restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

  •
  restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

  •
  performance awards, which represent restricted stock or a right to receive cash, shares of common stock or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;

  •
  dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of common stock underlying an award other than a stock option or stock appreciation right, provided that no dividends equivalents shall be paid before the underlying award vests;

  •
  other equity-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of common stock or equity of the Company's affiliates, including unrestricted stock grants, purchase rights or other rights or securities that are convertible or exchangeable into shares of common stock or equity of the Company's affiliates; and

  •
  cash-based awards, including performance-based annual incentive awards.

Limitations on Individual Awards

        Subject to the adjustment provisions of the 2018 LTIP in the case of stock splits and similar events, the following limits apply with respect to individual awards:

  •
  The maximum number of shares of the Company's common stock for which stock options or stock appreciation rights may be granted under the 2018 LTIP to any single participant in any calendar year is 1,500,000 shares.

  •
  The maximum amount that may be earned by any single participant in any calendar year for performance awards granted under the 2018 LTIP is 800,000 shares (or an equivalent value if paid in cash). For purposes of applying these limits in the case of multi-year performance periods, the number of shares deemed earned in any calendar year is the total amount paid or shares earned for the performance period divided by the number of calendar years in the performance period. In applying this limit, the amount of any cash or the fair market value or number of any shares or other property earned by a participant shall be measured as of the close of the final year of the performance period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the participant may occur in a subsequent calendar year or years.

  •
  The maximum aggregate number of shares of the Company's associated with any award granted under the 2018 LTIP to any single non-employee director of the Company in any calendar year is 50,000 shares.

  •
  The foregoing individual limits are not applicable awards originally granted under an equity incentive plan of EQT that are assumed by the 2018 LTIP in connection with the Separation and Distribution.

Limitations on Vesting Provisions

        No award may have a vesting period of less than one year from the date of grant, except that up to 1,750,000 shares of the Company's common stock may be granted pursuant to awards with no minimum vesting period.

Anti-Dilution Adjustments

        In the event of a transaction between the Company and its shareholders that causes the per share value of the Company's common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee must make such adjustments to the 2018 LTIP and awards as it deems to be necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2018 LTIP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. The Committee also has discretion to make certain other adjustments to outstanding awards in the event of corporate events or transactions, such as a determination that awards will be settled in cash rather than shares, that awards will become vested or that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction and the like.

Treatment of Awards Upon a Change of Control

        Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a change of control of the Company (as defined in the 2018 LTIP):

        Double Trigger Vesting.    With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change of control, if within two years after the effective date of the change of control, a participant's employment is terminated due to death or "disability" or without "cause" or, to the extent applicable, the participant resigns for "good reason" (as such terms are defined in the 2018 LTIP), then:

  •
  all of the participant's outstanding stock options and stock appreciation rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

  •
  all time-based vesting restrictions on the participant's outstanding awards will lapse as of the date of termination; and

  •
  all performance criteria and other conditions to payment of the participant's outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the applicable performance period, and payment of such awards on that basis will be made within 30 days after the end of the performance period.

        Single Trigger Vesting.    Upon the occurrence of a change of control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change of control:

  •
  all outstanding stock options and stock appreciation rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

  •
  all time-based vesting restrictions on outstanding awards will lapse; and

  •
  all performance criteria and other conditions to payment of outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control (or as of the time of the change of control, in the case of performance awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such awards on that basis will be made at the time of the change of control.

        If an award is subject to Code Section 409A, the award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Prohibition on Repricing

        Except as provided in the anti-dilution provisions of the 2018 LTIP, outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior approval of the Company's shareholders. The exchange of an "underwater" stock option or stock appreciation right (i.e., a stock option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and would, therefore, require the prior approval of the Company's shareholders.

Limitations on Transfer; Beneficiaries

        No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Company, or be subject to any lien, obligation or liability of the participant to any person other than the Company or an affiliate of the Company. Except to the extent otherwise determined by the Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution.

        Beneficiaries, guardians, legal representatives and other persons claiming rights under the 2018 LTIP from or through any participant are subject to all of the terms and conditions of the 2018 LTIP and any award agreement thereunder as well as any additional restrictions deemed to be necessary or appropriate by the Committee.

Termination and Amendment

        The Company's Board may amend, suspend or terminate the 2018 LTIP at any time, except that no amendment, suspension or termination may be made without the approval of the Company's shareholders if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Company's common stock may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2018 LTIP or modifies the requirements for participation under the 2018 LTIP, or if the Company's Board in its discretion determines that obtaining such shareholder approval is for any reason advisable. Without the consent of a Participant, no such action may materially and adversely affect the rights of a Participant under an award previously granted to such Participant. Without the prior approval of the Company's shareholders, the 2018 LTIP may not be amended to permit the repricing of stock options or stock appreciation rights, directly or indirectly.

Executive Short-Term Incentive Plan

        The employee matters agreement contemplates that annual incentives in respect of 2018 will be paid to current and former Company employees on terms consistent with the EQT short-term incentive plans in which the employees participated prior to the Separation and Distribution. Accordingly, in connection with the Separation and Distribution, the Company intends to adopt the Executive Short-Term Incentive Plan (the Company ESTIP), the form of which is attached as Exhibit 10.55 to the registration statement on Form 10 of which this information statement is a part, which will be incorporated by reference into this information statement. The terms of the Company ESTIP are expected to be substantially consistent with EQT's Executive Short-Term Incentive Plan, as described in this CD&A, and will be used for 2018 only. The Company expects to adopt a new short-term incentive plan with respect to 2019.

2018 Payroll Deduction and Contribution Program

        The Company also intends to adopt the 2018 Payroll Deduction and Contribution Program (the 2018 Payroll Plan), the expected principal features of which are summarized below. This summary is qualified in its entirety by reference to the full text of the form of the 2018 Payroll Plan, which is filed as Exhibit 10.56 to the registration statement on Form 10 of which this information statement is a part, which will be incorporated by reference into this information statement.

Purpose and Eligibility

        The purpose of the 2018 Payroll Plan is to provide a select group of management and highly compensated employees with the ability to deposit in a "personal retirement annuity" as described below an amount of Company contributions on an after-tax basis.

        Highly compensated employees of the Company or an affiliate who are designed by the Company or the Management Development and Compensation Committee are eligible to participate in the 2018 Payroll Plan.

Administration

        The administrative committee for the 2018 Payroll Plan will be the Benefits Administration Committee of the Company which will have complete discretion to supervise the administration of the 2018 Payroll Plan. The investment committee for the plan will be the Benefits Investment Committee which will have complete discretion to determine, select, remove and replace all or any part of any personal retirement annuity.

Contributions

        The Company contribution will equal to the sum of (a) matching contributions which would have been credited to the applicable participant under the Equitrans Midstream Corporation Employee Savings Plan (the 401(k) Plan) based upon the participant's hypothetical pre-tax personal contribution amount that would have been made to the 401(k) Plan absent certain limitations under the Code on the benefits and compensation that may be taken into account under the 401(k) Plan, (b) performance contributions which would have been credited to the participant under the 401(k) Plan absent the limitation on compensation and benefits under the 401(k) Plan and (c) an amount equal to 11% of the participant's bonus payment, prior to any reduction for withholding taxes.

Personal Retirement Annuity

        The Company contributions will be contributed to a personal retirement annuity on an after-tax basis. The employee must be a full time, regular employee of the Company on the date of such contribution. The terms of the personal retirement annuity, which is owned by the participant, will be provided by a third-party sponsor of such annuity, including investment returns and elections, payment and withdrawal provisions and statements of accrual.

Limitation on Assignment

        No right or interest under the 2018 Payroll Plan may be assignable or transferable or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of a participant.

Termination and Amendment

        The Company may amend, terminate, suspend or reinstate the 2018 Payroll Plan except that no such action may adversely affect any personal retirement annuity as it exists on the day before the effective date of any such action without the participant prior consent. Any such action which affects the benefits of any executive officer will require the approval of the Management Development and Compensation Committee.

Letter Agreement with Thomas F. Karam

        Mr. Karam, in connection with his appointment as Senior Vice President and President, Midstream, of EQT and President and Chief Executive Officer of the EQM General Partner, and President and Chief Executive Officer of the EQGP General Partner, executed a letter agreement setting forth the terms of his employment. In consideration for Mr. Karam's services, the letter agreement provides for (a) an annual base salary of $600,000, (b) a target 2018 annual incentive award opportunity of $420,000 and (c) a restricted stock award valued at $3,000,000, which cliff vests on the third anniversary of the grant date. In addition, the letter agreement requires Mr. Karam to execute a confidentiality, non-solicitation and non-competition agreement, which provides for a severance payment equal to 24 months of Mr. Karam's base salary upon a termination by the Company without "cause" or a termination by Mr. Karam with "good reason" among other payments consistent with those described below for Ms. Petrelli under the caption "Payments to be Made Pursuant to Written Agreements with the Named Executive Officers." The foregoing summary of the letter agreement with Mr. Karam is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.57 to the registration statement on Form 10 of which this information statement is a part. The confidentiality, non-solicitation and non-competition agreement with Mr. Karam is filed as Exhibit 10.59.

Letter Agreement with Kirk R. Oliver

        Mr. Oliver, in connection with his appointment as Senior Vice President and Chief Financial Officer of the Company, executed a letter agreement setting forth the terms of his employment. In consideration for Mr. Oliver's services, the letter agreement provides for (a) an annual base salary of $500,000, (b) a target 2019 annual incentive award opportunity of $450,000, (c) a sign-on restricted stock award with a grant date fair value of $400,000, which cliff vests on the third anniversary of the grant date and (d) a 2019 long-term incentive award valued at $800,000. In addition, the letter agreement requires Mr. Oliver to execute a confidentiality, non-solicitation and non-competition agreement, which provides for a severance payment equal to 24 months of Mr. Oliver's base salary upon a termination by the Company without "cause" or a termination by Mr. Oliver with "good reason," among other payments consistent with those described below for Ms. Petrelli under the caption "Payments to be Made Pursuant to Written Agreements with the Named Executive Officers." The foregoing summary of the letter agreement with Mr. Oliver is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.58 to the registration statement on Form 10 of which this information statement is a part. The confidentiality, non-solicitation and non-competition agreement with Mr. Oliver is filed as Exhibit 10.60.

Assignment Agreements

        EQT and the Company's NEOs (among other employees) are currently party to confidentiality, non-solicitation and non-competition agreements, which provide certain severance protections in consideration for the applicable executive's agreement to abide by certain restrictive covenants. The terms of the confidentiality, non-solicitation and non-competition agreements are described below under the caption "Payments to be Made Pursuant to Written Agreements with the Named Executive Officers."

        In connection with the Separation and Distribution, it is expected that the Company, EQT and each of the Company's NEOs will enter into an Agreement of Assignment of Confidentiality, Non-Solicitation and Non-Competition (the Assignment Agreement) that will assign to the Company certain rights, obligations and liabilities with respect to confidentiality, non-solicitation and non-competition agreements and clarify how those agreements will apply following the Separation and Distribution. The expected principal terms of the Assignment Agreements are summarized below. This summary is qualified in its entirety by reference to the full text of the form of Assignment Agreement with the NEOs to be entered into prior to the Separation, which is filed as Exhibit 10.69 to the registration statement on Form 10 of which this information statement is a part, which will be incorporated by reference into this information statement.

        Under the Assignment Agreements:

  •
  The post-termination non-competition and non-solicitation periods will commence (a) upon the Distribution with respect to EQT and its subsidiaries and (b) upon the executive's termination of employment with the Company with respect to the Company and its subsidiaries. In the event that the Company and EQT engage in activities that are competitive with each other, the non-competition covenant will not apply to such activities.

  •
  Stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to the executive under 2018 LTIP will become vested or exercisable in full if the executive's employment with the Company is terminated involuntarily by the Company without "cause" or, if applicable, voluntarily for "good reason" as such terms are defined in the confidentiality, non-solicitation and non-competition agreements.

  •
  If the executive's employment with the Company is terminated involuntarily by the Company without "cause" or, if applicable, voluntarily for "good reason" prior to the executive's receipt of the 2019 equity award under the 2018 LTIP (2019 LTIP Award), the executive will receive a cash payment equal to the target value of the 2019 LTIP Award that would have been granted to the executive subject to compliance the covenants and on release of claims.

EXECUTIVE COMPENSATION

Compensation Tables

        The following tables contain information concerning the compensation of the Company's three most highly compensated executive officers who were employed by EQT at the end of 2017. Neither Mr. Karam, the Company's President and Chief Executive Officer, nor Mr. Oliver, the Company's Senior Vice President and Chief Financial Officer, was an EQT employee during 2017, so the following information about EQT's historical executive compensation programs does not apply to them and they are not included in the tables below. References to named executive officers in this "Compensation Tables" section are to the three individuals included in the following tables:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Diana M. Charletta, Executive Vice President and Chief Operating Officer	2017	270,150	—	499,170	—	220,900	35,716	1,025,936
	2016	262,101	—	411,151	—	218,000	30,605	921,857
	2015	258,812	—	511,672	—	202,500	30,438	1,003,422
Charlene Petrelli, Senior Vice President and Chief Administrative Officer	2017	359,039	—	858,546	213,248	425,000	136,287	1,992,120
	2016	355,000	—	1,189,305	201,411	445,000	129,509	2,320,225
	2015	352,115	460,000	1,291,157	206,960	400,000	127,378	2,837,610
Robert C. Williams, Vice President and General Counsel	2017	275,400	—	465,474	—	240,300	33,229	1,014,403
	2016	275,400	—	575,908	—	235,000	32,779	1,119,087
	2015	274,362	—	715,473	—	235,000	32,445	1,257,280

(1)
Each named executive officer's annual base salary is paid over 26 equal pay periods each year.

(2)
The amounts for 2017 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 19 to EQT's Consolidated Financial Statements, which is included in EQT's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 15, 2018. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the awards granted in 2017 would have been: $931,470 for Ms. Charletta; $1,074,762 for Ms. Petrelli; and $868,542 for Mr. Williams.

See "Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table" below for further discussion of the 2017 Incentive PSU Program, the 2017 Value Driver PSU Program, and the 2017 Restricted Share and Unit Awards.

(3)
The amount for 2017 in this column reflects the grant date fair value of option awards granted on January 1, 2017 calculated using a Black-Scholes option pricing model using the assumptions described in Note 19 to EQT's Consolidated Financial Statements, which is included in EQT's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 15, 2018.

See "Option Awards—2017 Options" under the caption "Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table" below for further discussion of the 2017 options.

(4)
This column reflects the dollar value of annual incentive compensation earned under the Executive STIP or the Regular STIP, as applicable (each as defined and described under the caption "Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table" below), for the applicable plan year. The awards were paid to the named executive officers in cash in the first quarter of the following year. See the sections "Non-Equity Incentive Plan Compensation—Executive STIP" and "Non-Equity Incentive Plan Compensation—Regular STIP," under the caption "Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table" below for further discussion of the Executive STIP and Regular STIP for the 2017 plan year.

(5)
This column includes the dollar value of premiums paid by EQT for group life, accidental death and dismemberment insurance, EQT's contributions to the 401(k) plan and the 2006 Payroll Deduction and Contribution Program, and perquisites. For 2017, these amounts were as follows:

Name	Insurance ($)	401(k) Contributions ($)	2006 Payroll Deduction And Contribution Program ($)	Perquisites (see below) ($)	Other ($)	Total ($)
D. M. Charletta	622	24,300	—	9,859	935	35,716
C. Petrelli	821	24,300	56,963	54,203		136,287
R. C. Williams	629	24,300	—	8,300		33,229

        Once 401(k) contributions for Ms. Petrelli reach the maximum level permitted under the 401(k) plan, EQT contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co. Under such program, each year, EQT also contributes an amount equal to 11% of Ms. Petrelli's annual incentive award. The other column reflects a safety award in the amount of $935 for Ms. Charletta.

        Amounts in the perquisite column include the following:

  •
  for Ms. Petrelli, an amount intended to cover the annual cost of acquiring, maintaining and insuring a car;

  •
  for Ms. Petrelli and Ms. Charletta, an amount intended to cover the annual cost of parking;

  •
  for Ms. Petrelli and Mr. Williams, the entire cost of country club dues paid by EQT, although EQT believes that only a portion of the cost represents a perquisite;

  •
  for each executive, the actual cost to EQT of providing financial planning and tax preparation services; and

  •
  for each executive, the actual cost to EQT for providing the executive physical benefit, which includes preferred access to healthcare professionals and related services and, for Ms. Petrelli, her spouse.

        The named executive officers may use two tickets purchased by EQT to attend up to four sporting or other events when such tickets are not otherwise being used for business purposes. The costs of such tickets used for personal purposes are considered de minimis by EQT and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to EQT associated with such use.

 2017 Grants of Plan-Based Awards Table

													Grant Date Fair Value of Stock and Option Awards ($)
										All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All other Option Awards: Number of Securities Underlying Options (#)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise Or Base Price of Option Awards ($/SH)
Name	Type of Award (1)	Grant Date	Approval Date	Threshold ($)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)(3)	Maximum (#)(3)
D. M. Charletta	RSTIP	—	—	—	112,000	—	—	—	—	—	—	—	—
	PSU	1/1/2017	12/6/2016	—	—	—	—	1,780	5,340	—	—	—	150,588
	RS	1/1/2017	12/6/2016	—	—	—	—	—	—	1,780	—	—	116,412
	VDA	1/1/2017	12/6/2016	—	—	—	—	3,550	10,650	—	—	—	232,170
C. Petrelli	ESTIP	—	—	—	180,000	5,000,000	—	—	—	—	—	—	—
	PSU	1/1/2017	12/6/2016	—	—	—	—	7,020	21,060	—	—	—	628,992
	SO	1/1/2017	12/6/2016	—	—	—	—	—	—	—	11,900	65.40	213,248
	RS	1/1/2017	12/6/2016	—	—	—	—	—	—	3,510	—	—	229,554
R. C. Williams	RSTIP	—	—	—	110,160	—	—	—	—	—	—	—	—
	PSU	1/1/2017	12/6/2016	—	—	—	—	1,660	4,980	—	—	—	140,436
	RS	1/1/2017	12/6/2016	—	—	—	—	—	—	1,660	—	—	108,564
	VDA	1/1/2017	12/6/2016	—	—	—	—	3,310	9,930	—	—	—	216,474

(1)
Type of Award:

ESTIP	=	Executive STIP for the 2017 Plan Year
RSTIP	=	Regular STIP for the 2017 Plan Year
PSU	=	2017 Incentive PSU Program Awards
SO	=	2017 Stock Options
RS	=	2017 Restricted Share and Unit Awards
VDA	=	2017 Value Driver PSU Program Awards
(2)
These columns reflect the annual incentive award target and maximum amounts payable under the Executive STIP and the Regular STIP for the 2017 plan year, as applicable. Under the Executive STIP, a formula based on adjusted 2017 EBITDA compared to EQTs business plan establishes the maximum payment from which EQT's Compensation Committee typically exercises its discretion downward in determining the actual payment. The payout amounts could range from no payment, to the percentage of base salary identified as the target annual incentive award (target), to $5 million (maximum). See Non-Equity Incentive Plan Compensation—Executive STIP under the caption Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table below for further discussion of the Executive STIP for the 2017 plan year. Under the headquarters portion of the Regular STIP, a formula based on adjusted 2017 EBITDA compared to EQT's business plan establishes 60% of the incentive pool and performance on business unit value drivers establish the remaining 40% of the incentive pool. Individual participants are given an incentive target annually. The minimum payment under the Regular STIP is zero and there is no maximum payment. See Non-Equity Incentive Plan Compensation—Regular STIP under the caption Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table below for further discussion of the Regular STIP for the 2017 plan year.

(3)
These columns reflect the target and maximum number of units payable under the 2017 Incentive PSU Program and the 2017 Value Driver PSU Program. Under the 2017 Incentive PSU Program, the performance measures are TSR over the period January 1, 2017 through December 31, 2019, as ranked among the comparably measured total shareholder return (TSR) of the applicable peer group, and compound annual production sales volume growth. The payout amounts for the 2017 Incentive PSU Program could range from 0% of units granted, to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the satisfaction of the performance measures over the performance period. Under the 2017 Value Driver PSU Program, the performance metric is adjusted 2017 EBITDA compared to the business plan. The 2017 Value Driver PSU Program payout amounts could range from 0% of awards granted, to 100% of awards granted (target), to 300% of awards granted (maximum), dependent upon EQTs adjusted 2017 EBITDA compared to 2017 business plan. For years when the maximum is achieved under value-driver type programs, EQT's Compensation Committee typically exercises its discretion downward in determining the actual payment. See Stock Awards—2017 Incentive PSU Program and Stock Awards—2017 Value Driver PSU Program under the caption Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table below for further discussion of the 2017 Incentive PSU Program and the 2017 Value Driver PSU Program.

(4)
This column reflects the number of time-based restricted stock and/or share units granted to the named executive officers. See 2017 Restricted Share and Unit Awards under the caption Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table below for further discussion of the 2017 Restricted Share and Unit Awards.

Narrative Disclosure to Summary Compensation Table and 2017 Grants of Plan-Based Awards Table

        Set forth below is a discussion of material elements of EQT's 2017 executive compensation program. This discussion should be read in conjunction with the discussion under the caption "Compensation Discussion and Analysis" above and the Summary Compensation and 2017 Grants of Plan-Based Awards Table above. A reconciliation of each non-GAAP financial measure disclosed below to the most directly comparable GAAP financial measure is set forth in Appendix B.

Definitions of Certain Compensation Plans and Programs

  •
  2014 LTIP—2014 Long-Term Incentive Plan

  •
  2017 Incentive PSU Program—2017 Incentive Performance Share Unit Program

  •
  2017 Restricted Share and Unit Awards—the time-based restricted stock and restricted unit awards granted under the 2014 LTIP in 2017

  •
  2017 Value Driver PSU Program—2017 Value Driver Performance Share Unit Award Program

  •
  Executive STIP—the 2016 Executive Short-Term Incentive Plan

  •
  Regular STIP—the 2016 Regular Short-Term Incentive Plan

Base Salary

        The base salary for each named executive officer reflected in the Summary Compensation Table above is the base salary actually earned and reflects a proportionate amount of any increase made during the applicable year.

Non-Equity Incentive Plan Compensation—Executive STIP

        Before or at the start of each year, EQT's Compensation Committee establishes the performance measure for determining awards under the Executive STIP. This performance measure establishes the maximum annual incentive award that EQT's Compensation Committee may approve as "performance-based compensation" for tax purposes pursuant to Code Section 162(m), subject to the shareholder approved individual limit set forth in the Executive STIP, but does not set an expectation for the amount of annual incentive that will actually be paid. EQT's Compensation Committee is permitted to exercise, and has generally exercised, downward discretion in determining the actual payout under the annual incentive plan. EQT's Compensation Committee may not exercise upward discretion. The performance measure approved for the Executive STIP for the 2017 plan year was EQT's adjusted 2017 EBITDA (calculated as set forth in Appendix B), compared to EQT's 2017 business plan, as follows:

Adjusted 2017 EBITDA Compared to Business Plan	Percentage of Adjusted 2017 EBITDA Available for all Executive Officer 2017 Annual Incentive Awards
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No annual incentive

        The percentage of adjusted 2017 EBITDA available for eligible executive officer annual incentives was interpolated between levels and capped at 2%. EQT's actual adjusted 2017 EBITDA of $1,537 million exceeded plan by approximately 0.1%, which allowed EQT's Compensation Committee to award annual incentives to EQT's eight eligible executive officers in an aggregate amount of $30.7 million, subject to a $5 million cap per executive officer. As described under the caption "Compensation Discussion and Analysis" above, EQT's Compensation Committee exercised its discretion to pay each eligible named executive officer a lesser amount based on the individual's 2017 target award and 2017 performance on EQT, business unit and individual value drivers.

        The Executive STIP provides that the annual awards will be paid in cash, subject to EQT's Compensation Committee discretion to pay in equity. EQT's Compensation Committee typically considers settling awards in equity rather than cash only when an executive has not satisfied the applicable equity ownership guidelines.

Non-Equity Incentive Plan Compensation—Regular STIP

        Generally, executive officers of EQT participate in the Executive STIP (see Non-Equity Incentive Plan Compensation—Executive STIP above). For 2017, Ms. Charletta and Mr. Williams each participated in the Regular STIP (rather than the Executive STIP) because neither was an executive officer of EQT in 2017.

        Similar to the Executive STIP, before or at the start of each year, EQT's Compensation Committee establishes the performance measure for determining awards under the Regular STIP. Under the midstream business unit portion of the Regular STIP (which is the portion of the Regular STIP applicable to Ms. Charletta for the 2017 plan year), the incentive pool is established by adjusting the target incentive pool that was approved by EQT's Compensation Committee for the midstream business unit by a formula based on the midstream business unit's adjusted 2017 business unit EBITDAX (calculated as set forth in Appendix B), compared to EQT's business plan, as follows:

Adjusted 2017 Business Unit EBITDAX Compared to Business Plan	Payout Multiple*
At or above plan	1.00
90% of Business Plan Adjusted EBITDAX	0.75
80% of Business Plan Adjusted EBITDAX	0.50

*
Payout multiples are interpolated between levels depending upon performance.

and then adjusting the result based on business unit value drivers (operational, strategic and financial goals), by adding to it the sum of the amounts, if greater than zero, determined by multiplying the applicable payout multiple for each value driver by the original target incentive pool amount, as follows:

Business Unit Value Driver Results	Payout Multiple*
Exceeds	1.00 times the weighted value of the value driver
Successful	zero times the weighted value of the value driver
Fails to meet expectations	negative 1.00 times the weighted value of the value driver

*
Individual business unit value drivers are weighted by EQT's Compensation Committee based on their relative importance to achieving EQT's operational, strategic and financial goals.

        Under the headquarters portion of the Regular STIP (which is the portion of the Regular STIP applicable to Mr. Williams for the 2017 plan year), a formula based on EQT's adjusted 2017 EBITA (calculated as set forth in Appendix B), compared to EQT's business plan establishes 60% of the headquarters portion of the Regular STIP incentive pool, as follows:

Adjusted 2017 EBITDA Compared to Business Plan	Payout Multiple*
More than 10% above plan	EQT Compensation Committee Discretion
10% above plan	2.00
5% above plan	1.25
At plan	1.00
5% below plan	0.50
More than 5% below plan	No payment

*
Payout multiples are interpolated between levels depending upon performance.

        Business unit value drivers (operational, strategic and financial goals) establish the remaining 40% of the headquarters portion of the Regular STIP incentive pool available for payouts, as follows:

Business Unit Value Driver Results	Payout Multiple
Stretch	3.00
Exceeds	2.00
Successful	1.00
Fails to meet expectations	No payment

        Before or at the start of each year, the EQT Corporate Director, Compensation and Benefits, in consultation with the appropriate functional officer establishes each participant's incentive target under the headquarters portion of the Regular STIP and each participant has specific individual performance goals.

        The Regular STIP provides that the annual awards will be paid in cash, subject to the EQT Compensation Committee and the EQT board chairman's discretion to pay in equity. The EQT board chairman may settle awards in equity rather than cash only when a participant has not satisfied the applicable equity ownership guidelines.

        EQT's midstream business unit's adjusted 2017 business unit EBITDAX of $706 million exceeded EQT's business plan by approximately 0.01% and EQT's adjusted 2017 EBITDA of $1,537 million exceeded EQT's business plan by approximately 0.1%. EQT's Compensation Committee determined the awards for Ms. Charletta and Mr. Williams by considering their performance on EQT, business unit and individual value drivers in their respective roles as described under the caption "Compensation Discussion and Analysis" above.

Stock Awards—2017 Incentive PSU Program

        Awards under the 2017 Incentive PSU Program were granted on January 1. The performance measures for the 2017 Incentive PSU Program are EQT's:

  •
  TSR over the period January 1, 2017 through December 31, 2019, as ranked among the comparably measured TSR of the industry peer group identified on Appendix A; and

  •
  compound annual production sales volume growth over the performance period.

        The payout opportunity under the 2017 Incentive PSU Program ranges from no payout to three times the target award. The payout matrix for the 2017 Incentive PSU Program is set forth in Appendix C.

Stock Awards—2017 Value Driver PSU Program

        Awards under the 2017 Value Driver PSU Program were granted on January 1, 2017. The Performance measure for the 2017 Value Driver PSU Program was EQT's adjusted 2017 EBITDA compared to the 2017 business plan. The payout opportunity under the 2017 Value Driver Program was:

  •
  no payout if the adjusted 2017 EBITDA was less than EQT's business plan; or

  •
  three times the number of target awards granted if the adjusted 2017 EBITDA equaled or exceeded business plan, subject to EQT's Compensation Committee's discretion to determine that a lower performance multiple applied. In exercising its discretion EQT's Compensation Committee was to consider and be guided by performance on EQT, business unit, and individual value drivers.

        EQT's adjusted 2017 EBITDA was $1,537 million, which satisfied the threshold performance goal and allowed EQT's Compensation Committee to confirm performance awards equal to 3.0X each participating named executive officer's target award. As described under the caption "Executive Compensation—Compensation Discussion and Analysis," EQT's Compensation Committee exercised downward discretion to confirm for each eligible named executive officer a lesser amount based upon the individual's 2017 target award and 2017 performance on EQT, business unit, and individual value drivers.

        Fifty percent of the confirmed performance awards (including accrued dividends) vested and were distributed in cash in the first quarter of 2018, and the remainder is expected to vest and be distributed in cash in the first quarter of 2019, contingent upon continued service with EQT through such date.

Stock Awards—2017 Restricted Share and Unit Awards

        Restricted shares were awarded on January 1, 2017 to Ms. Petrelli. Restricted share units were awarded on January 1, 2017 to Ms. Charletta and Mr. Williams. The restricted share and unit awards will vest on the third anniversary of the applicable grant date, contingent upon continued service with EQT through such date. If earned, the restricted shares will be distributed in shares of EQT common stock (including accrued dividends), and the restricted units will be distributed in cash in an amount equal to the awarded units (including accrued dividends) multiplied by the closing price of EQT's common stock on the business day preceding the vesting date for restricted shares and December 31, 2019 for restricted units.

Option Awards—2017 Options

        Options were awarded to Ms. Petrelli on January 1, 2017 with an exercise price of $65.40. These options expire on January 1, 2027 and vest on January 1, 2020. Vesting is contingent upon continued service with EQT through the vesting date.

 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Equity Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
D. M. Charletta	—	—	—	—	1,784	101,521	7,119	405,200
	—	—	—	—	3,197	181,975	8,342	474,817
	—	—	—	—	—	—	5,351	304,570
	—	—	—	—	—	—	10,671	607,416
C. Petrelli	13,100	—	54.79	1/1/2022	3,517	200,193	27,600	1,571,010
	12,700	—	58.98	1/1/2023	—	—	37,192	2,116,963
	6,800	—	89.78	1/1/2024	—	—	21,103	1,201,168
	—	10,400	75.70	1/1/2025	—	—	—	—
	—	13,900	52.13	1/1/2026	—	—	—	—
	—	11,900	65.40	1/1/2027	—	—	—	—
R. C. Williams	—	—	—	—	1,663	94,677	9,954	566,593
	—	—	—	—	3,699	210,543	11,685	665,086
	—	—	—	—	—	—	4,990	284,037
	—	—	—	—	—	—	9,950	566,352

(1)
The options reflected in this column vest according to the following schedule: the options expiring in 2025 vested on January 1, 2018, the options expiring on January 1, 2026 will vest on January 1, 2019, and the options expiring on January 1, 2027 will vest on January 1, 2020. The vesting of option awards may accelerate. See "Potential Payments Upon Termination or Change of Control" below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(2)
This column reflects the 2017 Restricted Share and Unit Awards and the second tranche of the 2016 Value Driver Performance Share Unit Award Program (2016 Value Driver PSU Program) (including in each case accrued dividends). The 2017 Restricted Share and Unit Awards were granted on January 1, 2017 and are expected to vest on January 1, 2020, contingent upon continued service with EQT through such date. Performance awards under the 2016 Value Driver PSU Program were confirmed as of January 31, 2017, and the second tranche of such awards converted to time—based restricted share units and vested and were paid on February 15, 2018. Prior to that date, payment of such awards might have accelerated. The vesting of the 2017 Restricted Share and Unit Awards may accelerate. See "Potential Payments Upon Termination or Change of Control" below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(3)
This column reflects the payout values at December 31, 2017 of the 2017 Restricted Share and Unit Awards and the second tranche of the 2016 Value Driver PSU Program (including in each case accrued dividends) determined by multiplying the number of shares or units, as applicable, shown in the column to the left by $56.92, the closing price of EQT's common stock on December 29, 2017. The actual payout value depends upon EQT's stock price: (i) on

  December 31, 2019 for the 2017 Restricted Unit Awards and (ii) the day prior to vesting for the 2017 Restricted Share Awards.

(4)
This column reflects performance units awarded but that had not yet vested at December 31, 2017 pursuant to the 2015 Executive Performance Incentive Program (2015 Incentive PSU Program), the 2016 Incentive Performance Share Unit Program (2016 Incentive PSU Program), the 2017 Incentive PSU Program, and the 2017 Value Driver PSU Program (including in each case accrued dividends). The number of performance units all programs reflect is at the maximum award levels because, through December 31, 2017, payout was projected above the target level for each program. Awards under the first tranche of the 2017 Value Driver PSU Program and 2015 Incentive PSU Program vested and were paid on February 15, 2018 and February 22, 2018, respectively. Prior to that date, payment of such awards might have accelerated. Awards under the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, and the second tranche of the 2017 Value Driver PSU Program do not vest until payment following the end of the respective performance periods, contingent upon continued service with EQT through such date, and such vesting may accelerate. See "Potential Payments Upon Termination or Change of Control" below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(5)
This column reflects the payout values at December 31, 2017 of unearned performance units granted under the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, and the 2017 Value Driver PSU Program (including in each case accrued dividends). The payout values were determined by multiplying the number of units as shown in the column to the left by $56.92, the closing price of EQT's common stock on December 29, 2017. The actual payout values under the programs depends upon, among other things, EQT's actual performance through the end of the applicable performance periods and EQT's closing stock price on: (i) the day prior to vesting for the 2015 Incentive PSU Program and the portions of the 2016 Incentive PSU Program and the 2017 Incentive PSU program that will be distributed in EQT shares; (ii) December 29, 2017 with respect to the first tranche of the 2017 Value Driver PSU Program; (iii) December 31, 2018 with respect to the second tranche of the 2017 Value Driver PSU Program and the portion of the 2016 Incentive PSU Program that will be distributed in cash; and (iv) December 31, 2019 for the portion of the 2017 Incentive PSU Program that will be distributed in cash.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
D. M. Charletta	—	—	9,746	620,102
C. Petrelli	—	—	7,838	487,889
R. C. Williams	—	—	13,677	869,162

(1)
This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2017 under (a) the 2014 Executive Performance Incentive Program (2014 Incentive PSU Program), (b) the first tranche of the 2016 Value Driver PSU Program, and (c) the second tranche of the 2015 Value Driver Performance Share Unit Award Program (2015 Value Driver PSU Program). The performance awards under the 2014 Incentive PSU Program and the second tranche of the 2015 Value Driver PSU Program vested and were distributed in EQT common stock, while first tranche of the 2016 Value Driver PSU Program vested and was distributed in cash.

(2)
This column reflects the value realized upon the vesting of awards under the 2014 Incentive PSU Program, the first tranche of the 2016 Value Driver PSU Program, the second tranche of the 2015 Value Driver PSU Program. In the case of the 2014 Incentive PSU Program and the second tranche of the 2015 Value Driver PSU Program, the value realized on vesting is calculated based upon the number of awards that vested and the closing price of EQT's common stock on December 30, 2016.

Pension Benefits and Nonqualified Deferred Compensation

        EQT does not maintain a defined benefit pension plan or a deferred compensation plan for employees, and there are no deferred compensation balances.

Potential Payments Upon Termination or Change of Control

        EQT maintains certain plans and has entered into certain agreements that require EQT to provide compensation to the named executive officers in the event of a termination of employment or a change of control of EQT. These plans and agreements are summarized below, and such summaries are qualified in their entirety by reference to the full text of such plans and agreements. The 2014 LTIP, the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program, the 2017 Restricted Share and Unit Awards, the Executive STIP, and the forms of stock option agreements have been filed with the SEC as exhibits to EQT's annual report on Form 10-K for the year ended December 31, 2017. The Confidentiality, Non-Solicitation and Non-Competition Agreements for each of the named executive officers will be filed as exhibits to this registration statement on Form 10 of which this information statement is a part.

Payments to be Made Pursuant to Written Agreements with the Named Executive Officers

Confidentiality, Non-Solicitation and Non-Competition Agreements

        EQT has confidentiality, non-solicitation and non-competition agreements with each of the named executive officers.

        In each agreement, the named executive officer agrees, among other things, to the following restrictive covenants:

  •
  restrictions on competition (24 months for Ms. Petrelli; 12 months for the other named executive officers);

  •
  restrictions on customer solicitation (24 months for Ms. Petrelli; 12 months for the other named executive officers); and

  •
  restrictions on employee, consultant, vendor or independent contractor recruitment (36 months for Ms. Petrelli; 12 months for the other named executive officers).

        The agreements provide for severance payments and benefits to the named executive officers in the event of a termination of employment by EQT without "cause" or by the named executive officer for "good reason" (each as defined below), regardless of whether that termination occurs before or after a change of control. In such an event, the named executive officer will be entitled to receive the following severance benefits:

  •
  Severance payment.  A lump sum cash severance payment equal to the sum of the following amounts:

          Ms. Charletta

    •
    12 months of base salary; and

    •
    $15,000

          Ms. Petrelli

    •
    24 months of base salary;

    •
    two times the average annual incentive earned for the three full years prior to termination; and

    •
    $200,000

          Mr. Williams

    •
    12 months of base salary;

    •
    the average annual incentive earned for the three full years prior to termination; and

    •
    $25,000

  •
  Benefits payment.  A lump sum cash payment equal to the monthly COBRA rate for family coverage, multiplied by 12.

  •
  Vesting of time-based equity awards.  In the case of Ms. Petrelli and Mr. Williams, stock options, restricted stock, restricted share units, and other stock awards with time-based vesting restrictions will become immediately vested and exercisable in full and any restrictions on such awards shall lapse.

  •
  Vesting of performance-based equity awards.  In the case of Ms. Petrelli and Mr. Williams, value driver based performance-based equity awards will become immediately vested at target if prior to EQT's Compensation Committee's confirmation of the performance level and at actual if following EQT's Compensation Committee's confirmation. All other performance-based equity awards will remain outstanding and will be earned, if at all, based on actual performance through the end of the performance period as if the named executive officer's employment had not been terminated.

        "Cause" is defined as the named executive officer's (i) conviction of a felony, a crime of moral turpitude or fraud or the executive having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties; (ii) willful and repeated failures to substantially perform assigned duties; or (iii) violation of any provision of a written employment-related agreement or express significant policies of EQT.

        "Good reason" is defined as the named executive officer's resignation within 90 days after: (i) a reduction in the named executive officer's base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the named executive officer's annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the named executive officer's job responsibilities, duties or authority; (iv) a change in the geographic location of the named executive officer's primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by EQT of the agreement.

        In the event that the named executive officer's employment is terminated by EQT under qualifying circumstances, the named executive officer is also entitled to the benefits provided to all employees under EQT's severance plan. In order to receive severance benefits under a non-competition agreement, the named executive officer must execute and deliver to EQT a general release of claims.

        The agreements do not provide for any tax gross-ups. In the event the named executive officer would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the named executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

        In connection with the Separation and Distribution, the confidentiality, non-solicitation and non-competition agreements with the named executive officers will be assigned to the Company.

Executive Alternative Work Arrangement

        Ms. Petrelli has elected to participate in an executive alternative work arrangement pursuant to which she would provide no less than 100 hours of service to EQT for one year following the relinquishment of full-time status. Under the arrangement, Ms. Petrelli has also agreed to be available for up to 300 additional hours of service per year upon request of EQT. In no event will a named executive officer work more than 400 hours per year. Once commenced, the arrangement will automatically renew for four successive annual terms unless terminated by either party.

        Notwithstanding an election to participate in the arrangement, participation is contingent on (i) Ms. Petrelli being an executive officer in good standing with EQT at the time of the move to part-time status; (ii) Ms. Petrelli's employment being terminated by EQT without cause, or the executive providing EQT with at least 90 days advance written notice of her intention to discontinue employment; and (iii) Ms. Petrelli not terminating his employment for good reason.

        In consideration for Ms. Petrelli's agreement to provide services to EQT under the arrangement, she will be paid at an established hourly rate. Ms. Petrelli will also receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by EQT without cause, for five years:

  •
  the right to purchase health benefits at 100% of EQT's premium (or premium equivalent) rates during the term of the arrangement and, under certain circumstances, until age 70;

  •
  continuance of service credit for purposes of the named executive officer's medical savings account during the term of the arrangement only;

  •
  reimbursement for monthly dues for one country club and one dining club membership;

  •
  executive level physicals and related health and wellness services for the executive and his or her spouse (up to a maximum annual benefit of $15,000);

  •
  smartphone service and reasonable access to EQT's service desk; and

  •
  tax, estate and financial planning services not to exceed $15,000 per calendar year.

        Under the terms of the arrangement, the covenants as to non-competition and non-solicitation contained in Ms. Petrelli's confidentiality, non-solicitation and non-competition agreement remain in effect throughout the alternative work arrangement and for a period thereafter of not less than the time frames established in the confidentiality, non-solicitation and non-competition agreements.

        Cause and good reason under the arrangements have the same meaning as under the confidentiality, non-solicitation and non-competition agreements.

        In connection with the Separation and Distribution, the executive alternative work arrangement with Ms. Petrelli will be assigned to the Company.

Payments to be Made Pursuant to EQT Plans

2014 LTIP

        Awards granted under the 2014 LTIP provide that a participant would be entitled to the benefits described below in the termination scenarios described below:

Termination for "Good Reason" or Without "Cause"

        Upon termination of either Ms. Petrelli or Mr. Williams for "good reason" or without "cause", all of their awards under the 2014 LTIP will vest as required by the confidentiality, non-solicitation and non-competition agreements described above. "Good reason" and "cause" have the meaning set forth in such agreements.

        If Ms. Charletta's employment is terminated pursuant to a "qualifying termination" (which is defined in the applicable award agreements as an involuntary termination by EQT (or its successor) of employment as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit; (ii) a position elimination because of a reorganization or lack of work; or (iii) death or disability):

        Ms. Charletta's unvested restricted stock units would vest as follows:

2017 Restricted Share Units

Termination Date	Percent Vested
Prior to first anniversary of grant date	0%
On or after first anniversary of grant date and prior to the second anniversary of grant date	25%
On or after the second anniversary of grant date and prior to the third anniversary grant date	50%

        Ms. Charletta would receive payment for a percentage of her awarded performance share units, contingent upon achievement of the performance conditions, as follows:

2015 Incentive PSU Program

Termination Date	Awarded Share Units
January 1, 2017 - December 31, 2017	50%

2016 Incentive PSU Program

Termination Date	Awarded Share Units
January 1, 2017 - December 31, 2017	25%
January 1, 2018 - December 31, 2018	50%

 2017 Incentive PSU Program

Termination Date	Awarded Share Units
Prior to January 1, 2018	0%
January 1, 2018 - December 31, 2018	25%
January 1, 2019 - December 31, 2019	50%
After December 31, 2019	100%

2016 Value Driver PSU Program

Termination Date	Confirmed Performance Awards
Prior to January 1, 2017	0%
January 1, 2017 and thereafter	50%

2017 Value Driver PSU Program

Termination Date	Confirmed Performance Awards
Prior to January 1, 2018	0%
January 1, 2018 to December 31, 2018	50%
January 1, 2019 and thereafter	100%

Voluntary Termination for any reason other than Good Reason

        Generally, upon a voluntary termination of employment for any reason other than good reason, all unvested options, restricted shares and units and performance awards are forfeited. Unexercised vested options held on the date of termination would be exercisable for the remaining original term of the options.

        If following a voluntary termination (other than for good reason) the participant remains on (i) EQT's Board of Directors or the EQM Board for the 2015 Incentive PSU Program or the 2015 Options; or (ii) EQT's Board of Directors, the EQM Board or the EQGP Board for the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program, the 2017 Restricted Share and Unit Awards, the 2016 Options, or the 2017 Options, then the participant's awarded share units continue to vest for so long as the participant remains on such board.

Termination for Cause

        Upon termination of employment for cause, all unvested options, restricted shares and units and performance awards, and all unexercised vested options, are forfeited.

Termination Resulting from Death or Disability

        If a participant's employment is terminated as a result of death or disability, all unvested restricted shares and restricted units would vest as follows:

2017 Restricted Share and Restricted Units

Termination Date	Percent Vested
Prior to first anniversary of grant date	0%
On or after first anniversary of grant date and prior to the second anniversary of grant date	25%
On or after the second anniversary of grant date and prior to the third anniversary grant date	50%

        If a participant's employment is terminated as a result of death or disability, all unvested options would vest as follows:

2015 Options

Termination Date	Percent Vested
On or after January 1, 2017 and prior to January 1, 2018	50%

2016 Options

Termination Date	Percent Vested
On or after January 1, 2017—prior to January 1, 2018	25%
On or after January 1, 2018 and prior to January 1, 2019	50%

2017 Options Granted January 1, 2017

Termination Date	Percent Vested
Prior to January 1, 2018	0%
On or after January 1, 2018 and prior to January 1, 2019	25%
On or after January 1, 2019 and prior to January 1, 2020	50%

        Unexercised vested options held on the date of death or disability are exercisable for one year after the termination of employment.

        A participant who dies or becomes disabled before payment may receive payment for a percentage of the participant's awarded performance share units, contingent upon achievement of the performance conditions, as follows:

2015 Incentive PSU Program

Date Of Death Or Disability	Awarded Share Units
January 1, 2017—December 31, 2017	50%

 2016 Incentive PSU Program

Date Of Death Or Disability	Awarded Share Units
January 1, 2017—December 31, 2017	25%
January 1, 2018—December 31, 2018	50%

2017 Incentive PSU Program

Date Of Death Or Disability	Awarded Share Units
Prior to January 1, 2018	0%
January 1, 2018—December 31, 2018	25%
January 1, 2019—December 31, 2019	50%
After December 31, 2019	100%

2016 Value Driver PSU Program

Date Of Death Or Disability	Confirmed Performance Awards
January 1, 2017 to January 31, 2017	50% of target
January 31, 2017 and thereafter	50% of confirmed awards

2017 Value Driver PSU Program

Date Of Death Or Disability	Confirmed Performance Awards
Prior to January 1, 2018	0% of target
January 1, 2018 to Confirmation Date	50% of target
Confirmation Date to December 31, 2018	50% of confirmed awards
December 31, 2018 and thereafter	100% of confirmed awards

Change of Control Under the 2014 LTIP

        In 2014, EQT adopted and EQT's shareholders approved the 2014 LTIP, which provides, as a default, "double trigger" vesting of awards provided that such awards are assumed by an acquirer in a change of control transaction or equitably converted in the transaction. In other words, vesting of awards granted under the 2014 LTIP generally accelerates only if the participant's employment is involuntarily terminated or the participant resigns for good reason within two years after a qualifying change of control. EQT believes "double trigger" vesting of equity awards enhances shareholder value by encouraging executive retention during and following a change of control transaction, enhancing post-change of control integration with an acquirer, and aligning executive incentives with the interests of EQT's shareholders.

        In the event of a change of control of EQT, the treatment of awards outstanding under the 2014 LTIP, including the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program and the 2017 Restricted Share and Unit Awards, depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction. If the awards are assumed by the acquirer or equitably converted in the transaction and the participant's employment is involuntarily terminated or the participant resigns for good reason within two years after the qualifying change of control then, upon such termination or resignation:

  •
  all of participant's unvested options automatically accelerate and become fully exercisable;

  •
  all of participant's time-based vesting restrictions on restricted shares and units lapse; and

  •
  the performance criteria and other conditions to payment of participant's outstanding performance awards automatically shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of termination, and such awards shall be paid on that basis.

        However, if the awards are not assumed by the acquirer or equitably converted in the transaction:

  •
  all unvested options automatically accelerate and become fully exercisable;

  •
  all of participants time-based vesting restrictions on restricted shares and units lapse; and

  •
  the performance criteria and other conditions to payment under the outstanding performance awards shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards shall be paid on that basis.

        The 2014 LTIP defines change of control to mean, generally, any of the following events:

  •
  the sale of all or substantially all of EQT's assets, unless EQT's shareholders prior to the sale own at least 80% of the acquirer's stock after the sale;

  •
  the acquisition by a person or group of beneficial ownership of 20% or more of EQT's outstanding common stock, subject to enumerated exceptions;

  •
  the termination of EQT's business and the liquidation of EQT;

  •
  the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of EQT, unless EQT's shareholders immediately prior to the transaction continue to hold more than 60% of the voting securities of the resulting entity, no person beneficially owns 20% or more of the resulting entity's voting securities and individuals serving on EQT's Board immediately prior to the transaction constitute at least a majority of the resulting entity's board; and

  •
  a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

General

        A participant has no rights in respect of awards under the 2015 Incentive PSU Program, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2016 Value Driver PSU Program, the 2017 Value Driver PSU Program or the 2017 Restricted Share and Unit Awards prior to payment.

Executive STIP

        The Executive STIP contains guidelines to determine awards when the participant's status changes during the year. The guidelines provide for no payment in the case of a participant who is terminated for reasons of cause, which has a meaning substantially the same as under the confidentiality, non-solicitation and non-competition agreements described above. Participants may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the participant), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the participant otherwise qualifying for incentive payment, and subject to EQT's Compensation Committee's discretion to pay a lesser amount.
        In the event of a change of control (as defined in the 2014 LTIP), the plan year under the Executive STIP will automatically end, the performance goals shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards will be paid to the participants, subject to terms of the plan and EQT's Compensation Committee's discretion to pay a lesser amount.

        Participants have no rights in respect of awards under the Executive STIP prior to payment.

Regular STIP

        The Regular STIP contains guidelines to determine awards when the participant's status changes during the year. The guidelines provide for no payment in the case of a participant's termination by EQT or who voluntarily terminates employment prior to payment. In the event a participant's employment is terminated by reasons of death or disability:

  •
  following the conclusion of the plan year but prior to payment, the participant or the participant's estate will be entitled to the payment the participant would have received had the participant been employed as of the date of the payment of the incentive award; or

  •
  prior to the conclusion of the plan year, the participant or the participant's estate may be eligible for a payment of a pro-rated incentive award based on the amount of the participant's active service during such plan year and contingent upon satisfaction of the performance criteria contained in the Regular STIP.

        In the event of a change of control of EQT (as defined in the 2014 LTIP), the plan year under the EQT Regular STIP will automatically end, the target financial measures and value drivers shall be deemed to have been achieved at the "successful" level for the pro-rata portion of the calendar year that elapsed through the date of the change of control, and the incentive award will be paid to the participant, subject to the terms of the plan and the EQT Compensation Committee's discretion to pay a lesser amount.

401(k) Plan

        Under EQT's 401(k) plan, unvested EQT contributions vest automatically upon a change of control, the involuntary termination of the participant without cause or the termination of the participant's employment due to the participant's death or disability. If the participant's employment is terminated for any other reason, the unvested EQT contributions are forfeited.

Other Plans

        EQT maintains a severance pay plan for eligible employees whose employment is terminated by EQT for reasons other than misconduct or performance. The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims. The maximum benefit available under the severance pay plan consists of:

  •
  a lump-sum cash severance payment equal to the individual's bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service;

  •
  health benefits continuation for a maximum period of six months (or if the individual has waived medical coverage, a $600 waiver payment in lieu thereof); and

  •
  for individuals with ten or more years of EQT service and who have not waived medical coverage for the applicable calendar year, an additional cash payment of up to $14,000.

        EQT provides a life insurance benefit equal to one times base salary for all employees. Each named executive officer receives an additional one times base salary life insurance benefit.

Payments Triggered Upon Hypothetical Termination of Employment or Change of Control on December 31, 2017

        The tables below reflect the amount of compensation payable to each named executive officer upon a hypothetical termination of employment or change of control on December 31, 2017. For purposes of the analysis, EQT has assumed that:

  (i)
  any amount payable in the discretion of EQT's Compensation Committee will be paid, the amount paid will conform to any guidelines included in an applicable plan, and the amounts constituting benefits and perquisites will be paid at market rates. These assumptions are not intended to be suggestive of the decisions that EQT's Compensation Committee will make in any actual circumstance;

  (ii)
  each named executive officer will take all action necessary or appropriate for such named executive officer to receive the maximum available benefit, such as the execution of a release of claims or compliance with the covenants described above;

  (iii)
  no named executive officer will remain on EQT's Board of Directors, the EQGP Board, the EQM Board or the RMP Board following termination of employment;

  (iv)
  in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the 2014 LTIP and therefore such awards accelerate and payout upon the change of control. Under the terms of the 2014 LTIP, however, an acquirer could elect to allow such awards to remain outstanding or to convert such awards to other awards on an equitable basis. If such amounts are, in fact, paid upon the occurrence of a change of control, the named executive officer would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

        The closing price of EQT's common stock on December 29, 2017 ($56.92 per share) is used where payment amounts or values are dependent upon EQT's stock price.

        Set forth below are additional assumptions that EQT made in the tables below with respect to certain plans and arrangements.

2015 Incentive PSU Program

        December 31, 2017 was the natural end of the performance period under the 2015 Incentive PSU Program. The payout for the 2015 Incentive PSU Program was calculated using a payout multiple of 1.9X based on EQT's actual TSR ranking and EQT's compound annual production sales volume growth during the performance period.

2016 Incentive PSU Program and 2017 Incentive PSU Program

        In calculating the payments following a termination of employment in respect of the 2016 Incentive PSU Program and the 2017 Incentive PSU Program, the tables below assume that the performance at the end of the applicable performance period (December 31, 2018 and December 31, 2019, respectively) remains unchanged from performance as of December 31, 2017. The payouts for both the 2016 Incentive PSU Program and the 2017 Incentive PSU Program were calculated using a payout multiple of 1.5X based on EQT's TSR ranking and compound annual production sales volume growth through December 31, 2017. In an actual termination scenario, EQT's actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all employees, if at all.

        In calculating the payments following a change of control in respect of the 2016 Incentive PSU Program and the 2017 Incentive PSU Program, the end of the performance periods under the programs is assumed to have accelerated to December 31, 2017. The payout for the both the 2016 Incentive PSU

Program and 2017 Incentive PSU Program were calculated using a payout multiple of 1.5X based on EQT's TSR ranking and compound annual production sales volume growth through December 31, 2017.

2016 Value Driver PSU Program and 2017 Value Driver PSU Program

        December 31, 2016 was the natural end of the performance period under the 2016 Value Driver PSU Program. Accordingly, the actual confirmed performance awards that remained outstanding for each participant were used to determine the payouts below. December 31, 2017 was the natural end of the performance period under the 2017 Value Driver PSU Program. Although the participant awards were not confirmed by EQT's Compensation Committee until February 13, 2018, the payouts below were based upon the actual confirmed performance award for each participant.

Executive STIP and Regular STIP

        December 31, 2017 was the natural end of the performance period under both the Executive STIP and the Regular STIP for the 2017 plan year. Typically, benefits under the Executive STIP and the Regular STIP are not paid until January or February of the following year. Each eligible named executive officer's actual 2017 non-equity incentive award under the Executive STIP or the Regular STIP, as applicable, is included in all termination scenarios below, other than termination for cause. EQT notes that such inclusion is reflective only of payments that may be made upon termination. Because the actual 2017 payout under the Executive STIP and the Regular STIP exceeded the target payout, no additional payment would be required as a result of a change of control.

Executive Alternative Work Arrangement

        The analysis below assumes that, when eligible, the executive remains in executive alternative work status for five years and receives payment for 100 hours of service each year.

Other Assumptions

        The actual amounts to be paid to each named executive officer upon a termination of employment or a change of control may be determined only at the time of the termination of employment or change of control.

        For the purposes of the tables below, "good reason" is defined in the named executive officer's confidentiality, non-solicitation and non-competition agreement. In all cases, "termination by executive without good reason" includes retirement.

        For purposes of the calculation to determine the total "parachute payments" within the meaning of Code Sections 280G and 4999 to be made to each named executive officer (the 280G calculation) and the potential reduction (clawback), if any, of the parachute payments to avoid an excise tax under the named executive officer's confidentiality, non-solicitation and non-competition agreement, EQT assigned no value to the agreement of the named executive officer not to compete with EQT. This is a conservative approach to calculating the total parachute payments and the potential clawback. In fact, EQT believes each named executive officer's non-compete agreement has substantial value that would be determined at the time of termination of employment and would serve to decrease the total parachute payments and the actual clawback to the named executive officer, if any, at the time of an actual termination of employment following a change in control.

        For purposes of the 280G calculation, EQT did not assign any acceleration value to the Executive STIP or the Regular STIP for the 2017 plan year. Upon a change of control, the Executive STIP and the Regular STIP would result in a payout at target levels, or if actual performance was greater, at actual levels. Because the Executive STIP and the Regular STIP for the 2017 plan year paid out at above target levels for actual performance through December 31, 2017, there would have been no increased value or accelerated payment for purposes of the 280G calculation upon a change of control at December 31, 2017. Additionally, while a change of control on December 31, 2017 would result in some minor acceleration with respect to the timing of payments under the 2015 Incentive PSU Program and the second tranche of the 2016 Value Driver PSU Program, the performance period was completed as of December 31, 2017, and the payout of such award to the named executive officers would not increase under the terms of the program as a result of the change of control.

        The discussion above and the tables below do not address:

  •
  vested EQT contributions and retirement match to the 401(k) plan;

  •
  distributions of amounts invested in EQT's employee stock purchase plan;

  •
  life insurance in an amount equal to one times base salary;

  •
  payments under EQT's long-term disability insurance policy; or

  •
  similar payments;

as these plans and arrangements do not discriminate in favor of EQT's named executive officers and are available generally to all salaried employees.

        In addition, the discussion above and the tables below do not address EQT contributions under the 2006 Payroll Deduction and Contribution Program, as these amounts are vested immediately and are therefore unaffected by a termination of employment or a change of control.

Diana M. Charletta
Potential Payments Upon a Termination of Employment or Following a Change of Control

        Upon a termination of employment on December 31, 2017, Ms. Charletta would be entitled to the following payments:

Executive Benefits and Payments Upon Termination	Termination By EQT Without Cause ($)	Termination by EQT for cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Payments under Agreement	304,596	0	304,596	0	0	0
Short-Term Incentive	220,900	0	220,900	220,900	220,900	220,900
Executive Alternative Work Arrangement Compensation	0	0	0	0	0	0
Severance Plan	154,799	0	0	0	0	0
Life Insurance	0	0	0	0	273,000	0
Total (excluding long-term incentive)	680,295	0	525,496	220,900	493,900	220,900

        In addition, under outstanding long-term incentive programs, Ms. Charletta would be entitled to cash and stock payments with an aggregate value of $278,653 upon a termination of employment by EQT without cause, upon termination by her for good reason, and upon her death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017. Under those same programs, Ms. Charletta would be entitled to $1,132,288 upon the occurrence of a change of control on December 31, 2017.

 Charlene Petrelli
Potential Payments Upon a Termination of Employment or Following a Change of Control

        Upon a termination of employment on December 31, 2017, Ms. Petrelli would be entitled to the following payments:

Executive Benefits and Payments Upon Termination	Termination By EQT Without Cause ($)	Termination by EQT for cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Payments under Agreement	1,784,087	0	1,784,087	0	0	0
Short-Term Incentive	425,000	0	425,000	425,000	425,000	425,000
Executive Alternative Work Arrangement Compensation	308,403	0	0	308,403	0	0
Severance Plan	198,711	0	0	0	0	0
Life Insurance	0	0	0	0	360,000	0
Total (excluding long-term incentive)	2,716,201	0	2,209,087	733,403	785,000	425,000

        In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Ms. Petrelli would be entitled to cash and stock payments with an aggregate value of $2,948,716 upon a termination of employment by EQT without cause or upon termination by her for good reason, and $785,729 upon her death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017. Under those same programs (and again including the intrinsic value of outstanding options), Ms. Petrelli would be entitled to $2,948,716 upon the occurrence of a change of control on December 31, 2017.

Robert C. Williams
Potential Payments Upon a Termination of Employment or Following a Change of Control

        Upon a termination of employment on December 31, 2017, Mr. Williams would be entitled to the following payments:

Executive Benefits and Payments Upon Termination	Termination By EQT Without Cause ($)	Termination by EQT for cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Death ($)	Disability ($)
Payments under Agreement	554,488	0	554,488	0	0	0
Short-Term Incentive	240,300	0	240,300	240,300	240,300	240,300
Executive Alternative Work Arrangement Compensation	0	0	0	0	0	0
Severance Plan	120,634	0	0	0	0	0
Life Insurance	0	0	0	0	276,000	0
Total (excluding long-term incentive)	915,422	0	794,788	240,300	516,300	240,300

        In addition, under outstanding long-term incentive programs, Mr. Williams would be entitled to cash and stock payments with an aggregate value of $1,327,413 upon a termination of employment by EQT without cause or upon termination by him for good reason, and $367,832 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2017. Under those same programs, Mr. Williams would be entitled to $1,327,413 upon the occurrence of a change of control on December 31, 2017.

DIRECTOR COMPENSATION

Treatment of Director Compensation in the Distribution

        Prior to the Distribution, the Company will establish the Company non-employee director compensation program (the Company Non-Employee Director Compensation Program) with substantially the same terms as the EQT non-employee director compensation program immediately prior to the Distribution. Each Company non-employee director who served on the EQT board of directors immediately prior to the Distribution and held a deferred compensation balance under the EQT Corporation 1999 Directors' Deferred Compensation Plan and/or the EQT Corporation 2005 Directors' Deferred Compensation Plan, each as amended from time to time (collectively, the EQT Deferred Compensation Plans) will be credited, as of the Distribution, with such deferred compensation balance under the Equitrans Midstream Corporation Deferred Compensation Plan (the Company Deferred Compensation Plan) and will cease participation in the EQT Deferred Compensation Plans with respect to future accruals; however, any phantom equity awards in respect of EQT common stock held by such director will remain under the EQT Deferred Compensation Plans. The Company director's deferred compensation balance under the Company Deferred Compensation Plan will be subject to substantially the same terms and conditions as such amounts were subject to under the EQT Deferred Compensation Plans (except that references to EQT will instead refer to Company). The equity awards held by the Company non-employee directors who served on the EQT board of directors immediately prior to the Distribution will be treated as described above under the heading "The Separation and Distribution—Treatment of Equity Based Compensation."

Director Compensation Following the Distribution

        At the effective time of the Distribution, the Company Non-employee Director Compensation Program will have substantially the same terms as the EQT non-employee directors' compensation program in effect immediately prior to the Distribution. Following the Distribution, the Company board of directors will have the authority to change the Company Non-Employee Director Compensation Program. In setting compensation for the members of the Company board of directors, it is expected that the Company board of directors will consider the significant time commitment and the skills and experience level necessary for its directors to fulfill their duties.

        Set forth below is the compensation for which each non-employee director of the Company will be eligible in 2018. Amounts in respect of the portion of 2018 elapsed as of the Distribution were paid by EQT in consideration of the directors' service to EQT.

Compensation Feature	2018
Annual cash retainer—Board member	$85,000
Annual cash retainer—Committee Chair	Audit: $25,000
All other Committees:
$15,000
Annual cash retainer—Committee member (excluding the chair)	Audit: $10,000
Corporate Governance, Compensation, Public Policy Committees: $5,000
Executive Committee: None
Meeting fees	None

Equity-Based Compensation

  •
  Each non-employee director serving on the EQT board of directors on January 1, 2018 received an award of 3,430 deferred stock units. The deferred stock units do not have voting rights. Dividends are credited quarterly in the form of additional deferred stock units.

  •
  Newly elected non-employee directors are expected to receive an equity grant upon joining the Company board of directors equal to the pro rata amount of the then applicable annual grant.

Deferred Compensation

  •
  Prior to the Distribution, the Company will adopt the Company Deferred Compensation Plan. In addition to the automatic deferral of stock units awarded, non-employee directors will be permitted to elect to defer up to 100% of their annual retainers and fees into the Company Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds. Prior to the deferral, plan participants will be required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock will be distributed in shares of common stock. Distributions will be made or, if applicable, commence following termination of service as a director. The directors' deferred compensation accounts will be unsecured obligations of the Company.

Other

  •
  The Company will reimburse directors for their travel and related expenses in connection with attending board and committee meetings and related activities. The Company will also provide non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements between the Company and EQT

        Following the Separation and Distribution, the Company and EQT will operate separately, each as an independent public company. Prior to the Distribution, the Company will execute a separation and distribution agreement with EQT, which is referred to in this information statement as the Separation and Distribution Agreement. In connection with the Separation and prior to the Distribution, the Company will also execute various other agreements to effect the Separation and provide a framework for its relationship with EQT after the Separation and Distribution, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a shareholder and registration rights agreement with respect to EQT's continuing ownership of the Company's common stock. These agreements will provide for the allocation between the Company and EQT of EQT's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Company's separation from EQT and will govern certain relationships between the Company and EQT after the Separation and Distribution. The agreements listed above have been or will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are or will be incorporated by reference into this information statement. When used in this section, the Distribution Date refers to the date on which EQT distributes shares of the Company's common stock to the holders of EQT common stock.

Separation and Distribution Agreement

  Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of the Company and EQT as part of the separation of EQT into two companies, and provide for when and how these transfers, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement will provide, among other things, that subject to the terms and conditions contained therein:

  •
  certain assets (whether tangible or intangible) related to the Company's business, which are referred to as the Company Assets, will be transferred to the Company, generally including:

  •
  equity interests in certain EQT subsidiaries that hold assets related to the Company's business;

  •
  customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to the Company's business;

  •
  rights to technology, software and intellectual property exclusively used in the Company's business;

  •
  certain rights to information related to the Company's business;

  •
  rights and assets expressly allocated to the Company pursuant to the terms of the Separation and Distribution Agreement or certain other agreements executed in connection with the Separation;

  •
  permits exclusively used in the Company's business;

  •
  other assets that are included in the Company's pro forma balance sheet;

  •
  certain liabilities related to the Company's business or the Company Assets, which are referred to as the "Company Liabilities," will be retained by or transferred to the Company, generally including:

  •
  liabilities related to the Company Assets;

  •
  liabilities that are included on the Company's pro forma balance sheet;

  •
  liabilities related to circumstances prior to the Distribution to the extent related to the Company's business or the Company Assets;

  •
  liabilities arising from claims made by any third party against EQT or the Company to the extent related to the Company's business or the Company Assets;

  •
  other liabilities specified in the Separation and Distribution Agreement; and

  •
  all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Company Assets and the Company Liabilities (such assets and liabilities, other than the Company Assets and the Company Liabilities, referred to as the "EQT Assets" and the "EQT Liabilities," respectively) will be retained by or transferred to EQT.

        Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, neither the Company nor EQT will make any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the Separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either the Company or EQT, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the Separation. All assets will be transferred on an "as is," "where is" basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

        Information in this information statement with respect to the assets and liabilities of the parties following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. The Separation and Distribution Agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to the Company or EQT, as applicable, does not occur prior to the Separation, then until such assets or liabilities are able to be transferred or assigned, the Company or EQT, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse the Company or EQT, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

  The Distribution

        The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the Distribution following the completion of the Separation. On the Distribution Date, EQT will distribute to its shareholders that hold EQT common stock as of the record date for the Distribution 80.1% of the issued and outstanding shares of the Company's common stock on a pro rata basis. Shareholders will receive cash in lieu of any fractional shares.

  Conditions to the Distribution

        The Separation and Distribution Agreement will provide that the Distribution is subject to satisfaction (or waiver by EQT) of certain conditions. These conditions are described under "The Separation and Distribution—Conditions to the Distribution." EQT has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the Distribution and, to the extent it determines to so proceed, to determine the record date for the Distribution, the Distribution Date and the distribution ratio for the Distribution.

  Claims

        In general, each party to the Separation and Distribution Agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

  Releases

        The Separation and Distribution Agreement will provide that the Company and its affiliates will release and discharge EQT and its affiliates from all liabilities assumed by the Company as part of the Separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the Distribution Date relating to the Company's business, and from all liabilities existing or arising in connection with the implementation of the Separation, except as expressly set forth in the Separation and Distribution Agreement. EQT and its affiliates will release and discharge the Company and its affiliates from all liabilities retained by EQT and its affiliates as part of the Separation and from all liabilities existing or arising in connection with the implementation of the Separation, except as expressly set forth in the Separation and Distribution Agreement.

        These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation, which agreements include, but are not limited to, the Separation and Distribution Agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, certain commercial agreements and the transfer documents in connection with the Separation.

  Indemnification

        In the Separation and Distribution Agreement, the Company will agree to indemnify, defend and hold harmless EQT, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the Company Liabilities;

  •
  the failure of the Company or any other person to pay, perform or otherwise promptly discharge any of the Company Liabilities, in accordance with their respective terms, whether prior to, at or after the Distribution;

  •
  except to the extent relating to an EQT Liability, any guarantee, indemnification or contribution obligation for the benefit of the Company by EQT that survives the Distribution;

  •
  any breach by the Company of the Separation and Distribution Agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part or in this information statement (as amended or supplemented), other than any such statements or omissions directly relating to information regarding EQT that was provided to the Company by EQT for inclusion herein or therein.

        In the Separation and Distribution Agreement, EQT will agree to indemnify, defend and hold harmless the Company, each of its affiliates and each of its respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the EQT Liabilities;

  •
  the failure of EQT or any other person to pay, perform, or otherwise promptly discharge any of the EQT Liabilities, in accordance with their respective terms, whether prior to, at or after the Distribution;

  •
  except to the extent relating to a Company Liability, any guarantee, indemnification or contribution obligation for the benefit of EQT by the Company that survives the Distribution;

  •
  any breach by EQT of the Separation and Distribution Agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding EQT that was provided to the Company by EQT for inclusion in the registration statement of which this information statement forms a part or in this information statement (as amended or supplemented).

        The Separation and Distribution Agreement will also establish procedures with respect to claims subject to indemnification and related matters.

  Insurance

        The Separation and Distribution Agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution Date and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

  Further Assurances

        In addition to the actions specifically provided for in the Separation and Distribution Agreement, except as otherwise set forth therein or in any ancillary agreement, both the Company and EQT will agree in the Separation and Distribution Agreement to use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

  Dispute Resolution

        The Separation and Distribution Agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between the Company and EQT related to the Separation or Distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of the Company and EQT. If such efforts are not successful, either the Company or EQT may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Separation and Distribution Agreement.

  Expenses

        Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all costs and expenses incurred in connection with the Separation and Distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the Separation and Distribution, will be paid by the party incurring such cost and expense.

  Other Matters

        Other matters governed by the Separation and Distribution Agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

  Termination

        The Separation and Distribution Agreement will provide that it may be terminated, and the Separation and Distribution may be modified or abandoned, at any time prior to the Distribution Date in the sole discretion of EQT without the approval of any person, including shareholders of the Company or EQT. In the event of a termination of the Separation and Distribution Agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the Distribution Date, the Separation and Distribution Agreement may not be terminated, except by an agreement in writing signed by both EQT and the Company.

Transition Services Agreement

        The Company and EQT will execute a transition services agreement prior to the Distribution pursuant to which each party will provide certain services to the other, on an interim, transitional basis. The services to be provided will include information technology, the administration of certain employee benefits and other administrative services. The agreed upon charges for such services are generally intended to allow the service provider to recover all costs and expenses of providing such services.

        The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to 12 months following the Distribution Date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject generally to a minimum notice period of 30 days. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

        Subject to certain exceptions in the case of willful misconduct or fraud, the liability of the service provider and its subsidiaries under the transition services agreement for the services it and its subsidiaries provide will be limited to a specified maximum amount. The transition services agreement also provides that the service provider shall not be liable to the service recipient for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Tax Matters Agreement

        In connection with the Separation, the Company and EQT will execute a tax matters agreement that will govern the parties' respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Distribution and certain related transactions to qualify as generally tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters.

        In addition, the tax matters agreement will impose certain restrictions on the Company and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the Distribution and certain related transactions. Subject to certain exceptions described in the tax matters agreement, the tax matters agreement will prohibit the Company and, where applicable, its subsidiaries, from: merging with another entity, liquidating or partially liquidating; in a single transaction or series of transactions, selling or transferring (i) all or substantially all of the assets that were transferred to the Company in certain pre-Distribution transactions or the assets of EQM, EQGP or their respective subsidiaries, (ii) 50% or more of the Company's gross operating assets or (iii) 30% or more of the Company's consolidated gross assets; issuing any stock (other than as compensation or pursuant to a retirement plan); redeeming or repurchasing any stock (except for open market repurchases of less than 20% of the Company's stock in the aggregate); amending its certificate of incorporation to affect its shareholders' voting rights; causing or permitting the issuance, redemption, reclassification, or transfer of any equity interest of EQGP or EQM, directly or indirectly, or taking any other action that would cause the Company to hold less than a 35% interest, directly or indirectly through EQGP, in each of the profit, loss and capital in EQM (taking into account the incentive distribution rights in EQM held by EQGP); ceasing to provide "active and substantial management functions" to EQGP and EQM; or taking any other action that would or reasonably could be expected to jeopardize the intended tax treatment of the Distribution and related transactions.

        The tax matters agreement will provide special rules that allocate tax liabilities in the event the Distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes, whether imposed on the Company or EQT, that arise from (i) the failure of the Distribution, together with certain related transactions, to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, or (ii) if certain related transactions were to fail to qualify for their intended tax treatment, in each case to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

Employee Matters Agreement

        In connection with the Separation, the Company and EQT will execute an employee matters agreement, which will allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits arrangements and govern other related matters in connection with the Separation.

        Allocation of Liabilities Generally.    The employee matters agreement will provide that, unless otherwise specified, EQT will be responsible for liabilities associated with individuals who will be employees or directors of EQT following the Distribution, and former employees of EQT's business and the Company will be responsible for liabilities associated with employees who will be employed by the Company following the Distribution and former employees of the Company's business.

        Retirement and Deferred Compensation Plans.    The employee matters agreement will provide that the Company will establish tax-qualified defined contribution retirement plans for its employees as well as non-qualified deferred compensation plans for its non-employee directors. In connection with the Distribution, assets, liabilities and account balances (as applicable) of individuals transferring or allocated to the Company generally will be transferred to the Company or the Company plans, as applicable, and EQT or EQT plans generally will retain assets, liabilities and account balances of individuals remaining with, or allocated to, EQT; however, consistent with the treatment of equity awards generally, any deferred phantom equity awards that are denominated in shares of EQT common stock will be allocated to the deferred compensation plans of EQT, and any deferred phantom equity awards that are denominated in shares of Company common stock will be allocated to the deferred compensation plans of the Company.

        Health and Welfare Plans.    The employee matters agreement will provide that individuals allocated to the Company will be permitted to participate in certain EQT health and welfare plans until December 31, 2018, after which date such employees will commence employment in corresponding Company-sponsored plans. The Company will compensate EQT for any liabilities EQT incurs as a result of providing such continued participation in its health and welfare plans after the Separation.

        Treatment of Equity-Based Awards.    The employee matters agreement will provide for the adjustment and replacement of EQT equity-based awards that are outstanding at the time of the Distribution, as described under "The Separation and Distribution—Treatment of Equity Based Compensation."

Shareholder and Registration Rights Agreement

        The Company will execute a shareholder and registration rights agreement with EQT pursuant to which the Company will agree that, upon the request of EQT, the Company will use commercially reasonable efforts to effect the registration under applicable federal and state securities laws of any shares of the Company's common stock retained by EQT. The Company will agree to cooperate with EQT in its sale of the retained shares, and the agreement will include other provisions to facilitate the transferability of the retained shares. Under the agreement, EQT will agree to vote any shares of the Company's common stock that it retains immediately after the Separation in proportion to the votes cast by the Company's other shareholders. In connection with such agreement, EQT will grant the Company a proxy to vote its shares of the Company's common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from EQT to a person other than EQT, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.

Agreements between EQM and EQT

        EQM and its affiliates have executed various agreements with EQT and its affiliates, as described in this section. These agreements were negotiated in connection with, among other things, the formation of EQM, EQM's IPO and EQM's acquisitions from EQT. Additionally, as a result of the EQM-RMP Mergers and the Drop-Down Transaction, EQM acquired entities that have various agreements with EQT and its affiliates, as described in this section. Certain of these agreements were not the result of arm's length negotiations and, as such, they or the underlying transactions may not be based on terms as favorable as those that could have been obtained from unaffiliated third parties.

Indemnification Obligations

        In connection with the Separation, EQM and the EQM General Partner expect to terminate their omnibus agreements with EQT and replace the omnibus agreements with a new omnibus agreement with the Company relating to, among other things, the provision of centralized corporate, general and administrative services by the Company to EQM. Certain indemnification obligations of EQM and EQT under the existing omnibus agreement will remain in effect following its termination. Pursuant to the Separation and Distribution Agreement, the Company will generally be responsible for such surviving obligations of EQT.

EQM Secondment Agreement

        On December 7, 2017, EQT, EQT Gathering, Equitrans, L.P., EQM and the EQM General Partner executed a secondment agreement, pursuant to which available employees of EQT and its affiliates may be seconded to EQM and its subsidiaries to provide operating and other services with respect to

EQM's business under the direction, supervision and control of EQM or its subsidiaries. EQM will reimburse EQT for the services provided by the seconded employees pursuant to the secondment agreement. This secondment agreement will be terminated and replaced by a secondment agreement between the Company and EQM.

        EQM was obligated to reimburse EQT $107.4, $96.8 and $77.5 million pursuant to the omnibus agreement, the secondment agreement and the predecessor to the secondment agreement for the years ended December 31, 2017, 2016 and 2015, respectively.

Shared Use Agreement

        In connection with the Separation, EQM will execute a shared use agreement with EQT Production Company, an indirect wholly-owned subsidiary of EQT, pursuant to which, subject to the terms and conditions thereof, each party will be entitled to access and use certain real property (including rights-of-way), equipment, facilities and records identified therein of the other party.

Acquisitions Involving EQT, EQGP and EQM

The RMP IDR Transaction

        On April 25, 2018, EQT, Rice Midstream GP Holdings LP, an indirect wholly-owned subsidiary of EQT (RMGH), EQGP and EQT executed an Incentive Distribution Rights Purchase and Sale Agreement pursuant to which, subject to the terms and conditions thereof, EQGP agreed to acquire all of the issued and outstanding incentive distribution rights of RMP from RMGH in exchange for 36,293,766 EQGP common units (the IDR Transaction). On May 22, 2018, the parties to the RMP IDR Purchase Agreement completed the IDR Transaction, as a result of which EQT's percentage ownership of the outstanding EQGP common units increased from approximately 90.1% to approximately 91.3% as of such date. In connection with the closing of the EQM-RMP Mergers, the RMP incentive distribution rights were cancelled.

2018 Drop-Down Transaction

        On April 25, 2018, EQM executed the Contribution Agreement with EQT, Rice Midstream Holdings, and EQM Gathering, pursuant to which EQM Gathering acquired from EQT all of EQT's interests in the Drop-Down Entities in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary purchase price adjustments. The parties to the Contribution Agreement completed the Drop-Down Transaction on May 22, 2018, with an effective date of May 1, 2018. As a result of the Drop-Down Transaction and the Gulfport Transaction, EQM currently owns 100% of Strike Force Midstream.

Rice Water Services Acquisition

        As a result of the EQM-RMP Mergers, EQM acquired RMP's interest in Rice Water Services (PA) LLC and Rice Water Services (OH) LLC (the Rice Water Entities) and, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (as further discussed below) and (ii) an option to purchase any water treatment facilities acquired by certain subsidiaries of EQT in such areas at the acquisition cost (collectively, the Option). RMP executed a Purchase and Sale Agreement with Rice Energy on November 4, 2015, pursuant to which RMP acquired from Rice Energy all of the outstanding limited liability company interests of the Rice Water Entities (the Rice Water Services Acquisition). The acquired business included Rice Energy's Pennsylvania and Ohio fresh water distribution systems and related facilities that provided access to 43.4 MMgal per day of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio as of December 31, 2017 (the Water Assets). In connection with the Rice Water Services Acquisition, Rice Energy also granted RMP the Option. The closing of the Rice Water Services Acquisition occurred on November 4, 2015. The aggregate consideration paid by RMP to Rice Energy in connection with the acquisition of the Rice Water Entities and the receipt of the Option was $200 million in cash, which was funded with borrowings under RMP's revolving credit facility.

Gas Gathering Agreements

        For the years ended December 31, 2017, 2016 and 2015, EQT accounted for approximately 88%, 96% and 96%, respectively, of the Company's gathering revenues.

EQM Gas Gathering Agreements

        On April 30, 2014, EQT executed a gas gathering agreement (the Jupiter Gas Gathering Agreement) with EQT Gathering, LLC, an indirect wholly-owned subsidiary of EQT (EQT Gathering), for gathering services on the Jupiter gathering system (Jupiter). The Jupiter Gas Gathering Agreement has a 10-year term (with year-to-year rollovers), which began on May 1, 2014. Under the agreement, EQT subscribed for approximately 225 MMcf per day of firm compression capacity which was available on Jupiter at that time. In the fourth quarter of 2014, EQM placed one compressor station in service and added compression at the two existing compressor stations in Greene County, Pennsylvania. This expansion added approximately 350 MMcf per day of compression capacity. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by 200 MMcf per day effective December 1, 2014 and by 150 MMcf per day effective January 1, 2015. In the fourth quarter of 2015, EQM completed an additional expansion project which brought the total Jupiter compression capacity to approximately 775 MMcf per day. EQT's firm capacity subscribed under the Jupiter Gas Gathering Agreement increased by approximately 50 MMcf per day effective October 1, 2015 and approximately 150 MMcf per day effective November 1, 2015. The Jupiter Gas Gathering Agreement provides for separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of EQT's contribution of Jupiter to EQM Gathering Opco, LLC, an indirect wholly-owned subsidiary of EQM (EQM Gathering Opco), on May 7, 2014, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering Opco.

        On March 10, 2015, EQT executed two gas gathering agreements with EQT Gathering for gathering services on the Northern West Virginia Marcellus gathering system (NWV Gathering System). The gathering agreement for gathering services on the wet gas header pipeline (WG-100 Gas Gathering Agreement) has a 10-year term (with year-to-year rollovers) beginning March 1, 2015. Under the agreement, EQT has subscribed for approximately 400 MMcf per day of firm capacity currently available on the wet gas header pipeline. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQT's contribution of the NWV Gathering System to EQM Gathering Opco on March 17, 2015 (the NWV Gathering Acquisition), the WG-100 Gas Gathering Agreement was assigned to EQM Gathering Opco.

        The gas gathering agreement for gathering services in the Mercury, Pandora, Pluto and Saturn development areas (MPPS Gas Gathering Agreement) has a 10-year term (with year-to-year rollovers), beginning March 1, 2015. Under the agreement, EQT initially subscribed for approximately 200 MMcf per day of firm capacity then available in the Mercury development area, 40 MMcf per day of firm capacity in the Pluto development area and 220 MMcf per day of firm capacity in the Saturn development area. EQT's firm capacity subscribed under the MPPS Gas Gathering Agreement increased by 100 MMcf per day effective December 1, 2015 related to the completed expansion project in the Pandora development area. An additional expansion project brought the total Saturn compression capacity to 300 MMcf per day effective November 1, 2016. EQT has agreed to separate 10-year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of the NWV Gathering Acquisition, the MPPS Gas Gathering Agreement was assigned to EQM Gathering Opco.

        Effective as of October 1, 2016, EQT executed a 10-year (with year-to-year rollovers) gas gathering agreement for services in the Applegate/McIntosh and Terra development areas in southwestern Pennsylvania and the Taurus development area in northern West Virginia (the AMTT Gathering Agreement). Under the agreement, EQT initially subscribed for total firm capacity of approximately 235 MMcf per day. The contracted firm capacity under the agreement will increase to an aggregate of 365 MMcf per day during the life of the contract in connection with, among other things, an expected expansion project in the Applegate/McIntosh development area. EQT also agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. In connection with the closing of EQM's acquisition of certain gathering and transmission assets from EQT in October 2016 the AMTT Gathering Agreement was assigned to EQM Gathering Opco.

        As a result of the Rice Merger, the surviving entity acquired all of Rice Energy's rights and assumed all of Rice Energy's obligations under a second amended and restated gas gathering and compression agreement executed on March 31, 2017 with EQM Olympus, which became a wholly-owned subsidiary of EQM on May 22, 2018 as a result of the Drop-Down Transaction. Pursuant to the agreement, EQM provides gathering services to EQT in Belmont County, Ohio. The agreement has a 15-year term that began on December 22, 2014 (with month-to-month rollovers). Under the agreement, Rice Energy initially subscribed for total guaranteed capacity of approximately 100 MMcf per day to the Dominion East Ohio delivery point. Over the course of the agreement, new delivery points came online: Texas Eastern Pipeline (April 30, 2015; 200 MMcf per day), Rockies Express Pipeline (December 31, 2015; 225 MMcf per day), ET Rover Pipeline (September 1, 2017; 100 MMcf per day) and Leach Xpress Pipeline (November 1, 2017; 200 MMcf per day). With the foregoing expansion, the total guaranteed capacity under the agreement increased to approximately 825 MMcf per day across all delivery points. EQT also delivers gas to the Goliath delivery point on an interruptible basis. EQT will pay a fixed fee (based on the applicable receipt and delivery points) per dekatherm of natural gas delivered. In addition to gathering services, EQM Olympus agreed to provide interconnection and compression services for an additional fee.

        On June 8, 2017, EQT and two third-party producers executed a 15-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the Marianna gathering system (the Marianna Gas Gathering Agreement), pursuant to which EQT will pay a fixed fee per dekatherm of natural gas, subject to certain annual and other adjustments, gathered by EQM Gathering Opco. Under the Marianna Gas Gathering Agreement, EQT also dedicated approximately 10,100 acres and any future acreage EQT acquires within the dedicated area during the term to EQM Gathering Opco.

        On August 8, 2017, EQT executed a 10-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco for gathering services on the River Pad Gathering System (the River Pad Gas Gathering Agreement). Under the agreement, EQT has subscribed for approximately 30 MMcf per day of firm capacity that became available in the second quarter of 2018. Under the River Pad Gas Gathering Agreement, EQT also dedicated approximately 30,000 acres and any future acreage EQT acquires within the dedicated area during the term to EQM Gathering Opco and agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

        EQT Energy, LLC (EQT Energy), an indirect wholly owned subsidiary of EQT, is a party to a gas gathering agreement with EQM for interruptible service on EQM's FERC-regulated low pressure gathering system. The agreement has a primary term of one year and renews automatically for one-month periods, subject to 30 days prior written notice by either party to terminate. Service under this gathering agreement is fee based at the rate specified in EQM's tariff.

        On February 12, 2018, EQT Energy and EQT Production Company, an indirect wholly owned subsidiary of EQT (EPC), executed a gas gathering agreement (the Hammerhead Gas Gathering Agreement) with EQM Gathering Opco to provide gathering and transmission services from receipt points on the Jupiter gathering system, Marianna gathering system and a gathering system in Washington County, Pennsylvania and delivery into the Texas Eastern Pipeline and the MVP. The Hammerhead Gas Gathering Agreement has a 20-year term (with year-to-year rollovers), which is expected to begin in the fourth quarter of 2019 following the in-service date of the Hammerhead gathering system (or, if later, the in-service date of the MVP). Under the agreement, EQT has subscribed for approximately 1,200 million dekatherm (MDth) per day of firm gathering capacity during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments, including certain adjustments in the event the in-service date under the agreement has not occurred by the end of the third quarter of 2020. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

        Finally, on June 7, 2018, EQT Energy and EPC executed a gas gathering agreement with EQM for gathering services in the Claysville (Pisces) development area (the Claysville Gas Gathering Agreement). The Claysville Gas Gathering Agreement has a 10-year term (with year-to-year rollovers), which is expected to begin in the fourth quarter of 2019 following the in-service date of the Claysville (Pisces) Gathering System. Under the agreement, EQT initially subscribed for total firm capacity of approximately 200,000 MDth per day. The contracted firm capacity will increase to 300,000 MDth per day during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity.

Legacy RMP Gas Gathering Agreements

        As a result of the EQM-RMP Mergers, the surviving entity acquired all of RMP's rights and assumed all of RMP's obligations under various gas gathering agreements with EQT and its affiliates, as described in detail below.

        As a result of the EQM-RMP Mergers, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 22, 2014 with Rice Energy (which was acquired by EQT as a result of the Rice Merger) that expires in December 2029. Pursuant to the agreement, EQM gathers natural gas on certain of the Washington and Greene Counties, Pennsylvania gathering systems acquired by EQM as a result of the EQM-RMP Mergers and provides compression services. Under the agreement, EQM charges EQT a gathering fee of $0.30 per dekatherm and a compression fee of $0.07 per dekatherm per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers approximately 209,000 gross acres of EQT's acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of December 31, 2017 and, subject to certain exceptions and limitations pursuant to the gathering and compression agreement, any future acreage certain affiliates of EQT acquire within these counties.

        Pursuant to the gas gathering and compression agreement, EQT will from time to time provide EQM with notice of the date on which it expects to require gas production to be delivered from a particular well pad. Subject to the provisions described in the following paragraph, EQM will be obligated to build out its gathering systems to such well pad and to install facilities to connect all wells planned for such well pad as soon as reasonably practicable, but in any event within one year of receipt of such notice, subject to extension for force majeure, including inability to obtain or delay in obtaining permits and rights of way.

        EQM will be obligated to connect all of EQT's wells that produce gas from the area dedicated to EQM under the gas gathering and compression agreement that (i) were completed as of the closing date of RMP's IPO, (ii) were included in Rice Energy's initial development plan for drilling activity for the period from the closing date of RMP's IPO through December 31, 2017 or (iii) are within five miles of the gas gathering system acquired by EQM as a result of the EQM-RMP Mergers on the date EQT provides EQM with notice that a new well pad is expected to require gathering services. For wells other than those described in the preceding sentence, EQM and EQT will negotiate in good faith an appropriate gathering fee. If EQM cannot reach agreement with EQT on a gathering fee for any such additional well, EQT will have the option to have EQM connect such well to its gathering systems for a gathering fee of $0.30 per dekatherm and bear the incremental cost of constructing the connection to such well in excess of the cost we would have incurred to connect a well located on the five-mile perimeter, or EQT will cause such well to be released from EQM's dedication under the gas gathering and compression agreement.

        As a result of the EQM-RMP Mergers, the surviving entity assumed RMP's obligations under a fixed price per unit gathering and compression agreement executed on December 18, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger). Pursuant to the agreement, EQM gathers natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Mergers and provides compression services to EQT. The current term of this agreement expires in January 2021 with a 10-year extension term and renews on an annual basis after the expansion term. Under the agreement, EQM receives fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers the Cracker Jack Area of Mutual Interest, which consists of approximately 29,000 gross acres of EQT's acreage position in Washington County (the CJ AMI) as of December 31, 2017. Upon notice from EQT, EQM will be obligated to connect additional EQT wells within the CJ AMI. Following receipt of all necessary permits and rights of way relating to such additional connections, EQM will have three weeks for completion of each mile of pipeline required for such connection, with the exception of any pipeline to be located less than one mile from our existing gathering system, for which the connection must be completed within eight weeks of receiving all necessary permits and rights of way.

        Also as a result of the EQM-RMP Mergers, the surviving entity assumed RMP's obligations under a 15-year, fixed price per unit gathering and compression agreement executed on October 21, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger). Pursuant to the agreement, EQM gathers natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Mergers and provides compression services to EQT. Under the agreement, EQM receives fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. This agreement covers approximately 2,200 gross acres of EQT's acreage position in Washington County as of December 31, 2017.

        Effective as of December 16, 2016, in connection with an acquisition by EQT, EQT assumed the obligations under the Appalachia North Gathering System Gas Gathering Agreement, to which RMP was a party prior to the EQM-RMP Mergers. As a result of the EQM-RMP Mergers, the surviving entity assumed RMP's obligations under this agreement to gather natural gas on the Washington County, Pennsylvania gathering system acquired by EQM as a result of the EQM-RMP Mergers and provide compression services to EQT. Under the agreement, EQM receives fixed gathering and compression fees per dekatherm, each subject to annual adjustment for inflation based on the Consumer Price Index. The initial term of this agreement is until December 31, 2023 and it covers approximately 4,000 gross acres of EQT's acreage position in Washington County as of December 31, 2017.

        Effective as of October 19, 2016, in connection with RMP's acquisition in October 2016 of certain midstream assets previously owned by affiliates of Vantage Energy, LLC (the Vantage Midstream Asset Acquisition), RMP acquired Vantage Energy II Access LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Mergers. Vantage Energy II Access LLC is party to a gas gathering agreement with an affiliate of EQT. Pursuant to the agreement, EQM gathers natural gas on its Windridge gathering system and provides compression and dehydration services to EQT. The initial term of this agreement expires in December 2023, with monthly renewal terms thereafter. Under the agreement, EQM receives fixed gathering, compression and dehydration fees per dekatherm, each subject to an annual adjustment for inflation based upon the Consumer Price Index. Under this agreement, EQT dedicates the first 20,000 dekatherm per day of gas in Greene County, Pennsylvania to the Windridge gathering system, and may also deliver gas from the Utica formation or other locations outside the dedicated acreage, which will count towards EQT's dedication. Upon notice from EQT, EQM will be obligated to connect additional receipt and delivery points on the Windridge gathering system at EQT's sole cost.

        Additionally, Vantage Energy II Access LLC is party to a letter agreement with an affiliate of EQT, among other parties, pursuant to which EQM facilitates the crossflow of EQT's gas into the Windridge gathering system from its Rogersville gathering system for an additional 25% of the gathering fee and an additional 100% of the compression fee applicable to services provided to EQT on its Windridge system.

        On November 25, 2015, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Mergers, executed a fixed price per unit gas gathering agreement with a subsidiary of Rice Energy (which was acquired by EQT as a result of the Rice Merger). Pursuant to the agreement, EQM gathers and compresses natural gas on its Whipkey gathering system and connects its gathering system with the ASR gathering system. The primary term of this agreement expires in November 2025, with yearly evergreen renewal terms thereafter. EQM receives fixed gathering and compression fees per dekatherm. Additionally, it receives an interconnect fee on a monthly basis per dekatherm received at each applicable receipt point. All fees are subject to an annual adjustment based on the Consumer Price Index. This agreement covers approximately 2,200 gross acres of EQT's gross acreage position in Greene County, Pennsylvania. Under this agreement, EQT dedicates all gas from the subject acreage to the Whipkey gathering system.

        On September 14, 2017, Rice Poseidon Midstream LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Mergers, executed a gas gathering agreement with two subsidiaries of EQT. Pursuant to the agreement, EQM provides gathering services for EQT's State Gamelands 179 Well Pad in Greene County, Pennsylvania. The initial term of the agreement expires in September 2032 (with year-to-year rollovers). EQT initially subscribed for total guaranteed capacity of approximately 200 MMcf per day, with additional volumes delivered on an interruptible basis. Beginning on January 1, 2020, and continuing each year thereafter, EQT and EQM will adjust the total guaranteed capacity for the following year to account for new dedicated gas to be brought online and taking into account the average volume of gas delivered in excess of total guaranteed capacity during the six months prior to the adjustment. Also, under the agreement, EQT has dedicated all gas from the Marcellus formation or above that is produced from wells located in the State Gamelands 179 Well Pad. EQT may also dedicate new gas under the agreement upon notice to EQM, which would result in an upward adjustment to total guaranteed capacity after January 1, 2020, as described above. EQM provides both gathering and compression services, with separate fixed fees charged per dekatherm of gas gathered and compressed.

Transportation Service and Precedent Agreements

        For the years ended December 31, 2017, 2016 and 2015, Equitrans, L.P.'s transportation agreements with EQT accounted for approximately 64%, 73% and 61%, respectively, of the natural gas throughput on the Company's transmission and storage system and 60%, 57% and 53%, respectively, of the Company's transmission revenues.

        EQT Energy has contracted with Equitrans, L.P., a subsidiary of EQM, for firm transmission capacity with a primary term through October of 2024. The reserved capacity under this contract was 1,076 Billion British thermal units (BBtu) per day through August 1, 2016, is 1,035 BBtu through July 1, 2023 and will decrease as follows thereafter: 630 BBtu on July 1, 2023, 325 BBtu on September 1, 2023 and 30 BBtu on October 1, 2024. EQT Energy's firm transportation agreement will automatically renew for one-year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. In addition, during 2017, EQT Energy assumed a contract for 20 BBtu per day of firm transmission capacity with a primary term through June 30, 2024 which will automatically renew for one-year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. On November 13, 2017, EQT acquired a contract for 105 BBtu per day of firm transmission capacity with a primary term through October 31, 2018, which will automatically renew for one-year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. EQM has also executed agreements with EQT Energy to provide (i) interruptible transmission service, which is currently renewing automatically for one-year periods, subject to six months prior written notice by either party to terminate; and (ii) interruptible wheeling service, which is currently renewing automatically for one-year periods, subject to one-month prior written notice by either party to terminate.

        In January 2016, EQT Energy executed a firm transportation agreement for 650 BBtu per day of firm transmission capacity on EQM's Ohio Valley Connector pipeline. The firm transmission capacity became available when the pipeline began service on October 1, 2016. This agreement has a primary term through September 30, 2036.

        EQT Energy is also party to a precedent agreement with Equitrans, L.P. for 300 BBtu per day of firm transmission capacity for a 20-year term utilizing proposed capacity that will be created by EQM's proposed Equitrans, L.P. Expansion project. The firm transmission capacity will become available upon completion of the project, which EQM is targeting in the fourth quarter of 2018.

        In connection with the Marianna Gas Gathering Agreement, on August 7, 2017, EQT Energy executed a two-year (with month-to-month rollovers) transportation service agreement with Equitrans, L.P., under which EQT Energy pays a fixed fee per dekatherm of natural gas transported under the agreement. The transmission agreement was effective on September 1, 2017.

        In connection with the River Pad Gas Gathering Agreement, on July 25, 2017, EQT Energy executed a 10-year (with year-to-year rollovers) transportation service agreement with Equitrans, L.P. for approximately 30 MMcf per day of firm transportation capacity. The firm transmission capacity will become available upon completion of the River Pad project, which was completed in the second quarter of 2018.

Storage Agreements

        EQT is not currently a party to any firm storage agreements with EQM. EQM does, however, provide interruptible storage and lending and parking services to EQT pursuant to Rate Schedules INSS and LPS. For the years ended December 31, 2017, 2016 and 2015, EQT accounted for approximately 2%, 1% and 1%, respectively, of the Company's storage revenues.

Water Services Agreements

        For the year ended December 31, 2017, approximately 99% of the Company's water services revenues were from EQT.

EQM Water Services Agreements

        On June 18, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with well drilling, hydro-fracturing and extraction operations at EQT's Carpenter Pad located in Greene County, Pennsylvania. The agreement has an initial term of five years, beginning on the in-service date of the water system, which occurred on July 17, 2018, and may be extended by the written agreement of the parties thereafter. Under the agreement, EQM will receive a fixed fee for freshwater deliveries by pipeline directly to the Carpenter Pad.

        Effective July 13, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with hydraulic fracturing and drilling operations and other related operations in EQT's Claysville (Pisces) development area, subject to a minimum annual volume commitment. Under the agreement, EQM agreed to construct and operate a fresh water system connecting the Southwestern Pennsylvania Water Authority's (SPWA) water system to each well within the Claysville (Pisces) development area for the delivery of fresh water under the water services agreement. The agreement has an initial term of ten years from the in-service date of the fresh water system, which is expected to occur in the second quarter of 2019, and will continue from year to year thereafter. Under the agreement, EQM will receive, in addition to certain other fees, (i) fixed fees per gallon based upon the volume of fresh water deliveries over the term of the agreement, subject to annual CPI adjustments, and (ii) fees assessed by SPWA or another third party to source fresh water for delivery through the fresh water system.

Legacy RMP Water Services Agreements

        As a result of the EQM-RMP Mergers, the surviving entity assumed RMP's obligations under a Second Amended and Restated Water Services Agreement executed on June 13, 2017 with EQT, pursuant to which EQM provides certain freshwater services to EQT for various delivery points in Washington and Greene Counties, Pennsylvania. The term of the agreement expires on October 15, 2020. Under the agreement, EQM receives fees per gallon based upon the relevant delivery point.

        As a result of the EQM-RMP Mergers, the surviving entity assumed RMP's obligations under water services agreements executed on November 4, 2015 with Rice Energy, pursuant to which EQM provides certain fluid handling services to EQT, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements expires in December 2029 and continues from month to month thereafter. Under the agreements, EQM will receive (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments, and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by it, plus a 2% margin.

Water System Expansion Agreement

        Effective as of October 19, 2016, in connection with the Vantage Midstream Asset Acquisition, RMP acquired Vista Gathering LLC, which became an indirect wholly-owned subsidiary of EQM as a result of the EQM-RMP Mergers. Vista Gathering LLC is party to a water system expansion and supply agreement with SPWA pursuant to which EQM has agreed to fund and assist SPWA in the construction and expansion of its water supply system serving parts of Greene, Fayette and Washington Counties in Pennsylvania. To date, EQM has executed authorizations for expenditure totaling approximately $29.5 million and has funded approximately $9.7 million during the year ended 2017. In exchange, SPWA granted to EQM preferred rights to water volumes supplied through the system for use in EQM's operations. Additionally, EQM is entitled to receive a surcharge assessed by SPWA against all oil and gas customers to whom water is supplied through the system in an amount equal to $3.50 per 1,000 gallons of water sold. All facilities and improvements constructed pursuant to the agreement are the property of SPWA.

        The table below sets forth the revenues recognized by the Company with respect to the gathering, transmission and storage and water services agreements described above with EQT or its affiliates for the years ended December 31, 2017, 2016 and 2015.

	Year Ended December 31,
	2017	2016	2015
	(Thousands)
DESCRIPTION OF REVENUE
Gathering	$450,374	$380,164	$321,173
Transmission	$202,016	$171,189	$141,198
Water Service	$13,549	—	—
	$665,939	$551,353	$462,371

        The table below sets forth the revenues recognized by entities that were acquired by the Company as part of the Rice Merger with respect to the gathering, transmission and storage and water services agreements described in this section prior to the closing of the Rice Merger on November 13, 2017.

	Year Ended December 31,
	2017	2016	2015
	(Thousands)
DESCRIPTION OF REVENUE
Gathering	$255,922	$165,075	$94,326
Transmission	—	—	—
Water Service	$82,676	$66,820	$33,680
	$338,598	$231,895	$128,006

Pipeline, Construction, Ownership and Operating Agreement

        A subsidiary of EQT is party to a Pipeline, Construction, Ownership and Operating Agreement (the Whipkey Agreement) pursuant to which it owns a 60% working interest in a joint venture that owns a natural gas gathering pipeline in Greene County, Pennsylvania. The gathering pipeline owned by the joint venture is connected to seven producing wells operated by EQT. The Whipkey Agreement was contributed to RMP, which was acquired by EQM as a result of the EQM-RMP Mergers, in connection with the closing of RMP's IPO. RMP, prior to the EQM-RMP Mergers, recognized approximately $2.1 million, $0.6 million and $0.3 million of revenue, respectively, during the years ended December 31, 2017, 2016 and 2015, respectively, pursuant to the Whipkey Agreement.

EQT Corporation Guaranty

        EQT has guaranteed all payment obligations, plus interest and any other charges, due and payable by EQT Energy to Equitrans, L.P. pursuant to the agreements discussed above, up to $50 million. This guaranty will terminate on November 30, 2023 unless terminated earlier by EQT by providing 10 days written notice.

Transmission Acreage Dedication

        Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport on its transmission and storage system, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately 60,000 acres surrounding EQM's storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will execute an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT's rights under the acreage dedication.

Procedures for Approval of Related Person Transactions

        The Company's Board is expected to adopt a written policy on related person transactions.

        Under this policy, the Company's management, with the assistance of the Company's legal department, will be responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below). Such determination will be based on a review of all facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires. Upon determination that a transaction is a Related Person Transaction that has not been approved by the full Board, the material facts regarding the transaction will be reported to the Corporate Governance Committee for its review. The Corporate Governance Committee will then determine whether to approve, ratify, revise, reject, or take other action with respect to the Related Person Transaction.

        Under the related person transaction policy, a "Related Person Transaction" will generally be a transaction in which the Company or its subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest in such transaction. A "Related Person" will generally be any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.

        Under this policy, the following transactions will be deemed to be automatically pre-approved and will not need to be brought to the Corporate Governance Committee for individual approval: (i) transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer has been approved by the Compensation Committee; (ii) transactions involving compensation and benefits paid to a director for service as a director of the Company; (iii) transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as an employee or executive officer, a director or a beneficial owner of less than 10% of that company's shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company's consolidated gross revenue; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (viii) charitable contributions, grants or endowments by the Company or any charitable foundation of the Company to a charitable or non-profit organization, foundation or university in which a Related Person's only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenue.

        The related person transaction policy will not limit or affect the application of the Company's Code of Business Conduct and Ethics and related policies, which will require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors' or executive officers' duties to the Company. Such policies will require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the Distribution, all of the outstanding shares of the Company's common stock will be owned beneficially and of record by EQT. Immediately following the Distribution, EQT will retain 19.9% of the Company's common stock. For a description of certain voting arrangements relating to the shares of the Company's common stock retained by EQT, see "Certain Relationships and Related Person Transactions—Agreements between the Company and EQT—Shareholder and Registration Rights Agreement." Following the Distribution, the Company expects to have outstanding an aggregate of 254,588,277 shares of common stock assuming the distribution of approximately 80.1% of the outstanding shares of the Company's common stock and based upon 254,906,512 shares of EQT common stock outstanding on September 30, 2018, excluding treasury shares and assuming no exercise of EQT options, and applying the distribution ratio of 0.80 shares of Company common stock for every one share of EQT common stock.

Security Ownership of Certain Beneficial Owners

        The following table reports the number of shares of the Company's common stock that the Company expects will be beneficially owned, immediately following the completion of the Distribution by each person who will beneficially own more than 5% of the Company's common stock. The table is based upon information available as of September 30, 2018 as to those persons who beneficially own more than 5% of EQT common stock and assumes a distribution of approximately 80.1% of the outstanding shares of the Company's common stock and that, for every one share of EQT common stock held by such persons, they will receive 0.80 shares of the Company's common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
EQT Corporation EQT Plaza 625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222	50,663,068		19.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	20,975,001	(1)	8.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,893,249	(2)	5.8%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	13,636,062	(3)	5.4%

(1)
Information based on Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2018 with respect to EQT stock, reporting that The Vanguard Group has sole voting power over 342,787 shares of EQT stock, sole dispositive power over 25,832,544 shares of EQT stock, shared voting power over 55,086 shares of EQT stock, and shared dispositive power over 386,207 shares of EQT stock.

(2)
Information based on Amendment No. 9 to Schedule 13G filed with the SEC on February 8, 2018 with respect to EQT stock, reporting that BlackRock, Inc. has sole voting power over 16,473,961 shares of EQT stock, and sole dispositive power over 18,616,561 shares of EQT stock.

(3)
Information based on Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2018 with respect to EQT stock, reporting that JPMorgan Chase & Co. has sole voting power over

  15,646,558 shares of EQT stock, sole dispositive power over 16,820,627 shares of EQT stock, shared voting power over 161,367 shares of EQT stock, and shared dispositive power over 224,209 shares of EQT stock.

Share Ownership of Executive Officers and Directors

        The following table sets forth information, immediately following the completion of the Distribution, calculated as of September 30, 2018, based upon the distribution of approximately 80.1% of the outstanding shares of the Company's common stock and of 0.80 shares of the Company's common stock for every one share of EQT common stock, regarding (1) each expected director and executive officer of the Company and (2) all of the Company's expected directors and executive officers as a group. As of September 30, 2018 there were 254,906,512 shares of EQT common stock outstanding, which based on the distribution ratio of 0.80 shares of Company common stock for every one share of EQT common stock and accounting for EQT's retained shares, would result in 254,588,277 shares of Company common stock outstanding. The address of each director, director nominee and executive officer shown in the table below is 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania, 15222.

Name of Beneficial Owner	Exercisable Stock Options(1)	Shares Beneficially Owned(2)	Deferred Stock Units Payable in Cash(3)	Percent of Class(4)
Thomas F. Karam President and Chief Executive Officer	0	66,553	0		*
Kirk R. Oliver Senior Vice President and Chief Financial Officer	0	0	0		*
Diana M. Charletta(5) Executive Vice President and Chief Operating Officer	0	11,616	0		*
Charlene Petrelli Executive Vice President and Chief Administrative Officer	34,400	51,412	0		*
Robert C. Williams Vice President and General Counsel	0	3,371	0		*
David L. Porges(6) Chairman	239,760	445,778	0		*
Robert F. Vagt Lead Independent Director	0	22,197	0		*
Vicky A. Bailey Director	0	13,098	16,822		*
Kenneth M. Burke Director	0	17,098	2,111		*
Margaret K. Dorman Director	0	13,098	2,111		*
Norman J. Szydlowski Director	0	3,840	0		*

Name of Beneficial Owner	Exercisable Stock Options(1)	Shares Beneficially Owned(2)	Deferred Stock Units Payable in Cash(3)	Percent of Class(4)
Directors and executive officers as a group (12 individuals)	274,160	651,224	21,044		*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects the number of shares of Company common stock that Ms. Petrelli and Mr. Porges had a right to acquire within 60 days after September 30, 2018 through the exercise of stock options based on the distribution of 0.80 shares of Company common stock for every share of EQT common stock held on the record date.

(2)
This column accounts for the conversion of Company shares held of record and shares owned through a broker, bank or other nominee, including, for executive officers' shares owned through the Company's 401(k) plan based on the distribution ratio. For the non-employee directors, this column accounts for the conversion of deferred stock units (as described in the "Equity-Based Compensation" discussion included under the caption "Directors' Compensation" above), including accrued dividends, based on the distribution ratio that will be settled in common stock, over which the directors have no voting or investment power prior to settlement (Ms. Bailey—13,098 units; Mr. Burke—13,098 units; Ms. Dorman—13,098 units; Mr. Karam—3,053 units; Mr. Szydlowski—3,840 units; and Mr. Vagt—3,053 units). For Mr. Szydlowski, this column accounts for the conversion of 787 deferred stock units, including accrued dividends, based on the distribution ratio that will be settled in common stock in connection with the deferral of director fees, over which Mr. Szydlowski has sole investment but no voting power prior to settlement.

(3)
This column accounts for the conversion of deferred stock units granted prior to 2013 based on the distribution ratio held by the non-employee directors through the directors' deferred compensation plans that will be settled in cash, including:

•
deferred stock units (as described in the "Equity-Based Compensation" discussion included under the caption "Directors' Compensation" above), including accrued dividends (Ms. Bailey—16,822 units; Mr. Burke—2,111 units; Ms. Dorman—2,111 units).

(4)
This column reflects for each of the named executive officers and directors, as well as all executive officers and directors as a group based on the distribution ratio, (i) the sum of the shares beneficially owned, the stock options exercisable within 60 days of September 30, 2018, and the deferred stock units that will be settled in common stock, as a percentage of (ii) the sum of the Company's outstanding shares at September 30, 2018, all options exercisable by the executive officer and director group within 60 days of September 30, 2018, and all deferred stock units that will be settled in common stock upon termination of the directors' service. These calculations exclude all deferred stock units included in the column captioned "Deferred Stock Units Payable in Cash."

(5)
Shares beneficially owned include 3,524 shares based on the distribution ratio owned by Ms. Charletta's husband in which Ms. Charletta shares voting and investment power.
(6)
Shares beneficially owned include 40,000 shares based on the distribution ratio that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.

THE SEPARATION AND DISTRIBUTION

        On February 21, 2018, EQT announced that it intends to separate its Midstream Business from its Upstream Business. The Separation will occur by means of the pro rata distribution to EQT shareholders of 80.1% of the shares of common stock of the Company, which was formed to hold EQT's Midstream Business.

        On October 24, 2018, the EQT board of directors approved the distribution of 80.1% of the Company's issued and outstanding shares of common stock on the basis of 0.80 shares of the Company's common stock for every one share of EQT common stock held on November 1, 2018, the record date for the Distribution, subject to the satisfaction or waiver of the conditions to the Distribution as described in this information statement. For a more detailed description of these conditions, see the section entitled "The Separation and Distribution—Conditions to the Distribution." If EQT waives any of the conditions to the Distribution and the impact of such waiver is material to shareholders, EQT would communicate such waiver to its shareholders by amending this information statement. Upon completion of the Distribution, EQT will own 19.9% of the shares of the Company's common stock. Although EQT currently has no specific plan with respect to any particular disposition of the retained shares, EQT will dispose of all of the retained shares of the Company's common stock in one or more transactions as soon as practicable following the Distribution consistent with the business reasons for the retention of those shares, but in no event later than five years after the Distribution as required by the IRS to maintain the tax-free nature of the Distribution.

The Company's Post-Separation Relationship with EQT

        After the Distribution, EQT and the Company will be separate companies with separate management teams and separate boards of directors. Prior to the Distribution, the Company and EQT will execute the Separation and Distribution Agreement. In connection with the Separation, the Company will also execute various other agreements to effect the Separation and provide a framework for its relationship with EQT after the Separation, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a shareholder and registration rights agreement with respect to EQT's continuing ownership of the Company's common stock. These agreements will provide for the allocation between the Company and EQT of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of EQT and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between the Company and EQT subsequent to the completion of the Separation.

        For additional information regarding the Separation and Distribution Agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled "Risk Factors—Risks Related to the Separation," and "Certain Relationships and Related Person Transactions."

Reasons for the Separation

        The EQT board of directors believes that separating EQT's Midstream Business from its Upstream Business is in the best interests of EQT and its shareholders for a number of reasons, including:

  •
  The Separation will allow each company to more effectively pursue and implement its own distinct operating priorities and strategies and will improve board of director and management fit and focus at both companies, enabling both companies to pursue unique opportunities for long-term growth and profitability.

  •
  Following the Separation, the equity of each company will be able to be used as a focused acquisition currency, and as such, the Separation will provide each company with greater opportunities to pursue strategic investments and merger and acquisition opportunities.

  •
  Independent equity structures will afford each company direct access to capital markets, facilitating each company's ability to pursue its specific growth objectives. Each company will also have the flexibility to develop a growth strategy that capitalizes on its distinct strengths and consequently each company will be well-positioned to capitalize on the available opportunity set in its specific market. The Separation will permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company's profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to shareholders, reinvestment in leading-edge technology and value-enhancing investments and merger and acquisition opportunities.

  •
  The Separation will facilitate the Company's access to equity capital markets by making it eligible for inclusion in certain stock indices and to debt capital markets by allowing ratings agencies to evaluate its creditworthiness on a standalone basis.

  •
  The Separation will allow investors to separately value EQT and the Company based on their unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Separation will also provide investors with two distinct and targeted investment opportunities.

  •
  The Separation will facilitate deeper understanding by investors of the different businesses of EQT and the Company, allowing investors to more transparently value the merits, performance and future prospects of each company, further facilitating each company's access to capital markets.

  •
  The Separation will facilitate EQM's and EQT's ability to contract with third parties, especially those that currently prefer to enter into certain commercial arrangements with pure-play midstream or upstream businesses rather than integrated midstream and upstream companies, thereby allowing each to expand and diversify its customer and supplier bases.

  •
  The Separation will facilitate incentive compensation arrangements for employees that are more directly tied to the performance of each company's business. An improved equity currency will enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        Neither the Company nor EQT can assure you that, following the Separation, any of the benefits described above or any other benefits will be realized to the extent anticipated, or at all.

        The EQT board of directors also considered a number of potentially negative factors in evaluating the Separation, including, among others, risks relating to the creation of a new public company, possible increased costs and one-time costs of the Separation, but concluded that the potential benefits of the Separation outweighed these factors. For additional information, see the sections entitled "Risk Factors" included elsewhere in this information statement.

Reasons for EQT's Retention of 19.9% of the Shares of the Company's Common Stock

        In considering the appropriate structure for the Separation, EQT determined that, immediately after the Distribution becomes effective, EQT will retain 19.9% of the outstanding shares of common stock of the Company. EQT intends to responsibly dispose of such shares after the Distribution; such dispositions may include one or more exchanges of shares of the Company's common stock for EQT debt or one or more sales of such shares for cash. The proceeds of any sale of the Company's common stock will be used to reduce EQT's post-Separation debt and fund a stock buyback program. EQT's retention of shares of the Company's common stock and the de-leveraging it enables are expected to provide meaningful credit support to EQT, allow EQT to achieve continued financial flexibility, including for future investment and exploration activities, and ensure financial stability in the face of changes in the economic environment and natural gas prices and demand without burdening the balance sheet of the Company or its subsidiaries. Although EQT currently has no specific plan with respect to any particular disposition of the retained shares, EQT will dispose of all of the retained shares of the Company's common stock in one or more transactions as soon as practicable following the Distribution consistent with the business reasons for the retention of those shares, but in no event later than five years after the Distribution as required by the IRS to maintain the tax-free nature of the Distribution.

Formation of Equitrans Midstream Corporation and Internal Reorganization

        The Company was formed as a Pennsylvania corporation on May 11, 2018 for the purpose of holding EQT's Midstream Business. As part of the plan to separate the Midstream Business from the Upstream Business, pursuant to the Separation and Distribution Agreement that EQT and the Company will execute prior to the Distribution, EQT plans to transfer the equity interests of certain entities that operate the Midstream Business and the assets and liabilities of the Midstream Business to the Company prior to the Distribution. Following the Distribution, EQT will continue to own EQT's Upstream Businesses.

When and How You Will Receive the Distribution

        With the assistance of American Stock Transfer & Trust Company, LLC (which is sometimes referred to herein as the Distribution Agent), EQT expects to distribute 80.1% of the shares of the Company's common stock at 11:59 p.m., Eastern Time, on November 12, 2018, the Distribution Date, to all holders of outstanding shares of EQT common stock as of the close of business on November 1, 2018, the record date for the Distribution. American Stock Transfer & Trust Company, LLC will serve as the settlement and distribution agent in connection with the Distribution and the transfer agent and registrar for the Company's common stock.

        If you own EQT common stock as of the close of business on the record date for the Distribution, the Company's common stock that you are entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the Distribution Agent will then mail you a direct registration account statement that reflects your shares of the Company's common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you own EQT common stock through the EQT dividend reinvestment and stock purchase plan, the Company shares you receive will be distributed to a new Company dividend reinvestment and stock purchase plan account that will be created for you. If you sell EQT common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of the Company's common stock in the Distribution.

        Commencing on or shortly after the Distribution Date, if you hold physical share certificates that represent your shares of EQT common stock and you are the registered holder of the shares represented by those certificates, the Distribution Agent will mail to you an account statement that indicates the number of shares of the Company's common stock that have been registered in book-entry form in your name.

        Most EQT shareholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in street name and ownership would be recorded on the bank or brokerage firm's books. If you hold your EQT common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Company's common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in street name, please contact your bank or brokerage firm.

Transferability of Shares You Receive

        Shares of the Company's common stock distributed to holders in connection with the Distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Company affiliates. Persons who may be deemed to be Company affiliates after the Distribution generally include individuals or entities that control, are controlled by or are under common control with the Company, which may include certain Company executive officers, directors or principal shareholders. Securities held by Company affiliates will be subject to resale restrictions under the Securities Act. The Company's affiliates will be permitted to sell shares of the Company's common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

        In addition, EQT may also be considered our affiliate because immediately following the Distribution EQT will own 19.9% of the Company's outstanding shares of common stock. See "Security Ownership of Certain Beneficial Owners" included elsewhere in this information statement for more information. As discussed under "Certain Relationships and Related Person Transactions," we are entering into a shareholder and registration rights agreement with EQT pursuant to which we will be required to use our commercially reasonable efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by EQT after the Distribution. See "Certain Relationships and Related Person Transactions—Agreements between the Company and EQT—Shareholder and Registration Rights Agreement" included elsewhere in this information statement.

Number of Shares of the Company's Common Stock You Will Receive

        For every one share of EQT common stock that you own at the close of business on November 1, 2018, the record date for the Distribution, you will receive 0.80 shares of the Company's common stock on the Distribution Date. EQT will not distribute any fractional shares of the Company's common stock to its shareholders. Instead, if you are a registered holder, the Distribution Agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the Distribution. The Distribution Agent, in its sole discretion, without any influence by EQT or the Company, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the Distribution Agent will not be an affiliate of either EQT or the Company. American Stock Transfer & Trust Company, LLC is not an affiliate of either EQT or the Company. Neither the Company nor EQT will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        These sales of fractional shares will be taxable for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" for an explanation of the material U.S. federal income tax consequences of the Distribution. If you hold physical certificates for EQT common stock and are the registered holder, you will receive a check from the Distribution Agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. The Company estimates that it will take approximately two weeks from the Distribution Date for the Distribution Agent to complete the Distributions of the aggregate net cash proceeds. If you hold your EQT common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity Based Compensation

        In connection with the Distribution, we currently expect that, subject to the approval of EQT's compensation committee, EQT's outstanding equity-based compensation awards will generally be treated as set forth below.

Stock Options

        Each outstanding option to purchase shares of EQT common stock (other than those held by former employees) will be converted into an award of options to purchase both shares of EQT common stock and shares of the Company's common stock. Each outstanding option to purchase shares of EQT common stock held by a former employee will remain an award of options to purchase shares of EQT common stock only. The number of shares and exercise prices of each option award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original EQT stock option as measured immediately before and immediately after the Distribution, subject to rounding. The adjusted stock options will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original EQT stock options immediately before the Distribution.

Time-Vesting Restricted Stock, Restricted Stock Units and Deferred Stock Awards

        Each outstanding time-vesting award of EQT restricted stock, restricted stock units and deferred stock units (including awards granted pursuant to EQT's Value Driver Performance Share Unit Program for 2017) will be converted into an award in respect of both shares of EQT common stock and shares of the Company's common stock. The number of shares of EQT common stock subject to each award will be the same as the number subject to the award prior to the Distribution, while the number of shares of the Company's common stock subject to the award will be determined based on the number of the Company shares distributed per EQT share in the Distribution. The adjusted awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original EQT awards immediately before the Distribution.

Performance-Based Awards

        Each outstanding award of EQT restricted stock units granted pursuant to EQT's Incentive Performance Share Unit Program for 2016, 2017 or 2018 or EQT's Value Driver Performance Share Unit Program for 2018 will be converted into an award in respect of both shares of EQT common stock and shares of the Company's common stock. The number of shares of EQT common stock subject to each award will be the same as the number subject to the award prior to the Distribution, while the number of shares of the Company's common stock subject to the award will be determined based on the number of the Company shares distributed per EQT share in the Distribution. The adjusted awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original EQT awards immediately before the Distribution, except that:

  •
  For awards granted pursuant to EQT's Incentive Performance Share Unit Program for 2018, one-third of the total number of shares subject to the awards will be earned based on actual performance as of December 31, 2018, after which date such portion of the awards will be subject to solely time-based vesting, and two-thirds of the total number of shares subject to the awards will be earned based on new performance goals established following the Distribution; and

  •
  For awards granted pursuant to EQT's Value Driver Performance Share Unit Program for 2018, (a) the EBITDA-based performance goal will be deemed satisfied as of the Distribution, and the satisfaction of the business unit value drivers and any other applicable performance goals will be determined based actual performance as of December 31, 2018 or the last date performance can be determined (in the case of awards denominated in respect of EQT common stock) or September 30, 2018 (in the case of awards denominated in respect of Company common stock), and (b) one-half of the award will vest on December 31, 2018 and one-half of the award will vest on December 31, 2019.

Treatment of 401(k) Shares

        EQT common stock held in EQT's 401(k) plans will be treated in the same manner in the Distribution as outstanding EQT common stock.

Results of the Distribution

        After the Distribution, the Company will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on November 1, 2018, the record date for the Distribution, and will reflect any exercise of EQT options between the date the EQT board of directors declares the Distribution and the record date for the Distribution. The distribution will not affect the number of outstanding shares of EQT common stock or any rights of EQT shareholders. EQT will not distribute any fractional shares of the Company's common stock.

        The Company will execute a Separation and Distribution Agreement and other related agreements with EQT before the Distribution to effect the Separation and provide a framework for the Company's relationship with EQT after the Separation. These agreements will provide for the allocation between EQT and the Company of EQT's assets, liabilities and obligations (including its investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to the Separation and will govern the relationship between EQT and the Company after the Separation. For a more detailed description of these agreements, see "Certain Relationships and Related Person Transactions."

Market for the Company's Common Stock

        There is currently no public trading market for the Company's common stock. The Company expects to have its common stock approved to be listed on the NYSE under the ticker symbol ETRN. The Company has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

        The Company cannot predict the price at which its common stock will trade after the Distribution. In fact, the combined trading prices, after the Distribution, of the shares of the Company's common stock that each EQT shareholder will receive in the Distribution and EQT common stock held at the record date for the Distribution may not equal the regular-way trading price of EQT common stock immediately prior to the Distribution. The price at which the Company's common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for the Company's common stock will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to an Investment in Us."

Trading Between the Record Date and Distribution Date

        Beginning on or about the record date for the Distribution and continuing up to and including the Distribution Date, EQT expects that there will be two markets in EQT common stock: a regular-way market and an ex-distribution market. EQT common stock that trades on the regular-way market will trade with an entitlement to the Company's common stock distributed pursuant to the Separation. EQT common stock that trades on the ex-distribution market will trade without an entitlement to the Company's common stock distributed pursuant to the Distribution. Therefore, if you sell EQT common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive the Company's common stock in the Distribution. If you own EQT common stock at the close of business on the record date and sell that stock on the ex-distribution market up to and including the Distribution Date, you will receive the shares of the Company's common stock that you are entitled to receive pursuant to your ownership as of the record date of EQT common stock.

        Furthermore, beginning on or about the record date for the Distribution and continuing up to and including the Distribution Date, the Company expects that there will be a when-issued market in its common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for the Company's common stock that will be distributed to holders of EQT common stock on the Distribution Date. If you owned EQT common stock at the close of business on the record date for the Distribution, you would be entitled to the Company's common stock distributed pursuant to the Distribution. You may trade this entitlement to shares of the Company's common stock, without EQT common stock you own, on the when-issued market, but your transaction will not settle until after the Distribution Date. On the first trading day following the Distribution Date, when-issued trading with respect to the Company's common stock will end, and regular-way trading will begin.

Conditions to the Distribution

        The Company has announced that the Distribution will be effective at 11:59 p.m., Eastern time, on November 12, 2018, which is the Distribution Date, provided that the following conditions shall have been satisfied (or waived by EQT in its sole discretion):

  •
  final approval by the EQT board of directors;

  •
  the transfer of assets and liabilities from EQT to the Company shall have been completed in accordance with the Separation and Distribution Agreement that EQT and the Company will execute prior to the Distribution;

  •
  the SEC shall have declared effective the registration statement of which this information statement forms a part, no order suspending the effectiveness of the registration shall be in effect and no proceeding for such purposes shall have been instituted or threatened by the SEC;

  •
  this information statement shall have been made available to EQT shareholders;

  •
  (i) the private letter ruling from the IRS regarding the qualification of the Distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and certain other U.S. federal income tax matters relating to the Separation and the Distribution shall not have been revoked or modified in any material respect and (ii) EQT shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance acceptable to EQT in its sole discretion, with respect to certain tax matters relating to the qualification of the Distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code;

  •
  an independent appraisal firm acceptable to EQT shall have delivered one or more opinions, at the time or times requested by the board of directors of EQT, confirming the solvency and financial viability of EQT before the consummation of the Distribution and each of EQT and the Company after the consummation of the Distribution, and such opinions shall have been acceptable to EQT in form and substance in EQT's sole discretion and such opinions shall not have been withdrawn or rescinded;

  •
  all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, shall have become effective or been accepted by the applicable governmental entity;

  •
  the transaction agreements relating to the Separation shall have been duly executed and delivered by the parties;

  •
  no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Separation, Distribution or any of the related transactions, shall be in effect;

  •
  the shares of the Company's common stock to be distributed shall have been approved for listing on the NYSE, subject to official notice of distribution; and

  •
  no other event or development shall exist or have occurred that, in the judgment of EQT's board of directors, in its sole discretion, makes it inadvisable to effect the Separation, Distribution or the other related transactions.

        EQT and the Company cannot assure you that any or all of these conditions will be met or that the Separation and Distribution will be consummated even if all the conditions are met. EQT can decline at any time to go forward with the Separation and Distribution. In addition, EQT may waive any of the conditions to the Distribution. If EQT waives any of the conditions to the Distribution and the impact of such waiver is material to shareholders, EQT would communicate such waiver to its shareholders by amending this information statement.

Regulatory Approval

        Apart from the registration under U.S. federal securities laws of the Company's common stock to be distributed in the Distribution and related stock exchange listing requirements, the Company does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

No Appraisal Rights

        Under the Pennsylvania Business Corporation Law, EQT shareholders will not have appraisal rights in connection with the Distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material U.S. federal income tax consequences of the Distribution of the Company's common stock to U.S. holders (as defined below) of EQT common stock. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of EQT common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion proceeds on the basis that the Distribution, together with certain related transactions, will be consummated in accordance with the Separation and Distribution Agreement and the other Separation-related agreements and as described in this information statement. This summary is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold the Company's common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, holders who hold the Company's common stock as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive the Company's common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders that are not U.S. holders, or any holders who actually or constructively own more than 5% of EQT common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The distribution may be taxable under such other tax laws, and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

        If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds EQT common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Distribution.

        For purposes of this discussion, a U.S. holder is any beneficial owner of EQT common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

        THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

        It is a condition to the Distribution that (i) the private letter ruling from the IRS regarding the qualification of the Distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and certain other U.S. federal income tax matters relating to the Separation and Distribution, shall not have been revoked or modified in any material respect and (ii) EQT shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance acceptable to EQT in its sole discretion, with respect to certain tax matters relating to the qualification of the Distribution, together with certain related transactions, as a transaction described Sections 355 and 368(a)(1)(D) of the Code. The IRS private letter ruling is based upon and relies on and opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of the Company and EQT (including those relating to the past and future conduct of the Company and EQT). If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if the Company or EQT breaches any of its representations or covenants contained in any of the Separation-related agreements and documents or in any documents relating to any IRS private letter ruling or opinion of counsel, such IRS private letter ruling or the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding receipt by EQT of the IRS private letter ruling and opinion of counsel, the IRS could determine that the Distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which any IRS private letter ruling or opinion of counsel was based are false or have been violated. In addition, the IRS private letter ruling does not address all of the issues that are relevant to determining whether the Distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and the opinion of counsel will represent the judgment of such counsel and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in the opinion of counsel. Accordingly, notwithstanding receipt by EQT of the IRS private letter ruling and opinion of counsel, there can be no assurance that the IRS will not assert that the Distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, EQT, the Company and EQT shareholders could be subject to significant U.S. federal income tax liability. Please refer to "—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable" below.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That is Generally Tax-Free Under Sections 355 and Sections 368(a)(1)(D) of the Code.

        If the Distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the Distribution are as follows:

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  no gain or loss will be recognized by, and no amount will be includible in the income of EQT as a result of, the Distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the Separation and Distribution and with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by EQT under U.S. Treasury regulations relating to consolidated federal income tax returns;

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  no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of EQT common stock upon the receipt of the Company's common stock in the Distribution, except with respect to any cash received in lieu of fractional shares of the Company's common stock (as described below);

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  the aggregate tax basis of the EQT common stock and the Company's common stock received in the Distribution (including any fractional share interest in the Company's common stock for which cash is received) in the hands of each U.S. holder of EQT common stock immediately after the Distribution will equal the aggregate basis of EQT common stock held by the U.S. holder immediately before the Distribution, allocated between the EQT common stock and the Company's common stock (including any fractional share interest in the Company's common stock for which cash is received) in proportion to the relative fair market value of each on the date of the Distribution; and

  •
  the holding period of the Company's common stock received by each U.S. holder of EQT common stock in the Distribution (including any fractional share interest in the Company's common stock for which cash is received) will generally include the holding period at the time of the Distribution for the EQT common stock with respect to which the Distribution is made.

        A U.S. holder who receives cash in lieu of a fractional share of the Company's common stock in the Distribution will be treated as having received and then sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder's adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for its EQT common stock exceeds one year at the time of distribution.

        If a U.S. holder of EQT common stock holds different blocks of EQT common stock (generally shares of EQT common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of the Company's common stock received in the Distribution in respect of particular blocks of EQT common stock.

        U.S. Treasury regulations require certain U.S. holders who receive shares of the Company's common stock in the Distribution to attach to such U.S. holder's federal income tax return for the year in which the Distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the Distribution.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable.

        As discussed above, notwithstanding receipt by EQT of the IRS private letter ruling and opinion of counsel, the IRS could assert that the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply and EQT, the Company and EQT shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of EQT or the Company could cause the Distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, the Company may be required to indemnify EQT for taxes (and certain related losses) resulting from the Distribution and certain related transactions not qualifying as tax-free.

        If the Distribution fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, in general, to the extent the fair market value of the Company's stock exceeds EQT's adjusted basis in such stock, EQT would recognize taxable gain as if it had sold the Company's common stock in a taxable sale for its fair market value (unless EQT and the Company jointly make an election under Section 336(e) of the Code with respect to the Distribution, in which case, in general, to the extent the fair market value of assets of the Company exceeds the Company's adjusted basis in such assets, (i) EQT and its subsidiaries would recognize taxable gain as if the Company had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Company's common stock and the assumption of all the Company's liabilities and (ii) the Company would obtain a related step up in the basis of its assets) and EQT shareholders who receive the Company's common stock in the Distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Specifically, the full value of the Company's common stock distributed to a U.S. holder generally would be treated first as a taxable dividend to the extent of the holder's pro rata share of EQT's current and accumulated earnings and profits, then as a non-taxable return of capital to the extent of the holder's basis in the EQT stock, and finally as capital gain from the sale or exchange of EQT stock with respect to any remaining value.

        Even if the Distribution were to otherwise qualify as generally tax-free to EQT shareholders under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to EQT under Section 355(e) of the Code if the Distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in EQT or the Company. For this purpose, any acquisitions of EQT or the Company shares within the period beginning two years before the Separation and ending two years after the Separation are presumed to be part of such a plan, although the Company or EQT may be able to rebut that presumption depending on the circumstances.

        In connection with the Distribution, the Company and EQT will execute a tax matters agreement pursuant to which the Company will be responsible for certain liabilities and obligations following the Distribution. In general, under the terms of the tax matters agreement, if the Distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify for their intended tax treatment and, in each case, such failure were the result of actions taken after the Distribution by EQT or the Company, the party responsible for such failure will be responsible for all taxes, whether imposed on EQT or the Company, to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of the Company shares or assets, or of any of the Company's representations, statements or undertakings being incorrect, incomplete or breached, the Company generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see "Certain Relationships and Related Person Transactions—Agreements between the Company and EQT—Tax Matters Agreement." the Company's indemnification obligations to EQT under the tax matters agreement are not expected to be limited in amount or subject to any cap. If the Company is required to pay any taxes or indemnify EQT and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, the Company may be subject to substantial liabilities.

Backup Withholding and Information Reporting.

        Payments of cash to U.S. holders of EQT common stock in lieu of fractional shares of the Company's common stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder's correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

        THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        Prior to the Distribution, the Company expects to enter into a $100 million, 5-year secured revolving credit facility (the Revolving Credit Facility) on market terms and to use the proceeds of borrowings thereunder for working capital and to meet its cash flow needs, including to pay costs associated with the Separation and Distribution, that arise prior to receiving cash distributions from EQGP and EQM. The Company has not entered into a definitive agreement with respect to the Revolving Credit Facility. Accordingly, the precise terms and conditions of the Revolving Credit Facility cannot yet be determined. However, the Company expects the Revolving Credit Facility to bear interest at a rate per annum equal to LIBOR plus 1.75% to 2.25% depending on the Company's consolidated leverage ratio from time to time, to be guaranteed by certain of the Company's subsidiaries that own limited partnership interests in EQGP and EQM and to be secured by the limited partnership interests in EQGP and EQM owned by the Company and the subsidiary guarantors. The Company also expects the Revolving Credit Facility to contain customary representations and warranties, affirmative and negative covenants and events of default, including a financial maintenance covenant requiring the Company to maintain a consolidated leverage ratio of no greater than 3.50 to 1.00 as of the end of each fiscal quarter.

        Prior to the Distribution, EQGP expects to enter into a $20 million working capital facility with the Company, allowing EQGP to borrow from the Company on a revolving basis at the same rate that the Company can borrow under the the Revolving Credit Facility.

        EQM is a party to a second amended and restated credit facility (the EQM Credit Facility) providing for revolving commitments in an aggregate principal amount of $1 billion. As of October 12, 2018, there were $226.5 million of borrowings outstanding under the EQM Credit Facility. EQM expects to increase its borrowing capacity under the EQM Credit Facility during the fourth quarter of 2018 from $1 billion to up to $3 billion. In addition, EQM has issued and has outstanding 4.00% Senior Notes due 2024 in the aggregate principal amount of $500 million, 4.125% Senior Notes due 2026 in the aggregate principal amount of $500 million, 4.750% Senior Notes due 2023 in the aggregate principal amount of $1.1 billion, 5.500% Senior Notes due 2028 in the aggregate principal amount of $850 million and 6.500% Senior Notes due 2048 in the aggregate principal amount of $550 million. Additional information regarding EQM's material indebtedness is included in its public filings.

DESCRIPTION OF EQUITRANS MIDSTREAM CORPORATION'S CAPITAL STOCK

        The Company's articles of incorporation and bylaws will be amended and restated prior to the Separation. The following is a summary of the material terms of the Company's capital stock that are expected to be contained in the Company's Amended and Restated Articles of Incorporation (the Company Articles) and the Company's Amended and Restated Bylaws (the Company Bylaws). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company Articles or the Company Bylaws to be in effect at the time of the Distribution. The following summary is qualified in its entirety by reference to these documents, which you must read for complete information on the Company's capital stock as of the time of the Distribution. The Company has not yet finalized the terms of the Company Articles or the Company Bylaws. Forms of the Company Articles and the Company Bylaws as they are expected to be in effect at the time of the Distribution will be included as exhibits to a subsequent amendment to the Company's registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Pennsylvania Business Corporation Law.

General

        Under the Company Articles, the Company will be authorized to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value. Immediately after the Distribution, the Company expects that approximately 254,588,277 million shares of its common stock will be issued and outstanding, based on approximately 254,906,512 million shares of EQT issued and outstanding on September 30, 2018, and that no shares of preferred stock will be issued and outstanding. In this information statement, the Company's common stock and the Company preferred stock are collectively referred to as the Company Stock.

The Company's Common Stock

Voting Rights

        Each share of the Company's common stock will be entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee will be elected to the board of directors at a meeting of shareholders if the votes cast "for" such nominee exceed the votes cast "against" such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected.

Dividend Rights

        Subject to the rights of the holders of any outstanding shares of preferred stock, each share of the Company's common stock will be entitled to receive any dividends, in cash, securities or property, as the Company board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

Liquidation and Other Rights

        In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock will be entitled to share pro rata in all of the Company's remaining assets available for distribution.

Miscellaneous

        The holders of the Company's common stock will not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company's common stock. Holders of fully paid shares of the Company's common stock will not be subject to any liability for further calls or assessments.

Description of Preferred Stock

        Under Pennsylvania law and the Company Articles, the Board will be authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, the Company Articles and the Company Bylaws, the Board will be able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

        Holders of the Company preferred stock will have no voting rights for the election of directors and have no other voting rights except as the Board may determine pursuant to its authority under the Company Articles with respect to any particular series of the Company preferred stock and except as provided by law.

        The particular terms of any series of the Company preferred stock will be set by the Company's Board for that series of preferred stock. Those terms may include:

  •
  the distinctive serial designation of such series;

  •
  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

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  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

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  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

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  the preferential amount or amounts payable upon shares of such series in the event of the Company's voluntary or involuntary liquidation;

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  the voting rights, if any, of such series;

  •
  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of the Company's securities into which such shares may be converted;

  •
  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and

  •
  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

        While the terms summarized above may generally apply to any shares of preferred stock that the Company may offer, the Company's Board will include the specific terms of each series of preferred stock in a statement with respect to preferred stock that will be filed with the Pennsylvania Department of State.

Anti-Takeover Effect of the Company's Governing Documents and Pennsylvania Business Corporation Law

        The Company Articles and the Company Bylaws are expected to contain a number of provisions relating to corporate governance and to the rights of the Company shareholders. Certain of these provisions may have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.

Required Vote for Amendment of the Company Articles and the Company Bylaws

        Except as may be specifically provided to the contrary in any provision in the Company Articles with respect to amendment or repeal of such provision and subject to the voting rights given to a particular series of preferred stock by the Company's Board, if any, the Company Articles will not be able to be amended and no provision may be repealed by its shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, unless such amendment has been approved by two-thirds of the Company's whole Board, in which event (unless otherwise expressly provided in the Company Articles) the Company Articles may be amended and any provision repealed by such shareholder approval as may be specified by law.

        It is expected that the Company's Board may make, amend and repeal the Company Bylaws with respect to those matters which are not, by statute, reserved exclusively to the Company shareholders, subject to the power of the Company shareholders to change such action. It is expected that no bylaw may be made, amended or repealed by the Company shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the Company's Board, in which event (unless otherwise expressly provided in the Company Articles or the Company Bylaws) the Company Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

Preferred Stock

        The purpose of authorizing the Company's Board to issue preferred stock and determine its rights and preferences would be to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company's outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company's common stock.

Shareholder Rights Plan

        Pennsylvania law permits the adoption of shareholder rights plan (commonly known as a "poison pill") as an anti-takeover measure. In this regard, we currently expect that the Company's Board will adopt a shareholder rights plan in connection with the Distribution.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

        The Company is subject to certain provisions of Chapter 25 of the PBCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

        Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles will not permit shareholder action by partial written consent.

        Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an "interested shareholder" (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company's subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Company's Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.

        Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company's shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

        Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company's directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Company's Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company's outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

        It is expected that the Company will elect to opt out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company's equity securities under certain circumstances).

Advance Notice Requirements

        The Company Bylaws will require the Company shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company's annual meeting of shareholders. These procedures will provide that notice of shareholder proposals and shareholder nominations for the election of directors at the Company's annual meeting must be in writing and received by the Company's secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and any person or entity on whose behalf the nomination is made and be accompanied by an executed written representation and agreement that includes an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "against" than "for" the director's election.

Special Meetings of Shareholders

        The Company Bylaws is expected to provide that a special meeting of shareholders may be called by the Company's Board or chief executive officer. The Company shareholders will not have a right to call a special meeting under the Company Bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

        Additionally, the PBCL permits an amendment of a corporation's articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

Exercise of Director Powers Generally

        Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the PBCL. The Company does not currently have a "poison pill."

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

        The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.

        Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

        To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such individual in connection therewith.

        Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

        It is expected that the Company Articles will provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director. The Company Bylaws will provide for indemnification for current and former directors and officers serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Company Bylaws will also permit the advancement of expenses and expressly authorize the Company to carry directors' and officers' insurance to protect itself, its directors and officers against some liabilities. The Company Bylaws will also provide for indemnification of employees and agents of the Company under certain circumstances.

        The limitation of liability and indemnification provisions that will be in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company's directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions will not limit or eliminate the Company's rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any the Company directors or officers for which indemnification is sought.

Exclusive Forum

        The Company Bylaws are expected to provide that, unless the Company otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which the registered office of the Company is located, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company shareholders, any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the PBCL or the Company Articles or the Company Bylaws or any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine.

Authorized but Unissued Shares

        Subject to applicable law and stock exchange rules, the Company's authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

        The Company intends to apply to list shares of the Company's common stock on the NYSE under the ticker symbol ETRN.

Sale of Unregistered Securities

        On May 11, 2018, the Company issued 100 shares of its common stock to EQT Production Company, a wholly-owned subsidiary of EQT, pursuant to Section 4(2) of the Securities Act. The Company did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

        The transfer agent and registrar for the Company's common stock will be American Stock Transfer & Trust Company, LLC:

  American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Brooklyn, NY 11219
  https://www.astfinancial.com/login/shareholders-and-investors/us-manage-my-shareholder-account
  (800) 937-5449 (toll free) or (718) 921-8124 (non-toll free)

 WHERE YOU CAN FIND MORE INFORMATION

        The Company has filed a registration statement on Form 10 with the SEC with respect to the shares of the Company's common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the Company and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, NE, Washington, DC 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        As a result of the Distribution, the Company will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

        The Company intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. The Company has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

APPENDIX A

2016 PEER GROUP—
FINANCIAL METRICS

Company	2014 Net Income ($MM)	12/31/14 Market Cap ($MM)	2014 Revenue ($MM)
Cabot Oil & Gas Corporation	104	12,230	2,035
Chesapeake Energy Corporation	1,917	13,016	19,557
Cimarex Energy Co.	507	9,248	2,432
Concho Resources Inc.	538	11,273	2,732
CONSOL Energy Inc.	163	7,782	3,683
Continental Resources, Inc.	977	14,278	4,627
Energen Corporation	568	4,667	1,344
EOG Resources, Inc.	2,915	50,455	16,727
EXCO Resources, Inc.	121	594	641
Marathon Oil Corporation	3,046	19,093	10,924
National Fuel Gas Company	299	5,854	2,113
Newfield Exploration Company	900	3,722	2,249
Noble Energy, Inc.	1,214	17,163	4,960
ONEOK, Inc.	314	10,366	12,195
Pioneer Natural Resources Company	930	22,163	4,428
QEP Resources, Inc.	784	3,643	3,403
Range Resources Corporation	634	9,017	2,024
SM Energy Company	666	2,601	2,522
Southwestern Energy Company	924	9,637	4,038
Spectra Energy Corp	1,082	24,357	5,903
Ultra Petroleum Corp.	543	2,016	1,182
Whiting Petroleum Corporation	65	5,542	3,025
50% Percentile	650	9,443	3,214
EQT Corporation	387	11,469	2,470
EQT Percent Rank	26%	63%	35%

Source: Pay Governance

A-1

 2017 PEER GROUP—
FINANCIAL METRICS

Company	2015 Net Income (Loss) ($MM)	12/31/15 Market Cap ($MM)	2015 Revenue ($MM)
Antero Resources Corporation	941	6,040	2,430
Cabot Oil & Gas Corporation	(114)	7,321	1,495
Chesapeake Energy Corporation	(14,685)	2,993	13,457
Cimarex Energy Co.	(2,409)	8,452	1,453
Concho Resources Inc.	66	11,992	2,436
CONSOL Energy Inc.	(375)	1,810	2,843
Continental Resources, Inc.	(354)	8,572	2,680
Devon Energy Corporation	(14,459)	13,152	13,145
Energen Corporation	(946)	3,230	763
EOG Resources, Inc.	(4,525)	38,914	8,704
EXCO Resources, Inc.	(1,192)	350	457
Marathon Oil Corporation	(2,204)	8,527	5,596
National Fuel Gas Company	(379)	3,618	1,761
Newfield Exploration Company	(3,362)	5,321	2,062
Noble Energy, Inc.	(2,441)	14,095	4,052
ONEOK, Inc.	245	5,161	7,763
Pioneer Natural Resources Company	(273)	18,729	4,018
QEP Resources, Inc.	(149)	2,368	2,480
Range Resources Corporation	(714)	4,168	1,714
SM Energy Company	(448)	1,336	1,514
Southwestern Energy Company	(4,556)	2,734	3,339
Whiting Petroleum Corporation	(2,219)	1,927	2,092
50% Percentile	(714)	5,321	2,480
EQT Corporation	85	7,952	2,126
EQT Percent Rank	87%	61%	39%

Source: Pay Governance

A-2

APPENDIX B

NON-GAAP FINANCIAL INFORMATION

        The Executive STIP and the headquarters portion of the Regular STIP for the 2017 plan year utilized adjusted EBITDA compared to EQT's business plan as a performance measure and the business unit portion of the Regular STIP utilized adjusted business unit EBITDAX compared to EQT's business plan as a performance measure.

        For the 2017 plan year, adjusted EBITDA was defined as EQT's income from continuing operations (which shall, for the avoidance of doubt, include income attributable to noncontrolling interests) before interest, income taxes, depreciation and amortization for the fiscal year ending December 31, 2017, (i) calculated using a constant commodity price of $2.69 per Mcfe and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2017 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2017 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash developed and undeveloped oil and gas property and midstream asset impairments, (v) excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $100 million and (vi) excluding any charge and benefit associated with the repurchase of debt by EQT.

        For the 2017 plan year, adjusted EBITDAX was defined as EQT's income from continuing operations (which shall for the avoidance of doubt, include net income attributable to noncontrolling interests) before interest, income taxes, depreciation, amortization and exploration expenses for the fiscal year ended December 31, 2017, (i) calculated using a constant commodity price of $2.69 per Mcfe and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2017 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2017 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash developed and undeveloped oil and gas property and midstream asset impairments, (v) excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $100 million and (vi) excluding any charge and benefit associated with the repurchase of debt by EQT. For the 2017 plan year, adjusted business unit EBITDAX for a business unit was defined as total revenues of the applicable business unit, minus total expenses of the applicable business unit, excluding in each case (i) interest, income taxes, depreciation, amortization and exploration expenses and (ii) non-cash gains/losses on derivatives not designated as hedges, in each case including the components thereof attributable to noncontrolling interests.

        The impact of acquisitions and/or dispositions in excess of $50 million and less than or equal to $100 million may be considered for the purpose of EQT's Compensation Committee's exercise of downward discretion. For the avoidance of doubt, Dropdown Transactions to EQM or any subsidiary of EQM shall not be deemed to be dispositions for purposes of calculating 2017 EBITDA or 2017 EBITDAX. If any event occurs on or after the Grant Date that causes EQT to report discontinued operations for 2017 not contemplated in EQT's 2017 business plan, EQT's 2017 business plan EBITDA and business plan EBITDAX shall be adjusted to exclude the components of 2017 EBITDA and 2017 EBITDAX attributable to such discontinued operations.

        Adjusted EBITDA and adjusted business unit EBITDAX are non-GAAP supplemental financial measures that EQT's management uses to assess: (i) EQT's performance versus prior periods; (ii) EQT's operating performance as compared to other companies in its industry; (iii) the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors; (iv) EQT's ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Additionally, management uses adjusted business unit EBITDAX as a measure to assess EQT's and the applicable business unit's performance versus prior periods without the impact of production and exploration costs associated with innovative drilling and exploratory wells, which vary from period-to-period. Adjusted EBITDA and adjusted business unit EBITDAX contain certain adjustments that are not included in EQT's calculation of EBITDA, a separate non-GAAP supplemental financial measure used by external users of EQT's financial statements, such as industry analysts, investors, lenders and ratings agencies.

        Adjusted EBITDA and adjusted business unit EBITDAX should not be considered as alternatives to net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and adjusted business unit EBITDAX have important limitations as analytical tools because they exclude some, but not all, items that affect net income. Additionally, because adjusted EBITDA and adjusted business unit EBITDAX may be defined differently by other companies in its industry, EQT's definition of adjusted EBITDA and adjusted business unit EBITDAX may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

        Adjusted EBITDA was selected as a performance measure under the Executive STIP and the headquarters portion of the Regular STIP for the 2017 plan year because adjusted EBITDA growth drives behavior consistent with the shareholders' interests, and EQT's business plan embodies the goals and priorities of EQT. Similarly, adjusted business unit EBITDAX was selected as a performance measure under the business unit portion of the Regular STIP because adjusted business unit EBITDAX growth drives behavior within the applicable business unit consistent with the shareholders' interests, and EQT's business plan embodies the goals and priorities of EQT. The table below reconciles EQT's adjusted EBITDA as shown in this information statement with EQT's net income, the most comparable financial measure calculated in accordance with GAAP, for the applicable year as set forth in EQT's 2017 annual report on Form 10-K.

(in millions)
Net (loss) income	1,858,142
(Deduct)/add back:
Income taxes	(1,115,619)
Interest expense	202,772
Depreciation, depletion and amortization	1,088,499
EBITDA	2,033,794
Price adjustment	(230,196)
Non-cash derivatives	(347,161)
Acquisitions/divestitures	68,183
Debt extinguishment	12,641
Adjusted EBITDA	1,537,261

        The table below reconciles EQT's midstream business unit's adjusted business unit EBITDAX as shown in this information statement with EQT's net income, the most comparable financial measure calculated in accordance with GAAP, for the applicable year as set forth in EQT's 2017 annual report on Form 10-K.

(in millions)
Net (loss) income	1,858,142
(Deduct)/add back:
Income taxes	(1,115,619)
Interest expense	202,772
Depreciation, depletion and amortization	1,088,499
Exploration expense	25,117
EBITDAX	2,058,911
Price adjustment	(230,196)
Non-cash derivatives	(347,161)
Acquisitions/divestitures	68,183
Debt extinguishment	12,641
Adjusted EBITDAX	1,562,378
Production business unit and other EBITDAX	(856,807)
Midstream business unit adjusted business unit EBITDAX	705,571

APPENDIX C

INCENTIVE PERFORMANCE SHARE UNIT PROGRAM PAYOUT MATRIX

2017 Program

Total Sales Volume Growth**	Payout Factor*
25% Compound Annual Growth Rate	.50	.75	1.20	2.00	2.40	2.60	2.80	3.00
20% Compound Annual Growth Rate	.30	.55	.95	1.75	2.15	2.35	2.55	2.75
15% Compound Annual Growth Rate	.00	.30	.70	1.50	1.90	2.10	2.30	2.50
5% Compound Annual Growth Rate	.00	.00	.20	1.00	1.40	1.60	1.80	2.00
0% Compound Annual Growth Rate	.00	.00	.00	.50	.90	1.10	1.30	1.50

Total Shareholder Return Rank	23 - 21	20 - 18	17 - 15	14 - 12	11 - 10	9 - 7	6 - 4	3 - 1

*
Payout Factor shall be interpolated between stated levels of Total Sales Volume Growth.

C-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of EQT Corporation

Opinion on the Financial Statements

        We have audited the accompanying combined consolidated balance sheets of Equitrans Midstream Corporation Predecessor (the Company) as of December 31, 2017 and 2016, the related combined consolidated statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "combined consolidated financial statements"). In our opinion, the combined consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young, LLP

We have served as the Company's auditor since 2018.

Pittsburgh, Pennsylvania
August 9, 2018

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

STATEMENTS OF COMBINED CONSOLIDATED OPERATIONS

YEARS ENDED DECEMBER 31,

	2017	2016	2015
	(Thousands)
Operating revenues(a)	$895,558	$732,272	$632,936
Operating expenses:
Operating and maintenance(b)	84,831	69,255	69,478
Selling, general and administrative(b)	80,339	75,512	63,663
Transaction costs(b)	85,124	—	—
Depreciation	96,674	62,691	49,895
Amortization of intangible assets	5,540	—	—
Impairment of long-lived assets	—	59,748	—

Total operating expenses	352,508	267,206	183,036
Operating income	543,050	465,066	449,900
Equity income(c)	22,171	9,898	2,367
Other income(d)	4,439	27,113	5,406
Net interest expense(d)	34,801	16,761	21,348

Income before income taxes	534,859	485,316	436,325
Income tax expense	212,402	98,243	25,314

Net income	322,457	387,073	411,011
Net income attributable to noncontrolling interests	349,613	321,920	236,715

Net (loss) income attributable to Equitrans Midstream Corporation	$(27,156)	$65,153	$174,296

(a)
Operating revenues included affiliate revenues from EQT Corporation and subsidiaries (collectively, EQT) of $665.9 million, $551.4 million and $462.4 million for the years ended December 31, 2017, 2016 and 2015, respectively. See Note 5.

(b)
Operating and maintenance expense included charges from EQT of $40.6 million, $34.2 million and $33.5 million for the years ended December 31, 2017, 2016 and 2015, respectively. Selling, general and administrative expense included charges from EQT of $75.6 million, $70.4 million and $57.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. See Note 5. Transaction costs represent selling, general and administrative expenses related to the Rice Merger (defined in Note 1) that were allocated to Equitrans Midstream Corporation. See Notes 2 and 5.

(c)
Represents equity income from Mountain Valley Pipeline, LLC (the MVP Joint Venture). See Note 6.

(d)
Net interest expense included interest income from a preferred interest in EQT Energy Supply, LLC (EES) (the Preferred Interest) of $6.8 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively. Other income included distributions received from EES of $8.3 million for the year ended December 31, 2016. See Note 6.

See notes to combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

STATEMENTS OF COMBINED CONSOLIDATED CASH FLOWS

YEARS ENDED DECEMBER 31,

	2017	2016	2015
	(Thousands)
Cash flows from operating activities:
Net income	$322,457	$387,073	$411,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	96,674	62,691	49,895
Amortization of intangible assets	5,540	—	—
Impairment of long-lived assets	—	59,748	—
Deferred income taxes	158,369	(17,576)	(512,738)
Equity income	(22,171)	(9,898)	(2,367)
AFUDC—equity	(5,110)	(19,402)	(6,327)
Non-cash long-term compensation expense	468	373	1,633
Changes in other assets and liabilities:
Accounts receivable	(34,926)	(2,872)	(647)
Accounts payable	(9,701)	(9,394)	8,511
Due to/from affiliates	150,405	95,647	535,551
Other assets and other liabilities	7,736	3,115	5,638

Net cash provided by operating activities	669,741	549,505	490,160
Cash flows from investing activities:
Capital expenditures	(380,151)	(584,819)	(458,056)
MVP Interest Acquisition and capital contributions to the MVP Joint Venture	(159,550)	(98,399)	(84,381)
Sales of interests in the MVP Joint Venture	—	12,533	9,723
Preferred Interest Acquisition	—	—	(124,317)
Principal payments received on the Preferred Interest	4,166	1,024	—

Net cash used in investing activities	(535,535)	(669,661)	(657,031)
Cash flows from financing activities:
Proceeds from the issuance of EQM common units, net of offering costs	—	217,102	1,182,002
Proceeds from the issuance of EQGP common units, net of offering costs	—	—	673,964
Proceeds from credit facility borrowings	544,000	740,000	617,000
Payments of credit facility borrowings	(344,000)	(1,039,000)	(318,000)
Proceeds from the issuance of EQM's long-term debt	—	500,000	—
Proceeds from the EQGP Working Capital Facility loan	84	18	66
Net (distributions to) contributions from EQT	(1,009,501)	203,926	(1,382,704)
Contribution to Strike Force Midstream LLC by minority owner, net of distribution	6,738	—	—
Distributions to noncontrolling interest unitholders	(236,123)	(189,981)	(121,759)
Debt discount, debt issuance costs and credit facility origination fees	(2,257)	(8,580)	—

Net cash (used in) provided by financing activities	(1,041,059)	423,485	650,569
Net change in cash and cash equivalents	(906,853)	303,329	483,698
Cash and cash equivalents at beginning of year(a)	1,027,857	662,941	179,243

Cash and cash equivalents at end of year	$121,004	$966,270	$662,941
Cash paid during the year for:
Interest, net of amounts capitalized	$43,797	$13,902	$19,610
Non-cash activity during the year for:
Acquisition of Rice Midstream Holdings LLC	$3,846,240	$—	$—
Net settlement of current income taxes payable with EQT	115,819	536,871	398,253
Elimination of net current and deferred tax liabilities	—	1,945	—

(a)
Cash and cash equivalents at beginning of year for 2017 includes $61.6 million of cash and cash equivalents acquired at the effective time of the Rice Merger. See Note 2.

See notes to combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

COMBINED CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2017	2016
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$121,004	$966,270
Accounts receivable (net of allowance for doubtful accounts of $446 and $319 as of December 31, 2017 and 2016, respectively)	60,551	20,662
Accounts receivable—affiliate	158,720	81,358
Other current assets	14,565	9,912

Total current assets	354,840	1,078,202
Property, plant and equipment	5,516,527	2,894,858
Less: accumulated depreciation	(405,665)	(316,024)

Net property, plant and equipment	5,110,862	2,578,834
Investment in unconsolidated entity	460,546	184,562
Goodwill	1,384,872	—
Net intangible assets	617,660	—
Deferred income taxes	257,128	402,563
Other assets	142,888	147,994

Total assets	$8,328,796	$4,392,155

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$105,364	$35,831
Due to affiliate	363,058	136,344
Capital contribution payable to the MVP Joint Venture	105,734	11,471
Accrued interest	11,067	12,016
Accrued liabilities	20,995	8,741

Total current liabilities	606,218	204,403
Credit facility borrowings	466,000	—
EQM senior notes	987,352	985,732
Regulatory and other long-term liabilities	30,462	9,354

Total liabilities	2,090,032	1,199,489
Equity:
Parent net investment	1,143,769	(66,300)
Noncontrolling interests	5,094,995	3,258,966

Total equity	6,238,764	3,192,666

Total liabilities and equity	$8,328,796	$4,392,155

See notes to combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

STATEMENTS OF COMBINED CONSOLIDATED EQUITY

YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	Parent Net Investment	Noncontrolling Interests	Total Equity
	(Thousands)
Balance at January 1, 2015	$(576,369)	$1,790,248	$1,213,879
Net income	174,296	236,715	411,011
Net distributions to EQT	(984,451)	—	(984,451)
Equity-based compensation plans	647	1,056	1,703
Distributions to noncontrolling interest unitholders ($2.505 and $0.15139 per common unit for EQM and EQGP, respectively)	—	(121,759)	(121,759)
Issuance of EQM common units, net of offering costs	—	1,182,002	1,182,002
Issuance of EQGP common units, net of offering costs	—	673,964	673,964
Net changes in ownership of consolidated entities	487,174	(811,975)	(324,801)

Balance at December 31, 2015	$(898,703)	$2,950,251	$2,051,548
Net income	65,153	321,920	387,073
Net contributions from EQT	740,797	—	740,797
Equity-based compensation plans	212	161	373
Distributions to noncontrolling interest unitholders ($3.05 and $0.571 per common unit for EQM and EQGP, respectively)	—	(189,981)	(189,981)
Issuance of EQM common units, net of offering costs	—	217,102	217,102
Net changes in ownership of consolidated entities	24,296	(40,487)	(16,191)
Elimination of net current and deferred tax liabilities	1,945	—	1,945

Balance at December 31, 2016	$(66,300)	$3,258,966	$3,192,666
Net (loss) income	(27,156)	349,613	322,457
Net distributions to EQT	(893,682)	—	(893,682)
Contribution to Strike Force Midstream LLC by minority owner, net of distribution	—	6,738	6,738
Equity-based compensation plans	278	190	468
Distributions to noncontrolling interest unitholders ($3.655 and $0.806 per common unit for EQM and EQGP, respectively)	—	(236,123)	(236,123)
Rice Merger(a)	2,130,629	1,715,611	3,846,240

Balance at December 31, 2017	$1,143,769	$5,094,995	$6,238,764

(a)
Represents the estimated fair value of the Rice Midstream Holdings LLC net assets acquired by EQT and allocated to Equitrans Midstream Corporation as part of the Rice Merger. See Notes 1 and 2.

See notes to combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

1.     Summary of Operations and Significant Accounting Policies

Organization

        Equitrans Midstream Corporation (Equitrans Midstream or the Company) was formed on May 11, 2018 as a wholly-owned subsidiary of EQT Corporation (EQT) (NYSE: EQT) to hold the assets, liabilities and results of operations of EQT's Midstream Business (defined herein). On February 21, 2018, EQT announced plans to separate its Midstream Business, which is composed of the separately-operated natural gas gathering, transmission and storage, and water services of EQT (collectively, the Midstream Business), from its Upstream Business, which is composed of the natural gas, oil and natural gas liquids development, production and sales and commercial operations of EQT (collectively, the Upstream Business) (the Separation). The Separation will be effected through a series of transactions that will ultimately culminate in the contribution of the Midstream Business to the Company and the distribution of 80.1% of the shares in Equitrans Midstream to existing EQT shareholders (the Distribution). Upon completion of the Distribution, EQT will own 19.9% of Equitrans Midstream common stock. Equitrans Midstream will not have any material, separate assets or liabilities until the contribution of the Midstream Business at the Separation.

        Following the Separation, the Company will indirectly hold investments in the entities conducting EQT's Midstream Business, including the limited and general partner interests in EQT GP Holdings, LP (EQGP) (NYSE: EQGP) and the limited and general partner interests and incentive distribution rights (IDRs) in EQT Midstream Partners, LP (EQM) (NYSE: EQM). EQGP is a wholly-owned, direct subsidiary of EQT Gathering Holdings, LLC (EQT Gathering Holdings) that owns partnership interests in EQM. EQM owns, operates, acquires and develops midstream assets in the Appalachian Basin. EQT Midstream Services, LLC (the EQM General Partner) is a wholly-owned subsidiary of EQGP and is EQM's general partner. EQT GP Services, LLC (the EQGP General Partner) is a wholly-owned subsidiary of EQT Gathering Holdings and is EQGP's general partner.

        The Company's assets, liabilities and results of operations will also include the legacy assets of Rice Midstream Holdings LLC (Rice Midstream Holdings). EQT obtained control of Rice Midstream Holdings on November 13, 2017 (the Rice Merger Date), when, pursuant to the agreement and plan of merger dated June 19, 2017 (as amended, the EQT-Rice Merger Agreement) by and among EQT, Rice Energy Inc. (Rice Energy) and a wholly-owned subsidiary of EQT (EQT Merger Sub), Rice Energy became a wholly-owned, indirect subsidiary of EQT (Rice Merger) and EQT became the indirect parent of Rice Midstream Holdings. The operations of Rice Midstream Holdings were primarily conducted through Rice Midstream Partners LP (RMP), Rice West Virginia Midstream LLC (Rice West Virginia), Rice Olympus Midstream LLC (Rice Olympus) and Strike Force Midstream Holdings LLC (Strike Force Holdings). Strike Force Holdings owns 75% of the outstanding limited liability company interests in Strike Force Midstream LLC (Strike Force Midstream), a Delaware limited liability company. Rice Midstream Holdings, through its wholly-owned, indirect subsidiary Rice Midstream GP Holdings LP (RMGP), owned Rice Midstream Management LLC, the general partner of RMP (the RMP General Partner), as well as the limited partner interests and all of the IDRs in RMP. Rice Midstream Holdings controlled the RMP General Partner and therefore consolidated the results of RMP. In 2018, EQM obtained control of the operating entities of Rice Midstream Holdings through the following transactions:

  •
  On April 25, 2018, EQM, RMP and certain of their affiliates entered into an agreement and plan of merger, pursuant to which EQM acquired RMP and the RMP General Partner (the EQM-RMP Mergers). The EQM-RMP Mergers closed on July 23, 2018.

  •
  On May 22, 2018, EQM, through its wholly-owned subsidiary EQM Gathering Holdings, LLC, a Delaware limited liability company (EQM Gathering), acquired all the outstanding limited liability company interests in each of Rice West Virginia, Rice Olympus and Strike Force Holdings (collectively, the Drop-Down Entities) (the Drop-Down Transaction), pursuant to the terms of a contribution and sale agreement dated as of April 25, 2018 by and among EQM, EQM Gathering, EQT and Rice Midstream Holdings, in exchange for an aggregate of 5,889,282 EQM common units and cash consideration of $1.15 billion, plus working capital adjustments. As a result of the closing of the Drop-Down Transaction, effective May 1, 2018, the Drop-Down Entities are wholly-owned subsidiaries of EQM Gathering.

  •
  On May 1, 2018, EQM acquired the remaining 25% of the outstanding limited liability company interests in Strike Force Midstream from Gulfport Midstream Holdings, LLC (Gulfport Midstream), an affiliate of Gulfport Energy Corporation (the Gulfport Transaction). As a result, effective May 1, 2018 EQM indirectly owns 100% of Strike Force Midstream.

Basis of Presentation

        These combined consolidated financial statements and related notes include the assets, liabilities and results of operations of EQT's Midstream Business prior to the Separation and represent the predecessor for accounting purposes of Equitrans Midstream Corporation (the Predecessor) for each of the periods presented. The Predecessor includes EQT's Midstream Business and is comprised of EQT's interests in the following: (i) EQT Gathering Holdings, except for its interests in EQT's Upstream Business that will be distributed to and retained by EQT prior to the Separation; combined with (ii) Rice Midstream Holdings as of and from the Rice Merger Date when it became a wholly-owned, indirect subsidiary of EQT.

        The EQGP General Partner is a wholly-owned subsidiary of EQT Gathering Holdings and controls EQGP through its general partner interest in EQGP. Therefore, the financial statements of EQT Gathering Holdings consolidate EQGP. The EQM General Partner is a wholly-owned subsidiary of EQGP and controls EQM through its general partner interest in EQM. Therefore, the financial statements of EQM are consolidated in EQGP's financial statements.

        References in these combined consolidated financial statements to Equitrans Midstream Corporation, Equitrans Midstream or the Company refer collectively to Equitrans Midstream Corporation and the Predecessor when referring to all historical periods prior to the Separation.

        These combined consolidated financial statements have been derived from EQT's consolidated financial statements and accounting records and reflect the historical results of operations, financial position and cash flows of the Company as if EQT's Midstream Business had been combined for all periods presented. The combined consolidated financial statements include expense allocations for certain corporate functions historically performed by EQT, such as executive oversight, accounting, treasury, tax, legal, procurement, information technology and share-based compensation. See Note 5. The Company believes the assumptions underlying these financial statements are reasonable; however, as organizational structure and strategic focus dictate expenses incurred, the financial statements may not include all expenses that would have been incurred had the Company existed as a standalone, publicly traded corporation. Similarly, the financial statements may not reflect the results of operations, financial position and cash flows had the Company existed as a standalone, publicly traded corporation.

Nature of Business

        All of the Company's operating activities are conducted through its operating segments. The Company provides midstream services to EQT and third parties in Pennsylvania, West Virginia and Ohio through three primary assets: the gathering system, the transmission and storage system and the water services assets.

        As of December 31, 2017, the gathering system included approximately 630 miles of high-pressure gathering lines that have a total firm contracted gathering capacity of approximately 2.3 billion cubic feet (Bcf) per day and multiple interconnect points to the transmission and storage system. The gathering system also included approximately 1,500 miles of Federal Energy Regulatory Commission (FERC)-regulated, low-pressure gathering lines.

        As of December 31, 2017, the transmission and storage system included approximately 950 miles of FERC-regulated, interstate pipeline that have interconnect points to seven interstate pipelines and multiple local distribution companies. The transmission and storage system is supported by 18 natural gas reservoirs, which have a peak withdrawal capacity of approximately 645 million cubic feet (MMcf) per day and a working gas capacity of 43 Bcf, and 41 compressor units. As of December 31, 2017, the transmission and storage system had a total throughput capacity of approximately 4.4 Bcf per day.

        The water system consists of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities that support well completion activities, including the collection of flowback and produced water for recycling or disposal. As of December 31, 2017, the water assets located in Pennsylvania provided access to 29.4 million gallons (MMgal) per day of fresh water from the Monongahela River and other regional water sources, and the water assets located in Ohio provided access to 14.0 MMgal per day of fresh water from the Ohio River and other regional water sources.

Significant Accounting Policies

        Principles of Combination and Consolidation.    The Company, for the periods presented in these combined consolidated financial statements, did not exist as a separate legal entity. Therefore, these combined consolidated financial statements are reflective of the Predecessor as described in "Basis of Presentation."

        Investments over which the Company can exert significant influence are recorded under the equity method of accounting. Inter-company transactions have been eliminated for purposes of preparing these combined consolidated financial statements. Transactions between EQT, on the one hand, and the Company, EQGP or EQM, on the other hand, have been identified and presented as transactions between related parties as discussed in Note 5.

        Segments.    Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the Company's chief operating decision maker in deciding how to allocate resources. The Company reports its operations in three segments that reflect its three lines of business of Gathering, Transmission and Water. The operating segments are evaluated based on their contribution to the Company's operating income and equity income. Transmission also includes the investment in the MVP Joint Venture which is treated as an equity investment as described in Note 6; as a result, Transmission's portion of the MVP Joint Venture's operating results are reflected in equity income and not in Transmission's operating income. All of the Company's operating revenues, income and assets are generated or located in the United States. See Note 4.

        Use of Estimates.    The preparation of financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect amounts reported in these financial statements. Actual results could differ from those estimates.

        Cash Equivalents.    The Company classifies highly-liquid investments with original maturities of three months or less as cash equivalents. Interest earned on cash equivalents is recorded as a reduction to net interest expense in the statements of combined consolidated operations.

        Trade and Other Receivables.    Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of accounts receivable, including assessing the probability of collection and the creditworthiness of customers. Based on assessments by management, allowances for doubtful accounts were $0.4 million and $0.3 million at December 31, 2017 and 2016, respectively. The Company also has receivables due from EQT as discussed in Note 5.

        Fair Value of Financial Instruments.    The Company categorizes assets and liabilities disclosed at fair value using a three-level fair value hierarchy based on priority of the inputs used in the valuation. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Owing to their short maturity, the carrying values of cash and cash equivalents, accounts receivable, amounts due to/from affiliates and accounts payable are assumed to approximate fair value; as such, their fair values are Level 1 fair value measurements. Interest rates on credit facility borrowings are based on prevailing market rates, so the carrying values of the credit facility borrowings approximate fair value and the fair values are Level 1 fair value measurements. As EQM's senior notes are not actively traded, their fair values are estimated using an income approach model that applies a discount rate based on prevailing market rates for debt with similar remaining time-to-maturity and credit risk; as such, their fair values are Level 2 fair value measurements. See Note 9. The fair value of the Preferred Interest is estimated using an income approach model that applies a discount rate based on prevailing market rates and is a Level 3 fair value measurement. As of December 31, 2017 and 2016, the estimated fair value of the Preferred Interest was approximately $133.0 million and $132.0 million, respectively, and the carrying value of the Preferred Interest was approximately $119.1 million and $123.3 million, respectively, inclusive of approximately $4.4 million for each period reported in other current assets in the combined consolidated balance sheets.

        Property, Plant and Equipment.    The Company's property, plant and equipment are stated at depreciated cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the asset are capitalized. The Company capitalized internal costs of $46.5 million, $53.2 million and $78.9 million in 2017, 2016 and 2015, respectively. The Company capitalized interest, including the debt component of allowance for funds used during construction (AFUDC), of $4.7 million, $9.4 million and $5.6 million in 2017, 2016 and 2015, respectively.

        The following table summarizes the Company's property, plant and equipment.

	As of December 31,
	2017	2016
	(Thousands)
Gathering assets	$3,642,937	$1,330,998
Accumulated depreciation	(153,791)	(110,473)

Net gathering assets	3,489,146	1,220,525

Transmission and storage assets	1,674,080	1,563,860
Accumulated depreciation	(248,474)	(205,551)

Net transmission and storage assets	1,425,606	1,358,309

Water assets	193,825	—
Accumulated depreciation	(3,363)	—

Net water assets	190,462	—

Net other property, plant and equipment	5,648	—

Net property, plant and equipment	$5,110,862	$2,578,834

        Depreciation is recorded using composite rates on a straight-line basis over the estimated useful life of the asset. The average depreciation rates for the years ended December 31, 2017, 2016 and 2015 were 1.8%, 2.2% and 2.1%, respectively. The Company estimates that gathering and transmission pipelines have useful lives of 20 years to 65 years and compression equipment has useful lives of 20 years to 50 years. The Company estimates that water pipelines, pumping stations and impoundment facilities have useful lives of 10 years to 15 years. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. Equitrans, L.P., the Company's FERC-regulated subsidiary, re-evaluates depreciation rates for its regulated property, plant and equipment each time it files with the FERC for a change in transmission and storage rates.

        Whenever events or changes in circumstances indicate that the carrying values may not be recoverable, the Company reviews its long-lived assets for impairment by first comparing the carrying value of the asset to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the undiscounted cash flows, the Company estimates and recognizes an impairment loss equal to the difference between the carrying value and fair value of the assets.

        No impairment of any long-lived assets was recorded during the years ended December 31, 2017 and 2015. During the year ended December 31, 2016, the Company recorded an impairment of long-lived assets of $59.7 million related to certain gathering assets. Using the income approach and Level 3 fair value measurement inputs, the gathering assets were written down to fair value. The impairment was triggered by a reduction in estimated future cash flows caused by the low commodity price environment, which reduced producer drilling activity and related throughput on the gathering assets.

        Goodwill.    Goodwill is the total consideration of an acquisition less the fair value of the identifiable, acquired net assets. Goodwill is evaluated for impairment annually and whenever events or changes in circumstance indicate that the fair value of a reporting unit is less than its carrying amount. The Company may first consider qualitative factors to assess whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If such indication exists, a two-step goodwill impairment test is completed. The first step compares the fair value of the reporting unit to its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step, which compares the implied fair value of the reporting unit's goodwill to its carrying value, is required. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, the difference is recognized as an impairment charge. The Company uses a combination of an income and market approach to estimate the fair value of its reporting units.

        As a result of the Rice Merger, approximately $1,384.9 million of goodwill related to the Gathering segment was allocated to Equitrans Midstream. See Note 2. Prior to the Rice Merger, the Company had no goodwill. The Company evaluated goodwill for impairment at December 31, 2017 and determined there was no indication of impairment.

        Intangible Assets.    The Company did not have any intangible assets prior to the Rice Merger. At the Rice Merger Date, through pushdown accounting, the Company recorded approximately $623.2 million of intangible assets associated with acquired customer relationships. See Note 2. The Company's intangible assets have a useful life of 15 years and are amortized on a straight-line basis. Accumulated amortization as of December 31, 2017 was $5.5 million. Estimated annual amortization for the next five years is $41.5 million.

        Investment in Unconsolidated Entities.    The Company reviews the carrying value of its investments in unconsolidated entities for impairment whenever events or changes in circumstances indicate that the carrying value may have permanently declined in value. The impairment review involves comparing the investment's carrying value to its estimated fair value. If the carrying value exceeds the estimated fair value, the Company estimates and recognizes an impairment loss equal to the difference between the investment's carrying value and fair value.

        Unamortized Debt Discount and Issuance Costs.    The Company amortizes debt discounts and issuance costs over the term of the related borrowing. These amounts are presented as a reduction to debt in the combined consolidated balance sheets. Costs incurred from the issuance and extension of the $1 Billion Facility (as defined in Note 9) are presented in other assets in the combined consolidated balance sheets.

        Gas Imbalances.    Gas imbalances occur when the actual amount of gas delivered from a pipeline system or storage facility varies from the amount of gas scheduled for delivery. The Company values gas imbalances due to/from shippers and operators at current index prices. Gas imbalances are settled in-kind, subject to the terms of the FERC tariffs. As of December 31, 2017 and 2016, gas imbalance receivables of $5.2 million and $2.8 million, respectively, were presented in other current assets, with offsetting amounts recorded to system gas, a component of property, plant and equipment, in the combined consolidated balance sheets. The Company classifies gas imbalances as current because they are expected to settle within one year.

        Asset Retirement Obligations.    The Company is not legally or contractually obligated to restore or dismantle its gathering or transmission and storage systems. The Company is legally required to operate and maintain its assets and intends to do so as long as supply and demand for natural gas exist, which the Company expects to continue into the foreseeable future. Therefore, the Company did not have any asset retirement obligations related to its gathering or transmission and storage assets as of December 31, 2017 and 2016.

        The Company has asset retirement obligations related to its water system for which the Company records an associated liability and capitalizes a corresponding amount to asset retirement costs. The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at the Company's credit-adjusted, risk-free rate. The current portion of the asset retirement obligation is recorded in other accrued liabilities on the combined consolidated balance sheets.

        The following table presents a reconciliation of the beginning and ending carrying amounts of the Company's asset retirement obligations for the period from November 13, 2017, the date the liability was acquired in the Rice Merger, through December 31, 2017.

Asset Retirement Obligation
(Thousands)
Asset retirement obligation at January 1, 2016 and 2017	$—
Liabilities assumed at Rice Merger	9,286
Accretion expense	35

Asset retirement obligation at December 31, 2017	$9,321

        Contingencies.    The Company and EQGP are not currently party to any legal proceedings; however, EQM is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded when the loss is probable and the amount of loss can be reasonably estimated. EQM considers many factors when making such assessments, including historical knowledge and matter specifics. Estimates are developed through consultation with legal counsel and analysis of the potential results. See Note 12.

        Regulatory Accounting.    Equitrans, L.P., owns all of the Company's gathering, transmission and storage operations as well as its low pressure gathering assets. Equitrans, L.P. is subject to FERC regulation. Through the rate-setting process, rate regulation allows Equitrans, L.P. to recover the costs of providing regulated services plus an allowed return on invested capital. Regulatory accounting allows Equitrans, L.P. to defer expenses and income to its combined consolidated balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate-setting process for a period other than the period that they would be reflected in a non-regulated entity's statements of combined consolidated operations. Regulatory assets and liabilities are recognized in the Company's statements of combined consolidated operations in the period that the underlying expenses and income are reflected in the rates charged to shippers and operators. Equitrans, L.P. expects to continue to be subject to rate regulation that will provide for the recovery of deferred costs.

        The following table summarizes Equitrans, L.P.'s regulatory assets and liabilities that are included in other assets and regulatory and other long-term liabilities, respectively, in the Company's combined consolidated balance sheets.

	As of December 31,
	2017	2016
	(Thousands)
Regulatory assets:
Deferred taxes(a)	$18,786	$21,227
Other recoverable costs(b)	6,165	5,013

Total regulatory assets	$24,951	$26,240

Regulatory liabilities:
Deferred taxes(a)	$11,318	$—
On-going post-retirement benefits other than pensions(c)	7,724	6,744
Other reimbursable costs	860	715

Total regulatory liabilities	$19,902	$7,459

(a)
The regulatory asset from deferred taxes is primarily related to a historical deferred income tax position and taxes on the equity component of AFUDC. The regulatory liability from deferred taxes relates to the revaluation of a historical difference between the regulatory and tax bases of regulated property, plant and equipment. Equitrans, L.P. expects to recover the amortization of the deferred tax positions ratably over the depreciable lives of the underlying assets. Equitrans, L.P. expects to recover the taxes on the equity component of AFUDC through future rates over the depreciable lives of the underlying long-lived assets.

(b)
The regulatory asset from other recoverable costs is primarily related to the costs associated with the Retirement Plan (as defined and discussed in Note 13).

(c)
Equitrans, L.P. defers expenses for on-going post-retirement benefits other than pensions, which are subject to recovery in approved rates. The regulatory liability reflects lower cumulative actuarial expenses than the amounts recovered through rates.

        The following tables present Equitrans, L.P.'s regulated operating revenues and operating expenses and property, plant and equipment included in the Company's statements of combined consolidated operations and combined consolidated balance sheets, respectively.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Operating revenues	$383,309	$343,978	$309,984
Operating expenses	$143,614	$114,978	$109,658

	As of December 31,
	2017	2016
	(Thousands)
Property, plant & equipment	$1,787,656	$1,675,433
Accumulated depreciation	(278,756)	(234,336)

Net property, plant & equipment	$1,508,900	$1,441,097

        Revenue Recognition.    Firm contracts are contracts for gathering and transmission services that obligate the customer to pay a fixed monthly charge to reserve an agreed upon amount of pipeline or storage capacity regardless of the actual capacity used by the customer during the month. Revenues from firm contracts are recognized ratably over the contract period based on the contracted volume of natural gas transported or gathered. Revenues associated with gathered or transported volumes under firm and interruptible contracts are recognized as physical deliveries of gas are made. Revenues associated with water services are recognized in the period the service is provided and are generally related to the volume of water that is delivered, recycled or disposed.

        AFUDC.    The Company capitalizes the carrying costs of financing the construction of certain long-lived, regulated assets. Such costs are amortized over the asset's estimated useful life and include interest costs (the debt component of AFUDC) and equity costs (the equity component of AFUDC). The debt component of AFUDC is recorded as a reduction to net interest expense in the statements of combined consolidated operations, and the equity component of AFUDC is recorded in other income in the statements of combined consolidated operations. The debt component of AFUDC for the years ended December 31, 2017, 2016 and 2015 was $0.8 million, $2.4 million and $1.6 million, respectively, and the equity component of AFUDC for the years ended December 31, 2017, 2016 and 2015 was $5.1 million, $19.4 million and $6.3 million, respectively.

        Equity-Based Compensation.    EQGP awarded equity-based compensation in connection with the EQT GP Services, LLC 2015 Long-Term Incentive Plan, and EQM awarded equity-based compensation in connection with the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan. The EQGP and

EQM equity-based awards are paid in EQGP and EQM common units, respectively; as such, the Company treats both as equity awards. The awards are recorded at fair value based on the published market price on the grant date. See Note 8.

        Income Taxes.    The Company's operations have historically been included in the income tax filings of EQT. The provision for income taxes reflected in the Company's statements of combined consolidated operations is based on a separate return methodology using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year, which is calculated as if the Company was a standalone taxpayer filing hypothetical income tax returns where applicable. Any accrued current tax liability or refund arising from this approach is presented as part of amounts due to affiliate on the combined consolidated balance sheets and is settled with EQT as a component of parent's net investment on an annual basis.

        Deferred taxes represent the future tax consequences of differences between the financial and tax bases of the Company's assets and liabilities. Deferred tax balances are adjusted for changes in tax rates and tax laws when enacted. Deferred tax assets are reflected in the combined consolidated balance sheets for net operating losses, credits or other attributes to the extent that such attributes are expected to transfer to the Company upon the Separation. Any difference between the attributes to be transferred to the Company and the attributes generated on a separate return basis are adjusted as a component of parent net investment.

        Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carry-back periods, future reversals of taxable temporary differences, projections of taxable income and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carry-forward period, including from tax planning strategies, and experience. No significant negative evidence has been noted.

        Deferred tax assets for which no valuation allowance is recorded may not be realized and changes in facts and circumstances may result in the establishment of a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence that apply to valuation allowance establishment. If it is determined that it is more likely than not that a deferred tax asset for which a valuation is recorded will be realized, all or a portion of the valuation allowance may be released. Deferred tax assets and liabilities are also re-measured to reflect changes in underlying tax rates from law changes.

        Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold; otherwise, the tax benefit is recorded when the tax position has been effectively settled, either because the statute of limitation has expired or the appropriate taxing authority has completed their examination. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized. The Company has not identified any uncertain tax positions as of December 31, 2017 and 2016. See Note 10.

        Noncontrolling Interests.    The Company's noncontrolling interests comprise third-party ownership interests in EQGP and EQM and Gulfport Midstream's 25% ownership interests in Strike Force Midstream and are presented as a component of equity in the combined consolidated balance sheets. Net income attributable to noncontrolling interests represents income allocated to third-party investors in EQGP, EQM and Strike Force Midstream.

  Recently Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The standard requires entities to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration the entity expects in exchange for those goods or services. The Company adopted the standard on January 1, 2018 using the modified retrospective method of adoption. Adoption of the standard did not require an adjustment to the opening balance of equity. The Company has implemented processes and controls to review new contracts for appropriate accounting treatment in the context of the standard and to generate disclosures required under the standard.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The standard affects the accounting for equity investments, including elimination of the cost method, the accounting for financial liabilities measured under the fair value option and the presentation and disclosure of financial instruments. The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

        In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard requires entities to record assets and obligations for contracts currently recognized as operating leases. Lessees and lessors must apply a modified retrospective transition approach. The standard will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. The Company has performed a high-level identification of agreements covered by this standard, is currently evaluating processes and internal controls and is in the process of implementing a third-party-supported lease accounting information system to facilitate the accounting and financial reporting requirements.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. The standard amends guidance on reporting credit losses on assets held at amortized cost and on available for sale debt securities. The standard eliminates the probable initial recognition threshold and, in its place, requires entities to recognize the current estimate of all expected credit losses. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables and any other financial assets not explicitly excluded from the scope of the standard that have the contractual right to receive cash. The standard will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the effect the standard will have on its financial statements and related disclosures.

        In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. The standard addresses the presentation and classification of eight specific cash flow issues. The amendments in the standard will be effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. The Company adopted this standard in 2017 with no material impact on its financial statements and related disclosures.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business. The standard provides guidance on evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Simplifying the Test of Goodwill Impairment. The standard simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (step two of the current goodwill impairment test). Instead, an entity would record an impairment charge based on the excess of a reporting unit's carrying value over its fair value (as measured in step one of the current goodwill impairment test). The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation: Scope of Modification Accounting. The standard provides guidance on evaluating whether a change to the terms or conditions of an equity-based award require modification accounting. The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures. The standard will be applied prospectively to awards modified on or after the adoption date.

        Subsequent Events.    The Company has evaluated subsequent events through August 9, 2018, the date of this financial statement issuance. See Notes 6, 9 and 15.

2.     Rice Merger with EQT

        As discussed in Note 1, on November 13, 2017, EQT completed the Rice Merger. EQT recorded the Rice Merger as a business combination using the acquisition method of accounting and performed a preliminary valuation of the fair value of Rice Midstream Holdings' assets and liabilities as of the Rice Merger Date.

        The fair value of Rice Midstream Holdings' current assets and current liabilities were assumed to approximate their carrying values; as such, their fair values are Level 1 fair value measurements. The estimated fair value of long-lived property, plant and equipment were determined using estimated replacement cost, as adjusted by a usage obsolescence factor. As inputs used in the property, plant and equipment valuation are not observable, the assets' fair values are Level 3 fair value measurements. The fair value of the identified intangible asset was measured using an income approach model that discounts estimated future cash flows using a market-based weighted average cost of capital discount rate. As inputs used in the valuation are not observable, the intangible asset's fair value is a Level 3 fair value measurement.

        The acquired noncontrolling interest consisted of the third-party ownership interests in RMP and Strike Force Midstream as of the Rice Merger Date. The noncontrolling interest in RMP was calculated using RMP's common unit market price as of the Rice Merger Date. As RMP's common units were actively traded on the New York Stock Exchange, the fair value of the RMP noncontrolling interest is a Level 1 fair value measurement. The noncontrolling interest in Strike Force Midstream was calculated based on the enterprise value of Strike Force Midstream and the ownership percentage not acquired by EQT. As inputs used in the valuation are not observable, the noncontrolling interest's fair value is a Level 3 fair value measurement.

        See Note 1 for a discussion on fair value measurements.

        Rice Midstream Holdings recorded goodwill equal to the estimated, allocated enterprise value less the estimated fair value of the acquired net assets. Goodwill recorded reflects the value of perceived growth opportunities, synergies and operating leverage anticipated through acquisition and ownership of the acquired assets.

        The following table summarizes the preliminary purchase price allocation of the fair value of the assets and liabilities of Rice Midstream Holdings as of the Rice Merger Date. These values were recorded by Rice Midstream Holdings through pushdown accounting from EQT. The preliminary allocation to certain assets and liabilities may be adjusted as EQT finalizes its fair value estimates. Certain data necessary to complete the purchase price allocation is not yet available, including, but not limited to, final appraisals of assets acquired and liabilities assumed. EQT expects to complete the purchase price allocation once it has received all the necessary information, at which time the value of the assets and liabilities will be revised as appropriate.

As of November 13, 2017
(Thousands)
Enterprise value(a)	$3,846,240

Fair value of assets acquired and liabilities assumed:
Current assets	141,410
Property, plant and equipment	2,265,924
Intangible assets	623,200
Other assets	118
Current liabilities	(106,219)
RMP revolving credit facility	(266,000)
Due to affiliate(b)	(187,742)
Other long-term liabilities	(9,323)

Total fair value of assets acquired and liabilities assumed	2,461,368

Goodwill	$1,384,872

(a)
Includes the fair value of noncontrolling interests assumed of $1.5 billion and $0.2 billion for RMP and Strike Force Midstream, respectively.

(b)
At the time of the Rice Merger, EQT repaid $187.5 million of outstanding principal and $0.2 million in accrued interest under Rice Midstream Holdings' revolving credit facility. Following repayment, EQT terminated the Rice Midstream Holdings revolving credit facility agreement. As of December 31, 2017, the $187.7 million is included in due to affiliate on the Company's combined consolidated balance sheet, as Rice Midstream Holdings expects to reimburse EQT for this amount.

        Post-Acquisition Operating Results.    Subsequent to the completion of the Rice Merger, Rice Midstream Holdings contributed the following to the Company's consolidated operating results for the period from November 13, 2017 through December 31, 2017.

(Thousands)
Operating revenues attributable to Equitrans Midstream	$69,036
Net income attributable to noncontrolling interests	$16,644
Net income attributable to Equitrans Midstream	$21,814

        Unaudited Pro Forma Information.    The following unaudited pro forma combined financial information presents the Company's results as though the Rice Merger had been completed on January 1, 2016. The pro forma combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Rice

Merger taken place on January 1, 2016; furthermore, the financial information is not intended to be a projection of future results.

	For the Year Ended December 31,
	2017	2016
	(Thousands)
Pro forma operating revenues	$1,264,704	$997,829
Pro forma net income	$549,567	$440,735
Pro forma net income attributable to noncontrolling interests	$445,576	$376,284
Pro forma net income attributable to Equitrans Midstream	$103,991	$64,451

3.     Investments in Consolidated, Non-Wholly-Owned Entities

        Investment in EQGP.    On May 15, 2015, the Company, through EQT Gathering Holdings, sold 26,450,000 common units representing limited partner interests in EQGP (EQGP common units) as part of EQGP's initial public offering (IPO). The Company received net proceeds of approximately $674.0 million after deducting the underwriters' discount of approximately $37.5 million and structuring fees of approximately $2.7 million. In connection with the EQGP IPO, the Company recorded a $307.7 million gain to parent net investment, a decrease in noncontrolling interest in EQGP of $512.9 million and an increase in deferred tax liability of $205.2 million.

        As of December 31, 2017, the Company owned 239,715,000 EQGP common units, representing a 90.1% limited partner interest, and the entire non-economic general partner interest in EQGP.

        Investment in EQM.    The following table summarizes EQM's public offerings of its common units during the three years ended December 31, 2017.

	Common Units Issued	General Partner Units Issued	Price Per Unit	Net Proceeds	Underwriters' Discount and Other Offering Expenses
	(Thousands, except unit and per unit amounts)
March 2015 equity offering	9,487,500	25,255	$76.00	$696,582	$24,468
$750 Million At the Market (ATM) Program in 2015	1,162,475	—	74.92	85,483	1,610
November 2015 equity offering	5,650,000	—	71.80	399,937	5,733
$750 Million ATM Program in 2016	2,949,309	—	74.42	217,102	2,381

        During the third quarter of 2015, EQM entered into an equity distribution agreement that established an ATM common unit offering program, pursuant to which a group of managers, acting as EQM's sales agents, may sell common units representing limited partner interests in EQM (EQM common units) having an aggregate offering price of up to $750 million (the $750 Million ATM Program). The price per unit for the 2015 ATM Program represents an average price for all issuances under the $750 Million ATM Program in 2015. The underwriters' discount and other offering expenses include commissions of approximately $0.9 million.

        During the year ended December 31, 2015, in connection with EQM common unit issuances, the Company recorded, in the aggregate, a $179.5 million gain to parent net investment, a decrease in noncontrolling interest in EQM of $299.1 million and an increase in deferred tax liability of $119.6 million.

        The price per unit for the 2016 ATM Program represents an average price for all issuances under the $750 Million ATM Program in 2016. The underwriters' discount and other offering expenses include commissions of approximately $2.2 million.

        During the year ended December 31, 2016, in connection with EQM common unit issuances, the Company recorded, in the aggregate, a $24.3 million gain to parent net investment, a decrease in noncontrolling interest in EQM of $40.5 million and an increase in deferred tax liability of $16.2 million.

        As of December 31, 2017, the Company owned 21,811,643 EQM common units, representing a 26.6% limited partner interest, 1,443,015 EQM general partner units, representing a 1.8% general partner interest, and all of the IDRs in EQM.

        Investment in RMP.    As of December 31, 2017, the Company owned 3,623 common units representing limited partner interest in RMP (RMP common units) and 28,753,623 RMP subordinated units, together representing a 28.1% limited partner interest, and all of the IDRs in RMP.

        Investment in Strike Force Midstream.    As of December 31, 2017, the Company owned 100% of the outstanding membership interests in Strike Force Holdings, which owned a 75% membership interest in Strike Force Midstream.

4.     Financial Information by Business Segment

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Revenues from external customers (including affiliates):
Gathering	$509,967	$397,494	$335,105
Transmission	371,986	334,778	297,831
Water	13,605	—	—

Total operating revenues	$895,558	$732,272	$632,936

Operating income:
Gathering	$369,093	$289,643	$243,882
Transmission	247,467	238,213	208,075
Water	4,145	—	—
Headquarters	(77,655)	(62,790)	(2,057)

Total operating income	$543,050	$465,066	$449,900

Reconciliation of operating income to net income:
Equity income(a)	22,171	9,898	2,367
Other income	4,439	27,113	5,406
Net interest expense	34,801	16,761	21,348
Income tax expense	212,402	98,243	25,314

Net income	$322,457	$387,073	$411,011

(a)
Equity income is included in the Transmission segment.

	As of December 31,
	2017	2016
	(Thousands)
Segment assets:
Gathering	$5,663,419	$1,292,713
Transmission(a)	1,948,047	1,598,193
Water	208,331	—

Total operating segments	7,819,797	2,890,906
Headquarters, including cash	508,999	1,501,249

Total assets	$8,328,796	$4,392,155

(a)
The investment in the MVP Joint Venture is included in the Transmission segment.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Depreciation:
Gathering	$44,957	$30,422	$24,360
Transmission	58,689	32,269	25,535
Water	3,515	—	—
Other(a)	(10,487)	—	—

Total	$96,674	$62,691	$49,895

Expenditures for segment assets:
Gathering	$254,522	$295,315	$225,537
Transmission	111,102	292,049	203,706
Water	6,233	—	—

Total(b)	$371,857	$587,364	$429,243

(a)
Depreciation within the Transmission segment includes a non-cash charge of $10.5 million related to the revaluation of differences between the regulatory and tax bases in Equitrans, L.P.'s regulated property, plant and equipment. For purposes of the Company's combined consolidated reporting, the $10.5 million is reported in income tax expense with a corresponding reduction to depreciation.

(b)
The Company accrues capital expenditures when the capital work has been completed but the associated bills have not been paid. Accrued capital expenditures are excluded from the statements of combined consolidated cash flows until they are paid. Accrued capital expenditures were approximately $90.7 million, $26.7 million, $24.1 million and $53.0 million at December 31, 2017, 2016, 2015 and 2014, respectively. Through the Rice Merger, the Company acquired $72.3 million of Rice Midstream Holdings accrued capital expenditures on the Rice Merger Date.

5.     Related Party Transactions

        Affiliate Transactions.    In the ordinary course of business, the Company, through EQGP and EQM, engages in transactions with EQT and its affiliates including, but not limited to, gathering agreements, transportation service and precedent agreements, storage agreements and water service agreements.

        EQGP Omnibus Agreement.    EQGP entered into an omnibus agreement (the EQGP Omnibus Agreement) by and among EQGP, the EQGP General Partner and EQT. Pursuant to the EQGP Omnibus Agreement, EQT performs centralized corporate general and administrative services for EQGP and provides a license for EQGP's use of the name "EQT" and related marks in connection with EQGP's business. In exchange, EQGP reimburses EQT for the expenses incurred by EQT in providing these services.

        EQM Omnibus Agreement.    EQM entered into an omnibus agreement (the EQM Omnibus Agreement) by and among EQM, the EQM General Partner and EQT. Pursuant to the EQM Omnibus Agreement, EQT performs centralized corporate general and administrative services for EQM and provides a license for EQM's use of the name "EQT" and related marks in connection with EQM's business. In exchange, EQM reimburses EQT for the expenses incurred by EQT in providing these services. The EQM Omnibus Agreement also provides for certain indemnification obligations between EQM and EQT.

        EQM Operation and Management Services Agreement.    EQM had an operation and management services agreement with EQT Gathering, LLC (EQT Gathering), a wholly-owned, indirect subsidiary of EQT (the EQM Operation and Management Services Agreement), pursuant to which EQT Gathering provided certain operational and management services for EQM's facilities. In exchange, EQM reimbursed EQT Gathering for the expenses incurred by EQT in providing these services. The operation and management services agreement was replaced in its entirety by a secondment agreement with EQT (the EQM Secondment Agreement).

        EQM Secondment Agreement.    On December 7, 2017, EQM entered into the EQM Secondment Agreement by and among EQM, Equitrans, the EQM General Partner, EQT Gathering and EQT. Pursuant to the EQM Secondment Agreement, available employees of EQT and its affiliates may be seconded to EQM to provide operating and other services with respect to EQM's business under the direction, supervision and control of EQM. In exchange, EQM reimburses EQT and its affiliates for the services provided by the seconded employees.

        Amended RMP Omnibus Agreement.    RMP has an omnibus agreement with Rice Midstream Holdings, the RMP General Partner, EQT and other affiliates of EQT (the Amended RMP Omnibus Agreement). Pursuant to the Amended RMP Omnibus Agreement, EQT performed centralized corporate general and administrative services for RMP prior to the EQM-RMP Mergers. In exchange, RMP reimbursed EQT for the expenses incurred by EQT in providing these services. The Amended RMP Omnibus Agreement also provides for certain indemnification obligations between EQT and RMP.

        Summary of Related Party Transactions.    The following table summarizes the Company's related party transactions.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Operating revenues	$665,939	$551,353	$462,371
Operating and maintenance expense(a)	40,601	34,179	33,452
Selling, general and administrative expense(a)	75,610	70,387	57,149
Transaction costs(b)	85,124	—	—
Equity income	22,171	9,898	2,367
Other income from the Preferred Interest	—	8,293	—
Interest income from the Preferred Interest	6,818	1,740	—
Net interest expense(b)	(2,120)	3	4
MVP Interest Acquisition and capital contributions to the MVP Joint Venture	(159,550)	(98,399)	(84,381)
Principal payments received on the Preferred Interest	4,166	1,024	—
Net (distributions to) contributions from EQT	(893,682)	740,797	(984,451)

(a)
Reimbursements to EQT may not necessarily reflect the actual expenses that the Company would have incurred on a standalone basis. The Company is unable to estimate what those expenses would be on a stand-alone basis.

(b)
For the year ended December 31, 2017, the Company recorded $85.1 million in transaction costs related to the Rice Merger that were allocated to the Company from EQT. In addition, the Company recorded $2.9 million in interest expense related to EQT's financing of the Rice Merger that was allocated to the Company from EQT. The basis for allocation of both transaction costs and interest expense was the relative fair value of Rice Midstream Holdings' net assets acquired by EQT and distributed to the Company in connection with the Rice Merger. See Note 2.

        Summary of Related Party Balances.    The following table summarizes the Company's related party balances as of December 31, 2017 and 2016.

	As of December 31,
	2017	2016
	(Thousands)
Accounts receivable—affiliate	$158,720	$81,358
Investment in unconsolidated entity	460,546	184,562
Preferred Interest	119,127	123,293
Due to affiliate	363,058	136,344
Capital contribution payable to the MVP Joint Venture	105,734	11,471

6.     Investments in Unconsolidated Entities

        Investment in the MVP Joint Venture.    On March 30, 2015, the Company purchased 100% of the membership interests in MVP Holdco,  LLC (MVP Holdco) from EQT for $54.2 million. MVP Holdco owns a limited liability company interest (the MVP Interest) in the MVP Joint Venture. The cash consideration represented a reimbursement to EQT for 100% of the capital contributions made by EQT to the MVP Joint Venture as of the acquisition date. The Company also assumed the role of the operator of the Mountain Valley Pipeline (MVP).

        In April 2015, October 2015 and January 2016, the Company sold 10%, 1% and 8.5%, respectively, of its ownership interests in the MVP Joint Venture. The cash consideration for each sale of interests in the MVP Joint Venture represented a reimbursement to the Company for the proportional amount of the capital contributions made by the Company to the MVP Joint Venture as of the transaction's effective date. As of December 31, 2017, the Company owned a 45.5% ownership interest in the MVP Joint Venture.

        The MVP Joint Venture is constructing the MVP, an estimated 300-mile natural gas interstate pipeline that spans from northern West Virginia to southern Virginia. The MVP Joint Venture is a variable interest entity because it has insufficient equity to finance its activities during the construction stage of the project. The Company is not the primary beneficiary of the MVP Joint Venture because the Company does not have the power to direct the activities that most significantly affect the MVP Joint Venture's economic performance. Certain business decisions, including, but not limited to, decisions on operating and construction budgets, the project construction schedule, material contracts or precedent agreements, indebtedness, significant acquisitions or dispositions, material regulatory filings and overall strategy, require a greater than 66 2/3% ownership interest approval, and no one member owns more than a 66 2/3% interest.

        The MVP Interest is an equity method investment for accounting purposes because the Company has the ability to exercise significant influence over the MVP Joint Venture's operating and financial policies. Accordingly, the Company records adjustments to the investment balance for contributions to or distributions from the MVP Joint Venture and for the Company's pro-rata share of MVP Joint Venture earnings.

        In December 2017, the MVP Joint Venture issued a capital call notice to MVP Holdco for $105.7 million, of which $27.2 million was paid in January 2018 and $78.5 million was paid in February 2018. The capital contribution payable and the corresponding increase to the investment balance are reflected on the combined consolidated balance sheet as of December 31, 2017.

        Equity income, which is primarily related to the Company's pro-rata share of the MVP Joint Venture's AFUDC, is reported in equity income in the Company's statements of combined consolidated operations.

        As of December 31, 2017, the Company had issued a $91 million performance guarantee in favor of the MVP Joint Venture. The guarantee provides performance assurance of MVP Holdco's obligations to fund its proportionate share of the MVP construction budget. As of December 31, 2017, the Company's maximum financial statement exposure related to the MVP Joint Venture was approximately $552 million, which consists of the investment in unconsolidated entity balance on the combined consolidated balance sheet as of December 31, 2017 and amounts that could have become due under the Company's performance guarantee as of that date.

        The following tables summarize the audited financial statements of the MVP Joint Venture.

  Consolidated Balance Sheets

	As of December 31,
	2017	2016
	(Thousands)
Current assets	$330,271	$53,959
Noncurrent assets	747,728	361,820

Total assets	$1,077,999	$415,779

Current liabilities	$65,811	$10,149
Equity	1,012,188	405,630

Total liabilities and equity	$1,077,999	$415,779

  Statements of Consolidated Operations

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
AFUDC—equity	$32,054	$16,315	$3,576
Net interest income	16,674	5,206	1,143

Net income	$48,728	$21,521	$4,719

        Preferred Interest in EES.    On April 15, 2015, the Company acquired the Preferred Interest in EES from EQT for $124.3 million. EES generates revenue by providing services to a local distribution company and, at the acquisition date, was a wholly-owned, indirect subsidiary of EQT.

        Upon acquisition and through October 2016, the Preferred Interest was treated as a cost method investment for accounting purposes. In October 2016, the EES operating agreement was amended to provide for mandatory redemption of the Preferred Interest at the end of the preference period, which is expected to be December 31, 2034. As a result of the amendment, the Company's investment in EES converted from a cost method investment to a note receivable effective October 1, 2016. The change did not affect the carrying value of the instrument, but did affect the financial statement classification and presentation of distributions from EES. Distributions from EES received prior to the amendment were included in other income in the Company's statements of combined consolidated operations; distributions received after the amendment are recorded partly as a reduction to the Preferred Interest and partly as interest income, which is included in net interest expense in the Company's statements of combined consolidated operations.

7.     Cash Distributions

        Equitrans Midstream Distributions.    Following the Separation and Distribution, the Company intends to pay to its shareholders, on a quarterly basis, dividends that will be funded by cash received from EQM and EQGP, which amounts are dependent on the amount of distributions declared by EQM and EQGP less the Company's reserves for expenses, future dividends and other uses of cash. As EQGP has no operating activities outside of its investment in EQM, the amount of cash EQGP has available for distribution is dependent on the amount of cash distributed by EQM.

        EQGP Distributions.    The EQGP partnership agreement requires EQGP to distribute all of its available cash (as defined in the EQGP partnership agreement) to EQGP unitholders, including the Company, within 55 days of the end of each quarter.

        EQM Distributions.    The EQM partnership agreement requires EQM to distribute all of its available cash (as defined in the EQM partnership agreement) to EQM unitholders, including EQGP and the Company, within 45 days of the end of each quarter.

        The IDRs in EQM represent the right to receive an increasing percentage of EQM quarterly cash distributions. As such, the cash distributions received by EQGP, as the holder of the IDRs in EQM, are not proportional to the cash distributions per limited partner.

        Summary of EQGP and EQM Cash Distributions.    The following table summarizes cash distributions declared by the Boards of Directors of the EQGP General Partner and the EQM General Partner to their respective unitholders for each quarter in the three years ended December 31, 2017.

Quarters Ended	EQGP Distribution per Common Unit	EQM Distribution per Common Unit
2015
March 31	N/A	$0.61
June 30	$0.04739	0.64
September 30	0.104	0.675
December 31	0.122	0.71
2016
March 31	$0.134	$0.745
June 30	0.15	0.78
September 30	0.165	0.815
December 31	0.177	0.85
2017
March 31	$0.191	$0.89
June 30	0.21	0.935
September 30	0.228	0.98
December 31(a)	0.244	1.025

(a)
On January 18, 2018, the Boards of Directors of the EQGP General Partner and the EQM General Partner declared cash distributions to their respective unitholders for the fourth quarter of 2017. See Note 15.

        RMP Distributions.    Prior to the EQM-RMP Mergers, the RMP partnership agreement required RMP to distribute all of its available cash (as defined in the RMP partnership agreement) to RMP unitholders, including the Company, within 45 days of the end of each quarter. On January 18, 2018, the Board of Directors of the RMP General Partner declared a cash distribution to RMP's unitholders for the fourth quarter of 2017 of $0.2917 per common and subordinated unit. See Note 15.

8.     Equity-Based Compensation Plan

        EQGP Phantom Units.    The EQGP General Partner has granted phantom unit awards to certain non-employee directors of the EQGP General Partner. The EQGP phantom units vest upon grant, and the value of the EQGP phantom units are paid in EQGP common units upon the director's termination of service on the EQGP General Partner's Board of Directors.

        The EQGP phantom units are equity awards; as such, EQGP recognizes the fair value of the awards on the grant date as equity-based compensation expense upon grant. As of December 31, 2017, there were 21,014 EQGP phantom units, including accrued distributions, outstanding. EQGP granted 8,940, 8,270 and 2,910 phantom units during the years ended December 31, 2017, 2016 and 2015, respectively. The weighted average fair value of the grants, based on EQGP's common unit price on the grant date, was $25.21, $21.57 and $28.77 for the years ended December 31, 2017, 2016 and 2015, respectively. EQGP recognized equity-based compensation expense of $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        EQM Phantom Units.    The EQM General Partner has granted phantom unit awards to certain non-employee directors of the EQM General Partner. The EQM phantom units vest upon grant, and the value of the EQM phantom units are paid in EQM common units upon the director's termination of service on the EQM General Partner's Board of Directors.

        The EQM phantom units are equity awards; as such, the Company recognizes the fair value of the awards on the grant date as equity-based compensation expense upon grant. As of December 31, 2017, there were 21,739 EQM phantom units, including accrued distributions, outstanding. EQM granted 2,940, 2,610 and 2,220 EQM phantom units during the years ended December 31, 2017, 2016 and 2015, respectively. The weighted average fair value of the grants, based on EQM's common unit price on the grant date, was $76.68, $75.46 and $88.00 for the years ended December 31, 2017, 2016 and 2015, respectively. The Company recognized equity-based compensation expense of $0.2 million each year for the years ended December 31, 2017, 2016 and 2015.

        RMP Phantom Units.    Prior to the EQM-RMP Mergers, the RMP General Partner granted phantom unit awards to certain non-employee directors of the RMP General Partner. The RMP phantom units would cliff vest at the end of the requisite service period of approximately one year, and the value of the RMP phantom units were paid in RMP common units upon vesting.

        The RMP phantom units were equity awards; as such, RMP recognized the fair value of the awards on the grant date as equity-based compensation expense on a straight-line basis over the vesting period. As of December 31, 2017, there were 20,688 RMP phantom units, outstanding. There were no RMP phantom units granted during the period from November 13, 2017 through December 31, 2017. At December 31, 2017, total unrecognized equity-based compensation expense expected to be recognized over the remaining vesting periods was $0.2 million.

9.     Debt

        The following table presents the Company's outstanding debt.

	December 31, 2017			December 31, 2016
	Principal	Carrying Value(a)	Fair Value(b)	Principal	Carrying Value(a)	Fair Value(b)
	(Thousands)
EQGP Working Capital Facility	$168	$168	$168	$84	$84	$84
EQM $1 Billion Facility	180,000	180,000	180,000	—	—	—
EQM 364-Day Facility	—	—	—	—	—	—
EQM 4.00% Senior Notes due 2024	500,000	494,939	504,110	500,000	494,170	493,125
EQM 4.125% Senior Notes due 2026	500,000	492,413	501,990	500,000	491,562	488,460
RMP $850 Million Credit Facility	286,000	286,000	286,000	N/A	N/A	N/A

Total debt	$1,466,168	$1,453,520	$1,472,268	$1,000,084	$985,816	$981,669

(a)
Carrying value of the senior notes represents principal amount less unamortized debt issuance costs and debt discounts.

(b)
See Note 1 for a discussion on fair value measurements.

        EQGP Working Capital Facility.    EQGP has a working capital loan agreement with EQT (the Working Capital Facility) through which EQT agrees to make interest-bearing loans available in an aggregate principal amount not to exceed $50 million outstanding at any one time. The Working Capital Facility matures on the earlier of (i) February 18, 2019 or (ii) a date specified by EQT that provides for at least 90 days' notice. The Working Capital Facility does not contain any covenants other than EQGP's pledge to pay accrued interest on outstanding borrowings. EQGP's obligations under the Working Capital Facility are unsecured.

        During the years ended December 31, 2017, 2016 and 2015, the maximum outstanding borrowings under the Working Capital Facility were approximately $0.3 million, $0.2 million and $0.7 million, respectively; the average daily balances were approximately $0.1 million, $0.1 million and $0.3 million, respectively; and the weighted average annual interest rates were 2.5%, 2.0% and 1.7%, respectively. Outstanding borrowings under the Working Capital Facility were included in due to affiliate on the combined consolidated balance sheets.

        EQM $1 Billion Facility.    EQM has a $1 billion credit facility (the $1 Billion Facility) that expires in July 2022. The $1 Billion Facility is available for general partnership purposes, including to purchase assets, and to fund working capital requirements and capital expenditures, pay distributions and repurchase units. Subject to satisfaction of certain conditions, the $1 Billion Facility has an accordion feature that allows EQM to increase the available borrowings by up to an additional $500 million. The $1 Billion Facility has a sublimit of up to $100 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Subject to satisfaction of certain conditions, EQM is able to request from one or more lenders an incremental term loan under the $1 Billion Facility. EQM's obligations under any such incremental term loan are secured by cash or qualifying investment grade securities. EQM's obligations under the revolving portion of the $1 Billion Facility are unsecured.

        EQM is not required to maintain compensating bank balances under the $1 Billion Facility. EQM's debt issuer credit ratings, as determined by Standard and Poor's Ratings Services, Moody's Investors Service and Fitch Ratings Service on its non-credit-enhanced, senior unsecured long-term debt, determine the level of fees and interest rates charged under the $1 Billion Facility; the lower EQM's debt credit rating, the higher the level of fees and interest rate.

        The $1 Billion Facility contains various provisions that, if violated, could result in termination of the credit facility, early payment of amounts outstanding or similar actions. Significant covenants require maintenance of a permitted leverage ratio and limit restricted payments and transactions with affiliates. Significant default events include insolvency, nonpayment of scheduled principal or interest obligations, change of control and acceleration or default of certain other financial obligations. Under the $1 Billion Facility, EQM is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).

        During the years ended December 31, 2017, 2016 and 2015, the maximum outstanding borrowings under the $1 Billion Facility were approximately $260 million, $401 million and $404 million, respectively; the average daily balances were approximately $74 million, $77 million and $261 million, respectively; and the weighted average annual interest rates were 2.8%, 2.0% and 1.7%, respectively. EQM had no letters of credit outstanding under the $1 Billion Facility as of December 31, 2017 and 2016. For the years ended December 31, 2017, 2016 and 2015, commitment fees of $1.8 million, $1.6 million and $1.2 million, respectively, were paid to maintain credit availability under the $1 Billion Facility.

        EQM 364-Day Facility.    EQM has a $500 million, 364-day, uncommitted revolving loan agreement with EQT (the 364-Day Facility) that matures on October 24, 2018 and will automatically renew for successive 364-day periods unless EQT delivers a non-renewal notice at least 60 days prior to the then current maturity date. EQM may terminate the 364-Day Facility at any time by repaying in full the unpaid principal amount of all loans together with interest thereon. The 364-Day Facility is available for general partnership purposes and does not contain any covenants other EQM's obligation to pay accrued interest on outstanding borrowings. Interest accrues on outstanding borrowings at an interest rate equal to the rate then applicable to similar loans under the $1 Billion Facility or a successor revolving credit facility, less the sum of (i) the then applicable commitment fee under the $1 Billion Facility and (ii) 10 basis points.

        During the years ended December 31, 2017, the maximum outstanding borrowings under the 364-Day Facility was $100 million, the average daily balance was approximately $23 million and the weighted average annual interest rate was 2.2%. There were no amounts outstanding at any time under the 364-Day Facility in 2016.

        EQM 4.125% and 4.00% Senior Notes.    During the fourth quarter of 2016, EQM issued $500 million aggregate principal amount of 4.125% senior notes due December 1, 2026 (the 4.125% Senior Notes). EQM used the net proceeds from the offering to repay the then outstanding borrowings under the $1 Billion Facility and for general partnership purposes. During the third quarter of 2014, EQM issued $500 million aggregate principal amount of 4.00% senior notes due August 1, 2024 (the 4.00% Senior Notes). EQM used the net proceeds from the offering to repay the outstanding borrowings under the $1 Billion Facility and for general partnership purposes.

        Both the 4.125% Senior Notes and the 4.00% Senior Notes contain covenants that limit EQM's ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of EQM's assets.

        RMP $850 Million Facility.    Rice Midstream OpCo LLC (Rice Midstream OpCo), a wholly-owned subsidiary of RMP, had a $850 million credit facility (the $850 Million Facility) that was terminated in conjunction with the EQM-RMP Mergers on July 23, 2018. See Note 15. Prior to its termination, the $850 Million Facility was available for general partnership purposes, including to purchase assets, and to fund working capital requirements and capital expenditures, pay distributions and repurchase units. The $850 Million Facility was secured by the mortgages and other security interests on substantially all of RMP's properties and was guaranteed by RMP and its restricted subsidiaries.

        As of December 31, 2017, Rice Midstream OpCo had $286 million of outstanding borrowings and $1 million of outstanding letters of credit under the $850 Million Facility. During the period from November 13, 2017 through December 31, 2017, the maximum outstanding borrowing was $286 million, the average daily balance was approximately $268 million and the weighted average annual interest rate was 3.1%.

        As of December 31, 2017, EQGP, EQM and RMP were in compliance with all debt provisions and covenants.

10.   Income Taxes

        The following table summarizes income tax expense for the years ended December 31, 2017, 2016 and 2015.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Current:
Federal	$43,794	$94,068	$462,941
State	10,239	21,751	75,111

Subtotal	54,033	115,819	538,052
Deferred:
Federal	148,623	(7,892)	(425,101)
State	9,746	(9,684)	(87,637)

Subtotal	158,369	(17,576)	(512,738)

Total	$212,402	$98,243	$25,314

        As of December 31, 2017 and 2016, the Company had one deferred tax asset related to its investment in partnerships of $257.1 million and $402.6 million, respectively. The Company did not have any net operating losses or valuation allowances as of December 31, 2017 and 2016. Management will continue to assess the need for a valuation allowance using income forecast data and considering the feasibility of future tax planning strategies. Management could record a valuation allowance against the deferred tax asset in a future period that could materially affect net income.

        Income tax expense differed from amounts computed at the federal statutory rate of 35% on pre-tax income for the years ended December 31, 2017, 2016 and 2015 as follows:

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Tax at statutory rate	$187,201	$169,860	$152,714
Tax Reform Legislation	129,266	—	—
State income taxes	12,710	7,844	(8,136)
Noncontrolling interests' share of earnings	(116,539)	(112,672)	(82,850)
Rice Midstream Holdings income not subject to tax	(13,460)	—	—
Regulatory liability (asset)	10,488	35,438	(35,438)
Other	2,736	(2,227)	(976)

Income tax expense	$212,402	$98,243	$25,314

Effective tax rate	39.7%	20.2%	5.8%

        On December 22, 2017, the U.S. Congress enacted the law known as the Tax Cuts and Jobs Act of 2017 (the Tax Reform Legislation), which made significant changes to U.S. federal income tax law, including lowering the federal corporate tax rate to 21% from 35% beginning January 1, 2018. As a result of the reduced corporate tax rate, the Company recorded a deferred tax expense of $129.3 million to revalue its existing deferred tax asset to the lower rate, which resulted in an increase to the effective rate.

        All of EQGP's income is included in the Company's income before income taxes; however, the Company is not required to record income tax expense to the portions of its income allocated to the noncontrolling limited partners of EQGP and EQM or to Gulfport Midstream, which reduces the Company's effective tax rate in periods when the Company has consolidated pre-tax income. As a result, the effective income tax rates for the years ended December 31, 2017, 2016 and 2015 were reduced.

        Rice Midstream Holdings is a multi-member limited liability company; therefore, the earnings of Rice Midstream Holdings and its subsidiaries are not subject to federal income tax.

        For the year ended December 31, 2017, the Company recorded a $10.5 million tax expense related to Equitrans, L.P.'s FERC-regulated assets as a result of the corporate tax rate reduction in the Tax Reform Legislation. Following the normalization rules of the Internal Revenue Code (IRC), this regulatory liability is amortized on a straight-line basis over the estimated remaining life of the related assets.

        For the year ended December 31, 2015, the Company recorded a $35.4 million regulatory asset tax benefit from Internal Revenue Service (IRS) guidance regarding a like-kind exchange of regulated assets. To comply with the normalization rules of the IRC, the IRS guidance held that a deferred tax liability associated with exchanged regulatory assets should not be considered for ratemaking purposes. As a result, in 2015, the Company recorded a regulatory asset equal to the taxes deferred from the exchange and an associated income tax benefit. The Company sold the regulated assets on which it deferred the underlying taxes in 2016; as a result, the regulatory asset and deferred tax benefit reversed in 2016.

        For the year ended December 31, 2015, the Company recorded a state tax benefit of $15.2 million as a result of a rate differential between current and deferred state tax rates for transactions completed during the year, including the completion of EQGP's IPO and assets sold to EQM by the Company. The current state tax rate was lower than the deferred state tax rate, which resulted in a higher deferred tax benefit related to the tax gain on transactions than the offsetting current tax expense.

        The Company has not identified any uncertain tax positions as of December 31, 2017 and 2016.

11.   Concentrations of Credit Risk

        For the years ended December 31, 2017, 2016 and 2015, EQT accounted for approximately 74%, 75% and 73%, respectively, of the Company's total revenues. Additionally, for the years ended December 31, 2017, 2016 and 2015, PNG Companies, LLC and its affiliates accounted for approximately 11%, 12% and 14%, respectively, of the Company's total revenues, all of which was from the transmission and storage system.

        As of December 31, 2017 and 2016, approximately 39% and 47%, respectively, of the third-party accounts receivable balances represented amounts due from marketers. To manage the credit risk related to transactions with marketers, the Company engages with only those that meet specified criteria for credit and liquidity strength and actively monitors accounts with marketers. In connection with its assessment of marketer credit and liquidity strength, the Company may request a letter of credit, guarantee, performance bond or other credit enhancement. The Company has not experienced significant defaults on accounts receivable.

12.   Commitments and Contingencies

        The Company and EQGP are not currently party to any legal proceedings; however, in the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when incurred. EQM has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and considering available insurance, EQM believes that the ultimate outcome of any matter currently pending against EQM will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions to EQM's unitholders, including the Company and EQGP.

        EQM is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and, in certain instances, can result in assessment of fines. EQM has established procedures for the ongoing evaluation of its operations to identify potential environmental exposures and to ensure compliance with regulatory requirements. The estimated costs associated with identified situations requiring remedial action are accrued; however, when recoverable through future regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental laws and regulations, including investments in facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on EQM's business, financial condition, results of operations, liquidity or ability to make distributions to EQM's unitholders, including the Company and EQGP.

        EQM has a water system expansion and supply agreement with Southwestern Pennsylvania Water Authority (SPWA) (SPWA Agreement), pursuant to which EQM agreed to fund and assist SPWA in their construction and expansion of a water supply system that serves parts of Greene, Fayette and Washington Counties in Pennsylvania. In exchange, SPWA granted EQM preferred rights to water volumes supplied through the system for use in EQM's business. EQM is also entitled to a surcharge of $3.50 per 1,000 gallons of water sold assessed by SPWA against customers that use the system. All facilities and improvements that are constructed pursuant to the SPWA Agreement are the property of SPWA. For the year ended December 31, 2017, EQM authorized expenditures of approximately $29.5 million and funded expenditures of approximately $9.7 million pursuant to the SPWA Agreement.

        See Note 6 for discussion on the MVP Joint Venture guarantee.

13.   Postretirement Benefit Plans

        Employees of EQT operate the Company's assets. EQT charges the Company for the payroll and benefit costs associated with these individuals and for the retirees of Equitrans, L.P. EQT carries any obligation for employee-related benefits in its financial statements.

        Effective December 31, 2014, EQT terminated the EQT Corporation Retirement Plan for Employees (the Retirement Plan), a defined benefit pension plan. Prior to its termination, the retirees of Equitrans, L.P. participated in the Retirement Plan. On March 2, 2016, the IRS issued a favorable determination letter for the termination of the Retirement Plan. On June 28, 2016, EQT purchased annuities from, and transferred the Retirement Plan assets and liabilities to, American General Life Insurance Company. In the third quarter of 2016, the Company reimbursed EQT approximately $5.2 million for its proportionate share of the funding related to the retirees of Equitrans, L.P. The settlement charge is expected to be recoverable in FERC-approved rates and, thus, was recorded as a regulatory asset that will be amortized for rate recovery purposes over a period of 16 years. Excluding the Retirement Plan termination settlement described above, for the years ended December 31, 2016 and 2015, the Company reimbursed EQT approximately $1.9 million and $0.4 million, respectively, for the funding of the Retirement Plan and was allocated expenses associated with the Retirement Plan of $0.1 million and $0.5 million, respectively.

        The Company contributes to a defined contribution plan sponsored by EQT. The contribution amount is equal to a percentage of allocated base salary. In 2017, 2016 and 2015, the Company was charged its contribution percentage through the EQT payroll and benefit costs discussed in Note 5.

        The Company recognizes expenses for ongoing post-retirement benefits other than pensions, which are subject to recovery in FERC-approved rates. Expenses recognized by the Company for the years ended December 31, 2017, 2016 and 2015 for ongoing post-retirement benefits other than pensions were approximately $1.2 million each year.

14.   Consolidated Variable Interest Entities

        EQGP, EQM, RMP and Strike Force Midstream are variable interest entities. Through the Company's ownership interest in and control of the EQGP General Partner, the EQM General Partner, the RMP General Partner and Strike Force Midstream, the Company has the power to direct the activities that most significantly affect EQGP, EQM, RMP and Strike Force Midstream's economic performance, respectively.

        Through its limited partner interest in EQGP and EQM and through EQGP's general partner interest, limited partner interest and IDRs in EQM, the Company has the right to receive benefits from, as well as the obligation to absorb the losses of, EQGP and EQM. Prior to the EQM-RMP Mergers, through its general partner interest, limited partner interest and IDRs in RMP, the Company had the right to receive benefits from, as well as the obligation to absorb the losses of, RMP. Lastly, through its majority ownership interest in Strike Force Midstream, the Company had the right to receive benefits from, as well as the obligation to absorb the losses of, Strike Force Midstream.

        As the Company is the primarily beneficiary of and has a controlling financial interest in EQGP, EQM, RMP and Strike Force Midstream, the Company consolidates RMP, Strike Force Midstream and EQGP, which consolidates EQM.

        The key risks associated with EQGP, EQM, RMP and Strike Force Midstream's operations, as applicable, are as follows:

  •
  The Company's cash-generating assets consist primarily of its partnership interests in EQGP, EQM and RMP, and EQGP's cash generating assets consist of its partnership interests in EQM; as such, the Company's cash flow is dependent on EQM and, prior to the EQM-RMP Mergers, RMP cash distributions.

  •
  Gathering, transmission and water services are subject to extensive regulation, environmental and otherwise, by federal, state and local authorities, which may expose EQM, RMP and Strike Force Midstream to significant costs and liabilities;

  •
  Expanding EQM, RMP and Strike Force Midstream's businesses through construction of midstream assets subjects EQM, RMP and Strike Force Midstream to risks. If the entity does not complete its planned expansion projects, its future growth may be limited;

  •
  EQM, RMP and Strike Force Midstream are subject to hazards and operational risks, including, but not limited to, ruptures, fires, explosions and leaks to pipelines, facilities, equipment and surrounding properties caused by natural disasters, acts of sabotage and terrorism and inadvertent error; and

  •
  Certain services EQM provides on its transmission and storage system are subject to long-term, fixed-price negotiated rate contracts that are not subject to adjustment, regardless of whether EQM's cost to perform such a service exceeds the revenues received; as a result, EQM's costs could exceed the revenues received.

        The following table presents assets and liabilities included in the Company's combined consolidated balance sheets that were for the use or obligation of EQGP or EQM.

	As of December 31,
	2017	2016
	(Thousands)
ASSETS
Cash and cash equivalents	$2,857	$60,453
Accounts receivable	28,804	20,662
Accounts receivable—affiliate	103,304	81,358
Other current assets	12,877	9,912
Net property, plant and equipment	2,804,059	2,578,834
Investment in unconsolidated entity	460,546	184,562
Other assets	137,178	140,668
LIABILITIES
Accounts payable	$47,042	$35,831
Due to affiliate	33,206	20,360
Capital contribution payable to MVP Joint Venture	105,734	11,471
Accrued interest	10,926	12,016
Accrued liabilities	16,871	8,755
Credit facility borrowings	180,000	—
Senior notes	987,352	985,732
Regulatory and other long-term liabilities	20,273	9,562

        The following table summarizes EQGP and EQM's statements of combined consolidated operations and cash flows, inclusive of affiliate amounts.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Operating revenues	$826,522	$732,272	$632,936
Operating expenses	248,047	207,381	183,035
Other (expenses) income	(9,555)	10,103	(15,901)

Net income	$568,920	$534,994	$434,000

Net cash provided by operating activities	$647,828	$535,357	$488,329
Net cash used in investing activities	$(456,968)	$(732,033)	$(1,043,822)
Net cash (used in) provided by financing activities	$(248,456)	$(103,828)	$735,712

        The following table presents assets and liabilities included in the Company's combined consolidated balance sheet that were for the use or obligation of RMP as of December 31, 2017.

December 31, 2017
(Thousands)
ASSETS
Cash and cash equivalents	$10,538
Accounts receivable	12,246
Accounts receivable—affiliate	48,428
Other current assets	1,327
Net property, plant and equipment	1,431,802
Goodwill	1,346,918
LIABILITIES
Accounts payable	$24,634
Due to affiliate	2,246
Accrued interest	141
Accrued liabilities	4,059
Credit facility borrowings	286,000
Regulatory and other long-term liabilities	9,360

        The following table summarizes RMP's statements of consolidated operations and cash flows for the period from November 13, 2017 through December 31, 2017, inclusive of affiliate amounts.

November 13, 2017 through December 31, 2017
(Thousands)
Operating revenues	$44,219
Operating expenses	18,274
Other expenses	(811)

Net income	$25,134

Net cash provided by operating activities	$22,430
Net cash used in investing activities	$(34,553)
Net cash provided by financing activities	$9,959

        The following table presents assets and liabilities included in the Company's combined consolidated balance sheet that were for the use or obligation of Strike Force Midstream as of December 31, 2017.

December 31, 2017
(Thousands)
ASSETS
Cash and cash equivalents	$43,938
Accounts receivable	4,108
Accounts receivable—affiliate	6,318
Net property, plant and equipment	356,346
Net intangible assets	457,992
LIABILITIES
Accrued liabilities	$24,341

        The following table summarizes Strike Force Midstream's statements of consolidated operations and cash flows for the period from November 13, 2017 through December 31, 2017, inclusive of affiliate amounts.

November 13, 2017 through December 31, 2017
(Thousands)
Operating revenues	$9,214
Operating expenses	6,330
Other income	52

Net income	$2,936

Net cash provided by operating activities	$8,589
Net cash used in investing activities	$(36,190)
Net cash provided by financing activities	$26,951

15.   Subsequent Events

        Refer to Note 1 for a description of the EQM-RMP Mergers, the Drop-Down Transaction and the Gulfport Transaction.

        Cash Distributions.    On February 14, 2018, EQM and RMP paid the cash distributions for the fourth quarter of 2017 to their respective unitholders on record at the close of business on February 2, 2018. On February 23, 2018, EQGP paid the cash distribution for the fourth quarter of 2017 to its unitholders on record at the close of business on February 2, 2018. Upon payment of the RMP cash distribution, the financial requirements for the conversion of all RMP subordinated units were satisfied. As a result, on February 15, 2018, the 28,753,623 RMP subordinated units converted into RMP common units on a one-for-one basis. See Note 7.

        EQM Term Loan Facility.    On April 25, 2018, EQM entered into a $2.5 billion unsecured, multi-draw 364-day term loan facility with a syndicate of lenders (the EQM Term Loan Facility). EQM used borrowings under the EQM Term Loan to fund the cash consideration for the Drop-Down Transactions, repay borrowings under the $1 Billion Facility and for general partnership purposes. The balance outstanding under the EQM Term Loan Facility was repaid, and the EQM Term Loan Facility was terminated on June 25, 2018 in connection with EQM's issuance of the EQM $2.5 Billion Senior Notes.

        EQM $2.5 Billion Senior Notes.    On June 25, 2018, EQM issued $2.5 billion aggregate principal amount of senior notes (the EQM $2.5 Billion Senior Notes) consisting of $1.1 billion aggregate principal amount of 4.750% senior notes due July 15, 2023, $850 million aggregate principal amount of 5.500% senior notes due July 15, 2028 and $550 million aggregate principal amount of 6.500% senior notes due July 15, 2048. EQM used the net proceeds from the offering to repay the then outstanding borrowings under the EQM Term Loan Facility, to repay the outstanding borrowings under the RMP $850 Million Facility at the time of the EQM-RMP Mergers and for general partnership purposes.

        EQM-RMP Mergers.    On July 23, 2018, in connection with the EQM-RMP Mergers discussed in Note 1, the 102,323,796 RMP common units issued and outstanding converted into the right to receive 33,963,753 EQM common units based on the exchange rate of 0.3319, the 36,220 outstanding RMP phantom units fully vested and converted into the right to receive 12,024 EQM common units based on the exchange rate of 0.3319, less applicable tax withholding, and the issued and outstanding IDRs in RMP were canceled. Of the RMP common units issued and outstanding at the time of the EQM-RMP Mergers, the Company owned 28,757,246 RMP common units that converted into the right to receive 9,544,530 EQM common units.

        Additionally, in connection with the completion of the EQM-RMP Mergers, on July 23, 2018, EQM repaid approximately $260 million of borrowings outstanding under the $850 Million Facility and the $850 Million Facility was terminated.

        Investments in Consolidated Entities.    As of August 9, 2018, the Company owned 276,008,766 EQGP common units, representing a 91.3% limited partner interest, and the entire non-economic general partner interest in EQGP and EQGP owned 21,811,643 EQM common units representing a 17.9% limited partner interest, 1,443,015 EQM general partner units representing a 1.2% general partner interest and all of the IDRs in EQM. In addition, as of August 9, 2018, the Company owned 15,443,812 EQM common units, representing a 12.7% limited partner interest in EQM.

EQUITRANS MIDSTREAM COPRORATION PREDECESSOR

STATEMENTS OF CONDENSED COMBINED CONSOLIDATED OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
	(Thousands)
Operating revenues(a)	$745,723	$396,887
Operating expenses:
Operating and maintenance(b)	70,442	35,132
Selling, general and administrative(b)	55,473	35,014
Transaction costs(b)	31,314	1,520
Depreciation	83,513	41,947
Amortization of intangible assets	20,773	—

Total operating expenses	261,515	113,613
Operating income	484,208	283,274
Equity income(c)	19,749	9,388
Other income	1,848	2,939
Net interest expense(d)	31,986	14,660

Income before income taxes	473,819	280,941
Income tax expense	30,468	46,074

Net income	443,351	234,867
Net income attributable to noncontrolling interests	259,555	168,232

Net income attributable to Equitrans Midstream Corporation	$183,796	$66,635

(a)
Operating revenues included affiliate revenues from EQT Corporation and subsidiaries (collectively, EQT) of $550.9 million and $291.6 million for the six months ended June 30, 2018 and 2017, respectively. See Note 5.

(b)
Operating and maintenance expense included charges from EQT of $24.4 million and $19.2 million for the six months ended June 30, 2018 and 2017, respectively. Selling, general and administrative expense included charges from EQT of $50.7 million and $33.4 million for the six months ended June 30, 2018 and 2017, respectively. See Note 5. Transaction costs represent selling, general and administrative expenses related to the Rice Merger, the EQM-RMP Mergers (defined in Note 1) and the Drop-Down Transaction (defined in Note 1) and included charges allocated to Equitrans Midstream Corporation from EQT of $26.0 million and $1.5 million for the six months ended June 30, 2018 and 2017, respectively. See Notes 1 and 5.

(c)
Represents equity income from Mountain Valley Pipeline, LLC (the MVP Joint Venture). See Note 6.

(d)
Net interest expense included interest income from a preferred interest in EQT Energy Supply, LLC (EES) (the Preferred Interest) of $3.3 million and $3.4 million for the six months ended June 30, 2018 and 2017, respectively. See Note 6.

See notes to condensed combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

STATEMENTS OF CONDENSED COMBINED CONSOLIDATED CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
	(Thousands)
Cash flows from operating activities:
Net income	$443,351	$234,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	83,513	41,947
Amortization of intangible assets	20,773	—
Deferred income taxes	(164,039)	3,608
Equity income	(19,749)	(9,388)
AFUDC—equity	(2,137)	(3,297)
Non-cash long-term compensation expense	808	451
Changes in other assets and liabilities:
Accounts receivable	3,948	(599)
Accounts payable	16,323	2,425
Due to/from affiliates	31,743	44,981
Other assets and other liabilities	35,107	5,494

Net cash provided by operating activities	449,641	320,489
Cash flows from investing activities:
Capital expenditures	(382,946)	(149,413)
Capital contributions to the MVP Joint Venture	(182,805)	(59,940)
Principal payments received on the Preferred Interest	2,172	2,054

Net cash used in investing activities	(563,579)	(207,299)
Cash flows from financing activities:
Proceeds from credit facility borrowings	2,390,500	150,000
Payments of credit facility borrowings	(2,596,500)	(110,000)
Proceeds from the issuance of EQM's long-term debt	2,500,000	—
Proceeds from the EQGP Working Capital Facility loan	(141)	(29)
Net distributions to EQT	(67,454)	(646,851)
Distributions to noncontrolling interest unitholders	(180,745)	(111,994)
Acquisition of 25% of Strike Force Midstream LLC	(175,000)	—
Debt discount, debt issuance costs and credit facility origination fees	(30,295)	—

Net cash provided by (used in) financing activities	1,840,365	(718,874)

Net change in cash and cash equivalents	1,726,427	(605,684)
Cash and cash equivalents at beginning of period	121,004	966,270

Cash and cash equivalents at end of period	$1,847,431	$360,586

Cash paid during the period for:
Interest, net of amounts capitalized	$33,573	$20,998
Non-cash activity during the period for:
Settlement of amounts due to EQT for transaction costs	$87,982	$—
Net settlement of current income taxes payable with EQT	54,033	115,819

See notes to condensed combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2018	December 31, 2017
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,847,431	$121,004
Accounts receivable (net of allowance for doubtful accounts of $1,400 and $446 as of June 30, 2018 and December 31, 2017, respectively)	56,603	60,551
Accounts receivable—affiliate	177,283	158,720
Other current assets	14,629	14,565

Total current assets	2,095,946	354,840
Property, plant and equipment	5,877,876	5,516,527
Less: accumulated depreciation	(476,061)	(405,665)

Net property, plant and equipment	5,401,815	5,110,862
Investment in unconsolidated entity	1,003,299	460,546
Goodwill	1,384,872	1,384,872
Net intangible assets	596,887	617,660
Deferred income taxes	424,982	257,128
Other assets	155,086	142,888

Total assets	$11,062,887	$8,328,796

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$115,463	$105,364
Due to affiliate	305,799	363,058
Capital contribution payable to the MVP Joint Venture	445,933	105,734
Accrued interest	13,287	11,067
Accrued liabilities	28,002	20,995

Total current liabilities	908,484	606,218
Credit facility borrowings	260,000	466,000
EQM senior notes	3,453,975	987,352
Regulatory and other long-term liabilities	31,835	30,462

Total liabilities	4,654,294	2,090,032
Equity:
Parent net investment	1,385,257	1,143,769
Noncontrolling interests	5,023,336	5,094,995

Total equity	6,408,593	6,238,764

Total liabilities and equity	$11,062,887	$8,328,796

See notes to condensed combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

STATEMENTS OF CONDENSED COMBINED CONSOLIDATED EQUITY

(Unaudited)

	Parent Net Investment	Noncontrolling Interests	Total Equity
	(Thousands)
Balance at January 1, 2017	$(66,300)	$3,258,966	$3,192,666
Net income	66,635	168,232	234,867
Net distributions to EQT	(531,032)	—	(531,032)
Equity-based compensation plans	261	190	451
Distributions to noncontrolling interest unitholders ($1.74 and $0.368 per common unit for EQM and EQGP, respectively)	—	(111,994)	(111,994)

Balance at June 30, 2017	$(530,436)	$3,315,394	$2,784,958

Balance at January 1, 2018	$1,143,769	$5,094,995	$6,238,764
Net income	183,796	259,555	443,351
Net contributions from EQT	74,561	—	74,561
Equity-based compensation plans	317	491	808
Distributions to noncontrolling interest unitholders ($2.09, $0.502 and $0.5966 per common unit for EQM, EQGP and RMP, respectively)	—	(180,745)	(180,745)
Purchase of Strike Force Midstream LLC noncontrolling interests	1,818	(176,818)	(175,000)
Net changes in ownership of consolidated entities	(19,004)	25,858	6,854

Balance at June 30, 2018	$1,385,257	$5,023,336	$6,408,593

See notes to condensed combined consolidated financial statements.

EQUITRANS MIDSTREAM CORPORATION PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Financial Statements

        Organization.    Equitrans Midstream Corporation (Equitrans Midstream or the Company) was formed on May 11, 2018 as a wholly-owned subsidiary of EQT Corporation (EQT) (NYSE: EQT) to hold the assets, liabilities and results of operations of EQT's Midstream Business (defined herein). On February 21, 2018, EQT announced plans to separate its Midstream Business, which is composed of the separately-operated natural gas gathering, transmission and storage, and water services of EQT (collectively, the Midstream Business), from its Upstream Business, which is composed of the natural gas, oil and natural gas liquids development, production and sales and commercial operations of EQT (collectively, the Upstream Business) (the Separation). The Separation will be effected through a series of transactions that will ultimately culminate in the contribution of the Midstream Business to the Company and the distribution of 80.1% of the shares in Equitrans Midstream to existing EQT shareholders (the Distribution). Upon completion of the Distribution, EQT will own 19.9% of Equitrans Midstream common stock. Equitrans Midstream will not have any material, separate assets or liabilities until the contribution of the Midstream Business at the Separation.

        Following the Separation, the Company will indirectly hold investments in the entities conducting EQT's Midstream Business, including the limited and general partner interests in EQT GP Holdings, LP (EQGP) (NYSE: EQGP) and the limited and general partner interests and incentive distribution rights (IDRs) in EQT Midstream Partners, LP (EQM) (NYSE: EQM). EQGP is a wholly-owned, direct subsidiary of EQT Gathering Holdings, LLC (EQT Gathering Holdings) that owns partnership interests in EQM. EQM owns, operates, acquires and develops midstream assets in the Appalachian Basin. EQT Midstream Services, LLC (the EQM General Partner) is a wholly-owned subsidiary of EQGP and is EQM's general partner. EQT GP Services, LLC (the EQGP General Partner) is a wholly-owned subsidiary of EQT Gathering Holdings and is EQGP's general partner.

        The Company's assets, liabilities and results of operations will also include the legacy assets of Rice Midstream Holdings LLC (Rice Midstream Holdings). EQT obtained control of Rice Midstream Holdings on November 13, 2017 (the Rice Merger Date), when, pursuant to the agreement and plan of merger dated June 19, 2017 (as amended, the EQT-Rice Merger Agreement) by and among EQT, Rice Energy Inc. (Rice Energy) and a wholly-owned subsidiary of EQT (EQT Merger Sub), Rice Energy became a wholly-owned, indirect subsidiary of EQT (Rice Merger) and EQT became the indirect parent of Rice Midstream Holdings. The operations of Rice Midstream Holdings were primarily conducted through Rice Midstream Partners LP (RMP), Rice West Virginia Midstream LLC (Rice West Virginia), Rice Olympus Midstream LLC (Rice Olympus) and Strike Force Midstream Holdings LLC (Strike Force Holdings). Strike Force Holdings owns 75% of the outstanding limited liability company interests in Strike Force Midstream LLC (Strike Force Midstream), a Delaware limited liability company. Rice Midstream Holdings, through its wholly-owned, indirect subsidiary Rice Midstream GP Holdings LP (RMGP), owned Rice Midstream Management LLC, the general partner of RMP (the RMP General Partner), as well as the limited partner interests and all of the IDRs in RMP. Rice Midstream Holdings controlled the RMP General Partner and therefore consolidated the results of RMP. In 2018, EQM obtained control of the operating entities of Rice Midstream Holdings through the following transactions:

  •
  On April 25, 2018, EQM, RMP and certain of their affiliates entered into an agreement and plan of merger, pursuant to which EQM acquired RMP and the RMP General Partner (the EQM-RMP Mergers). The EQM-RMP Mergers closed on July 23, 2018.

  •
  On May 22, 2018, EQM, through its wholly-owned subsidiary EQM Gathering Holdings, LLC, a Delaware limited liability company (EQM Gathering), acquired all the outstanding limited liability company interests in each of Rice West Virginia, Rice Olympus and Strike Force Holdings (collectively, the Drop-Down Entities), pursuant to the terms of a contribution and sale agreement dated as of April 25, 2018 by and among EQM, EQM Gathering, EQT and Rice Midstream Holdings, in exchange for an aggregate of 5,889,282 EQM common units and cash consideration of $1.15 billion, plus working capital adjustments (the Drop-Down Transaction). As a result of the closing of the Drop-Down Transaction, effective May 1, 2018, the Drop-Down Entities are wholly-owned subsidiaries of EQM Gathering.

  •
  On May 1, 2018, EQM acquired the remaining 25% of the outstanding limited liability company interests in Strike Force Midstream from Gulfport Midstream Holdings, LLC (Gulfport Midstream), an affiliate of Gulfport Energy Corporation (the Gulfport Transaction). As a result, effective May 1, 2018 EQM indirectly owns 100% of Strike Force Midstream.

        Basis of Presentation.    These combined consolidated financial statements and related notes include the assets, liabilities and results of operations of EQT's Midstream Business prior to the Separation and represent the predecessor for accounting purposes of Equitrans Midstream Corporation (the Predecessor) for each of the periods presented. The Predecessor includes EQT's Midstream Business and is comprised of EQT's interests in the following: (i) EQT Gathering Holdings, except for its interests in EQT's Upstream Business that will be distributed to and retained by EQT prior to the Separation; combined with (ii) Rice Midstream Holdings as of and from the Rice Merger Date when it became a wholly-owned, indirect subsidiary of EQT.

        The EQGP General Partner is a wholly-owned subsidiary of EQT Gathering Holdings and controls EQGP through its general partner interest in EQGP. Therefore, the financial statements of EQT Gathering Holdings consolidate EQGP. The EQM General Partner is a wholly-owned subsidiary of EQGP and controls EQM through its general partner interest in EQM. Therefore, the financial statements of EQM are consolidated in EQGP's financial statements.

        References in these combined consolidated financial statements to Equitrans Midstream Corporation, Equitrans Midstream or the Company refer collectively to Equitrans Midstream Corporation and the Predecessor when referring to all historical periods prior to the Separation.

        These combined consolidated financial statements have been derived from EQT's consolidated financial statements and accounting records and reflect the historical results of operations, financial position and cash flows of the Company as if EQT's Midstream Business had been combined for all periods presented. The combined consolidated financial statements include expense allocations for certain corporate functions historically performed by EQT, such as executive oversight, accounting, treasury, tax, legal, procurement, information technology and share-based compensation. See Note 5. The Company believes the assumptions underlying these financial statements are reasonable; however, as organizational structure and strategic focus dictate expenses incurred, the financial statements may not include all expenses that would have been incurred had the Company existed as a standalone, publicly traded corporation. Similarly, the financial statements may not reflect the results of operations, financial position and cash flows had the Company existed as a standalone, publicly traded corporation.

        The financial statements have been prepared in accordance with United States generally accepted accounting principles (GAAP) for interim financial information and with the requirements of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, these financial statements include all adjustments (consisting of only normal, recurring adjustments, unless otherwise disclosed) necessary for a fair presentation of the financial position of the Company as of June 30, 2018 and December 31, 2017, and the results of its operations, cash flows and equity for the six months ended June 30, 2018 and 2017. The combined consolidated balance sheet at December 31,

2017 has been derived from the audited financial statements at that date but does not include all of the information and notes required by GAAP for complete financial statements.

        Due to the seasonal nature of the Company's utility customer contracts, the interim statements for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

        For further information, refer to the Company's annual combined consolidated financial statements for the year ended December 31, 2017 and related notes included in the "Index to Financial Statements" section as well as the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the accompanying information statement on Form 10.

  Recently Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The standard requires entities to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration the entity expects in exchange for those goods or services. The Company adopted the standard on January 1, 2018 using the modified retrospective method of adoption. Adoption of the standard did not require an adjustment to the opening balance of equity. The Company has implemented processes and controls to review new contracts for appropriate accounting treatment in the context of the standard and to generate disclosures required under the standard. For the disclosures required by the standard, see Note 2.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The standard affects the accounting for equity investments, including elimination of the cost method, the accounting for financial liabilities measured under the fair value option and the presentation and disclosure of financial instruments. The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

        In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard requires entities to record assets and obligations for contracts currently recognized as operating leases. Lessees and lessors must apply a modified retrospective transition approach. The standard will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. The Company has performed a high-level identification of agreements covered by this standard, is currently evaluating processes and internal controls and is in the process of implementing a third-party-supported lease accounting information system to facilitate the accounting and financial reporting requirements.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. The standard amends guidance on reporting credit losses on assets held at amortized cost and on available for sale debt securities. The standard eliminates the probable initial recognition threshold and, in its place, requires entities to recognize the current estimate of all expected credit losses. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables and any other financial assets not explicitly excluded from the scope of the standard that have the contractual right to receive cash. The standard will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the effect the standard will have on its financial statements and related disclosures.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business. The standard provides guidance on evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Simplifying the Test of Goodwill Impairment. The standard simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (step two of the current goodwill impairment test). Instead, an entity would record an impairment charge based on the excess of a reporting unit's carrying value over its fair value (as measured in step one of the current goodwill impairment test). The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation: Scope of Modification Accounting. The standard provides guidance on evaluating whether a change to the terms or conditions of an equity-based award require modification accounting. The Company adopted the standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures. The standard will be applied prospectively to awards modified on or after the adoption date.

  Unaudited Pro Forma Information

        The following unaudited pro forma combined financial information presents the Company's results as though the Rice Merger discussed in Organization above had been completed at January 1, 2017. The pro forma combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Rice Merger taken place on January 1, 2017; furthermore, the financial information is not intended to be a projection of future results.

Six Months Ended June 30, 2017
(Thousands)
Pro forma operating revenues	$590,782
Pro forma net income	$301,927
Pro forma net income attributable to noncontrolling interests	$217,525
Pro forma net income attributable to Equitrans Midstream	$84,402

        Subsequent Events.    The Company has evaluated subsequent events through August 9, 2018, the date of this financial statement issuance. See Notes 6, 7 and 12.

2.     Revenue from Contracts with Customers

        As discussed in Note 1, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers, on January 1, 2018 using the modified retrospective method of adoption. The Company applied the standard to all open contracts as of the date of initial application. Adoption of the standard did not require an adjustment to the opening balance of equity and did not materially change the amount or timing of the Company's revenues.

        For the six months ended June 30, 2018 and 2017, all revenues recognized on the Company's statements of combined consolidated operations are from contracts with customers. As of June 30, 2018 and December 31, 2017, all receivables recorded on the Company's combined consolidated balance sheets represent performance obligations that have been satisfied and for which an unconditional right to consideration exists.

        Gathering, Transmission and Storage Service Contracts.    The Company provides gathering and transmission services in two manners: firm service and interruptible service. Firm service contracts are typically long-term and include firm reservation fees, which are fixed, monthly charges for the guaranteed reservation of pipeline or storage capacity. Volumetric-based fees can also be charged under firm contracts for actual volumes transported, gathered or stored in excess of the firm contracted volume. Interruptible service contracts include volumetric-based fees, which are charges for the volume of gas actually gathered, transported or stored and generally do not guarantee access to the pipeline or storage facility. These contracts can be short- or long-term. Firm and interruptible contracts are billed at the end of each calendar month, with payment typically due within 21 days.

        Under a firm contract, the Company has a stand-ready obligation to provide the service over the life of the contract. The performance obligation for firm reservation fee revenue is satisfied over time as the pipeline capacity is made available to the customer. As such, the Company recognizes firm reservation fee revenue evenly over the contract period using a time-elapsed output method to measure progress. The performance obligation for volumetric-based fee revenue is generally satisfied upon the Company's monthly billing to the customer for actual volumes gathered, transported or stored during the month. The amount billed corresponds directly to the value of the Company's performance to date as the customer obtains value as each volume is gathered, transported or stored.

        Certain of the Company's gas gathering agreements are structured with minimum volume commitments (MVC), which specify minimum quantities for which a customer will be charged regardless of actual quantities gathered under the contract. Revenue is recognized for MVCs when the performance obligation has been met, which is the earlier of when the gas is gathered or when it is remote that the producer will be able to meet its MVC.

        Water Service Contracts.    Water services revenues primarily represent fees charged by the Company for the delivery of fresh water to a customer at a specified delivery point. All of the Company's water services revenues are generated pursuant to variable price per volume contracts with customers. For water services contracts, the only performance obligation in each contract is for the Company to provide water (usually a minimum daily volume) to the customer at a designated delivery point. This performance obligation is generally satisfied upon the Company's monthly billing to the customer for the volume of water provided during the month. For water services arrangements, the customer is typically invoiced on a monthly basis with payment due 21 days after the receipt of the invoice.

        Summary of Disaggregated Revenues.    The table below provides disaggregated revenue information by business segment.

	Six Months Ended June 30, 2018
	Gathering	Transmission	Water	Total
	(Thousands)
Firm reservation fee revenues	$221,635	$179,997	$—	$401,632
Volumetric-based fee revenues:
Usage fees under firm contracts(a)	22,064	8,650	—	30,714
Usage fees under interruptible contracts(b)	240,327	7,432	—	247,759

Total volumetric based fee revenues	262,391	16,082	—	278,473
Water service revenues	—	—	65,618	65,618

Total operating revenues	$484,026	$196,079	$65,618	$745,723

(a)
Includes fees on volumes gathered and transported in excess of firm contracted capacity as well as commodity charges and fees on all volumes transported under firm contracts.

(b)
Includes volumes from contracts under which the Company has agreed to hold capacity available without charging a capacity reservation fee.

        Summary of Remaining Performance Obligations.    The following table summarizes the transaction price allocated to the Company's remaining performance obligations under all contracts with firm reservation fees and MVC's as of June 30, 2018.

	2018	2019	2020	2021	2022	Thereafter	Total
	(Thousands)
Gathering firm reservation fees	$223,806	$471,226	$547,153	$557,152	$557,152	$2,841,279	$5,197,768
Gathering revenues supported by MVC's	—	65,700	71,370	71,175	71,175	136,875	416,295
Transmission firm reservation fees	179,786	347,061	347,261	341,769	338,010	2,602,572	4,156,459

Total firm reservation fees	$403,592	$883,987	$965,784	$970,096	$966,337	$5,580,726	$9,770,522

        Based on total projected contractual revenues, including projected contractual revenues from the additional pipeline capacity that will result from expansion projects that are not yet fully constructed, the Company's firm gathering contracts and firm transmission and storage contracts had weighted average remaining terms of approximately 8 and 15 years, respectively, as of December 31, 2017.

3.     Investments in Consolidated, Non-Wholly-Owned Entities

        Investment in EQGP.    As of June 30, 2018, the Company owned 276,008,766 EQGP common units, representing a 91.3% limited partner interest, and the entire non-economic general partner interest in EQGP.

        On May 22, 2018, pursuant to an Incentive Distribution Rights Purchase and Sale Agreement dated April 25, 2018, by and among EQT, RMGP and EQGP, EQGP acquired from RMGP all of the issued and outstanding IDRs in RMP in exchange for 36,293,766 EQGP common units (the IDR Transaction). As a result of the IDR Transaction, the Company's percentage ownership of the outstanding EQGP common units increased from approximately 90.1% to approximately 91.3%.

        Investment in EQM.    As described in Note 1, the Drop-Down Transaction was completed effective May 1, 2018. As part of the Drop-Down Transaction, in addition to cash consideration of $1.15 billion and working capital adjustments, EQM issued 5,889,282 EQM common units to a wholly-owned subsidiary of the Company. As of June 30, 2018, EQGP owned 21,811,643 EQM common units, representing a 24.8% limited partner interest, 1,443,015 EQM general partner units, representing a 1.6% general partner interest, and all of the IDRs in EQM. In addition, as of June 30, 2018, the Company owned 5,889,282 EQM common units, representing a 6.7% limited partner interest in EQM. See Note 12 for a discussion on the additional EQM shares acquired in the EQM-RMP Mergers.

        Investment in RMP.    As of June 30, 2018, the Company owned 28,757,246 RMP common units, representing a 28.1% limited partner interest. Following the IDR Transaction, EQGP owned all of the IDRs in RMP. See Note 12 for a discussion on the conversion of RMP shares to EQM shares and the cancellation of the IDRs in RMP in the EQM-RMP Mergers.

        During the six months ended June 30, 2018, as a result of EQGP, EQM and RMP equity transactions, the Company recorded, in the aggregate, a $19.0 million reduction to parent net investment, an increase in noncontrolling interest in EQM of $25.9 million and a decrease in deferred tax liability of $6.9 million.

4.     Financial Information by Business Segment

	Six Months Ended June 30,
	2018	2017
	(Thousands)
Revenues from external customers (including affiliates):
Gathering	$484,026	$214,474
Transmission	196,079	182,413
Water	65,618	—

Total operating revenues	$745,723	$396,887

Operating income:
Gathering	$336,222	$157,129
Transmission	140,093	129,467
Water	35,351	—
Headquarters	(27,458)	(3,322)

Total operating income	$484,208	$283,274

Reconciliation of operating income to net income:
Equity income(a)	19,749	9,388
Other income	1,848	2,939
Net interest expense	31,986	14,660
Income tax expense	30,468	46,074

Net income	$443,351	$234,867

(a)
Equity income is included in the Transmission segment.

	June 30, 2018	December 31, 2017
	(Thousands)
Segment assets:
Gathering	$5,964,592	$5,663,419
Transmission(a)	2,505,947	1,948,047
Water	206,193	208,331

Total operating segments	8,676,732	7,819,797
Headquarters, including cash	2,386,155	508,999

Total assets	$11,062,887	$8,328,796

(a)
The investment in the MVP Joint Venture is included in the Transmission segment.

	Six Months Ended June 30,
	2018	2017
	(Thousands)
Depreciation:
Gathering	$46,950	$18,415
Transmission	24,871	23,532
Water	11,569	—
Other	123	—

Total	$83,513	$41,947

Expenditures for segment assets:
Gathering	$320,595	$102,546
Transmission	46,891	51,367
Water	9,377	—

Total(a)	$376,863	$153,913

(a)
The Company accrues capital expenditures when the capital work has been completed but the associated bills have not been paid. Accrued capital expenditures are excluded from the statements of combined consolidated cash flows until they are paid. Accrued capital expenditures were approximately $84.6 million and $90.7 million at June 30, 2018 and December 31, 2017, respectively. Accrued capital expenditures were approximately $31.2 million and $26.7 million at June 30, 2017 and December 31, 2016, respectively.

5.     Related Party Transactions

        In the ordinary course of business, the Company, through EQGP and EQM, engages in transactions with EQT and its affiliates including, but not limited to, gathering agreements, transportation service and precedent agreements, storage agreements and water service agreements.

        EQGP and EQM each have an omnibus agreement with EQT. Pursuant to the omnibus agreements, EQT performs centralized corporate general and administrative services for EQGP and EQM and provides a license for EQGP and EQM's use of the name "EQT" and related marks in connection with their businesses. In exchange, EQGP and EQM reimburse EQT for the expenses incurred by EQT in providing these services. EQM's omnibus agreement also provides for certain indemnification obligations between EQM and EQT. Pursuant to a secondment agreement, available employees of EQT and its affiliates may be seconded to EQM to provide operating and other services with respect to EQM's business under the direction, supervision and control of EQM. In exchange, EQM reimburses EQT and its affiliates for the services provided by the seconded employees. RMP has an omnibus agreement with EQT that has similar terms as the EQGP and EQM omnibus agreements. The Amended RMP Omnibus Agreement also provides for certain indemnification obligations between EQT and RMP.

        Reimbursements to EQT may not necessarily reflect the actual expenses that the Company would have incurred on a standalone basis. The Company is unable to estimate what those expenses would be on a stand-alone basis.

6.     Investments in Unconsolidated Entities

        Investment in the MVP Joint Venture.    As of June 30, 2018, the Company is the operator of the Mountain Valley Pipeline (MVP) and owned a 45.5% interest in the MVP Joint Venture. The MVP Joint Venture is constructing the MVP, an estimated 300-mile natural gas interstate pipeline that spans from northern West Virginia to southern Virginia. The MVP Joint Venture is a variable interest entity because it has insufficient equity to finance its activities during the construction stage of the project. The Company is not the primary beneficiary of the MVP Joint Venture because the Company does not have the power to direct the activities that most significantly affect the MVP Joint Venture's economic performance. Certain business decisions require a greater than 66 2/3% ownership interest approval, and no one member owns more than a 66 2/3% interest.

        The MVP Interest is an equity method investment for accounting purposes because the Company has the ability to exercise significant influence over the MVP Joint Venture's operating and financial policies. Accordingly, the Company records adjustments to the investment balance for contributions to or distributions from the MVP Joint Venture and for the Company's pro-rata share of MVP Joint Venture earnings.

        In May 2018, the MVP Joint Venture issued a capital call notice to MVP Holdco, LLC (MVP Holdco), a direct, wholly-owned subsidiary of the Company, for $445.9 million, of which $193.4 million was paid in July 2018 and $252.5 million is expected to be paid in the third quarter of 2018. The capital contribution payable and the corresponding increase to the investment balance are reflected on the combined consolidated balance sheet as of June 30, 2018.

        Equity income, which is primarily related to the Company's pro-rata share of the MVP Joint Venture's allowance for funds used during construction (AFUDC), is reported in equity income in the Company's statements of combined consolidated operations.

        As of June 30, 2018, the Company had issued a $91 million performance guarantee in favor of the MVP Joint Venture. The guarantee provides performance assurances of MVP Holdco's obligations to fund its proportionate share of the MVP construction budget. As of June 30, 2018, the Company's maximum financial statement exposure related to the MVP Joint Venture was approximately $1.1 billion, which consists of the investment in unconsolidated entity balance on the combined consolidated balance sheet as of June 30, 2018 and amounts that could have become due under the Company's performance guarantee as of that date.

        The following tables summarize the unaudited condensed financial statements of the MVP Joint Venture.

  Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	(Thousands)
Current assets	$1,161,641	$330,271
Noncurrent assets	1,334,266	747,728

Total assets	$2,495,907	$1,077,999

Current liabilities	$290,855	$65,811
Equity	2,205,052	1,012,188

Total liabilities and equity	$2,495,907	$1,077,999

  Condensed Statements of Consolidated Operations

	Six Months Ended June 30,
	2018	2017
	(Thousands)
Net interest income	$13,915	$4,977
AFUDC—equity	29,489	15,656

Net income	$43,404	$20,633

7.     Debt

        EQGP Working Capital Facility.    EQGP has a working capital loan agreement with EQT (the Working Capital Facility) through which EQT agrees to make interest-bearing loans available in an aggregate principal amount not to exceed $50 million outstanding at any one time. The Working Capital Facility matures on the earlier of (i) February 18, 2019 or (ii) a date specified by EQT that provides for at least 90 days' notice.

        EQGP had less than $0.1 million and $0.2 million of borrowings outstanding under the Working Capital Facility as of June 30, 2018 and December 31, 2017, respectively, which were included in due to affiliates on the combined consolidated balance sheets. During the six months ended June 30, 2018 and 2017, the maximum outstanding borrowings under the Working Capital Facility were approximately $0.2 million and $0.3 million, respectively, and the weighted average annual interest rates were 3.2% and 2.4%, respectively.

        EQM $1 Billion Facility.    EQM has a $1 billion credit facility (the $1 Billion Facility) that expires in July 2022. The $1 Billion Facility is available for general partnership purposes, including to purchase assets, and to fund working capital requirements and capital expenditures, pay distributions and repurchase units. The $1 Billion Facility contains various provisions that, if violated, could result in termination of the credit facility, early payment of amounts outstanding or similar actions. Significant covenants require maintenance of a permitted leverage ratio and limit restricted payments and transactions with affiliates. Significant default events include insolvency, nonpayment of scheduled principal or interest obligations, change of control and acceleration or default of certain other financial obligations. Under the $1 Billion Facility, EQM is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).

        EQM had no letters of credit outstanding under its credit facility as of June 30, 2018 and December 31, 2017. During the six months ended June 30, 2018, the maximum outstanding borrowings under the $1 Billion Facility was $420 million, the average daily balance was approximately $211 million and the weighted average annual interest rate was 3.2%. There were no borrowings outstanding at any time during the six months ended months ended June 30, 2017.

        EQM 364-Day Facility.    EQM has a $500 million, 364-day, uncommitted revolving loan agreement with EQT (the 364-Day Facility) that matures on October 24, 2018 and will automatically renew for successive 364-day periods unless EQT delivers a non-renewal notice at least 60 days prior to the then current maturity date. Interest accrues on outstanding borrowings at an interest rate equal to the rate then applicable to similar loans under the $1 Billion Facility or a successor revolving credit facility, less the sum of (i) the then applicable commitment fee under the $1 Billion Facility and (ii) 10 basis points.

        EQM had no borrowings outstanding on the 364-Day Facility as of June 30, 2018 and December 31, 2017. There were no borrowings outstanding at any time during the six months ended June 30, 2018. During the six months ended months ended June 30, 2017, the maximum outstanding borrowings under the 364-Day Facility was $100 million, the average daily balance was approximately $40 million and the weighted average annual interest rate was 2.1%.

        EQM Term Loan Facility.    On April 25, 2018, EQM entered into a $2.5 billion unsecured multi-draw 364-day term loan facility with a syndicate of lenders (the EQM Term Loan Facility). The EQM Term Loan Facility was used to fund the cash consideration for the Drop-Down Transaction, to repay borrowings under EQM's $1 Billion Facility and for other general partnership purposes. The balance outstanding under the EQM Term Loan Facility was repaid and the EQM Term Loan Facility agreement was terminated on June 25, 2018 in connection with EQM's issuance of the EQM $2.5 Billion Senior Notes. As a result of the termination, EQM expensed $3 million of deferred issuance costs. During the period from April 25, 2018 through June 25, 2018, the maximum outstanding borrowings under the EQM Term Loan Facility was $1.8 billion, the average daily balance was approximately $1.2 billion and the weighted average annual interest rate was 3.3%.

        EQM $2.5 Billion Senior Notes.    During the second quarter of 2018, EQM issued 4.750% senior notes due July 15, 2023 in the aggregate principal amount of $1.1 billion, 5.500% senior notes due July 15, 2028 in the aggregate principal amount of $850 million and 6.500% senior notes due July 15, 2048 in the aggregate principal amount of $550 million (collectively, the EQM $2.5 Billion Senior Notes). EQM received net proceeds from the offering of approximately $2.5 billion, inclusive of a discount of $11.8 million and estimated debt issuance costs of $22.4 million. The net proceeds were used to repay the outstanding balance under the EQM Term Loan Facility and, upon completion of the EQM-RMP Mergers discussed in Note 12, the outstanding balance under the RMP $850 Million Facility, with the remainder expected to be used for general partnership purposes. The EQM $2.5 Billion Senior Notes were issued pursuant to new supplemental indentures to EQM's existing indenture dated August 1, 2014. The EQM $2.5 Billion Senior Notes contain covenants that limit EQM's ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of the EQM's assets.

        RMP $850 Million Facility.    Rice Midstream OpCo LLC (Rice Midstream OpCo), a wholly-owned subsidiary of RMP, had a $850 million credit facility (the $850 Million Facility) that was terminated in conjunction with the EQM-RMP Mergers on July 23, 2018. See Note 12. Prior to its termination, the $850 Million Facility was available for general partnership purposes, including to purchase assets, and to fund working capital requirements and capital expenditures, pay distributions and repurchase units. The $850 Million Facility was secured by the mortgages and other security interests on substantially all of RMP's properties and was guaranteed by RMP and its restricted subsidiaries.

        Rice Midstream OpCo had $260 million and $286 million of outstanding borrowings under the $850 Million Facility as of June 30, 2018 and December 31, 2017, respectively. As of June 30, 2018 and December 31, 2017, Rice Midstream OpCo had $1 million of letters of credit outstanding under the $850 Million Facility. During the six months ended June 30, 2018, the maximum outstanding borrowing under the $850 Million Facility was $375 million, the average daily balance was approximately $306 million and the weighted average annual interest rate was 3.8%.

        As of June 30, 2018, EQGP, EQM and RMP were in compliance with all debt provisions and covenants.

8.     Fair Value Measurements

        Owing to their short maturity, the carrying values of cash and cash equivalents, accounts receivable, amounts due to/from affiliates and accounts payable are assumed to approximate fair value; as such, their fair values are Level 1 fair value measurements. Interest rates on credit facility borrowings are based on prevailing market rates, so the carrying values of the credit facility borrowings approximate fair value and the fair values are Level 1 fair value measurements. As EQM's senior notes are not actively traded, their fair values are estimated using an income approach model that applies a discount rate based on prevailing market rates for debt with similar remaining time-to-maturity and credit risk; as such, their fair values are Level 2 fair value measurements.

        As of June 30, 2018 and December 31, 2017, the estimated fair value of EQM's senior notes was approximately $3.5 billion and $1.0 billion, respectively, and the carrying value of EQM's senior notes was approximately $3.5 billion and $1.0 billion, respectively. The fair value of the Preferred Interest is estimated using an income approach model that applies a discount rate based on prevailing market rates and is a Level 3 fair value measurement. As of June 30, 2018 and December 31, 2017, the estimated fair value of the Preferred Interest was approximately $124.9 million and $133.0 million, respectively, and the carrying value of the Preferred Interest was approximately $117.0 million and $119.1 million, respectively.

9.     Cash Distributions

        The following table summarizes cash distributions declared by the Boards of Directors of the EQGP General Partner, the EQM General Partner and the RMP General Partner to their respective unitholders for the periods presented.

Quarter Ended	EQGP Distribution per Common Unit	EQM Distribution per Common Unit	RMP Distribution per Common and Subordinated Unit(a)(b)
2017
March 31	$0.191	$0.89	N/A
June 30	0.21	0.935	N/A
September 30	0.228	0.98	N/A
December 31	0.244	1.025	$0.2917
2018
March 31	$0.258	$1.065	$0.3049
June 30(c)	0.306	1.09	N/A

(a)
Upon payment of the RMP cash distribution declared in respect of the fourth quarter of 2017, the financial requirements for the conversion of all RMP subordinated units were satisfied. As a result, on February 15, 2018, the 28,753,623 RMP subordinated units converted into RMP common units on a one-for-one basis.

(b)
As RMP is not included in the Company's historical results prior to November 13, 2017, RMP distributions per common and subordinated unit have not been presented for periods prior to the quarter ended December 31, 2017.

(c)
On July 24, 2018, the Boards of Directors of the EQGP General Partner and the EQM General Partner declared cash distributions to their respective unitholders for the second quarter of 2018. On August 23, 2018, EQGP will pay this cash distribution to its unitholders on record at the close of business on August 3, 2018. On August 14, 2018, EQM will pay this cash distribution to its unitholders of record at the close of business on August 3, 2018. Due to the timing of the completion of the EQM-RMP Mergers, RMP did not declare a cash distribution for the second quarter 2018. See Note 12.

10.   Income Taxes

        The effective tax rate was 6.4% for the six months ended June 30, 2018, compared to 16.4% for the six months ended June 30, 2017. On December 22, 2017, the U.S. Congress enacted the law known as the Tax Cuts and Jobs Act of 2017 (the Tax Reform Legislation), which made significant changes to U.S. federal income tax law, including lowering the federal corporate tax rate to 21% from 35% beginning January 1, 2018. As a result, the decrease in the effective tax rate was primarily attributable to the Tax Reform Legislation. Excluding other items, the effective tax rates are reduced because the Company does not record income tax expense on the portions of its income attributable to the noncontrolling limited partners of EQGP and EQM and, for the period prior to May 1, 2018, to Gulfport Midstream.

        The Company is still analyzing certain aspects of the Tax Reform Legislation and refining calculations, which could potentially impact the measurement of deferred tax balances or potentially give rise to new deferred tax amounts. The Company will refine its estimates to incorporate new or better information as it becomes available through the filing of EQT's 2017 U.S. income tax returns in the fourth quarter of 2018.

11.   Consolidated Variable Interest Entities

        EQGP, EQM and RMP are variable interest entities. Through the Company's ownership and control of the EQGP General Partner, the EQM General Partner and the RMP General Partner, the Company has the power to direct the activities that most significantly affect EQGP, EQM, and RMP's economic performance, respectively.

        Through its limited partner interest in EQGP and EQM and through EQGP's general partner interest, limited partner interest and IDRs in EQM, the Company has the right to receive benefits from, as well as the obligation to absorb the losses of, EQGP and EQM. Through its limited partner interest and IDRs in RMP, the Company has the right to receive benefits from, as well as the obligation to absorb the losses of, RMP.

        As the Company is the primarily beneficiary of and has a controlling financial interest in EQGP, EQM and RMP, the Company consolidates RMP and EQGP, which consolidates EQM. For additional information, including a discussion on the key risks associated with EQGP, EQM and RMP's operations, see Note 14 to the Company's annual combined consolidated financial statements also included in the "Index to Financial Statements" section of the accompanying information statement. In addition, for a discussion on related party transactions, see Note 5 herein and Note 5 to the Company's annual combined consolidated financial statements included in the "Index to Financial Statements" section of the accompanying information statement.

        The following table presents assets and liabilities included in the Company's combined consolidated balance sheets that were for the use or obligation of EQGP or EQM.

	June 30, 2018	December 31, 2017
	(Thousands)
ASSETS
Cash and cash equivalents	$684,456	$2,857
Accounts receivable	47,587	28,804
Accounts receivable—affiliate	119,097	103,304
Other current assets	14,088	12,877
Net property, plant and equipment	3,922,144	2,804,059
Investment in unconsolidated entity	1,003,299	460,546
Goodwill	37,954	—
Net intangible assets	596,887	—
Other assets	137,541	137,178
LIABILITIES
Accounts payable	$84,969	$47,042
Due to affiliate	42,492	33,206
Capital contribution payable to MVP Joint Venture	445,933	105,734
Accrued interest	12,309	10,926
Accrued liabilities	26,642	16,871
Credit facility borrowings	—	180,000
Senior notes	3,453,975	987,352
Regulatory and other long-term liabilities	21,442	20,273

        The following table summarizes EQGP and EQM's statements of combined consolidated operations and cash flows, inclusive of affiliate amounts.

	Six Months Ended June 30, 2018
	2018	2017
	(Thousands)
Operating revenues	$556,323	$396,887
Operating expenses	166,875	112,092
Other expenses	(9,768)	(4,253)

Net income	$379,680	$280,542

Net cash provided by operating activities	$440,071	$319,655
Net cash used in investing activities	$(1,676,669)	$(207,299)
Net cash provided by (used in) financing activities	$1,876,692	$(160,022)

        The following table presents assets and liabilities included in the Company's combined consolidated balance sheets that were for the use or obligation of RMP as of June 30, 2018 and December 31, 2017.

	June 30, 2018	December 31, 2017
	(Thousands)
ASSETS
Cash and cash equivalents	$17,339	$10,538
Accounts receivable	9,016	12,246
Accounts receivable—affiliate	58,186	48,428
Other current assets	541	1,327
Net property, plant and equipment	1,479,671	1,431,802
Goodwill	1,346,918	1,346,918
Other assets	8,871	—
LIABILITIES
Accounts payable	$30,966	$24,634
Due to affiliate	46,199	2,246
Accrued interest	978	141
Accrued liabilities	1,360	4,059
Credit facility borrowings	260,000	286,000
Regulatory and other long-term liabilities	9,572	9,360

        The following table summarizes RMP's statement of consolidated operations and cash flows for the three months ended June 30, 2018, inclusive of affiliate amounts.

Six Months Ended June 30, 2018
(Thousands)
Operating revenues	$189,400
Operating expenses	70,340
Other expenses	(4,330)

Net income	$114,730

Net cash provided by operating activities	$181,261
Net cash used in investing activities	$(80,070)
Net cash used in financing activities	$(94,390)

12.   Subsequent Events

        Refer to Note 1 for a description of the EQM-RMP Mergers, the Drop-Down Transaction and the Gulfport Transaction.

        Cash Distributions.    See Note 9.

        EQM-RMP Mergers.    On July 23, 2018, in connection with the EQM-RMP Mergers discussed in Note 1, the 102,323,796 RMP common units issued and outstanding converted into the right to receive 33,963,753 EQM common units based on the exchange rate of 0.3319, the 36,220 outstanding RMP phantom units fully vested and converted into the right to receive 12,024 EQM common units (less applicable tax withholding) based on the exchange rate of 0.3319, and the issued and outstanding IDRs in RMP were canceled. Of the RMP common units issued and outstanding at the time of the EQM-RMP Mergers, the Company owned 28,757,246 RMP common units that converted into the right to receive 9,544,530 EQM common units.

        Additionally, in connection with the completion of the EQM-RMP Mergers, on July 23, 2018, EQM repaid approximately $260 million of borrowings outstanding under the $850 Million Facility and the $850 Million Facility was terminated.

        Investments in Consolidated Entities.    As of August 9, 2018, the Company owned 276,008,766 EQGP common units, representing a 91.3% limited partner interest, and the entire non-economic general partner interest in EQGP and EQGP owned 21,811,643 EQM common units representing a 17.9% limited partner interest, 1,443,015 EQM general partner units representing a 1.2% general partner interest and all of the IDRs in EQM. In addition, as of August 9, 2018, the Company owned 15,443,812 EQM common units, representing a 12.7% limited partner interest in EQM.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of EQT Corporation

Opinion on the Financial Statements

        We have audited the accompanying balance sheet of Equitrans Midstream Corporation (the Company) as of June 30, 2018. In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company at June 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the balance sheet, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the balance sheet. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2018.

Pittsburgh, Pennsylvania
August 9, 2018

EQUITRANS MIDSTREAM CORPORATION

BALANCE SHEET

JUNE 30, 2018

ASSETS
Current assets:

Total assets	$—

EQUITY
Shareholders' equity	$1,000
Less: Note receivable from parent	(1,000)

Total equity	$—

The accompanying notes are an integral part of this balance sheet.

EQUITRANS MIDSTREAM CORPORATION

NOTES TO BALANCE SHEET

1.     Nature of Operations

        Equitrans Midstream Corporation (the Company) is a Pennsylvania corporation formed on May 11, 2018 by EQT Corporation (EQT). The Company was formed to hold the assets, liabilities and results of operations of EQT's Midstream Business, which is the separately managed natural gas gathering, transmission and storage, and water services operations of EQT (collectively, the Midstream Business). On February 21, 2018, EQT announced plans to separate its Midstream Business from its Upstream Business, which consists of its natural gas, oil and natural gas liquids development, production and sales and commercial operations (collectively, the Upstream Business) (the Separation). The Separation will be effected through a series of transactions that will ultimately culminate in the contribution of the Midstream Business to the Company and the distribution of 80.1% of the shares in the Company to existing EQT shareholders (the Distribution). Upon completion of the Distribution, EQT will own 19.9% of the Company 's common stock.

        Following the Distribution, the Company will be an independent, publicly traded company and will indirectly hold EQT's Midstream Business through ownership of partnership interests in EQT GP Holdings, LP (EQGP) and EQT Midstream Partners, LP (EQM). EQGP owns partnership interests in EQM, which owns, operates, acquires and develops midstream assets in the Appalachian Basin.

        On May 11, 2018, EQT Production Company (EPC), a Pennsylvania corporation and a wholly owned subsidiary of EQT, contributed $1,000, in the form of a note receivable, to the Company. As of June 30, 2018, EPC was the sole shareholder of the Company. There have been no other transactions involving the Company as of June 30, 2018.

2.     Subsequent Events

        Subsequent events have been evaluated through August 9, 2018, the date the balance sheet was available to be issued.

Report of Independent Registered Public Accounting Firm

The Board of Directors of EQT Corporation

        We have audited the accompanying consolidated balance sheets of Rice Midstream Holdings LLC (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows and members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rice Midstream Holdings LLC at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 13, 2017

except for Note 13, as to which the date is

August 9, 2018

Rice Midstream Holdings LLC

Consolidated Balance Sheets

	December 31,
	2016	2015
	(in thousands)
Assets
Current assets:
Cash	$71,286	$15,627
Accounts receivable	16,549	12,182
Accounts receivable—affiliate	7,108	—
Prepaid expenses, deposits and other	194	295

Total current assets	95,137	28,104
Property and equipment, net	1,203,044	865,125
Deferred financing costs, net	15,009	4,915
Goodwill	510,019	39,142
Intangible assets, net	44,525	46,159
Deferred tax asset	—	12,349

Total assets	$1,867,734	$995,794

Liabilities and members' capital
Current liabilities:
Accounts payable	8,594	31,184
Accounts payable—affiliate	—	2,361
Accrued capital expenditures	35,298	34,507
Accrued preferred dividend	7,772	—
Other accrued liabilities	8,678	3,369

Total current liabilities	60,342	71,421
Long-term liabilities:
Long-term debt	243,000	160,000
Other long-term liabilities	5,539	3,129

Total liabilities	308,881	234,550
Mezzanine equity:
Redeemable noncontrolling interest, net (Note 10)	385,549	—
Members' capital:
Rice Energy Operating LLC members' (deficit) capital	(109,676)	136,673
EIG Energy Fund members' (deficit)	(30,085)	—

Total members' (deficit) capital	(139,761)	136,673

Noncontrolling interests in consolidated subsidiaries	1,313,065	624,571

Total liabilities and members' capital	$1,867,734	$995,794

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Holdings LLC

Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015
	(in thousands)
Operating revenues:
Affiliate	$185,721	$111,337
Third-party	79,835	30,486

Total operating revenues	265,556	141,823
Operating expenses:
Operation and maintenance expense	27,620	16,988
General and administrative expense(1)	39,932	24,446
Incentive unit expense(2)	2,335	2,224
Depreciation expense	30,930	19,185
Acquisition costs	609	1,128
Impairment of fixed assets	20,292	—
Amortization of intangible assets	1,634	1,632
Other expense	1,654	492

Total operating expenses	125,006	66,095

Operating income	140,550	75,728
Other income	97	52
Interest expense	(7,825)	(4,616)
Amortization of deferred finance costs	(2,262)	(1,052)

Income before income taxes	130,560	70,112
Income tax expense	(17,612)	(20,708)

Net income	$112,948	$49,404
Less: Net income attributable to redeemable noncontrolling interests	(3,024)	—

Net Income before noncontrolling interests	109,924	49,404
Less: Net income attributable to noncontrolling interests	(72,391)	(23,337)

Net income before preferred dividends and accretion of redeemable noncontrolling interests	37,533	26,067
Less: Preferred dividends and accretion of redeemable noncontrolling interests	(28,450)	—

Net income attributable to Rice Midstream Holdings LLC	$9,083	$26,067

(1)
Equity compensation expense of $7.9 million and $5.5 million for the years ended December 31, 2016 and 2015, respectively, are included in general and administrative expenses.

(2)
Incentive unit expense for the years ended December 31, 2016 and 2015 was allocated from Rice Energy.

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Holdings LLC

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$112,948	$49,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	30,930	19,185
Amortization of intangibles	1,634	1,632
Amortization of deferred finance costs	2,262	1,052
Incentive unit expense	2,335	2,224
Equity compensation expense	7,886	5,499
Deferred income tax expense	12,349	14,032
Impairment of fixed assets	20,292	—
Changes in operating assets and liabilities:
Accounts receivable	(4,367)	(11,029)
Accounts receivable—affiliate	(7,922)	2,126
Prepaid expenses and other	71	(35)
Accounts payable	(846)	(65)
Accrued liabilities	5,086	1,700

Net cash provided by operating activities	182,658	85,725

Cash flows from investing activities:
Capital expenditures	(231,626)	(404,069)
Acquisition of Vantage Midstream Assets from Rice Energy	(600,000)	—
Other acquisitions	(8,700)	—

Net cash used in investing activities	(840,326)	(404,069)

Cash flows from financing activities:
Proceeds from borrowings	338,000	502,000
Repayments of borrowings	(255,000)	(342,000)
Proceeds from issuance of noncontrolling redeemable interests	368,747	—
Costs related to RMP initial public offering	—	(129)
Common units issuance, net of offering costs	620,330	171,902
Additions to deferred financing costs	(12,356)	(946)
Distributions to parent, net	(300,000)	(12,200)
Distributions paid to common unitholders	(47,875)	(17,017)
Preferred dividends to redeemable noncontrolling interest holders	(6,900)	—
Contribution to Strike Force Midstream by Gulfport Midstream Holdings	11,030	—
Employee tax withholdings for settlement of common unit award vestings	(2,649)	—

Net cash provided by financing activities	713,327	301,610

Net increase (decrease) in cash	55,659	(16,734)
Cash at the beginning of the year	15,627	32,361

Cash at the end of the year	$71,286	$15,627

Supplemental disclosure of cash flow information:
Cash paid for interest	7,946	4,794
Capital expenditures financed by accounts payable	6,906	28,801
Asset contribution to Strike Force Midstream by Gulfport Midstream	22,500	—
Non-cash contribution from parent	24,294	32,470

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Holdings LLC

Consolidated Statements of Members' Capital

	REO Member	EIG Member	Noncontrolling Interests	Total
	(in thousands)
Balance, January 1, 2015	$90,335	$—	$442,458	$532,793
Contribution from parent, net	20,271	—	—	20,271
Equity compensation expense	—	—	4,020	4,020
Offering costs related to the RMP IPO	—	—	(129)	(129)
Distributions to unitholders	—	—	(17,017)	(17,017)
Issuance of common units, net of offering costs	—	—	171,902	171,902
Net income	26,067	—	23,337	49,404

Balance, December 31 2015	$136,673	$—	$624,571	$761,244
Distribution to parent, net	(275,706)	—	—	(275,706)
Issuance of phantom units upon vesting of equity-based compensation, net of tax withholdings	(8,176)	—	5,658	(2,518)
Equity compensation expense	—	—	2,825	2,825
Common units issued pursuant to RMP June 2016 offering, net of offering costs	—	—	163,985	163,985
Common units issued pursuant to RMP's ATM program, net of offering costs	—	—	15,713	15,713
Common units issued pursuant to RMP's October 2016 private placement, net of offering costs	—	—	440,632	440,632
Distributions to unitholders	—	(1,635)	(46,240)	(47,875)
Contribution from noncontrolling interest	—	—	33,530	33,530
Preferred dividends on redeemable noncontrolling interest	—	(26,177)		(26,177)
Accretion of redeemable noncontrolling interest	—	(2,273)	—	(2,273)
Net income	37,533	—	72,391	109,924

Balance, December 31, 2016	$(109,676)	$(30,085)	$1,313,065	$1,173,304

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Holdings LLC

Notes to Consolidated Financial Statements

1.     Summary of Significant Accounting Policies and Related Matters

Organization, Operations and Principals of Consolidation

        The accompanying consolidated financial statements of Rice Midstream Holdings LLC ("Rice Midstream Holdings," "RMH," "we," "our," and "us"), a multi-member limited liability company of which interests are held by Rice Energy Operating LLC ("REO") and, as defined further below, EIG, have been prepared by RMH's management in accordance with generally accepted accounting principles in the United States ("GAAP").

        The consolidated financial statements of RMH include the accounts of its wholly-owned subsidiary, Rice Olympus Midstream LLC ("ROM"). Additionally, Rice Midstream GP Holdings LP ("GP Holdings") owns a 28% interest in Rice Midstream Partners LP ("RMP"), a subsidiary of GP Holdings. The financial results of RMP, which closed its initial public offering ("IPO") on December 22, 2014, are consolidated and, after giving effect to EIG's ownership in GP Holdings, the approximate 74% interest in RMP is reflected as noncontrolling interest in the consolidated financial statements. RMH also owns a 75% interest in Strike Force Midstream LLC ("Strike Force Midstream") through its wholly-owned subsidiary Strike Force Midstream Holdings LLC (Strike Force Holdings"). The financial results of Strike Force Midstream are consolidated, and after giving effect to Gulfport Midstream Holdings LLC's ("Gulfport Midstream") ownership in Strike Force Midstream, the approximate 25% interest in Strike Force Midstream is reflected as noncontrolling interest in the consolidated financial statements.

        On November 4, 2015, RMP entered into a Purchase and Sale Agreement (the "Purchase Agreement") by and between RMP and Rice Energy. Pursuant to the terms of the Purchase Agreement, RMP acquired all of the outstanding limited liability company interests of Rice Water Services (PA) LLC and Rice Water Services (OH) LLC, two wholly-owned indirect subsidiaries of Rice Energy, that own and operate Rice Energy's water services business. RMP's predecessor included certain fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings concurrently with the closing of RMP's IPO. These fresh water distribution assets are included, among other assets, as part of the assets that were acquired by RMP on November 4, 2015, and as such, the historical results related to those operations are included for all periods presented given the transaction was a combination of entities under common control. The acquired business includes Rice Energy's Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the "Water Assets"). Rice Energy has also granted RMP, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (defined in Note 9) and (ii) an option to purchase any water treatment facilities acquired by Rice Energy in such areas at Rice Energy's acquisition cost (collectively, the "Option").

        On February 17, 2016, Rice Energy, Rice Midstream Holdings and GP Holdings, entered into a securities purchase agreement with EIG Energy Fund XVI, L.P., EIG Energy Fund XVI-E, L.P., and EIG Holdings (RICE) Partners, LP (collectively, the "Investors" or "EIG") pursuant to which, among other things, (i) Rice Midstream Holdings agreed to issue and sell 375,000 Series B Units ("Series B Units") with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to sell common units representing an 8.25% limited partner interest in GP Holdings ("GP Holdings Common Units") for aggregate consideration of in both issuances $375.0 million in a private placement to the Investors (the "Rice Midstream Holdings Investment"). Prior to the closing of the transaction, Rice Midstream Holdings assigned all of its equity interests in RMP, consisting of 3,623 common units, 28,753,623 subordinated units and all of its incentive distribution rights in RMP, to GP Holdings. The EIG Investment is further described in Note 10.

        As of December 31, 2016, there were 386,504 issued and outstanding Series B units and 1,000 issued and outstanding Series A units. The profits and losses of RMH are disproportionately shared between the members.

        On September 26, 2016, RMP entered into a Purchase and Sale Agreement, as amended (the "Midstream Purchase Agreement"), by and between RMP and Rice Energy relating to its acquisition from Rice Energy of the entities owning the midstream assets (the "Vantage Midstream Asset Acquisition") associated with Rice Energy's acquisition of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, "Vantage") and their subsidiaries (the "Vantage Acquisition"). Pursuant to the terms of the Midstream Purchase Agreement, and following the close of the Vantage Acquisition, on October 19, 2016, RMP acquired from Rice Energy all of the outstanding membership interests of Vantage Energy II Access, LLC and Vista Gathering, LLC (collectively, the "Vantage Midstream Entities"). RMP's acquisition of the Vantage Midstream Entities from Rice Energy is accounted for as a combination of entities under common control at historical cost. As the Vantage Midstream Asset Acquisition occurred concurrently with the Vantage Acquisition, no predecessor period existed which would warrant retrospective recast of our financial statements. Please see Note 2 for further detail regarding the Vantage Midstream Asset Acquisition.

        As it relates to RMH, the consolidated financial statements have been prepared from the separate records maintained by Rice Energy and may not necessarily be indicative of the actual results of operations that might have occurred if RMH had been operated separately during the years ended December 31, 2016 and 2015.

        RMH does not have any employees. Operational support for RMH is provided by Rice Energy's employees, which manage and conduct RMH's daily business operations.

        RMH's general and administrative costs incurred by Rice Energy on behalf of RMH have been reflected in the accompanying consolidated financial statements. These costs include general and administrative expenses allocated by Rice Energy to RMH in exchange for:

  •
  business services, such as payroll, accounts payable and facilities management;

  •
  corporate services, such as finance and accounting, legal, human resources and public and regulatory policy; and

  •
  employee compensation.

Nature of Business

        RMH is a fee-based, growth-oriented limited partnership formed by Rice Energy to own, operate, develop and acquire midstream assets in the Appalachian Basin. RMH provides midstream services to Rice Energy and third parties within four counties in the Appalachian Basin through two primary segments: the Ohio Gathering segment and the Rice Midstream Partners segment.

        Ohio Gathering.    This segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio.

        Rice Midstream Partners.    This segment is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of Rice Energy and third parties in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio.

Principles of Consolidation

        The consolidated financial statements include the accounts of RMH and its subsidiaries. All intercompany transactions have been eliminated in consolidation. Transactions between RMH and Rice

Energy have been identified in the Consolidated Financial Statements as transactions between related parties and are discussed in further detail in Note 9.

Use of Estimates

        RMH prepares its consolidated financial statements in conformity with GAAP, which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

        RMH relies on revenues generated from its gathering, compression and water distribution systems, all of which are located in four counties within the Appalachian Basin. As a result of this concentration, RMH may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area. Additionally, RMH is substantially dependent on Rice Energy as its most significant current customer, as Rice Energy represented approximately 61% of the RMH's gathering and compression revenues and 95% of the RMH's water revenues for the year ended December 31, 2016, and RMH expects to derive a substantial majority of its revenues from Rice Energy for the foreseeable future. As a result, any event, whether in RMH's dedicated areas or otherwise, that adversely affects Rice Energy's production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect RMH's revenues.

        Additionally, for the year ended December 31, 2016, two third-party customers represented approximately 17% and 11% of RMH's gathering and compression revenues. RMH manages credit risk of sales to third parties by limiting dealings to those third parties meeting specified criteria for credit and liquidity strength and by actively monitoring these accounts. RMH may request a letter of credit, guarantee, performance bond or other credit enhancement from a third-party in order for that third-party to meet RMH's credit criteria. RMH did not experience any significant defaults on accounts receivable for the years ended December 31, 2016 and 2015.

Revenue Recognition

        Revenues relating to the gathering and compression of natural gas and relating to water services are recognized in the period service is provided. Under these arrangements, RMH receives a fee or fees for services provided. The revenue RMH recognizes from gathering and compression services is generally directly related to the volume of natural gas that flows through its systems and revenue RMH recognizes from water services is generally directly related to the volume of water that is delivered, recycled or disposed of.

Cash

        RMH maintains cash at financial institutions which may at times exceed federally insured amounts and which may at times exceed consolidated balance sheet amounts due to outstanding checks. RMH has no accounts that are considered cash equivalents.

Accounts Receivable

        Accounts receivable are stated at their historical carrying amount. RMH extends credit to parties in the normal course of business based upon management's assessment of their creditworthiness. An allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the years presented in the consolidated financial statements.

Business Combinations

        In accordance with accounting guidance for business combinations between entities under common control, we record assets and liabilities of the acquired entity at their carrying amounts on the date of acquisition and the difference between the carrying amount and the consideration paid in equity as a capital transaction. Additionally, the financial statements are retrospectively recast for all periods presented as if the assets and liabilities were owned for all periods presented where operated under common control. Following the acquisition of the Water Assets on November 4, 2015, our financial statements have been retrospectively recast to reflect the acquisition of the Water Assets. On October 19, 2016, we acquired the Vantage Midstream Entities from Rice Energy. The transaction was accounted for as a combination of entities under common control. As the Vantage Midstream Asset Acquisition occurred concurrently with the Vantage Acquisition, no predecessor period existed which would warrant retrospective recast of our financial statements.

Fair Value of Financial Instruments

        RMH determines the fair value of its financial instruments using a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of cash, accounts receivable, amounts due from related parties and accounts payable approximate fair value due to the short maturity of the instruments and are considered Level 1 fair values. The carrying value of the RMH and RMP revolving credit facility borrowings approximates fair value as the interest rates are based on prevailing market rates and are considered Level 1 fair values.

Asset Retirement Obligations

        RMH operates and maintains its gathering systems and it intends to do so as long as supply and demand for natural gas exists, which RMH expects for the foreseeable future. Therefore, asset retirement obligations are generally not required for gathering and compression systems as RMH believes that these assets have indeterminate useful lives. The asset retirement obligations recorded in the consolidated balance sheets at December 31, 2016 and 2015 primarily relate to our water services assets. RMH records a liability for such asset retirement obligations and capitalizes a corresponding amount for asset retirement costs. The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at RMH's credit adjusted risk-free rate. The current portion of asset retirement obligations are recorded in other accrued liabilities and the long term portion of asset retirement obligations are recorded in other long-term liabilities on the consolidated balance sheets.

        A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for the years ended December 31, 2016 and 2015 is as follows:

(in thousands)
Balance at December 31, 2014	$1,900
Liabilities incurred	1,479
Liabilities settled	(1,129)
Accretion expense	172
Revisions in estimated cash flows	626

Balance at December 31, 2015	$3,048
Liabilities incurred	350
Liabilities assumed in Vantage Midstream Asset Acquisition	2,452
Liabilities settled	(46)
Accretion expense	338

Balance at December 31, 2016	$6,141

Interest

        RMH capitalizes interest on expenditures for significant capital projects while activities are in progress to bring the assets to their intended use. Upon completion of construction of the asset, the associated capitalized interest costs are included within RMH's asset base and depreciated accordingly. The following table summarizes the components of RMH's interest incurred for the years ended December 31, 2016 and 2015:

	2016	2015
	(in thousands)
Interest incurred:
Interest expensed	$7,825	$4,616
Interest capitalized	223	292

Total incurred	$8,048	$4,908

Income Taxes

        Prior to the change in tax status to a partnership on February 22, 2016, RMH's income was reported as part of Rice Energy's consolidated federal tax return, and RMH was taxed as a corporation under the Internal Revenue Code, subject to federal income tax at a statutory rate of 35%. RMH was a division of Rice Energy Inc. and a single member limited liability company disregarded for U.S. Federal income tax purposes, therefore, income taxes were computed on a separate return basis. RMH has not reported any income tax benefit or expense for periods subsequent to February 22, 2016 because, as a partnership, RMH is not subject to federal income tax. As a result of the change in tax status, RMH wrote off its entire deferred tax assets balance by recording a deferred tax expense of approximately $12.3 million.

        In addition, no income tax benefit or expense has been reported for periods prior to the consummation of Rice Energy's IPO in January 2014 because Rice Drilling B, Rice Energy's accounting predecessor, is a limited liability company that was not subject to federal income tax. The closing of Rice Energy's IPO required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of Rice Energy's IPO. The resulting deferred tax liability of approximately $2.9 million was recorded in capital at the date of the completion of Rice Energy's IPO, as it represents a transaction among shareholders.

        During the period from January 29, 2014 through February 22, 2016, the following tax accounting policies and estimates were applied.

        We followed ASC-740-10-15, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. We did not have any uncertain tax positions as of December 31, 2016.

        Income taxes were accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be recovered or settled pursuant to the provisions of ASC 740-Income Taxes. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        We will record a valuation allowance if it is deemed more likely than not that all or a portion of its deferred income tax assets will not be realized. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations requires judgment by us and may be challenged by the taxation authorities.

Property and Equipment

        Property and equipment is recorded at cost and is being depreciated over estimated useful lives on a straight-line basis. Gathering pipelines and compressor stations are depreciated over a useful life of 60 years. Water pipelines, pumping stations and impoundment facilities are depreciated over a useful life of 10 to 15 years. The following table provides detail of property and equipment presented in the consolidated balance sheets at December 31, 2016 and 2015.

	Years Ended December 31,
	2016	2015
	(in thousands)
Natural gas gathering assets	$950,255	$619,936
Natural gas gathering assets in progress	133,895	123,903
Accumulated depreciation	(29,502)	(13,647)

Natural gas gathering assets, net	1,054,648	730,192
Water service assets	156,299	136,708
Water service assets in progress	13,909	9,302
Accumulated depreciation	(25,657)	(12,014)

Water service assets, net	144,551	133,996
Other property and equipment, net	3,845	937

Property and equipment, net	$1,203,043	$865,125

Impairment of Long-Lived Assets

        RMH evaluates its long-lived assets for impairment when events and circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. Long-lived assets assessed for impairment are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows for other assets and liabilities. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset's carrying amount over its estimated fair value, such that the asset's carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

        Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management's intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure.

        During the fourth quarter of 2016, RMH recorded a $20.3 million impairment within the Ohio Gathering segment related to pipeline assets that were taken out of service with no future expected use. There were no long-lived asset impairments for the year ended December 31, 2015 and 2014.

Goodwill and Intangible Assets

        Goodwill is the cost of an acquisition less the fair value of the identifiable net assets of the acquired business. RMH evaluates goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

        In 2014, $39.1 million of goodwill was allocated to the Rice Midstream Partners segment as a result of the acquisition of the remaining 50% interest in Alpha Holdings in its Marcellus joint venture. On October 19, 2016, RMP acquired from Rice Energy all of the outstanding membership interests in the Vantage Midstream Entities. As a result of the acquisition of the Vantage Midstream Entities from Rice Energy, and based on the purchase price allocation preliminarily performed by Rice Energy, $455.4 million of goodwill was ascribed to the Rice Midstream Partners segment. In addition, as a result of GP Holdings' ownership interest in RMP and the related benefits of the incentive distribution rights, Rice Energy, through its preliminary purchase price allocation of the Vantage Acquisition, ascribed goodwill totaling $15.4 million to the RMP segment. The combination of the Alpha Holdings and Vantage acquisitions resulted in $510.0 million in goodwill within the RMP segment. See Note 2 for further information regarding the Vantage Midstream Asset Acquisition.

        RMH may first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount. To the extent that such indicators exist, RMH would complete the two-step goodwill impairment test. RMH may also perform the two-step goodwill impairment test at its discretion without performing the qualitative assessment. The first step compares the fair value of a reporting unit to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step is required which compares the implied fair value of the goodwill of a reporting unit to its carrying value. If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge. As deemed necessary, RMH uses a combination of the income and market approach to estimate the fair value of a reporting unit. The fair value estimation process requires considerable judgment and determining the fair value is sensitive to changes in assumptions impacting management's estimates of future financial results. Although RMH believes the estimates and assumptions used in estimating the fair value are reasonable and appropriate, different assumptions and estimates could materially impact the calculated fair value. Additionally, future results could differ from our current estimates and assumptions.

        RMH's fourth quarter 2016 annual test included the assessment of qualitative factors to determine whether it was more likely than not that the fair value of the reporting unit was less than its carrying value. The qualitative assessment encompassed a review of events and circumstances specific to the reporting unit with goodwill as well as circumstances specific to the entity as a whole. RMH's qualitative assessment considered among other things, factors such as macroeconomic conditions, industry and market considerations, including market multiples, projected financial performance, cost factors, changes in carrying values and other relevant factors. In considering the totality of the qualitative factors assessed, based on the weight of evidence, circumstances did not exist that would indicate it was more likely than not that goodwill was impaired. Accordingly, RMH did not perform a two-step quantitative analysis in 2016 and no impairment was recorded.

        During 2015, RMH elected the option to default immediately to the first step of the annual goodwill impairment test. As such, RMH used the income approach and the market approach to determine the fair value of its reporting unit with goodwill. RMH employed the discounted cash flow method within the income approach which uses significant inputs not observable in the public market (Level 3). Key inputs within the income approach include estimates and assumptions related to future throughput volumes, operating costs, capital spending and changes in working capital. RMH employed the guideline public company method within the market approach which considers market multiples derived from market prices of publicly traded stocks of companies engaged in similar lines of business. No impairment was recorded as a result of the 2015 annual goodwill impairment test.

        Intangible assets are comprised of customer contracts acquired by RMP based upon the estimated fair value of the assets at the acquisition date. The customer contracts acquired had initial contract terms of 10 years with five and one-year renewal options. Based upon management's understanding of the life of the underlying reserves and the geographically advantaged location of the acquired midstream assets, it has been determined that the customer contracts will have a useful life of 30 years. The assets are being amortized using a straight-line method and amortization expense for each of the years ended December 31, 2016 and 2015 was $1.6 million. The estimated annual amortization expense over the next five years is as follows: 2017—$1.6 million, 2018—$1.6 million, 2019—$1.6 million, 2020—$1.6 million and 2021-$1.6 million.

        Intangible assets for the years ended December 31, 2016 and 2015 are detailed below.

	December 31, 2016	December 31, 2015
	(in thousands)
Intangible assets	$48,947	$48,947
Less: accumulated amortization	(4,422)	(2,788)

Intangible assets, net	44,525	46,159

Deferred Financing Costs

        Deferred financing costs are amortized on a straight-line basis, which approximates the interest method, over the term of the related agreement. Accumulated amortization was $3.4 million and $1.1 million at December 31, 2016 and 2015, respectively, and amortization expense was $2.3 million and $1.1 million for the years ended December 31, 2016 and 2015, respectively.

Noncontrolling interest

        Noncontrolling interest represent third-party equity ownership of RMP, GP Holdings and Strike Force Midstream and are presented as a component of equity in the consolidated balance sheets. Refer to Note 11. In the consolidated statements of operations, noncontrolling interests reflects the allocation of earnings to these third parties. As of December 31, 2016, we owned a 28% interest in RMP. The financial results of RMP are consolidated and, after giving effect to the EIG ownership in us, the approximate 74% interest in RMP is reflected as a noncontrolling interest in the consolidated financial statements. See Note 5 for further discussion of noncontrolling interest related to RMP. In addition, RMH owns a 75% member interest in Strike Force Midstream. The remaining 25% interest in Strike Force Midstream is reflected as a noncontrolling interest in the consolidated financial statements.

Segment Reporting

        Business segments are components of RMH for which separate financial information is produced internally and are subject to evaluation by RMH's chief operating decision maker in deciding how to allocate resources. RMH reports its operations in two segments: (i) Ohio Gathering and (ii) Rice Midstream Partners, which reflect its lines of business. Business segments are evaluated for their contribution to RMH 's consolidated results based on operating income. All of RMH's operating revenues, income from operations and assets are located in the United States. See Note 12 for additional information regarding segment reporting.

New Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," or ASU 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, "Revenue Recognition," and most industry-specific guidance throughout the Industry Topics of the Codification. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. In April 2016, the FASB issued ASU 2016-10, "Revenue from Contracts with Customers (Topic 606)—Identifying Performance Obligations and Licensing." In May 2016, the FASB issued ASU 2016-11, "Revenue from Contracts with Customers (Topic 606) and Derivatives and Hedging (Topic 815)—Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting" and ASU 2016-12, "Revenue from Contracts with Customers (Topic 606)—Narrow Scope Improvements and Practical Expedients." These updates do not change the core principle of the guidance in Topic 606 (as amended by ASU 2014-09), but rather provide further guidance with respect to implementation of ASU 2014-09. The effective date for ASU 2016-10, 2016-11, 2016-12 and ASU 2014-09, as amended by ASU 2015-14, is for annual reporting periods beginning after December 15, 2017, including interim periods within those years. In preparation for the adoption of the new standard in the fiscal year beginning January 2018, RMH has obtained representative samples of contracts and other forms of agreements with its customers and are evaluating the provisions contained therein in light of the five-step model specified by the new guidance. That five-step model includes: (1) determination of whether a contract-an agreement between two or more parties that creates legally enforceable rights and obligations-exists; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when (or as) the performance obligation is satisfied. RMH anticipates adopting the standard using the modified retrospective approach at adoption. RMH will be evaluating individual customer contracts within each of our business segments as we continue to evaluate the impact of the adoption of this standard.

        In August 2014, the FASB issued ASU 2014-15, "Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern," which specifies the responsibility an entity's management has to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern. The new guidance is effective for annual and interim periods beginning after December 15, 2016. RMH has adopted ASU 2014-15 as of December 31, 2016 and has determined that substantial doubt does not exist about its ability to continue as a going concern.

        In April 2015, the FASB issued ASU 2015-03, "Interest—Imputation of Interest (Subtopic 835-30): Simplification of Debt Issuance Costs." ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. ASU 2015-03 is effective for periods beginning after December 15, 2015. In August 2015, the FASB issued ASU 2015-15, "Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements." ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The Securities and Exchange Commission ("SEC") staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. RMH adopted ASU 2015-15 in the first quarter of 2016 and presents debt issuance costs associated with RMP's and Rice Midstream Holdings' revolving credit facility (defined in Note 3) as deferred financing costs, net in the consolidated balance sheets. Additionally, RMH will utilize the guidance in ASU 2015-03 for the presentation of debt issuance costs that are the result of an issuance of future debt.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 requires, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. RMH is currently evaluating the impact of the new guidance on its financial statements.

        In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting." ASU 2016-09 affects entities that issue share-based payment awards to their employees. The ASU is designed to simplify several aspects of accounting for share-based payment award transactions, which include: (i) income tax consequences, (ii) classification of awards as either equity or liabilities, (iii) classification on the statement of cash flows and (iv) forfeiture rate calculations. The updated guidance is effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption of the update is permitted. RMH plans to adopt ASU 2016-09 in the first quarter of 2017. RMH does not anticipate that this guidance will have a material impact on its consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." ASU 2016-15 clarifies and provides specific guidance on eight cash flow classification issues that are not currently addressed by current GAAP and thereby reduce the current diversity in practice. ASU 2016-15 is effective for public business entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, with early application permitted. RMH does not anticipate that this guidance will have a material impact on its consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment." This ASU eliminates Step 2 from the goodwill impairment test which previously required measurement of any goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. Under the new standard, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, without exceeding the total amount of goodwill allocated to that reporting unit. The provisions of this ASU are effective for fiscal years, and any interim goodwill impairment tests within those fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. A reporting entity should apply the amendment on a prospective basis. RMH plans to adopt ASU 2017-04 in the first quarter of 2017.

2.     Acquisitions

        On October 19, 2016, Rice Energy completed the Vantage Acquisition pursuant to the terms of the Purchase and Sale Agreement (the "Vantage Purchase Agreement") dated September 26, 2016 by Rice Energy, Vantage Energy Investment LLC, Vantage Energy Investment II LLC and Vantage. Pursuant to the terms of the Vantage Purchase Agreement, Rice Energy Operating acquired Vantage from the Vantage Sellers for approximately $2.7 billion, which consisted of approximately $1.0 billion in cash, the assumption of net debt of approximately $707.0 million and the issuance of 40.0 million units in Rice Energy Operating that were immediately exchangeable into 40.0 million shares of common stock of Rice Energy, valued at approximately $1.0 billion.

        On September 26, 2016, RMP entered into the Midstream Purchase Agreement by and between RMP and Rice Energy. Pursuant to the terms of the Midstream Purchase Agreement, and following the close of the Vantage Acquisition, on October 19, 2016, RMP acquired from Rice Energy all of the outstanding membership interests of the Vantage Midstream Entities. The Vantage Midstream Entities, which became wholly-owned subsidiaries of Rice Energy in connection with the Vantage Acquisition, own midstream assets, including approximately 30 miles of dry gas gathering and compression assets and water assets. In consideration for the Vantage Midstream Asset Acquisition, RMP paid Rice Energy $600.0 million in aggregate consideration, which RMP paid in cash with the net proceeds of its private placement of common units (the "2016 Private Placement") of $441.0 million and borrowings under the RMP Revolving Credit Facility (defined in Note 3) of $159.0 million.

        The preliminary purchase price allocation for RMP ascribed approximately $144.6 million to property and equipment and $455.4 million to goodwill, which included, in connection with the Vantage Midstream Asset Acquisition, an acquired 67.5% interest in the Wind Ridge gathering system previously owned by Access Midstream Partners for approximately $14.3 million, of which $10.9 million was ascribed to property and equipment and $3.4 million to goodwill. Goodwill of $455.4 million related to the value attributed to additional growth opportunities, synergies and operating leverage of RMP. Additionally, as a result of the enhanced cash flow distribution to GP Holdings as a result of the Vantage Midstream Asset Acquisition, Rice Energy, through its preliminary purchase price allocation of the Vantage Acquisition, ascribed additional goodwill of $15.4 million to the RMP segment. RMP's acquisition of the Vantage Midstream Entities from Rice Energy is accounted for as a combination of entities under common control at historical cost. As the Vantage Midstream Asset Acquisition occurred concurrently with the Vantage Acquisition, no predecessor period existed which would warrant retrospective recast of our financial statements.
        Certain data necessary to complete the purchase price allocation is not yet available, and includes, but is not limited to, final appraisals of assets acquired. Rice Energy expects to complete the purchase price allocation once it has received all of the necessary information, during which time the value of the assets may be revised as appropriate. The fair values of the assets acquired were determined using various valuation techniques, including the cost approach. The assumed purchase price and fair values have been prepared with the assistance of external specialists, and represent Rice Energy's best estimate of the fair values of the assets acquired as of this date.

Post-Acquisition Operating Results

        Subsequent to the completion of the Vantage Midstream Asset Acquisition, the Vantage Midstream Entities contributed the following to RMH's consolidated operating results for the period from October 19, 2016 through December 31, 2016.

(in thousands)
Operating revenues	$8,571
Net income	$4,303

Pro Forma Information

        The following unaudited pro forma combined financial information presents RMH's results as though the acquisition of the Vantage Midstream Entities had been completed at January 1, 2015.

	Year Ended December 31,
	2016	2015
	(in thousands)
Pro forma operating revenues	$317,750	$184,307
Pro forma net income	$142,985	$71,460
Pro forma net income attributable to noncontrolling interests	$(94,758)	$(30,847)
Pro forma net income attributable to Rice Midstream Holdings LLC	$48,227	$40,613

3.     Long-Term Debt

        Long-term debt consists of the following as of December 31, 2016 and 2015.

	Year Ended December 31,
	2016	2015
	(in thousands)
Long-term Debt
RMP Revolving Credit Facility(a)	190,000	143,000
Rice Midstream Holdings Revolving Credit Facility(b)	53,000	17,000

Total long-term debt	$243,000	$160,000

RMP Revolving Credit Facility (a)

        On December 22, 2014, Rice Midstream OpCo, a subsidiary of RMP, entered into a revolving credit agreement (as amended, the "revolving credit facility") with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders. RMP's revolving credit facility provided for lender commitments of $450.0 million, with an additional $200.0 million of commitments available under an accordion feature subject to lender approval. The credit facility provided for a letter of credit sublimit of $50.0 million. In connection with RMP's completion of the Vantage Midstream Asset Acquisition, on October 19, 2016, Rice Midstream OpCo entered into a second amendment (the "Second Amendment") to its credit agreement to, among other things, (i) permit the completion of the Vantage Midstream Asset Acquisition, (ii) increase RMP's ability to borrow under the facility from

$450.0 million to $850.0 million, without exercise of any portion of the $200.0 million accordion feature, and (iii) adjust the interest rate payable on amounts borrowed thereunder (as described below).

        As of December 31, 2016, Rice Midstream OpCo had $190.0 million of borrowings outstanding and no letters of credit under this facility, resulting in availability of $660.0 million. The average daily outstanding balance of the credit facility was approximately $110.0 million and interest was incurred on the facility at a weighted average annual interest rate of 4.7% during 2016. The revolving credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. RMP is the guarantor of the obligations under the revolving credit facility, which matures on December 22, 2019.

        Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate. Following the effectiveness of the Second Amendment, Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 200 to 300 basis points, depending on the leverage ratio then in effect, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank's reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the leverage ratio then in effect. The carrying amount of the revolving credit facility is comprised of borrowings for which interest accrues under a fluctuating interest rate structure. Accordingly, the carrying value approximates fair value as of December 31, 2016 and represents a Level 1 measurement. Following the effectiveness of the Second Amendment, Rice Midstream OpCo also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

        The revolving credit facility is secured by mortgages and other security interests on substantially all of its properties and guarantees from RMP and its restricted subsidiaries. The revolving credit facility limits RMP's ability to, among other things, incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

        The revolving credit facility also requires RMP to maintain the following financial ratios:

  •
  an interest coverage ratio, which is the ratio of RMP's consolidated EBITDA (as defined within the revolving credit facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

  •
  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

  •
  if RMP elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

        RMP was in compliance with such covenants and ratios as of December 31, 2016.

Rice Midstream Holdings Revolving Credit Facility (b)

        On December 22, 2014, RMH entered into a revolving credit facility (the "Rice Midstream Holdings Revolving Credit Facility") with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders with a maximum credit amount of $300.0 million and a sublimit for letters of credit of $25.0 million. As of December 31, 2016, Rice Midstream Holdings had $53.0 million of borrowings outstanding and no letters of credit under this facility, resulting in availability of $247.0 million. The average daily outstanding balance of the Rice Midstream Holdings Revolving Credit Facility was approximately $27.1 million and interest was incurred on the facility at a weighted average annual interest rate of 5.6% during 2016. The Rice Midstream Holdings Revolving Credit Facility is available to fund working capital requirements and capital expenditures and to purchase assets. The maturity date of the Rice Midstream Holdings Revolving Credit Facility is December 22, 2019.

        Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Under the Rice Midstream Holdings Revolving Credit Facility, Rice Midstream Holdings may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank's reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect. Rice Midstream Holdings also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

        The Rice Midstream Holdings Revolving Credit Facility is secured by mortgages and other security interests on substantially all of the properties of, and guarantees from, Rice Midstream Holdings and its restricted subsidiaries (which do not include RMP or Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP or Rice Energy and its subsidiaries other than Rice Midstream Holdings).

        The Rice Midstream Holdings Revolving Credit Facility limits Rice Midstream Holdings' and its restricted subsidiaries' ability to, among other things, incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

        The Rice Midstream Holdings Revolving Credit Facility will also require Rice Midstream Holdings to maintain the following financial ratios:

  •
  an interest coverage ratio, which is the ratio of Rice Midstream Holdings' consolidated EBITDA (as defined within the Rice Midstream Holdings Revolving Credit Facility) to its consolidated current interest expense of at least 2.50 to 1.0 at each end of each fiscal quarter; and

  •
  a consolidated total leverage ratio, which is the ratio of Rice Midstream Holdings consolidated debt to its consolidated EBITDA, of not more than 4.25 to 1.0

        The Rice Midstream Holdings Revolving Credit Facility also contains certain financial covenants and customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Rice Midstream Holdings Revolving Credit Facility to be immediately due and payable. Rice Midstream Holdings was in compliance with its covenants and ratios effective as of December 31, 2016.

        Interest paid in cash on the RMP and RMH credit facilities for the years ended December 31, 2016 and 2015 was $7.9 million and $4.8 million, respectively.

4.     Commitments and Contingencies

        From time to time RMH is party to various legal and/or regulatory proceedings arising in the ordinary course of business. While the ultimate outcome and impact to RMH cannot be predicted with certainty, RMH believes that all such matters are without merit and involve amounts which, if resolved unfavorably, either individually or in the aggregate, will not have a material adverse effect on its financial condition, results of operations or cash flows. When it is determined that a loss is probable of occurring and is reasonably estimable, RMH accrues an undiscounted liability for such contingencies based on its best estimate using information available at the time. RMH discloses contingencies where an adverse outcome may be material, or in the judgment of management, the matter should otherwise be disclosed.

Lease Obligations

        RMH has lease obligations for compression equipment under existing contracts with third parties. Rent expense included in operation and maintenance expense for the years ended December 31, 2016 and 2015 was $1.6 million and $1.7 million , respectively. Future payments for this equipment as of December 31, 2016 totaled $5.1 million (2017: $1.5 million, 2018: $1.2 million, 2019: $1.2 million, 2020: $0.6 million, 2021: $0.3 million and thereafter: $0.3 million).

Water Assets Conveyance

        In consideration for the November 2015 acquisition of the Water Assets, RMP paid Rice Energy $200.0 million in cash plus an additional amount, if certain of the conveyed systems' capacities increased by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by RMP to achieve such increase, in accordance with the terms of the Purchase Agreement. RMH has not recorded a contingent liability associated with the additional consideration as the required capacity increases were not considered probable as of December 31, 2016.

5.     Rice Midstream Partners LP

        In August 2014, Rice Energy formed RMP to own, operate, develop and acquire midstream assets in the Appalachian Basin. RMP's assets consist of gathering pipelines and compressor stations, as well as water handling and treatment facilities. RMP provides gathering and compression and water services to Rice Energy and third parties.

        RMP completed its initial public offering in December 2014, issuing 28,750,000 common units representing limited partner interests in RMP, which represented 50% of RMP's outstanding equity. RMH retained a 50% limited partner interest in RMP, consisting of 3,623 common units and 28,753,623 subordinated units. In connection with the RMP initial public offering, Rice Energy contributed to RMP 100% of Rice Poseidon Midstream LLC. Rice Midstream Management LLC, a wholly-owned subsidiary of RMH, serves as the general partner of RMP.

        In February 2016, Rice Midstream Holdings assigned all of its equity interests in RMP, consisting of 3,623 common units, 28,753,623 subordinated units and all of its incentive distribution rights in RMP, to GP Holdings.

        On June 13, 2016, RMP completed an underwritten public offering of an aggregate of 9,200,000 common units representing limited partner interests in RMP at a price to the public of $18.50 per unit, which included 1,200,000 common units sold pursuant to the exercise of the underwriters' option to purchase additional units. After deducting underwriting discounts and commissions of approximately $6.0 million and transaction costs, RMP received net proceeds of approximately $164.1 million. RMP used a portion of the net proceeds to repay outstanding debt and the remainder for general partnership purposes, including acquisitions and capital expenditures.

        During the second quarter of 2016, RMP entered into an equity distribution agreement that established an at-the-market common unit offering program (the "ATM program"), pursuant to which RMP may sell from time to time through a group of managers, acting as RMP's sales agents, RMP's common units having an aggregate offering price of up to $100.0 million. As of December 31, 2016, RMP had issued and sold 944,700 common units at an average price per unit of $17.21 through its ATM program. RMP used the net proceeds of $15.8 million for general partnership purposes, including repayment of outstanding debt, acquisitions and capital expenditures.

        On October 7, 2016, RMP issued 20,930,233 common units representing limited partner interests in the 2016 Private Placement for gross proceeds of approximately $450.0 million, or $21.50 per unit. After deducting underwriting discounts and commissions of approximately $9.4 million, RMP received net proceeds of $440.6 million. RMP used the proceeds of the 2016 Private Placement to fund a portion of the Vantage Midstream Asset Acquisition.

        The following table presents RMP's common and subordinated units issued from January 1, 2015 through December 31, 2016:

	Limited Partners
				GP Holdings Ownership %
	Common	Subordinated	Total
Balance, January 1, 2015	28,753,623	28,753,623	57,507,246	50%
Equity offering in November 2015	13,409,961	—	13,409,961
Vested phantom units, net	165	—	165

Balance, December 31, 2015	42,163,749	28,753,623	70,917,372	41%
Equity offering in June 2016	9,200,000	—	9,200,000
Equity offering in October 2016	20,930,233	—	20,930,233
Common units issued under ATM program	944,700	—	944,700
Vested phantom units, net	280,451	—	280,451

Balance, December 31, 2016	73,519,133	28,753,623	102,272,756	28%

        As of December 31, 2016 and 2015, GP Holdings owned approximately 28% and 41%, respectively, consisting of 3,623 common units, 28,753,623 subordinated units and all of the incentive distribution rights. RMH consolidates the results of RMP and records the noncontrolling interest of the public limited partners in its consolidated financial statements for net income of RMP attributed to third party unitholders for periods subsequent to the RMP IPO. Net income attributable to noncontrolling interests related to RMP was $75.4 million and $23.3 million for the years ended December 31, 2016 and 2015, respectively.

6.     RMP Phantom Unit Awards

        The general partner of RMP can grant phantom unit awards under the Rice Midstream Partners LP 2014 Long Term Incentive Plan ("RMP LTIP") to certain non-employee directors of RMP and executive officers and employees of Rice Energy that provide services to RMP under an omnibus agreement. Pursuant to the RMP LTIP, the maximum aggregate number of common units that may be issued pursuant to any and all awards under the RMP LTIP shall not exceed 5,000,000 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the RMP LTIP. The equity-based awards are valued based upon the price of RMP's common units on the grant date and will cliff vest over the requisite service period from one to two years. RMP recorded $2.8 million and $4.1 million of stock compensation expense related to these awards for the years ended December 31, 2016 and 2015, respectively, and is recorded in general and administrative and midstream operating and maintenance expenses within our consolidated statements of operations. Total unrecognized compensation expense expected to be recognized over the remaining vesting period as of December 31, 2016 is $0.2 million for these awards.

The following table summarizes the activity for the equity-based awards during the year ended December 31, 2016 and 2015.

        The following table summarizes the activity for the equity-based awards during the years ended December 31, 2016 and 2015.

	Number of units	Weighted average grant date fair value
Total unvested, January 1, 2015	434,094	$16.50
Granted	18,196	16.87
Vested	(242)	16.50
Forfeited	(19,420)	16.50

Total unvested—December 31, 2015	432,628	$16.52
Granted	30,352	17.81
Vested	(399,158)	16.52
Forfeited	(33,470)	16.50

Total unvested—December 31, 2016	30,352	$17.81

7.     Distributions

        Within 60 days after the end of each quarter, it is RMP's intent to distribute to the holders of common and subordinated units on a quarterly basis the minimum quarterly distribution of $0.1875 per unit (or $0.75 on an annualized basis) to the extent it has sufficient cash after the establishment of cash reserves and the payment of its expenses, including payments to its general partner and affiliates.

Subordinated Units

        GP Holdings owns all of RMP's subordinated units. The principal difference between RMP's common units and subordinated units is that, for any quarter during the "subordination period," holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro rata with the other common units in distributions.

        The following represents the determination of subordination period:

        The subordination period began on the closing date of RMP's IPO and, except as described below, will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2017, if each of the following has occurred:

  •
  distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

  •
  distributions from operating surplus equaled or exceeded $1.125 per unit (150% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units for a four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded $1.125 per unit (150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro-rata with the other common units in distributions.

Incentive Distribution Rights

        All of the incentive distribution rights are held by GP Holdings. Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels (described below) have been achieved.

        For any quarter in which RMP has distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum distribution, then RMP will distribute any additional available cash from operating surplus for that quarter among the unitholders and the incentive distribution rights holders in the following manner:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	Incentive Distribution Rights Holders
Minimum Quarterly Distribution	$0.1875	100%	—%
First Target Distribution	above $0.1875 up to $0.2156	100%	—%
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%
Thereafter	above $0.2813	50%	50%

        In 2016, cash distributions of $0.5 million were made to GP Holdings related to its incentive distribution rights in RMP based upon the level of distributions paid per common and subordinated unit. Additionally, on February 16, 2017, a cash distribution of $0.9 million was made to GP Holdings related to its incentive distribution rights in RMP.

        The Board of Directors of RMP's general partner declared the following cash distributions to RMP's common and subordinated unitholders for the periods presented.

Quarters Ended	Total Quarterly Distribution per Unit	Date of Distribution
December 31, 2015	$0.1965	February 11, 2016
March 31, 2016	0.2100	May 12, 2016
June 30, 2016	0.2235	August 11, 2016
September 30, 2016	0.2370	November 10, 2016
December 31, 2016	0.2505	February 16, 2017

8.     Income Taxes

        Prior to the change in tax status to a partnership on February 22, 2016, RMH's income was reported as part of Rice Energy's consolidated federal tax return, and RMH was taxed as a corporation under the Internal Revenue Code, subject to federal income tax at a statutory rate of 35%. RMH has not reported any income tax benefit or expense for periods subsequent to February 22, 2016 because, as a partnership, RMH is not subject to federal income tax.

        In addition, RMH has not reported any income tax benefit or expense for periods prior to the consummation of Rice Energy's IPO in January 2014 because Rice Drilling B, Rice Energy's accounting predecessor, is a limited liability company that was not subject to federal income tax. The closing of Rice Energy's IPO required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of Rice Energy's IPO. The resulting deferred tax liability of approximately $2.9 million was recorded in capital at the date of the completion of Rice Energy's IPO, as it represents a transaction among shareholders.

        The components of the income tax provision are as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Current tax expense:
Federal	$4,572	$1,455
State	691	5,221

Total(1)	5,263	6,676

	Year Ended December 31,
	2016	2015
	(in thousands)
Deferred tax expense:
Federal	8,267	14,436
State	4,082	(404)

Total	12,349	14,032

Total income tax expense(2)	$17,612	$20,708

(1)
Includes accounts payable to affiliate of $5.3 million and $6.7 million, respectively.

(2)
As a result of the February 22, 2016 change in status to an entity not subject to federal and state income tax, deferred tax assets in existence at that date were written off, yielding a tax charge of $12.5 million.

        Income tax expense differs from amounts computed at the federal statutory rate of 35% on pre-tax income as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Tax at statutory rate	$45,696	$24,539
Permanent tax differences	—	490
State income taxes(1)	4,531	2,989
Partnership earnings (2/22/16 - 12/31/16)	(14,496)	—
Noncontrolling partners' share of RMP earnings	(26,395)	(8,168)
Change in entity tax status	8,523	—
Incentive unit expense	—	778
Other, net	(247)	79

Income tax expense	$17,612	$20,708

Effective tax rate	13.49%	29.53%

(1)
Includes $4.0 million of state deferred expense relating to the write-off of deferreds due to the change in entity tax status in 2016.

        For all periods presented, the overall effective tax rate was favorably impacted as RMH recognized 100% of the pre-tax income of Rice Midstream Partners LP related to noncontrolling public limited partners' share of partnership earnings, but is not required to record an income tax provision with respect to the portion of RMH's earnings allocated to the noncontrolling public limited partners.

        RMH recognizes deferred tax liabilities for temporary differences between the financial statement and tax basis of assets and liabilities. The effect of changes in the tax laws or tax rates is recognized in income in the period such changes are enacted. As a result of the change in tax status to a partnership on February 22, 2016, all of RMH's deferred tax liabilities and deferred tax assets were written off to tax expense because Rice Energy Operating LLC became a partnership not subject to federal income tax.

        The following table summarizes the source and tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2016 and December 31, 2015.

	Year Ended December 31,
	2016	2015
	(in thousands)
Deferred income taxes:
Total deferred tax assets	$—	$54,739
Total deferred tax liabilities	—	(42,390)

Total net deferred tax assets	—	12,349
Principal components of deferred tax assets and liabilities:
Tax depreciation in excess of book depreciation	—	(42,390)
Investment in partnerships	—	54,739

Total	$—	$12,349

        Based on management's analysis, RMH did not have any uncertain tax positions as of December 31, 2016.

9.     Related Party Transactions

        In the ordinary course of business, RMH has transactions with affiliated companies. During the years ended December 31, 2016 and 2015, related parties included Rice Energy and certain of its subsidiaries. On December 22, 2014, upon completion of RMP's initial public offering, RMP entered into the Omnibus Agreement with its general partner, Rice Energy, Rice Poseidon and Rice Midstream Holdings. Pursuant to the Omnibus Agreement, Rice Energy performs centralized corporate and general and administrative services for RMP, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, RMH reimburses Rice Energy for the expenses incurred in providing these services, except for any expenses associated with Rice Energy's long-term incentive programs.

        The expenses for which RMH reimburses Rice Energy and its subsidiaries related to corporate and general and administrative services may not necessarily reflect the actual expenses that RMH would incur on a stand-alone basis. RMH is unable to estimate what the costs would have been with an unrelated third party. Included within accounts receivable—affiliate and accounts payable—affiliate are $21.2 million and $10.9 million in trade receivables at December 31, 2016 and 2015, respectively.

        Also upon completion of RMP's initial public offering, RMP entered into a 15 year, fixed-fee gas gathering and compression agreement (the "Gas Gathering and Compression Agreement") with Rice Drilling B and Alpha Shale, pursuant to which RMP gathers Rice Energy's natural gas and provides compression services on RMP's gathering systems located in Washington and Greene Counties, Pennsylvania. Pursuant to the Gas Gathering and Compression Agreement, RMP charges Rice Energy a gathering fee of $0.30 per dekatherm (Dth) and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. The Gas Gathering and Compression Agreement covers substantially all of Rice Energy's acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of December 31, 2016 and any future acreage it acquires within Washington and Greene Counties, Pennsylvania, excluding certain production subject to a pre-existing third-party dedication.

        In December 2014, Rice Olympus entered into a 15 year, fixed-fee gas gathering and compression agreement (the "Gas Gathering and Compression Agreement") with Rice Drilling D LLC, a wholly-owned subsidiary of Rice Energy, pursuant to which Rice Olympus gathers Rice Energy's natural gas and provides compression services on Rice Olympus' gathering systems located in Belmont County, Ohio. Pursuant to the Gas Gathering and Compression Agreement, Rice Olympus will charge Rice Energy a gathering fee of $0.30 per Dth and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. The Gas Gathering and Compression Agreement covers the majority of Rice Energy's acreage position in the dry gas core of the Utica Shale in Belmont County, Ohio as of December 31, 2016 and any future acreage it acquires within this area.

        In connection with the closing of the acquisition of the Water Assets, RMP entered into amended and restated water services agreements with Rice Energy (the "Water Services Agreements"), whereby RMP has agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for Rice Energy within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial terms of the Water Services Agreements are until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay RMP (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by RMP, plus a 2% margin. Additionally, at closing of the acquisition of the Water Assets, RMH distributed approximately $43 million to Rice Energy.

        During the years ended December 31, 2016 and 2015, Rice Energy granted stock compensation awards to certain non-employee directors and employees. The awards consisted of restricted stock units, which vest upon the passage of time, and performance stock units, which vest based upon attainment of specified performance criteria. Stock compensation expense related to these awards allocated to RMH, based on its estimate of the expense attributable to its operations, was $7.9 million and $5.5 million, respectively.

        Prior to Rice Energy's initial public offering on January 29, 2014, the only long-term incentives offered to certain executives and employees were through grants of incentive units, which were profits interests representing an interest in the future profits (once a certain level of proceeds has been generated) of Rice Energy's predecessor parent entity Rice Energy Appalachia LLC, currently known as REO, a subsidiary of Rice Energy, and granted pursuant to the limited liability company agreement of REO. The compensation expense recognized in these consolidated financial statements is a non-cash charge, with the settlement obligation resting on NGP Rice Holdings LLC ("NGP Holdings") and Rice Energy Holdings LLC ("Rice Holdings"). Payments on the incentive units are made by Rice Holdings and NGP Holdings and not by Rice Energy or RMH. Incentive unit expense allocated to RMH based on its estimate of the expense attributable to its operations was $2.3 million and $2.2 million for the years ended December 31, 2016 and 2015, respectively. In April 2016, NGP Holdings settled its remaining incentive unit obligation, and no future expense will be recognized related to the NGP Holdings incentive units.

10.   Mezzanine Equity

        On February 17, 2016, Rice Energy, RMH and GP Holdings entered into a securities purchase agreement (the "Securities Purchase Agreement") with EIG Energy Fund XVI, L.P., EIG Energy Fund XVI-E, L.P., and EIG Holdings (RICE) Partners, LP pursuant to which (i) RMH agreed to issue and sell 375,000 Series B Units with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to issue and sell common units representing an 8.25% limited partner interest in GP Holdings for aggregate consideration of $375.0 million in a private placement exempt from the registration requirements under the Securities Act. In conjunction with the Securities Purchase Agreement, RMH issued 1,000 Series A Units to Rice Energy Operating. The EIG Investment closed on February 22, 2016 (the "Closing Date").

        On the Closing Date, (i) Rice Energy and the Investors entered into the Amended and Restated Limited Liability Company Agreement of RMH (the "LLC Agreement"), which defines the preferences, rights, powers and duties of holders of the Series B Units and (ii) Rice Midstream GP Management LLC ("GP Management"), as general partner of GP Holdings, and RMH and the Investors, as limited partners, entered into the Amended and Restated Agreement of Limited Partnership of GP Holdings, which defines the preferences, rights, powers and duties of holders of the GP Holdings Common Units (the "GP Holdings A&R LPA").

        In connection with the Rice Midstream Holdings Investment, RMH received gross proceeds of $375.0 million, less transaction fees and expenses of approximately $6.2 million. RMH used approximately $69.0 million of the proceeds to reduce outstanding borrowings under the Rice Midstream Holdings Revolving Credit Facility, and $300.0 million was distributed to Rice Energy.

Series B Units

        Pursuant to the LLC Agreement, the Series B Units rank senior to all other equity interests in RMH with respect to the payment of distributions and distribution of assets upon liquidation,

dissolution and winding up. While the Investors do not share in the profits and losses of RMH through the Series B Units, the Series B Units will pay quarterly distributions at a rate of 8% per annum, payable in cash or "in-kind" through the issuance of additional Series B Units, subject to certain exceptions, at RMH's option for the first two years, and in cash thereafter. Distributions are payable on January 1, April 1, July 1 and October 1 of each year that the Series B Units remain outstanding. For the year ended December 31, 2016, RMH paid $26.2 million in distributions, of which $14.7 million was paid in cash and $11.5 million was paid in-kind.

        The Investors holding Series B Units have the option to require RMH to redeem the Series B Units on or after the tenth anniversary of the Closing Date at an amount equal to $1,000 per Series B Unit plus any accrued and unpaid distributions (the "Liquidation Preference"). The Series B Units are subject to an optional cash redemption by RMH after the third anniversary of the Closing Date, at an amount equal to the Liquidation Preference. If any of the Rice Energy, RMP or RMH undergoes a Change in Control (as defined in the LLC Agreement), the Investors have the right to require RMH to repurchase any or all of the Series B Units for cash, and RMH has the right to repurchase any or all of the Series B Units for cash for the Liquidation Preference plus all additional quarterly distribution that would have otherwise been until the third anniversary of the Closing Date. The holders of the Series B units do not have the power to vote or dispose of the equity interest in the RMP held by GP Holdings.

        In relation to the Series B Units, the occurrence of certain events or violations of certain financial and non-financial restrictions will constitute "Triggering Events" (as defined in the LLC Agreement) that may result in various consequences, including additional restrictions on the activities of RMH, including the termination of the Investor's additional commitment, increases in the distribution rate, additional governance rights for the Investors and other measures depending on the applicable Triggering Event. As of December 31, 2016, RMH views the likelihood of the occurrence of a Triggering Event to be remote.

        RMH may redeem the Series B Units at a redemption price equal to the Liquidation Preference on the date of the closing of an initial public offering of RMH or GP Holdings plus all additional distributions that would have otherwise been paid through the third anniversary of the Closing Date. RMH may satisfy this redemption price in cash or common equity interests of the entity that completes an initial public offering, which equity interests will be deemed to have a value equal to 90% of the price at which such equity interests are first sold to the public. In the event of any liquidation and winding up of RMH, profits and losses will be allocated to the holders of the Series B Units so that, to the maximum extent possible, the capital accounts of the Series B unitholders will equal the aggregate Liquidation Preference.

GP Common Units

        Pursuant to the GP Holdings A&R LPA, the holders of the GP Common Units are entitled to distributions of GP Holdings in proportion to their pro rata share of the outstanding GP Common Units. Distributions will occur upon GP Holdings receipt of any distributions of cash in respect of the equity interests in RMP held by GP Holdings.

        The Investors holding GP Common Units have tag-along rights in connection with a sale of the common equity interests in GP Holdings by RMH to a third-party. RMH will have drag-along rights in connection with a sale of the majority of the common equity interests in GP Holdings to a third-party, subject to the achievement of an agreed-upon minimum return. If a qualifying initial public offering of GP Holdings is not consummated prior to the fifth anniversary of the Closing Date, the holders of the GP Common Units shall have the right to require GP Holdings to repurchase all of their GP Common Units for cash in an aggregate purchase price of $125.0 million less distributions made to the Investors that are attributable to asset sales. In the event of a Change in Control or a GP Change in Control (as each term is defined in the GP Holdings A&R LPA) of Rice Energy, RMH or GP

Holdings, the Purchasers shall have the right to require GP Holdings to repurchase all of their GP Common Units for an aggregate purchase price of $125.0 million. The Investors do not have the power to vote or dispose of RMP's units held by GP Holdings.

        In the event GP Holdings sells any of its assets, subject to certain exceptions, GP Holdings may only make distributions of such proceeds to the extent that GP Holdings meets certain requirements, including the requirement to retain a certain amount of cash or cash equivalents following the sale of such assets. In the event of any liquidation and winding up of GP Holdings, GP Management, in its capacity as general partner, will appoint a liquidator to wind up the affairs and make final distributions as provided for in the GP Holdings A&R LPA.

        From September 30, 2016 until the eighteen-month anniversary of the Closing Date, upon the satisfaction of certain financial and operational metrics, RMH has the right to require the Investors to purchase additional Series B Units and GP Common Units. RMH may require the Investors to purchase at least $25.0 million of additional units on up to three occasions, up to a total aggregate amount of $125.0 million. Pursuant to the Securities Purchase Agreement, RMH is required to pay the Investors a quarterly cash commitment fee of 2% per annum on any undrawn amounts of the additional $125.0 million commitment. The commitment fee paid in cash was approximately $2.1 million for the year ended December 31, 2016. No additional units have been purchased by the Investors since the closing of the Rice Midstream Holdings Investment.

        As the Investors have an option to redeem the Series B Units and GP Common Units for cash at a future date, the proceeds from the redeemable noncontrolling interest (net of accretion and issuances costs and fees) are not considered to be a component of members' capital on the consolidated balance sheet, and such Series B Units and GP Common Units are reported as mezzanine equity on the consolidated balance sheet. The following table represents the value allocated to the Series B Units and GP Common Units at inception.

(in thousands)
At Inception
Noncontrolling interest in Series B Units	$341,661
Noncontrolling interest in GP Holdings Common Units	33,339
Less: issuance costs and fees	(6,242)

Carrying amount of redeemable noncontrolling interest at inception	$368,758

        While the Series B Units are not redeemable as of December 31, 2016, the initial value allocated to them will be accreted to their full redemption value through February 22, 2026 using the effective interest rate method, as it is considered probable that they will become redeemable. The following table represents detail of the balance of redeemable noncontrolling interest, net on the consolidated balance sheet as of December 31, 2016.

(in thousands)
As of December 31, 2016
Face amount of Series B Units	$375,000
Plus: distributions paid in kind	11,504
Less: discount	(31,592)

Carrying amount of noncontrolling interest in Series B Units	354,912
Plus: Noncontrolling interest in GP Holdings Common Units	36,363
Less: unamortized issuance costs and fees	(5,726)

Redeemable noncontrolling interest, net	$385,549

11.   Variable Interest Entities

        Pursuant to an evaluation performed upon adoption of ASU 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis," RMH concluded that RMP, GP Holdings, Strike Force Midstream LLC ("Strike Force Midstream"), a subsidiary of Rice Midstream Holdings and Gulfport Midstream Holdings LLC ("Gulfport Midstream"), a wholly owned subsidiary of Gulfport, and Rice Energy Operating each meet the criteria for variable interest entity ("VIE") classification, as described in further detail below.

Rice Midstream Partners LP

        RMH evaluated RMP for consolidation and determined RMP to be a VIE. RMH determined that the primary beneficiary of RMP is GP Holdings. As of December 31, 2016, Rice Midstream Holdings held a significant indirect interest in RMP through (i) its ownership of a 91.75% limited liability partnership interest in GP Holdings, which owned an approximate 28% limited partner interest in RMP, and (ii) through ownership of its wholly-owned subsidiary Rice Midstream Management LLC (the "GP"), which holds all of the substantive voting and participating rights in RMP. As a result, through this ownership, RMH holds the power to direct the activities of RMP that most significantly impact RMP's economic performance and the obligation to absorb losses or the right to receive benefits from RMP that could potentially be significant to RMP.

        As of December 31, 2016, RMH consolidated RMP, recording noncontrolling interest related to the net income of RMP attributable to its public unitholders. The following table presents summary information of assets and liabilities of RMP that is included in RMH's consolidated balance sheets that are for the use or obligation of RMP.

	December 31, 2016	December 31, 2015
	(in thousands)
Assets (liabilities):
Cash	$21,834	$7,597
Accounts receivable	8,758	9,926
Other current assets	64	192
Property and equipment, net	805,027	578,026
Goodwill and intangible assets, net	539,105	85,301
Deferred financing costs, net	12,591	2,310
Accounts payable	(4,172)	(13,484)
Accrued capital expenditures	(9,074)	(15,277)
Other current liabilities	(8,376)	(3,067)
Long-term debt	(190,000)	(143,000)
Other long-term liabilities	(5,189)	(3,128)

        The following table presents summary information of RMP's financial performance included in the consolidated statements of operations and cash flows for the years ended December 31, 2016 and 2015, inclusive of affiliate amounts.

	Years Ended December 31,
	2016	2015
Operating revenues	$201,623	$114,459
Operating expenses	74,681	52,423
Net income	121,610	52,495

	Years Ended December 31,
	2016	2015
Net cash provided by operating activities	$154,117	$70,006
Net cash used in investing activities	(721,087)	(379,991)
Net cash provided by financing activities	581,207	290,748

        The following table presents RMH's change in limited partner ownership of RMP for the periods presented.

	Partnership units owned by GP Holdings (Common and Subordinated)	Total Partnership Units Outstanding	GP Holdings % Ownership in RMP
As of:
December 31, 2015	28,757,246	70,917,372	41%
Equity offering in June 2016	—	9,200,000
Equity offering in October 2016	—	20,930,233
Units issued under ATM program	—	944,700
Vested phantom units, net	—	280,451

December 31, 2016	28,757,246	102,272,756	28%

Rice Midstream GP Holdings LP

        RMH evaluated GP Holdings for consolidation and determined GP Holdings to be a VIE. RMH determined that it is the primary beneficiary of GP Holdings. RMH holds a 91.75% limited partnership interest in GP Holdings and GP Management holds all of the substantive voting and participating rights to direct the activities of GP Holdings. As a result, through this ownership, RMH holds the power to direct the activities of GP Holdings that most significantly impact GP Holdings' economic performance and the obligation to absorb losses or the right to receive benefits from GP Holdings that could potentially be significant to GP Holdings.

        As of December 31, 2016, RMH consolidates GP Holdings, recording noncontrolling interest related to the ownership interests of GP Holdings attributable to the Investors. GP Holdings has no significant assets, liabilities or operations other than those of RMP.

Strike Force Midstream Holdings LLC

        On February 1, 2016, Strike Force Midstream Holdings LLC ("Strike Force Holdings"), a wholly-owned subsidiary of RMH, and Gulfport Midstream entered into an Amended and Restated Limited Liability Company Agreement (the "Strike Force LLC Agreement") of Strike Force Midstream to engage in the natural gas midstream business in approximately 319,000 acres in Belmont and Monroe Counties, Ohio. Under the terms of the Strike Force LLC Agreement, Strike Force Holdings made an initial contribution to Strike Force Midstream of certain pipelines, facilities and rights of way and cash in the amount of $41.0 million in exchange for a 75% membership interest in Strike Force Midstream. Gulfport Midstream made an initial contribution of a gathering system and related assets in exchange for a 25% membership interest in Strike Force Midstream. The assets contributed by Gulfport Midstream have a fair value of $22.5 million, which was determined using Level 3 valuation inputs included in the discounted cash flow method within the income approach. The income approach includes estimates and assumptions related to future throughput volumes, operating costs, capital spending and changes in working capital. Estimating the fair value of these assets required judgment and determining the fair value is sensitive to changes in assumptions. Additionally, on February 1, 2016,

Strike Force Midstream and Strike Force Holdings entered into a services agreement whereby Strike Force Holdings will provide all of the services necessary to operate, manage and maintain Strike Force Midstream.

        RMH evaluated Strike Force Midstream for consolidation and determined Strike Force Midstream to be a VIE. Strike Force Holdings was determined to be the primary beneficiary as a result of its power to direct the activities of Strike Force Midstream that most significantly impact Strike Force Midstream's economic performance and the obligation to absorb losses or the right to receive benefits through its 75% membership interest in Strike Force Midstream.

        As of December 31, 2016, RMH consolidates Strike Force Midstream, recording noncontrolling interest related to the ownership interests of Strike Force Midstream attributable to Gulfport Midstream. The following table presents summary information of assets and liabilities of Strike Force Midstream that is included in RMH's consolidated balance sheet that are for the use or obligation of Strike Force Midstream.

December 31, 2016
(in thousands)
Assets (liabilities):
Cash	$36,572
Accounts receivable	2,529
Property and equipment, net	100,232
Accounts payable	(3,863)
Accrued capital expenditures	(18,962)
Other current liabilities	(44)

        The following table presents summary information for Strike Force Midstream's financial performance included in the consolidated statement of operations and cash flows for the period from February 1, 2016 through December 31, 2016, inclusive of affiliate amounts.

(in thousands)	(in thousands)
Operating revenues	$7,687
Operating expenses(1)	26,059
Net loss	(18,354)
Net provided by operating activities	$835
Net cash used in investing activities	(49,263)
Net cash provided by financing activities	85,000

(1)
As of December 31, 2016, RMH recorded a $20.3 million impairment related to pipeline assets that were decommissioned.

12.   Financial Information by Business Segment

        RMH operates in two business segments: (i) Rice Midstream Partners and (ii) Ohio Gathering. The Ohio Gathering segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio. The RMP segment is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of us and third parties in Washington and Greene Counties, Pennsylvania and in Belmont County, Ohio.

        The segments represent components of RMH that engage in activities (a) from which revenue is earned and expenses are incurred; (b) whose operating results are regularly reviewed by the Chief Operating Decision Maker, who makes decisions about resources to be allocated to the segment and

(c) for which discrete financial information is available. Operating segments are evaluated on their contribution to RMH's consolidated results based on operating income. Other income and expenses, interest and income taxes are managed on a consolidated basis. The segment accounting policies are the same as those described in Note 1 of this report.

        The operating results and assets of RMH's reportable segments were as follows as of and for the years ended December 31, 2016 and 2015.

	Ohio Gathering	Rice Midstream Partners	Consolidated Total
	(in thousands)
Total operating revenues	$63,933	$201,623	$265,556
Total operating expenses	50,325	74,681	125,006

Operating income	$13,608	$126,942	$140,550

Segment assets	$453,078	$1,414,656	$1,867,734
Goodwill	$—	$510,019	$510,019
Depreciation, depletion and amortization	$5,760	$25,170	$30,930
Capital expenditures for segment assets	$110,539	$121,087	$231,626

        The operating results and assets of RMH's reportable segments were as follows as of and for the year ended December 31, 2015:

	Ohio Gathering	Rice Midstream Partners	Consolidated Total
	(in thousands)
Total operating revenues	$27,364	$114,459	$141,823
Total operating expenses	13,672	52,423	66,095

Operating income	$13,692	$62,036	$75,728

Segment assets	$306,004	$689,790	$995,794
Goodwill	$—	$39,142	$39,142
Depreciation, depletion and amortization	$2,786	$16,399	$19,185
Capital expenditures for segment assets	$155,606	$248,463	$404,069

13.   Subsequent Events

        RMH has evaluated subsequent events through August 9, 2018, the date these financial statements were issued. RMH has determined there were no events, other than as described below, that required disclosure or recognition in these financial statements.

Rice-EQT Merger

        On June 19, 2017, Rice Energy entered into an Agreement and Plan of Merger (the "Merger Agreement") with EQT Corporation, a Pennsylvania corporation ("EQT"), and Eagle Merger Sub I, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of EQT ("Merger Sub"), pursuant to which EQT acquired Rice Energy in exchange for a combination of shares of EQT common stock and cash (the "Rice-EQT Merger"). On November 13, 2017, EQT completed its acquisition of Rice Energy pursuant to the Merger Agreement. The Merger resulted in EQT gaining control of RMH, and as a result of this change in control, RMH became a consolidated subsidiary of EQT. As a result of the Rice-EQT Merger, EQT acquired beneficial ownership, indirectly through REO, of 3,623 common units representing limited partner interests, 28,753,623 subordinated units representing limited partner interests and all incentive distribution rights of RMP, all of which are held by GP Holdings, an indirect, wholly-owned subsidiary of EQT. Additionally, as a result of the Rice-EQT Merger, Through REO, EQT indirectly owns and controls Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP (the "General Partner"). EQT therefore retained the right to appoint all members of the board of directors of the General Partner and controls RMP subsequent to the close of the Rice-EQT Merger.

        In connection with the closing of the Rice-EQT Merger, RMH exercised its right under the LLC Agreement to acquire all remaining Series B Units still held by the Investors in exchange for the payment of cash in accordance with terms of the LLC Agreement (as defined in Note 10). EQT paid an aggregate of $555.5 million to affiliates of EIG to redeem EIG's respective interests in RMH and GP Holdings (the "EIG Redemptions"). Following the EIG Redemptions, each of RMH and GP Holdings are indirect wholly owned subsidiaries of EQT.

        In connection with the closing of the Rice-EQT Merger discussed in Note 1, EQT repaid the $187.5 million of outstanding principal under RMH's revolving credit facility, together with interest and fees of $0.3 million, and the credit agreement was terminated.

EQM-RMP Merger

        On April 25, 2018, RMP entered into an Agreement and Plan of Merger (the "Midstream Merger Agreement") with Rice Midstream Management LLC, EQT Midstream Partners, LP ("EQM"), EQT Midstream Services, LLC, the general partner of EQM (the "EQM General Partner"), EQM Acquisition Sub, LLC, a wholly-owned subsidiary of EQM ("Merger Sub"), EQM GP Acquisition Sub, LLC, a wholly-owned subsidiary of EQM ("GP Merger Sub"), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Midstream Merger Agreement, Merger Sub and GP Merger Sub will merge with and into RMP and Midstream Management, respectively, with RMP and Rice Midstream Management LLC surviving as wholly-owned subsidiaries of EQM (the "Midstream Mergers"). Pursuant to the Midstream Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the Midstream Mergers converted into the right to receive 0.3319 EQM common units. The Midstream Mergers were completed on July 23, 2018.

        Also in connection with the completion of the Midstream Mergers, on July 23, 2018, EQM repaid the approximately $260 million of borrowings outstanding under the RMP Credit Agreement, and the RMP Credit Agreement was terminated.

RMP IDR Purchase and Sale Agreement

        On April 25, 2018, EQT, GP Holdings and EQT GP Holdings, LP (EQGP) entered into an Incentive Distribution Rights Purchase and Sale Agreement (the "RMP IDR Purchase Agreement") pursuant to which EQGP acquired all of the issued and outstanding RMP IDRs in exchange for 36,293,766 EQGP common units issued to GP Holdings (the "IDR Transaction"). On May 22, 2018, the parties to the RMP IDR Purchase Agreement completed the IDR Transaction. Pursuant to the terms of the Midstream Merger Agreement, the RMP IDRs were canceled effective at the time of the Midstream Mergers.

Drop-Down Transactions and Gulfport Transaction

        On April 25, 2018, EQT, RMH, EQM and EQM Gathering Holdings, LLC, a wholly-owned subsidiary of EQM ("EQM Gathering"), entered into a Contribution and Sale Agreement (the "Drop-Down Agreement") pursuant to which EQM Gathering acquired from EQT all of EQT's interests in Rice Olympus Midstream LLC, Rice West Virginia Midstream LLC and Strike Force Midstream Holdings LLC ("Strike Force Holdings") in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary post-closing purchase price adjustments (collectively, the "Drop-Down Transactions"). Strike Force Holdings owns a

75% limited liability company interest in Strike Force Midstream LLC ("Strike Force Midstream"). The Drop-Down Transactions were completed on May 22, 2018.

        Also on April 25, 2018, EQM, EQM Gathering, Gulfport Energy Corporation ("Gulfport") and an affiliate of Gulfport entered into a Purchase and Sale Agreement pursuant to which EQM acquired the remaining 25% limited liability company interest in Strike Force Midstream not owned by EQT for $175 million (the "Gulfport Transaction"). The Gulfport Transaction was completed on May 1, 2018.

Rice Midstream Holdings LLC

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2017	December 31, 2016
	(in thousands)
Assets
Current assets:
Cash	$84,574	$71,286
Accounts receivable	34,084	16,549
Accounts receivable—affiliate	23,540	7,108
Prepaid expenses, deposits and other	1,902	194

Total current assets	144,100	95,137
Property and equipment, net	1,516,316	1,203,044
Deferred financing costs, net	11,340	15,009
Goodwill	512,026	510,019
Intangible assets, net	43,306	44,525
Other assets	113	—

Total assets	$2,227,201	$1,867,734

Liabilities and members' capital
Current liabilities:
Accounts payable	$19,345	$8,594
Accrued capital expenditures	74,562	35,298
Embedded derivative liability	14,368	—
Accrued preferred dividend	7,794	7,772
Other accrued liabilities	5,173	8,678

Total current liabilities	121,242	60,342
Long-term liabilities:
Long-term debt	395,500	243,000
Other long-term liabilities	6,399	5,539

Total liabilities	523,141	308,881
Mezzanine equity:
Redeemable noncontrolling interest, net (Note 8)	502,725	385,549
Members' capital:
Rice Energy Operating LLC members' deficit	(22,989)	(109,676)
EIG Energy Fund members' deficit	(169,178)	(30,085)

Total members' deficit	(192,167)	(139,761)
Noncontrolling interests in consolidated subsidiaries	1,393,502	1,313,065

Total liabilities and members' capital	$2,227,201	$1,867,734

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Midstream Holdings LLC

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Operating revenues:
Affiliate	$224,502	$127,116
Third-party	90,480	56,550

Total operating revenues	314,982	183,666
Operating expenses:
Operation and maintenance expense	31,280	19,793
General and administrative expense(1)	41,953	29,809
Incentive unit expense(2)	313	2,139
Depreciation expense	28,085	21,936
Acquisition costs	972	556
Amortization of intangible assets	1,220	1,222

Total operating expenses	103,823	75,455

Operating income	211,159	108,211
Other income	250	2
Loss on embedded derivative	(14,368)	—
Interest expense	(10,324)	(5,166)
Amortization of deferred financing costs	(3,759)	(1,014)

Income before income taxes	182,958	102,033
Income tax expense	—	(17,612)

Net income	$182,958	$84,421
Less: Net income attributable to redeemable noncontrolling interests	(3,371)	(2,160)

Net Income before noncontrolling interests	179,587	82,261
Less: Net income attributable to noncontrolling interests	(98,163)	(53,375)

Net income before preferred dividends and accretion of redeemable noncontrolling interests	81,424	28,886
Less: Preferred dividends and accretion of redeemable noncontrolling interests	(136,930)	(19,983)

Net (loss) income attributable to Rice Midstream Holdings LLC	$(55,506)	$8,903

(1)
Equity compensation expense of $4.1 million and $6.9 million for the nine months ended September 30, 2017 and 2016, respectively, are included in general and administrative expenses.

(2)
Incentive unit expense for the nine months ended September 30, 2016 was allocated from Rice Energy.

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Midstream Holdings LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Cash flows from operating activities:
Net income	$182,958	$84,421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	28,085	21,936
Amortization of intangibles	1,220	1,222
Amortization of deferred finance costs	3,759	1,014
Incentive unit expense	313	2,139
Equity compensation expense	4,108	6,876
Loss on embedded derivative	14,368	—
Deferred income tax expense	—	12,349
Changes in operating assets and liabilities:
Accounts receivable	(17,535)	(1,850)
Accounts receivable—affiliate	(15,160)	(6,877)
Prepaid expenses and other	(1,708)	(11)
Accounts payable	1,751	(292)
Accrued liabilities	(3,814)	3,141

Net cash provided by operating activities	198,345	124,068
Cash flows from investing activities:
Capital expenditures	(282,680)	(183,742)
Acquisitions	(11,324)	(8,472)

Net cash used in investing activities	(294,004)	(192,214)
Cash flows from financing activities:
Proceeds from borrowings	158,500	129,000
Repayments of borrowings	(6,000)	(255,000)
Proceeds from issuance of redeemable noncontrolling interests, net of offering costs	—	368,758
RMP common units issued in the Partnership's June 2016 offering, net of offering costs	—	164,029
RMP common units issued in the Partnership's ATM program, net of offering costs	—	15,713
Additions to deferred financing costs	(130)	(907)
Distributions to parent, net	—	(300,000)
Distributions paid to the Partnership's public unitholders	(59,690)	(29,890)
Preferred dividends on Series B Units	(23,105)	(6,900)
Contribution to Strike Force Midstream by Gulfport Midstream Holdings, net	39,372	4,030
Employee tax withholdings for settlement of common unit award vestings	—	(1,280)

Net cash provided by financing activities	108,947	87,553

Net increase in cash	13,288	19,407
Cash at the beginning of period	71,286	15,627

Cash at the end of the period	$84,574	$35,034

Supplemental disclosure of cash flow information:
Capital expenditures financed by accounts payable	$16,194	$7,018
Capital expenditures financed by other accrued liabilities	74,562	23,132
Initial asset contribution by Gulfport Midstream Holdings, LLC	—	22,500
Non-cash contributions from parent	5,263	8,854

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Midstream Holdings LLC

Condensed Consolidated Statements of Members' Capital

(Unaudited)

	REO Member	EIG Member	Noncontrolling Interests	Total
	(in thousands)
Balance, January 1, 2016	$136,673	$—	$624,571	$761,244
Distribution to parent, net	(291,146)	—	—	(291,146)
Equity compensation expense	—	—	2,641	2,641
Issuance of phantom units upon vesting of equity-based compensation, net of tax withholdings	(3,213)	—	2,063	(1,150)
Common units issued pursuant to the Partnership in June 2016 offering, net of offering costs	—	—	164,029	164,029
Common units issued pursuant to the Partnership's ATM program, net of offering costs	—	—	15,713	15,713
Distributions to unitholders	—	(1,038)	(28,852)	(29,890)
Preferred dividends on redeemable noncontrolling interest	—	(18,404)	—	(18,404)
Accretion of redeemable noncontrolling interest	—	(1,579)	—	(1,579)
Contribution from noncontrolling interest	—	—	26,530	26,530
Net income	28,886	—	53,375	82,261

Balance, September 30, 2016	$(128,800)	$(21,021)	$860,070	$710,249

Balance, January 1, 2017	$(109,676)	$(30,085)	$1,313,065	$1,173,304
Contribution from parent, net	5,263	—	—	5,263
Equity compensation expense	—	—	429	429
Distributions to unitholders	—	(2,163)	(57,527)	(59,690)
Preferred dividends on redeemable noncontrolling interest	—	(23,127)	—	(23,127)
Accretion of redeemable noncontrolling interest	—	(113,803)	—	(113,803)
Contribution from noncontrolling interest	—	—	39,372	39,372
Net income	81,424	—	98,163	179,587

Balance, September 30, 2017	$(22,989)	$(169,178)	$1,393,502	$1,201,335

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Midstream Holdings LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.     Summary of Significant Accounting Policies and Related Matters

Organization, Operations and Principals of Consolidation

        The accompanying condensed consolidated financial statements of Rice Midstream Holdings LLC ("Rice Midstream Holdings," "RMH," "we," "our," and "us"), a multi-member limited liability company of which interests were held by Rice Energy Operating LLC ("REO"), a subsidiary of Rice Energy Inc. ("Rice Energy"), and, EIG Energy Fund XVI, L.P., EIG Energy Fund XVI-E, L.P., and EIG Holdings (RICE) Partners, LP (collectively, the "Investors" or "EIG"), have been prepared by RMH's management in accordance with generally accepted accounting principles in the United States ("GAAP"). These condensed consolidated financial statements should be read in conjunction with RMH's consolidated financial statements for the year ended December 31, 2016. Accordingly, RMH's condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position of RMH as of September 30, 2017 and December 31, 2016, and the results of its operations, cash flows and members' capital for the nine months ended September 30, 2017 and 2016. Amounts reported in the condensed consolidated statements of operations are not necessarily indicative of amounts expected for the respective annual periods.

        The condensed consolidated financial statements of RMH include the accounts of its wholly-owned subsidiary, Rice Olympus Midstream LLC ("Rice Olympus"). RMH also owns Rice Midstream GP Holdings LP ("GP Holdings"), which owns a 28% interest in Rice Midstream Partners LP ("RMP"), a publicly traded master limited partnership. The financial results of RMP are consolidated and, after giving effect to EIG's ownership in GP Holdings, the approximate 74% interest in RMP held by EIG and the public is reflected as noncontrolling interest in the condensed consolidated financial statements. RMH also owns a 75% interest in Strike Force Midstream LLC ("Strike Force Midstream") through its wholly-owned subsidiary Strike Force Midstream Holdings LLC ("Strike Force Holdings"). The financial results of Strike Force Midstream are consolidated, and after giving effect to Gulfport Midstream Holdings LLC's ("Gulfport Midstream") ownership in Strike Force Midstream, the approximate 25% interest in Strike Force Midstream is reflected as noncontrolling interest in the condensed consolidated financial statements.

        RMH does not have any employees. Operational support for RMH was provided by Rice Energy's employees prior to the Rice-EQT Merger (as defined herein), which managed and conducted RMH's daily business operations.

        RMH's general and administrative costs incurred by Rice Energy on behalf of RMH have been reflected in the accompanying consolidated financial statements. These costs include general and administrative expenses allocated by Rice Energy to RMH in exchange for:

  •
  business services, such as payroll, accounts payable and facilities management;

  •
  corporate services, such as finance and accounting, legal, human resources and public and regulatory policy; and

  •
  employee compensation.

Rice-EQT Merger

        On June 19, 2017, Rice Energy entered into an Agreement and Plan of Merger (the "Merger Agreement") with EQT Corporation, a Pennsylvania corporation ("EQT"), and an indirect, wholly-owned subsidiary of EQT ("Merger Sub"), pursuant to which EQT acquired Rice Energy in exchange for a combination of shares of EQT common stock and cash ("the Rice-EQT Merger"). On November 13, 2017, EQT completed its acquisition of Rice Energy pursuant to the Merger Agreement. The Merger resulted in EQT gaining control of RMH and RMH becoming a consolidated subsidiary of EQT. Through the Rice-EQT Merger, EQT also acquired beneficial ownership, indirectly through REO, of 3,623 common units representing limited partner interests, 28,753,623 subordinated units representing limited partner interests and all incentive distribution rights of RMP, all of which are held by GP Holdings, which, following the EQT-Rice Merger is an indirect, wholly-owned subsidiary of EQT. Additionally, as a result of the Rice-EQT Merger, EQT indirectly owns and controls Rice Midstream Management LLC, a Delaware limited liability company and the general partner of RMP (the "General Partner"). EQT therefore retained the right to appoint all members of the board of directors of the General Partner and controls RMP subsequent to the close of the Rice-EQT Merger.

        In connection with the closing of the Rice-EQT Merger, RMH exercised its right under the LLC Agreement to acquire all remaining Series B Units still held by the Investors in exchange for the payment of cash in accordance with terms of the LLC Agreement (as defined in Note 9). EQT paid an aggregate of $555.5 million to affiliates of EIG to redeem EIG's respective interests in RMH and GP Holdings ("the EIG Redemptions"). Following the EIG Redemptions, each of RMH and GP Holdings are indirect wholly owned subsidiaries of EQT.

Principles of Consolidation

        The condensed consolidated financial statements include the accounts of RMH and its subsidiaries. All intercompany transactions have been eliminated in consolidation. Transactions between RMH and Rice Energy have been identified in the condensed consolidated financial statements as transactions between related parties and are discussed in further detail in Note 8.

Use of Estimates

        RMH prepares its condensed consolidated financial statements in conformity with GAAP for interim financial information, which require management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers." The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. RMH adopted this standard on January 1, 2018 using the modified retrospective method of adoption. Adoption of the ASU did not require an adjustment to the opening balance of equity. RMH does not expect the standard to have a significant effect on its results of operations, liquidity or financial position in 2018. RMH implemented processes and controls to ensure new contracts are reviewed for the appropriate accounting treatment and to generate the disclosures required under the new standard in the first quarter of 2018.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 requires, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. RMH continues to evaluate its agreements to assess the impact of the new guidance on its financial statements.

        In March 2016, FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting." ASU 2016-09 affects entities that issue share-based payment awards to their employees. ASU 2016-09 is designed to simplify several aspects of accounting for share-based payment award transactions, including: (a) income tax consequences, (b) classification of awards as either equity or liabilities, (c) classification on the statement of cash flows and (d) forfeiture rate calculations. RMH adopted ASU 2016-09 on January 1, 2017 and determined that the standard did not have a material impact on the condensed consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01 "Business Combinations (Topic 805): Clarifying the Definition of a Business," which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. RMH adopted this ASU on January 1, 2017, and has determined that the new standard could potentially have a material impact on future consolidated financial statements for acquisitions that are not considered to be businesses.

        In January 2017, the FASB issued ASU 2017-04, "Simplifying the Test of Goodwill Impairment." ASU 2017-04 simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (Step 2 of the current goodwill impairment test). Instead, a company would record an impairment charge based on the excess of a reporting unit's carrying value over its fair value (measured in Step 1 of the current goodwill impairment test). This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. Entities will apply the standard's provisions prospectively. RMH adopted this standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

2.     Acquisitions

Vantage Acquisition

        On September 26, 2016, RMP entered into a Purchase and Sale Agreement by and between RMP and Rice Energy (the "Midstream Purchase Agreement"). Pursuant to the terms of the Midstream Purchase Agreement, and following the close of the Rice Energy acquisition of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, "Vantage") and their subsidiaries (the "Vantage Acquisition"), on October 19, 2016, RMP acquired from Rice Energy all of the outstanding membership interests of Vantage Energy II Access, LLC and Vista Gathering, LLC (collectively, the "Vantage Midstream Entities"). The Vantage Midstream Entities own midstream assets, including approximately 30 miles of dry gas gathering and compression assets and water assets. In consideration for the acquisition of the Vantage Midstream Entities (the "Vantage Midstream Asset Acquisition"), RMP paid Rice Energy $600.0 million in aggregate consideration, which RMP paid in cash with the net proceeds of its private placement of common units (the "2016 Private Placement") of $441.0 million and borrowings under the RMP Revolving Credit Facility (defined in Note 3) of $159.0 million. The purchase price allocation for RMP ascribed approximately $144.6 million to property and equipment, $0.4 million in net working capital and $455.0 million to goodwill.

        RMP's acquisition of the Vantage Midstream Entities from Rice Energy is accounted for as a combination of entities under common control at historical cost. As the Vantage Midstream Asset Acquisition occurred concurrently with the Vantage Acquisition, no predecessor period existed which would warrant retrospective recast of our financial statements.

        The purchase price allocation was performed by Rice Energy. The fair values of the assets acquired were determined using various valuation techniques, including the cost approach. The assumed purchase price and fair values have been prepared with the assistance of external specialists, and represent Rice Energy's best estimate of the fair values of the assets acquired. Goodwill related to the value attributed to additional growth opportunities, synergies and operating leverage within the RMP segment.

Post-Acquisition Operating Results.

        The Vantage Midstream Entities contributed the following to RMH's condensed consolidated operating results for the nine months ended September 30, 2017:

(in thousands)	Nine Months Ended September 30, 2017
Operating revenues	$45,588
Net income	$33,680

Unaudited Pro Forma Information.

        The following unaudited pro forma combined financial information presents the RMH's results as though the acquisition of the Vantage Midstream Entities and the 2016 Private Placement had been completed at January 1, 2016:

(in thousands)	Nine Months Ended September 30, 2016
Operating revenues	$233,380
Net income	$112,608
Less: net income attributable to noncontrolling interests	$(73,397)
Net income attributable to Rice Midstream Holdings LLC	$39,211

Other Acquisitions

        As of September 30, 2017, RMP acquired the remaining 32.5% interest in the gas gathering systems, facilities and pipelines in the Wind Ridge area for $7.6 million. RMP's total purchase price, inclusive of the 67.5% interest acquired in conjunction with the Vantage Midstream Asset Acquisition, was approximately $22.0 million, of which $16.2 million was ascribed to property and equipment and $5.8 million to goodwill.

        Strike Force Midstream was assigned a February 26, 2016 purchase and sale agreement (the 2016 Purchase Agreement) from Rice Olympus related to an $8.7 million acquisition of gas gathering assets previously purchased by Rice Olympus from CNX Resources Corporation (CNX) (the CNX Asset Acquisition). The gathering system assets consisted of various diameter pipelines along with certain rights of way. The assumed assets were transferred to Strike Force Midstream at a carrying value of $8.7 million.

        During the first quarter of 2017, in connection with certain transactions contemplated in the 2016 Purchase Agreement, Strike Force Midstream entered in an assignment and assumption agreement with

CNX pursuant to which Strike Force Midstream acquired certain gathering system assets from CNX for consideration of approximately $3.7 million. The assets consisted of various gas gathering assets, along with certain rights of way and permits.

3.     Long-Term Debt

        Long-term debt consists of the following as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
	(in thousands)
Long-term Debt
RMP Revolving Credit Facility(a)	$222,000	$190,000
RMH Revolving Credit Facility(b)	173,500	53,000

Total long-term debt	$395,500	$243,000

RMP Revolving Credit Facility (a)

        On December 22, 2014, Rice Midstream OpCo, a wholly-owned subsidiary of RMP, entered into a credit agreement (the "RMP Credit Agreement") with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders establishing a revolving credit facility (the "RMP Revolving Credit Facility").

        As of September 30, 2017, the RMP Revolving Credit Facility provided for lender commitments of $850.0 million, with an additional $200.0 million of commitments available under an accordion feature, subject to lender approval. Rice Midstream OpCo had $222.0 million of borrowings outstanding and no letters of credit outstanding under the RMP Revolving Credit Facility as of September 30, 2017, resulting in availability of $628.0 million. The average daily outstanding balance of the RMP Revolving Credit Facility was approximately $205.2 million, and interest was incurred at a weighted average annual interest rate of 3.0% through the nine months ended September 30, 2017. The RMP Revolving Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions, to repurchase units and for general partnership purposes and matures on December 22, 2019. RMP and its restricted subsidiaries are the guarantors of the obligations under the RMP Revolving Credit Facility.

        Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 200 to 300 basis points, depending on the leverage ratio then in effect, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank's reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the leverage ratio then in effect. The carrying amount of the RMP Revolving Credit Facility is comprised of borrowings for which interest accrues under a fluctuating interest rate structure. Accordingly, the carrying value approximates fair value as of September 30, 2017 and represents a Level 1 measurement. Rice Midstream OpCo also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

        The RMP Credit Agreement also contains certain financial covenants and customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the RMP Revolving Credit Facility to be immediately due and payable. The Partnership was in compliance with such covenants and ratios effective as of September 30, 2017.

RMH Revolving Credit Facility (b)

        On December 22, 2014, RMH entered into a credit agreement (the "RMH Credit Agreement") with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders establishing a revolving credit facility (the "RMH Revolving Credit Facility") with a maximum credit amount of $300.0 million and a sublimit for letters of credit of $25.0 million.

        As of September 30, 2017, RMH had $173.5 million of borrowings outstanding and no letters of credit under this facility, resulting in availability of $126.5 million. The year-to-date average daily outstanding balance of the RMH Revolving Credit Facility was approximately $95.1 million, and interest was incurred on the RMH Revolving Credit Facility at a weighted average interest rate of 3.4% through September 30, 2017. The RMH Revolving Credit Facility is available to fund working capital requirements and capital expenditures and to purchase assets. The maturity date of the RMH Revolving Credit Facility is December 22, 2019.

        Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. RMH may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank's reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect. RMH also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

        The RMH Credit Agreement also contains certain financial covenants and customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the RMH Revolving Credit Facility to be immediately due and payable. RMH was in compliance with such covenants and ratios effective as of September 30, 2017.

        Interest paid in cash on the RMP and RMH credit facilities for the nine months ended September 30, 2017 and 2016 was $10.8 million and $5.4 million, respectively.

4.     Derivative Instruments

        As a result of the entry into the Merger Agreement (as discussed in Note 1), RMH reassessed the probability of a Change in Control under the LLC Agreement and the GP Holdings A&R LPA and determined that a Change in Control was probable (all terms as defined in Note 9). As such, RMH assessed certain embedded derivatives requiring bifurcation in the LLC Agreement and GP Holdings A&R LPA and determined that the value of the Investor Put Right (as defined in Note 9) has increased as a result of the increased probability of the Change in Control. As of September 30, 2017, the fair value of the Investor Put Right embedded derivative, which is adjusted to fair market value on a quarterly basis with changes in value being recorded to earnings, was approximately $14.4 million and is included as an embedded derivative liability in the accompanying condensed consolidated balance sheet. Refer to Note 9 for further information regarding the calculation of the fair value of the embedded derivative liability, a Level 3 financial instrument.

5.     Commitments and Contingencies

        From time to time, RMH is party to various legal and/or regulatory proceedings arising in the ordinary course of business. While the ultimate outcome and impact to RMH cannot be predicted with certainty, RMH believes that all such matters are without merit and involve amounts which, if resolved unfavorably, either individually or in the aggregate, will not have a material adverse effect on its financial condition, results of operations or cash flows. When it is determined that a loss is probable of occurring and is reasonably estimable, RMH accrues an undiscounted liability for such contingencies based on its best estimate using information available at the time. RMH discloses contingencies where an adverse outcome may be material, or in the judgment of management, the matter should otherwise be disclosed.

Lease Obligations

        RMH has lease obligations for compression equipment under existing contracts with third parties. Rent expense included in operation and maintenance expense for the nine months ended September 30, 2017 and 2016 was $1.1 million and $1.2 million, respectively. Future payments for this equipment as of September 30, 2017 totaled $5.1 million (remainder of 2017: $1.5 million, 2018: $1.2 million, 2019: $1.2 million, 2020: $0.6 million, 2021: $0.3 million and thereafter: $0.3 million).

6.     Distributions

        Within 60 days after the end of each quarter, it is RMP's intent to distribute to the holders of common and subordinated units on a quarterly basis the minimum quarterly distribution of $0.1875 per unit (or $0.75 on an annualized basis) to the extent it has sufficient cash after the establishment of cash reserves and the payment of its expenses, including payments to its general partner and affiliates.

Subordinated Units

        GP Holdings owns all of RMP's subordinated units. The principal difference between the RMP's common units and subordinated units is that, for any quarter during the "subordination period," holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro rata with the other common units in distributions. All subordinated units were converted to common units on a one-for-one basis on February 15, 2018.

Incentive Distribution Rights

        All of the incentive distribution rights are held by GP Holdings. Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels (described below) have been achieved.

        For any quarter in which RMP has distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum distribution, then RMP will distribute any additional available cash from operating surplus for that quarter among the unitholders and the incentive distribution rights holders in the following manner:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	Incentive Distribution Rights Holders
Minimum Quarterly Distribution	$0.1875	100%	—%
First Target Distribution	above $0.1875 up to $0.2156	100%	—%
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%
Thereafter	above $0.2813	50%	50%

        On February 16, 2017, a cash distribution of $0.2505 per common and subordinated unit was paid to RMP's unitholders related to the fourth quarter of 2016. On April 20, 2017, the Board of Directors of the Partnership's general partner declared a cash distribution to the Partnership's unitholders for the first quarter of 2017 of $0.2608 per common and subordinated unit. The cash distribution was paid on May 18, 2017 to unitholders of record at the close of business on May 9, 2017. Also on May 18, 2017, a cash distribution of $1.2 million was made to GP Holdings related to its incentive distribution rights in the Partnership based upon the level of distribution paid per common and subordinated unit.

        On July 20, 2017, the Board of Directors of the Partnership's general partner declared a cash distribution to the Partnership's unitholders for the second quarter of 2017 of $0.2711 per common and subordinated unit. The cash distribution was paid on August 17, 2017 to unitholders of record at the close of business on August 8, 2017. Also on August 17, 2017, a cash distribution of $1.6 million was made to GP Holdings related to its incentive distribution rights in the Partnership based upon the level of distribution paid per common and subordinated unit.

        On October 20, 2017, the Board of Directors of the Partnership's general partner declared a cash distribution to the Partnership's unitholders for the second quarter of 2017 of $0.2814 per common and subordinated unit. The cash distribution was paid on November 16, 2017 to unitholders of record at the close of business on November 7, 2017. Also on November 16, 2017, a cash distribution of $1.9 million was made to GP Holdings related to its incentive distribution rights in the Partnership based upon the level of distributions paid per common and subordinated unit.

7.     Income Taxes

        Prior to the change in tax status to a partnership on February 22, 2016, RMH's income was reported as part of Rice Energy's consolidated federal tax return, and RMH was taxed as a corporation under the Internal Revenue Code, subject to federal income tax at a statutory rate of 35%. RMH has not reported any income tax benefit or expense subsequent to February 22, 2016 because, as a partnership, RMH is not subject to federal income tax.

        Tax expense for the nine months ended September 30, 2016 was $17.6 million resulting in an effective tax rate of approximately 17.3%. Included within the condensed consolidated balance sheet are taxes payable to affiliate of $5.3 million as of September 30, 2016. The effective tax rate for the nine months ended September 30, 2016 differs from the statutory rate due principally to the February 22, 2016 change in status to an entity not subject to federal and state income tax, resulting in a write off of deferred tax assets in existence at that date, yielding a tax charge of $12.5 million.

        RMH did not have any uncertain tax positions as of September 30, 2017.

8.     Related Party Transactions

        In the ordinary course of business, RMH has transactions with affiliated companies. During the nine months ended September 30, 2017 and 2016, related parties included Rice Energy and certain of its subsidiaries. On December 22, 2014, upon completion of RMP's initial public offering, RMP entered into the Omnibus Agreement with the General Partner, Rice Energy, Rice Poseidon and RMH. Pursuant to the Omnibus Agreement, Rice Energy performs centralized corporate and general and administrative services for RMP, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, RMH reimburses Rice Energy for the expenses incurred in providing these services, except for any expenses associated with Rice Energy's long-term incentive programs.

        The expenses for which RMH reimburses Rice Energy and its subsidiaries related to corporate and general and administrative services may not necessarily reflect the actual expenses that RMH would incur on a stand-alone basis. RMH is unable to estimate what the costs would have been with an unrelated third party. Included within accounts receivable-affiliate are $29.3 million and $21.2 million in trade receivables at September 30, 2017 and December 31, 2016, respectively.

        Also upon completion of RMP's initial public offering, RMP entered into a 15 year, fixed-fee gas gathering and compression agreement (the "Gas Gathering and Compression Agreement") with Rice Drilling B and Alpha Shale, pursuant to which RMP gathers Rice Energy's natural gas and provides compression services on RMP's gathering systems located in Washington and Greene Counties, Pennsylvania. Pursuant to the Gas Gathering and Compression Agreement, RMP charges Rice Energy a gathering fee of $0.30 per dekatherm (Dth) and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. The Gas Gathering and Compression Agreement covers substantially all of Rice Energy's acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of September 30, 2017 and any future acreage it acquires within Washington and Greene Counties, Pennsylvania, excluding certain production subject to a pre-existing third party dedication.

        In December 2014, Rice Olympus entered into a 15 year, fixed-fee gas gathering and compression agreement (the "Gas Gathering and Compression Agreement") with Rice Drilling D LLC, a wholly-owned subsidiary of Rice Energy, pursuant to which Rice Olympus gathers Rice Energy's natural gas and provides compression services on Rice Olympus' gathering systems located in Belmont County, Ohio. Pursuant to the Gas Gathering and Compression Agreement, Rice Olympus will charge Rice Energy a gathering fee of $0.30 per Dth and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. The Gas Gathering and Compression Agreement covers the majority of Rice Energy's acreage position in the dry gas core of the Utica Shale in Belmont County, Ohio as of September 30, 2017 and any future acreage it acquires within this area.

        In connection with RMP's November 4, 2015 acquisition of Rice Energy's interests of Rice Water Services (PA) LLC and Rice Water Services (OH) LLC, RMP entered into amended and restated water services agreements with Rice Energy (the "Water Services Agreements"), whereby RMP has agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for Rice Energy within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial terms of the Water Services Agreements are until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay RMP (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by RMP, plus a 2% margin.

        During the nine months ended September 30, 2017 and 2016, Rice Energy granted stock compensation awards to certain non-employee directors and employees. The awards consisted of restricted stock units, which vest upon the passage of time, and performance stock units, which vest based upon attainment of specified performance criteria. Stock compensation expense related to these awards allocated to RMH, based on its estimate of the expense attributable to its operations, was $3.6 million and $4.2 million for the nine months ended September 30, 2017 and 2016, respectively.

        Prior to Rice Energy's initial public offering on January 29, 2014, the only long-term incentives offered to certain executives and employees were through grants of incentive units, which were profits interests representing an interest in the future profits (once a certain level of proceeds has been generated) of Rice Energy's predecessor parent entity Rice Energy Appalachia LLC, currently known as REO, a subsidiary of Rice Energy, and granted pursuant to the limited liability company agreement of REO. The compensation expense recognized in these consolidated financial statements is a non-cash charge, with the settlement obligation resting on NGP Rice Holdings LLC ("NGP Holdings") and Rice Energy Holdings LLC ("Rice Holdings"). Payments on the incentive units are made by Rice Holdings and NGP Holdings and not by Rice Energy or RMH. Incentive unit expense allocated to RMH based on its estimate of the expense attributable to its operations was $0.3 million and $2.1 million for the nine months ended September 30, 2017 and 2016, respectively. In April 2016, NGP Holdings settled its remaining incentive unit obligation, and no future expense will be recognized related to the NGP Holdings incentive units.

9.     Mezzanine Equity

        On February 17, 2016, Rice Energy, RMH and GP Holdings entered into a securities purchase agreement (the "Securities Purchase Agreement") with the Investors pursuant to which (i) RMH agreed to issue and sell 375,000 Series B Units with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to issue and sell common units representing an 8.25% limited partner interest in GP Holdings for aggregate consideration in both issuances of $375.0 million in a private placement (the "Midstream Holdings Investment") exempt from the registration requirements under the Securities Act. In conjunction with the Securities Purchase Agreement, RMH issued 1,000 Series A Units to Rice Energy Operating. The Midstream Holdings Investment closed on February 22, 2016 (the "Closing Date").

        In connection with the closing of the Midstream Holdings Investment, (i) Rice Energy and the Investors entered into the Amended and Restated Limited Liability Company Agreement of RMH (the "LLC Agreement"), which defines the preferences, rights, powers and duties of holders of the Series B Units and (ii) Rice Midstream GP Management LLC ("GP Management"), as general partner of GP Holdings, and RMH and the Investors, as limited partners, entered into the Amended and Restated Agreement of Limited Partnership of GP Holdings, which defines the preferences, rights, powers and duties of holders of the GP Holdings Common Units (the "GP Holdings A&R LPA").

        In connection with the Midstream Holdings Investment, RMH received gross proceeds of $375.0 million, less transaction fees and expenses of approximately $6.2 million. RMH used approximately $69.0 million of the proceeds to reduce outstanding borrowings under the RMH Revolving Credit Facility, and $300.0 million was distributed to Rice Energy.

Series B Units

        Pursuant to the LLC Agreement, the Series B Units rank senior to all other equity interests in RMH with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. While the Investors do not share in the profits and losses of RMH through the Series B Units, the Series B Units will pay quarterly distributions at a rate of 8% per annum, payable quarterly in arrears in cash or "in-kind" through the issuance of additional Series B Units, subject to certain exceptions, at RMH's option for the first two years, and in cash thereafter. Distributions are payable on January 1, April 1, July 1 and October 1 of each year that the Series B Units remain outstanding. For purposes of the third quarter 2017 distribution, The Company paid $7.6 million, $7.7 million and $7.8 million, each in cash, for the first quarter 2017 distributions in April 2017, the second quarter 2017 distribution in July 2017 and the third quarter 2017 distribution in October 2017, respectively.

        The Investors holding Series B Units have the option to require RMH to redeem the Series B Units on or after the tenth anniversary of the Closing Date at an amount equal to $1,000 per Series B Unit plus any accrued and unpaid distributions (the "Liquidation Preference"). The Series B Units are subject to an optional cash redemption by RMH after the third anniversary of the Closing Date, at an amount equal to the Liquidation Preference. If any of the Rice Energy, RMP or RMH undergoes a Change in Control (as defined in the LLC Agreement), the Investors have the right to require RMH to repurchase any or all of the Series B Units for cash. The redemption price pursuant to the Investor Put Right for a Change of Control prior to February 2019 is equal to the sum of (a) $1,000 per Series B Unit plus (b) any distributions that have accrued but have not been paid on such Series B Units as of the date of determination of a Change in Control plus (c) all distributions that would accrue following the date of determination of a Change in Control through the third anniversary of the Closing Date ("Accelerated Distributions," and together with (a) and (b), the "Early Redemption Price"). The holders of the Series B units do not have the power to vote or dispose of the equity interest in the RMP held by GP Holdings.

        In relation to the Series B Units, the occurrence of certain events or violations of certain financial and non-financial restrictions will constitute "Triggering Events" (as defined in the LLC Agreement) that may result in various consequences, including additional restrictions on the activities of RMH, including the termination of the Investor's additional commitment, increases in the distribution rate, additional governance rights for the Investors and other measures depending on the applicable Triggering Event. As of September 30, 2017, none of the Triggering Events have occurred.

        In the event that RMH or GP Holdings pursues an initial public offering, RMH may redeem the Series B Units at a redemption price equal to the Liquidation Preference on the date of the closing of the applicable initial public offering plus all additional distributions that would have otherwise been paid through the third anniversary of the Closing Date. RMH may satisfy this redemption price in cash or common equity interests of the entity that completes an initial public offering. In the event of any liquidation and winding up of RMH, profits and losses will be allocated to the holders of the Series B Units so that, to the maximum extent possible, the capital accounts of the Series B unitholders will equal the aggregate Liquidation Preference.

        As of September 30, 2017, there were 386,504 issued and outstanding Series B units and 1,000 issued and outstanding Series A units. The profits and losses of RMH are disproportionately shared between the members.

GP Holdings Common Units

        Pursuant to the GP Holdings A&R LPA, the holders of the GP Holdings Common Units are entitled to distributions of GP Holdings in proportion to their pro rata share of the outstanding GP Holdings Common Units. Distributions will occur upon GP Holdings receipt of any distributions of cash in respect of the equity interests in RMP held by GP Holdings.

        The Investors holding GP Holdings Common Units have tag-along rights in connection with a sale of the common equity interests in GP Holdings by RMH to a third party. RMH will have drag-along rights in connection with a sale of the majority of the common equity interests in GP Holdings to a third party, subject to the achievement of an agreed-upon minimum return for the Investors. If a qualifying initial public offering of GP Holdings is not consummated prior to the fifth anniversary of the Closing Date, the holders of the GP Holdings Common Units shall have the right to require GP Holdings to repurchase all of their GP Holdings Common Units for cash in an aggregate purchase price of $125.0 million. In the event of Change in Control or a GP Change in Control (as each term is defined in the GP Holdings A&R LPA) of Rice Energy, RMH or GP Holdings, the Purchasers shall have the right to require GP Holdings to repurchase all of their GP Holdings Common Units for an aggregate purchase price of $125.0 million ("Minimum Investor Return"). The Investors do not have the power to vote or dispose of RMP's units held by GP Holdings.

        In the event GP Holdings sells any of its assets, subject to certain exceptions, GP Holdings may only make distributions of such proceeds to the extent that GP Holdings meets certain requirements, including the requirement to retain a certain amount of cash or cash equivalents following the sale of such assets. In the event of any liquidation and winding up of GP Holdings, GP Management, in its capacity as general partner, will appoint a liquidator to wind up the affairs and make final distributions as provided for in the GP Holdings A&R LPA.

        After September 30, 2016 and prior to the eighteen-month anniversary of the closing of the Midstream Holdings Investment, upon the satisfaction of certain financial and operational metrics, RMH has the right to require the Investors to purchase additional Series B Units and GP Holdings Common Units. RMH may require the Investors to purchase at least $25.0 million of additional units on up to three occasions, up to a total aggregate amount of $125.0 million. Pursuant to the Securities Purchase Agreement, RMH is required to pay the Investors a quarterly cash commitment fee of 2% per annum on any undrawn amounts of the additional $125.0 million commitment. The commitment fee paid in cash was approximately $1.6 million for the nine months ended September 30, 2017. No additional units have been purchased by the Investors since the closing of the Rice Midstream Holdings Investment.

        As the Investors have an option to redeem the Series B Units and GP Holdings Common Units for cash at a future date, the proceeds from such securities (net of accretion and issuances costs and fees) are not considered to be a component of stockholders' equity on the condensed consolidated balance sheet, and such Series B Units and GP Holdings Common Units are reported as mezzanine equity on the condensed consolidated balance sheet. The following table represents the value allocated to the Series B Units and GP Holdings Common Units at inception:

(in thousands)
At Inception
Noncontrolling interest in Series B Units	$341,661
Noncontrolling interest in GP Holdings Common Units	33,339
Less: issuance costs and fees	(6,242)

Carrying amount of redeemable noncontrolling interest at inception	368,758

        As a result of the entry into the Merger Agreement (as discussed in Note 1), Rice Energy reassessed the probability of a Change in Control under the LLC Agreement and the GP Holdings A&R LPA and determined that a Change in Control was probable. As such, RMH assessed certain embedded derivatives requiring bifurcation in the LLC Agreement and GP Holdings A&R LPA and determined that the value of the Investor Put Right has increased as a result of the increased probability of the Change in Control. The fair value of the Investor Put Right, a Level 3 financial instrument (refer to Notes 4 and 5), was calculated under a Black-Derman-Toy model and the with-and-without method as a form of the income approach. This method compared the value of the Series B Units with and without the Investor Put Right in determining the fair value of the Investor Put Right as of September 30, 2017. Significant assumptions in the Black-Derman-Toy model included the treasury yield curve, interest rate volatility curve, market yield spread, probability of the closing of the Merger and the estimated closing date of the Merger. As of September 30, 2017, the fair value of the Investor Put Right embedded derivative was approximately $14.4 million and is included as an embedded derivative liability in the accompanying condensed consolidated balance sheet.

        Additionally, as a result of the entry into the Merger Agreement, Rice Energy concluded that while the Series B Units and GP Holdings Common Units were not currently redeemable as of September 30, 2017, it was probable that they would become redeemable by the Investors prior to the respective earliest redemption dates as stipulated in the LLC Agreement and the GP Holdings A&R LPA, respectively. As the Series B Units would become redeemable at the Early Redemption Price, RMH accelerated accretion of the un-accreted discount to the face amount of the Series B Units and began accreting Accelerated Distributions under the assumption that the Merger would close in the fourth quarter of 2017. Similarly, as the GP Holdings Common Units would become redeemable to the effect of the Minimum Investor Return, RMH began accreting the GP Holdings Common Units from their fair value at inception to the Minimum Investor Return under the assumption that the Merger would close in the fourth quarter of 2017. Lastly, RMH accelerated amortization of unamortized issuance costs and fees under the assumption that the Merger would close in the fourth quarter of 2017.

        In October 2017, Rice Energy notified the investors that the Merger was expected to close in November 2017 and would constitute a Change of Control under the LLC Agreement and GP Holdings A&R LPA. See Note 12 for more information.

        The following table represents detail of the balance of redeemable noncontrolling interest, net on the condensed consolidated balance sheet as of September 30, 2017 after the effects of the Merger as discussed above:

(in thousands)
At September 30, 2017
Face amount of Series B Units	$375,000
Plus: Accelerated Distributions	43,204
Plus: distributions paid in kind	11,504
Less: un-accreted discount of face amount of Series B Units	(9,982)
Less: un-accreted Accelerated Distributions	(16,666)

Carrying amount of Series B Units	403,060

Plus: Noncontrolling interest in GP Holdings Common Units	39,734
Plus: additional value to Minimum Investor Return	91,661
Less: un-accreted additional value to Minimum Investor Return	(29,955)
Less: unamortized issuance costs and fees	(1,775)

Redeemable noncontrolling interest, net	$502,725

10.   Variable Interest Entities

        Pursuant to an evaluation performed upon adoption of ASU 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis," RMH concluded that RMP, GP Holdings, Strike Force Midstream LLC ("Strike Force Midstream"), a subsidiary of RMH and Gulfport Midstream Holdings LLC ("Gulfport Midstream"), a wholly owned subsidiary of Gulfport, each meet the criteria for variable interest entity ("VIE") classification, as described in further detail below.

Rice Midstream Partners LP

        RMH evaluated RMP for consolidation and determined RMP to be a VIE. RMH determined that the primary beneficiary of RMP is GP Holdings. As of September 30, 2017, RMH held a significant indirect interest in RMP through (i) its ownership of a 91.75% limited liability partnership interest in GP Holdings, which owned an approximate 28% limited partner interest in RMP, and (ii) through ownership of its wholly-owned subsidiary Rice Midstream Management LLC (the "GP"), which holds all of the substantive voting and participating rights in RMP. As a result, through this ownership, RMH holds the power to direct the activities of RMP that most significantly impact RMP's economic performance and the obligation to absorb losses or the right to receive benefits from RMP that could potentially be significant to RMP.

        As of September 30, 2017, RMH consolidated RMP, recording noncontrolling interest related to the net income of RMP attributable to its public unitholders. The following table presents summary information of assets and liabilities of RMP that is included in RMH's condensed consolidated balance sheets that are for the use or obligation of RMP.

(in thousands)	September 30, 2017	December 31, 2016
Assets (liabilities):
Cash	$1,810	$21,834
Accounts receivable	18,855	8,758
Other current assets	1,640	64
Property and equipment, net	913,425	805,027
Goodwill and intangible assets, net	539,894	539,105
Deferred financing costs, net	9,482	12,591
Accounts payable	(12,953)	(4,172)
Accrued capital expenditures	(26,732)	(9,074)
Other current liabilities	(4,675)	(8,376)
Long-term debt	(222,000)	(190,000)
Other long-term liabilities	(6,399)	(5,189)

        The following table presents summary information of RMP's financial performance included in the condensed consolidated statements of operations and cash flows for the nine months ended September 30, 2017 and 2016, inclusive of affiliate amounts:

	Nine Months Ended September 30,
(in thousands)	2017	2016
Operating revenues	$216,828	$142,157
Operating expenses	74,571	52,004
Net income	133,129	87,351
Net cash provided by operating activities	138,690	109,504
Net cash used in investing activities	(106,888)	(97,679)
Net cash used in financing activities	(51,826)	(11,788)

        The following table presents RMH's change in limited partner ownership of RMP for the periods presented:

	Partnership units owned by GP Holdings (Common and Subordinated)	Total Partnership Units Outstanding	GP Holdings % Ownership in RMP
As of:
December 31, 2015	28,757,246	70,917,372	41%
Equity offering in June 2016	—	9,200,000
Equity offering in October 2016	—	20,930,233
Units issued under ATM program	—	944,700
Vested phantom units, net	—	280,451

December 31, 2016	28,757,246	102,272,756	28%
Vested phantom units, net	—	30,352

September 30, 2017	28,757,246	102,303,108	28%

Rice Midstream GP Holdings LP

        RMH evaluated GP Holdings for consolidation and determined GP Holdings to be a VIE. RMH determined that it is the primary beneficiary of GP Holdings. RMH holds a 91.75% limited partnership interest in GP Holdings and GP Management holds all of the substantive voting and participating rights to direct the activities of GP Holdings. As a result, through this ownership, RMH holds the power to direct the activities of GP Holdings that most significantly impact GP Holdings' economic performance and the obligation to absorb losses or the right to receive benefits from GP Holdings that could potentially be significant to GP Holdings.

        As of September 30, 2017, RMH consolidates GP Holdings, recording noncontrolling interest related to the ownership interests of GP Holdings attributable to the Investors. GP Holdings maintains goodwill of $15.4 million and has no other significant assets, liabilities or operations other than those of RMP.

Strike Force Midstream Holdings LLC

        On February 1, 2016, Strike Force Midstream Holdings LLC ("Strike Force Holdings"), a wholly-owned subsidiary of RMH, and Gulfport Midstream entered into an Amended and Restated Limited Liability Company Agreement (the "Strike Force LLC Agreement") of Strike Force Midstream to engage in the natural gas midstream business in approximately 319,000 acres in Belmont and Monroe Counties, Ohio. Under the terms of the Strike Force LLC Agreement, Strike Force Holdings made an initial contribution to Strike Force Midstream of certain pipelines, facilities and rights of way and cash in the amount of $41.0 million in exchange for a 75% membership interest in Strike Force Midstream. Gulfport Midstream made an initial contribution of a gathering system and related assets in exchange for a 25% membership interest in Strike Force Midstream. The assets contributed by Gulfport Midstream have a fair value of $22.5 million, which was determined using Level 3 valuation inputs included in the discounted cash flow method within the income approach. The income approach includes estimates and assumptions related to future throughput volumes, operating costs, capital spending and changes in working capital. Estimating the fair value of these assets required judgment and determining the fair value is sensitive to changes in assumptions. Additionally, on February 1, 2016, Strike Force Midstream and Strike Force Holdings entered into a services agreement whereby Strike

Force Holdings will provide all of the services necessary to operate, manage and maintain Strike Force Midstream.

        RMH evaluated Strike Force Midstream for consolidation and determined Strike Force Midstream to be a VIE. Strike Force Holdings was determined to be the primary beneficiary as a result of its power to direct the activities of Strike Force Midstream that most significantly impact Strike Force Midstream's economic performance and the obligation to absorb losses or the right to receive benefits through its 75% membership interest in Strike Force Midstream.

        As of September 30, 2017, RMH consolidates Strike Force Midstream, recording noncontrolling interest related to the ownership interests of Strike Force Midstream attributable to Gulfport Midstream. The following table presents summary information of assets and liabilities of Strike Force Midstream that is included in RMH's condensed consolidated balance sheet that are for the use or obligation of Strike Force Midstream:

(in thousands)	September 30, 2017	December 31, 2016
Assets (liabilities):
Cash	$75,120	$36,572
Accounts receivable	178	2,529
Property and equipment, net	247,136	100,232
Accounts payable	(2,841)	(3,863)
Accrued capital expenditures	(30,631)	(18,962)
Other current liabilities	(118)	(44)

        The following table presents summary information for Strike Force Midstream's financial performance included in the condensed consolidated statement of operations for the nine months ended September 30, 2017 and 2016 and cash flows for the nine months ended September 30, 2017 and 2016, inclusive of affiliate amounts:

	Nine Months Ended September 30,
	2017	2016
Operating revenues	$32,033	$4,855
Operating expenses	8,617	4,133
Net income	23,589	722
Net provided by operating activities	19,008	641
Net cash used in investing activities	(137,946)	(33,845)
Net cash provided by financing activities	157,486	57,000

11.   Financial Information by Business Segment

        RMH operates in two business segments: (i) Rice Midstream Partners and (ii) Ohio Gathering. The Ohio Gathering segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio. The RMP segment is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of us and third parties in Washington and Greene Counties, Pennsylvania and in Belmont County, Ohio.

        The segments represent components of RMH that engage in activities (a) from which revenue is earned and expenses are incurred; (b) whose operating results are regularly reviewed by the Chief Operating Decision Maker, who makes decisions about resources to be allocated to the segment and (c) for which discrete financial information is available. Operating segments are evaluated on their contribution to RMH's consolidated results based on operating income. Other income and expenses, interest and income taxes are managed on a consolidated basis. The segment accounting policies are the same as those described in Note 1 of our consolidated financial statements for the year ended December 31, 2016.

        The operating results and assets of RMH's reportable segments were as follows as of and for the nine months ended September 30, 2017:

(in thousands)	Ohio Gathering	Rice Midstream Partners	Consolidated Total
Total operating revenues	$98,154	$216,828	$314,982
Total operating expenses	29,252	74,571	103,823

Operating income	$68,902	$142,257	$211,159

Segment assets	$706,785	$1,520,416	$2,227,201
Goodwill	$—	$512,026	$512,026
Depreciation expense	$5,254	$22,831	$28,085
Capital expenditures for segment assets	$183,446	$99,234	$282,680

        The operating results of RMH's reportable segments were as follows as of and for the nine months ended September 30, 2016:

(in thousands)	Ohio Gathering	Rice Midstream Partners	Consolidated Total
Total operating revenues	$41,509	$142,157	$183,666
Total operating expenses	23,451	52,004	75,455

Operating income	$18,058	$90,153	$108,211

Segment assets	$410,727	$757,912	$1,168,639
Goodwill	$—	$39,142	$39,142
Depreciation expense	$4,222	$17,714	$21,936
Capital expenditures for segment assets	$86,063	$97,679	$183,742

        The assets of RMH's reportable segments were as follows as of December 31, 2016:

(in thousands)	Ohio Gathering	Rice Midstream Partners	Consolidated Total
Segment assets	$453,078	$1,414,656	$1,867,734
Goodwill	$—	$510,019	$510,019

12.   Subsequent Events

        RMH has evaluated subsequent events through August 9, 2018, the date these financial statements were issued. RMH has determined there were no events, other than as described below, that required disclosure or recognition in these financial statements.

Distributions

        On October 20, 2017, the Board of Directors of RMP's general partner declared a cash distribution to RMP's unitholders for the third quarter of 2017 of $0.2814 per common and subordinated unit. The cash distribution was paid on November 16, 2017 to unitholders of record at the close of business on November 7, 2017. Also on November 16, 2017, a cash distribution of $1.9 million was made to GP Holdings related to its incentive distribution rights (IDRs) in RMP based upon the level of distribution paid per common and subordinated unit.

Rice-EQT Merger

        In connection with the closing of the Rice-EQT Merger discussed in Note 1, EQT repaid the $187.5 million of outstanding principal under RMH's revolving credit facility, together with interest and fees of $0.3 million, and the credit agreement was terminated. Additionally, EQT paid an aggregate of $555.5 million to affiliates of EIG for the EIG Redemptions.

EQM-RMP Merger

        On April 25, 2018, RMP entered into an Agreement and Plan of Merger ("the Midstream Merger Agreement") with the General Partner, EQT Midstream Partners, LP ("EQM"), EQT Midstream Services, LLC, the general partner of EQM ("the EQM General Partner"), EQM Acquisition Sub, LLC, a wholly-owned subsidiary of EQM ("Merger Sub"), EQM GP Acquisition Sub, LLC, a wholly-owned subsidiary of EQM ("GP Merger Sub"), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Midstream Merger Agreement, Merger Sub and GP Merger Sub merged with and into RMP and the General Partner, respectively, with RMP and the General Partner surviving as wholly-owned subsidiaries of EQM ("the Midstream Mergers"). Pursuant to the Midstream Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the Midstream Mergers converted into the right to receive 0.3319 EQM common units. The Midstream Mergers were completed on July 23, 2018.

        Also in connection with the completion of the Midstream Mergers, on July 23, 2018, EQM repaid the approximately $260 million of borrowings outstanding under the RMP Credit Agreement, and the RMP Credit Agreement was terminated.

RMP IDR Purchase and Sale Agreement

        On April 25, 2018, EQT, GP Holdings and EQT GP Holdings, LP (EQGP) entered into an Incentive Distribution Rights Purchase and Sale Agreement ("the RMP IDR Purchase Agreement") pursuant to which EQGP acquired all of the issued and outstanding RMP IDRs in exchange for 36,293,766 EQGP common units issued to GP Holdings ("the IDR Transaction"). On May 22, 2018, the parties to the RMP IDR Purchase Agreement completed the IDR Transaction. Pursuant to the terms of the Midstream Merger Agreement, the RMP IDRs were canceled effective at the time of the Midstream Mergers.

Drop-Down Transactions and Gulfport Transaction

        On April 25, 2018, EQT, RMH, EQM and EQM Gathering Holdings, LLC, a wholly-owned subsidiary of EQM ("EQM Gathering"), entered into a Contribution and Sale Agreement ("the Drop-Down Agreement") pursuant to which EQM Gathering acquired from EQT all of EQT's interests in Rice Olympus, Rice West Virginia Midstream LLC and Strike Force Holdings in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary post-closing purchase price adjustments (collectively, "the Drop-Down Transactions"). Strike Force Holdings owns a 75% limited liability company interest in Strike Force Midstream LLC ("Strike Force Midstream"). The Drop-Down Transactions were completed on May 22, 2018.

        Also on April 25, 2018, EQM, EQM Gathering, Gulfport Energy Corporation ("Gulfport") and an affiliate of Gulfport entered into a Purchase and Sale Agreement pursuant to which EQM acquired the remaining 25% limited liability company interest in Strike Force Midstream not owned by EQT for $175 million ("the Gulfport Transaction"). The Gulfport Transaction was completed on May 1, 2018.